SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MCI, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS OF MCI, INC.

Dear MCI Stockholder:	August 31, 2005

After careful consideration, MCI’s board of directors has unanimously approved the Agreement and Plan of Merger, dated as of February 14, 2005, among Verizon, Eli Acquisition LLC and MCI, Inc., as amended as of March 4, 2005, March 29, 2005 and May 1, 2005, and as may be amended from time to time, sometimes referred to collectively as the merger agreement, and declared that the merger and the other transactions contemplated by the merger agreement, including the special cash dividend, are advisable.

MCI’s Board of Directors unanimously recommends that you vote FOR the adoption of the merger agreement and approval of the merger and FOR authorizing MCI’s board of directors to act in its discretion with respect to any adjournments or postponements of the special meeting to permit further solicitation of proxies for the merger at the special meeting of stockholders to be held on October 6, 2005, beginning at 10:00 a.m. local time.

The merger agreement provides that when the merger closes, you will receive consideration that will be worth $20.40 per share if there are no upward or downward adjustments. The merger consideration may be increased by up to $5.60 per share to the extent MCI has not paid MCI stockholders a special cash dividend of $5.60 per share prior to the closing of the merger. More particularly:

•	The merger agreement provides that after MCI’s stockholders approve the merger, MCI will declare and pay a special cash dividend of up to $5.60 per share (reduced by the amount of any other dividends declared by MCI from the date of this proxy statement and prospectus until the payment of the special cash dividend). If MCI pays less than the full amount, the remainder will be paid out by Verizon as cash merger consideration, without interest, at the closing of the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full.

•	In addition, at the closing of the merger, each share of MCI common stock that you hold will be converted into the right to receive 0.5743 shares of Verizon common stock. If the average trading price for Verizon’s common stock is less than $35.52 over the 20 trading days ending on the third trading day prior to closing, you will have the right to receive additional Verizon common stock or cash (at Verizon’s option) in an amount sufficient to assure that, prior to any reduction under the potential downward purchase price adjustment, the merger consideration is at least $20.40 per share.

The merger consideration you will receive may be decreased since it is subject to a potential downward purchase price adjustment based upon the amount of certain specified liabilities of MCI, which include MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. MCI currently estimates that the amount of specified liabilities at closing could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in an adjustment to the purchase price of $0.21 per MCI share. This estimate was prepared by MCI and not by Verizon. Verizon does not intend to prepare its estimate until closer to the closing of the merger. It is possible that assumptions made by MCI could prove incorrect, circumstances could change, intervening events could affect the amount of specified liabilities, or Verizon and MCI could have substantially different views as to how the downward purchase price adjustment should be calculated. Accordingly, under certain circumstances, there could be a materially greater purchase price adjustment. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk. You should only vote in favor of the merger if you are prepared to accept the risk that the merger consideration may be reduced as a result of this purchase price adjustment mechanism and that any reduction could be material. For more information, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

If there is no downward purchase price adjustment and Verizon chooses not to issue additional shares in the event that Verizon’s average stock price during the measurement period is less than $35.52 per share, then Verizon will issue approximately 164.4 million shares of common stock in connection with the merger for a total value to MCI’s stockholders (not including shares beneficially owned by Verizon), including the special cash dividend, of approximately $7.4 billion and, after the merger, MCI’s former stockholders (not including shares beneficially owned by Verizon) will own approximately 5.6% of Verizon’s outstanding common stock.

We cannot determine now, and, at the time of the MCI stockholders’ meeting, we will not be able to determine, the value of the aggregate merger consideration, the number of Verizon shares you will receive in the merger and the ratio of stock to cash you will receive in the merger, because:

•	The special cash dividend will not be paid until after the MCI stockholders approve the merger at the MCI stockholders’ meeting;

•	The average of the trading prices for Verizon’s common stock over the measurement period cannot be determined until the third business day before the closing of the merger; and

•	The estimated amount of the liabilities which will determine whether there will be a downward purchase price adjustment will not finally be determined until the closing of the merger.

The accompanying document describes the special meeting of MCI stockholders, the merger, the documents related to the merger and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page 28 for a discussion of the risks related to the merger. You can also obtain information about MCI and Verizon from documents that each company has filed with the SEC.

Sincerely,

Michael D. Capellas, Chief Executive Officer, MCI, Inc.

MCI common stock is quoted on NASDAQ under the symbol “MCIP.” Verizon common stock is quoted on the NYSE under the symbol “VZ.”

Neither the SEC nor any state securities commission has approved or disapproved of the merger described in this proxy statement and prospectus or the securities to be issued pursuant to the merger under this proxy statement and prospectus or determined that this proxy statement and prospectus is accurate or adequate. Any contrary representation is a criminal offense.

This proxy statement and prospectus is dated August 31, 2005, and is expected to be first mailed to MCI stockholders on or about September 2, 2005.

MCI, INC.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 6, 2005

To the Stockholders of MCI, Inc.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of MCI, Inc., a Delaware corporation, will be held at MCI, Inc. Corporate Headquarters, 22001 Loudoun County Parkway, Ashburn, Virginia 20147 on October 6, 2005, at 10:00 a.m., Eastern Daylight Time, to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of February 14, 2005, among Verizon Communications Inc., Eli Acquisition, LLC and MCI, Inc., as amended as of March 4, 2005, March 29, 2005 and May 1, 2005 and as it may be amended from time to time, and to approve the merger contemplated by the merger agreement.

MCI’s board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and approval of the merger and FOR authorizing MCI’s board of directors to act in its discretion with respect to any adjournments or postponements of the special meeting to permit further solicitation of proxies for the merger.

We have fixed the close of business on August 30, 2005 as the record date for the special meeting of MCI stockholders. Only holders of record of our common stock on that date will be entitled to notice of and to vote at the special meeting of MCI stockholders or any adjournments or postponements of the special meeting of MCI stockholders.

The accompanying document describes the proposed merger in more detail. We encourage you to read the entire document carefully, including the merger agreement which is included as Annex A to the document.

Whether or not you expect to attend the special meeting of MCI stockholders, to ensure that your shares are represented at the special meeting of MCI stockholders, please complete, date, sign and return the enclosed proxy card in the envelope that has been provided or vote your shares by using a touch-tone telephone or through the Internet, as explained in the proxy voting instructions attached to the proxy card. No postage is required for mailing in the United States. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Thank you for acting promptly.

Michael D. Capellas

Chief Executive Officer

August 31, 2005

Ashburn, Virginia

THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement and prospectus incorporates important business and financial information about Verizon Communications Inc., sometimes referred to as Verizon, and MCI, Inc., sometimes referred to as MCI, from documents that are not included in or delivered with this proxy statement and prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement and prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Verizon Communications Inc.	MCI, Inc.
1095 Avenue of the Americas New York, New York 10036 Attention: Investor Relations Telephone: (212) 395-2121	22001 Loudoun County Parkway Ashburn, Virginia 20147 Attention: Investor Relations Telephone: (703) 886-5600

Investors may also consult Verizon’s or MCI’s respective Web sites for more information concerning the merger described in this proxy statement and prospectus, which is sometimes referred to as the merger. Verizon’s Web site is www.verizon.com. MCI’s Web site is www.mci.com. Information included on either Web site is not incorporated by reference in this proxy statement and prospectus.

Please note that copies of the documents to be provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or into this proxy statement and prospectus.

PLEASE CONTACT VERIZON OR MCI, AS APPLICABLE, NO LATER THAN SEPTEMBER 29, 2005 IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING OF MCI STOCKHOLDERS.

Also see “Where You Can Find More Information” beginning on page 188.

ABOUT THIS PROXY STATEMENT AND PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Verizon, constitutes a prospectus of Verizon under Section 5 of the Securities Act of 1933, as amended, which is sometimes referred to as the Securities Act, with respect to the shares of Verizon common stock to be issued to MCI stockholders in connection with the merger. This document also constitutes a proxy statement of MCI under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is sometimes referred to as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of stockholders of MCI, Inc. to consider and vote upon the proposal to adopt the merger agreement and approve the merger.

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QUESTIONS AND ANSWERS FOR MCI STOCKHOLDERS

ABOUT THE MERGER AND THE APPROVAL OF THE MERGER

Q:	Why are the companies proposing the merger?

A.	We believe that the merger will capitalize on the complementary strengths of the two companies and will create one of the world’s leading providers of communication services, including local, nationwide and international long-distance voice, data and advanced Internet protocol, sometimes referred to as IP, communication services, wireless services, and value-added services and solutions for residential consumers, businesses and governmental entities. For a discussion of our reasons for the merger, we urge you to read the information under “The Merger—Verizon’s Reasons for the Merger” beginning on page 62 of this proxy statement and prospectus and “The Merger—MCI’s Reasons for the Merger” beginning on page 67 of this proxy statement and prospectus. For a discussion of risk factors relating to the merger, we urge you to read the information under “Risk Factors Relating to the Merger” beginning on page 28.

We also believe that operating the businesses of MCI with Verizon will create greater value for each company’s stockholders than would be achieved if the merger did not occur.

Q:	What will I receive in the merger and when will I receive it?

A:	The merger agreement provides that after MCI’s stockholders approve the merger, MCI will declare and pay a special cash dividend of up to $5.60 per share which will be reduced by the amount of any other dividends declared by MCI from the date of this proxy statement and prospectus until the payment of the special cash dividend. This special cash dividend will be paid to MCI’s stockholders of record as of the special cash dividend record date. If MCI pays less than the full amount of this special cash dividend, Verizon will pay the remainder as cash merger consideration, without interest, at the closing of the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full.

In addition, at the closing of the merger, each share of MCI common stock that you hold will be converted into the right to receive 0.5743 shares of Verizon common stock, plus, if the average trading price for Verizon’s common stock is less than $35.52 over the 20 trading days ending on the third trading day prior to closing, sometimes referred to as the measurement period, additional Verizon common stock or cash (at Verizon’s option) in an amount sufficient to assure that, prior to any reduction under the potential downward purchase price adjustment, the merger consideration is at least $20.40 per share. You will also receive, as noted in the preceding paragraph, any amount of the special cash dividend not previously paid.

The consideration you will receive is subject to a potential downward purchase price adjustment based upon the amount of certain liabilities, which include MCI bankruptcy claims as described under “The Merger—Potential Downward Purchase Price Adjustment” on page 95, including tax claims, as well as certain international tax liabilities. MCI currently estimates that the amount of specified liabilities at closing could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in an adjustment to the purchase price of $0.21 per MCI share. The merger agreement provides that the amount of a purchase price adjustment, if any, will not be determined until shortly before the closing of the merger. MCI’s estimate was prepared to provide MCI stockholders with an indication of its current view as to whether there will be a downward purchase price adjustment and the potential magnitude of any adjustment, in light of the complexity and uncertainty regarding determination of the specified liabilities for which adjustment may be made. Under certain circumstances, a materially greater purchase price adjustment could occur. Verizon did not participate in the preparation of this estimate and is not required to prepare an independent estimate of the specified liabilities. The merger agreement includes a procedure for the determination of the amount of the specified liabilities that commences when either Verizon or MCI reasonably believes that closing will occur within 120 days. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk. You should only vote in favor of the merger if you are prepared to accept the risk that the merger consideration may be reduced as a result of this purchase price adjustment mechanism and that any reduction could be material. Any downward purchase price adjustment would be applied first to any cash merger consideration that would otherwise be payable at the closing. For more information on the procedure for determining the purchase price adjustment, MCI’s current estimate of the potential downward purchase price adjustment and the factors that MCI believes are most likely to affect whether the actual purchase price adjustment exceeds the top of MCI’s estimate, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

If Verizon’s average stock price during the measurement period is $35.52 or less, the aggregate value of Verizon common stock and cash, if any, you will receive when the merger is completed, taken together with the special cash dividend, will represent a total value, prior to any reduction under the potential downward purchase price adjustment, of at least $26.00 per share. The total value of the consideration you will receive may be greater than $26.00 per share if Verizon’s stock price exceeds $35.52 at the closing of the merger. The total value of the consideration you will receive may be less than $26.00 per share if there is a downward purchase price adjustment. For more detailed discussion of the timing of the closing of the merger, please refer to the question entitled “When do you expect the merger of Verizon and MCI to close?”

Q:	When is the special meeting of MCI stockholders?

A:	The special meeting of MCI stockholders will take place on October 6, 2005, at the time and location specified on the cover page of this proxy statement and prospectus.

Q:	What do I need to do now?

A:	After you have carefully read this entire proxy statement and prospectus, please vote your shares of MCI common stock. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to your proxy card. This will enable your shares of MCI common stock to be represented and voted at the special meeting of MCI stockholders. If you submit a valid proxy and do not indicate how you want to vote, we will vote your shares of MCI common stock in accordance with the unanimous recommendation of MCI’s board of directors and in favor of the proposal to adopt the merger agreement and approve the merger.

MCI’s board of directors unanimously recommends that MCI stockholders vote FOR the adoption of the merger agreement and approval of the merger and FOR authorizing MCI’s board of directors to act in its discretion with respect to any adjournments or postponements of the special meeting to permit further solicitation of proxies for the merger.

Q:	What constitutes a quorum at the special meeting of MCI stockholders?

A:	The presence of the holders of record of a majority of the issued and outstanding shares of MCI common stock entitled to vote at the special meeting of MCI stockholders constitutes a quorum. Stockholders may be present in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote in person at the special meeting of MCI stockholders.

Shares of MCI common stock voted by a bank or broker holding shares of MCI common stock for a beneficial owner and abstentions are counted as present and entitled to vote only for purposes of determining a quorum.

Q:	What vote is required to adopt the merger agreement and approve the merger?

A:	The approval of this proposal, and therefore the closing of the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of MCI common stock.

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Q:	What is the effect of not voting?

A:	If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at the special meeting of MCI stockholders, it will be more difficult for MCI to obtain the necessary quorum to hold the special meeting of MCI stockholders.

Your failure to vote or your abstention from voting will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger. Brokers holding shares of MCI common stock as nominees who do not receive instructions from the beneficial owners of those shares of MCI common stock will not have discretionary authority to vote those shares of MCI common stock. Therefore, your failure to provide voting instructions to your broker will also have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Q:	What if I fail to instruct my broker?

A:	A broker non-vote will be counted towards a quorum at the special meeting of MCI stockholders, but will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger.

Q:	Can I attend the special meeting of MCI stockholders and vote my shares of MCI common stock in person?

A:	All MCI stockholders are invited to attend the special meeting of MCI stockholders. However, only MCI stockholders of record as of August 30, 2005 will be entitled to vote in person at the special meeting of MCI stockholders. If a bank, broker or other nominee holds your shares of MCI common stock, then you are not the stockholder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting of MCI stockholders. If your shares of MCI common stock are not held in the name of a bank, broker or other nominee, your admission ticket is the left side of your voting information form.

Q:	Can I change my vote after I have submitted my proxy card or submitted my proxy by telephone or through the Internet?

A:	Yes. If you are a record holder, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, at any time before your proxy is exercised at the special meeting of MCI stockholders, by:

•	submitting a written notice prior to the special meeting of MCI stockholders revoking your proxy to the corporate secretary of MCI;

•	submitting a new proxy card with a later date, or submitting a new proxy by telephone or through the Internet; or

•	attending the special meeting of MCI stockholders and voting in person.

For more detailed procedures on revoking a proxy, see the description under “The Special Meeting of MCI Stockholders—Proxies” beginning on page 174.

If you own your shares of MCI common stock through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. MCI stockholders who hold their shares of MCI common stock in certificated form will need to exchange their MCI stock certificates for the Verizon common stock and cash, if any, provided for in the merger agreement after we complete the merger. We will send MCI stockholders instructions for exchanging MCI stock certificates at that time. MCI stockholders who hold their shares in the name of a broker or nominee will receive instructions for exchanging their shares of MCI common stock after we complete the merger.

Q:	When do you expect the merger of Verizon and MCI to close?

A:	Our target is to close the merger of Verizon and MCI in late 2005 or early 2006. However, we cannot assure you when or if the merger will be completed. We must first obtain the necessary approval of the MCI stockholders at the special meeting of MCI stockholders and all necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	MCI stockholders with any questions about the merger should call the MCI stockholder investor relations department at (866) 642-0211.

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and prospectus and may not contain all of the information about the merger that is important to you. We urge you to read carefully the entire proxy statement and prospectus, including the attached annexes and the other documents to which we refer, in order to understand fully the merger and the related transactions. See also “Where You Can Find More Information” beginning on page 188. Where applicable, we have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Verizon

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

Telephone: (212) 395-2121

www.verizon.com

Verizon is one of the world’s leading providers of communications services. Verizon’s domestic wireline telecommunications business provides local telephone services, including broadband, in 28 states and Washington, D.C. and nationwide long distance and other communications products and services. The domestic wireline consumer business generally provides local, broadband and long distance services to customers. Verizon’s domestic wireline business also provides a variety of services to other telecommunications carriers as well as large and small businesses. Verizon’s domestic wireless business provides wireless voice and data products and services across the United States using one of the most extensive wireless networks. Information Services operates directory publishing businesses and provides electronic commerce services. Verizon’s international presence extends primarily to the Americas. Verizon also maintains investments in Europe. Verizon employs approximately 214,000 people. For the six months ended June 30, 2005, Verizon reported $36.7 billion in operating revenues and net income of $3.9 billion. For the year ended December 31, 2004, Verizon reported $71.3 billion in operating revenues and net income of $7.8 billion.

MCI

MCI, Inc.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

Telephone: (703) 886-5600

www.mci.com

MCI is one of the world’s leading global communication companies, providing a broad range of services in over 200 countries on six continents. Each day, MCI provides Internet, data and voice communication services for thousands of businesses and government entities throughout the world and millions of consumers in the United States. MCI owns and operates one of the most extensive communications networks in the world, comprising approximately 100,000 route miles of network connections linking metropolitan centers and various regions across North America, Europe, Asia, Latin America, the Middle East, Africa and Australia. In addition to transporting customer traffic over its network, MCI provides value-added services that make communications more secure, reliable and efficient and MCI provides managed network services for customers that outsource all or portions of their communications and information processing operations. As of June 30, 2005, MCI had approximately 40,000 full and part-time employees.

MCI is the successor to Worldcom, Inc. following Worldcom’s emergence from bankruptcy on April 20, 2004. For the six months ended June 30, 2005, MCI had revenue of $9.5 billion and net income of $62 million. For the year ended December 31, 2004, MCI had revenue of $20.7 billion and net loss of $4.0 billion (including an impairment charge of $3.5 billion).

The Special Meeting of MCI Stockholders (See page 173)

Meeting. The special meeting of MCI stockholders will be held on October 6, 2005, at 10:00 a.m., Eastern Daylight Time, at MCI, Inc. Corporate Headquarters, 22001 Loudoun County Parkway, Ashburn, Virginia 20147. At the special meeting of MCI stockholders, MCI stockholders will be asked to vote on the adoption of the merger agreement and approval of the merger.

Record Date. MCI has fixed the close of business on August 30, 2005 as the record date for determining the MCI stockholders entitled to receive notice of and to vote at the special meeting of MCI stockholders. Only holders of record of MCI common stock on the record date are entitled to receive notice of and to vote at the special meeting of MCI stockholders. Each share of MCI common stock is entitled to one vote.

Required Vote. The adoption of the merger agreement and approval of the merger, and therefore the closing of the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of MCI common stock. The failure of an MCI stockholder to vote, an abstention or a broker non-vote with respect to the proposal to adopt the merger agreement and approve the merger will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

As of the MCI record date, directors and executive officers of MCI and their affiliates beneficially owned 2,643,384 shares of MCI common stock, or approximately 0.8 percent of the outstanding shares of MCI common stock entitled to vote at the special meeting of MCI stockholders. MCI’s directors and executive officers have informed the company that they intend to vote their shares of MCI common stock in favor of the adoption of the merger agreement and approval of the merger. At that date, directors and executive officers of Verizon and their affiliates, including Verizon, beneficially owned 43.4 million shares of MCI common stock, or approximately 13.3 percent of the outstanding shares of MCI common stock entitled to vote at the special meeting of MCI stockholders. Verizon acquired 43.4 million shares of MCI common stock on May 17, 2005 pursuant to a stock purchase agreement with certain of MCI’s stockholders. These shares were transferred to a trustee under agreements with the United States Department of Justice and a trust agreement with Dick Thornburgh as trustee. Under the terms of the trust agreement, Verizon is entitled to instruct the trustee to vote these shares in favor of the adoption of the merger agreement and the approval of the merger. Under the terms of the merger agreement, Verizon is required to vote these shares (and any other shares of MCI common stock that Verizon acquires) in favor of adoption of the merger agreement and the approval of the merger so long as adoption and approval is then recommended by MCI’s board of directors.

Recommendation of MCI’s Board of Directors (See page 76)

MCI’s board of directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of MCI and its stockholders. MCI’s board of directors unanimously recommends that MCI’s stockholders vote FOR the adoption of the merger agreement and approval of the merger and FOR authorizing MCI’s board of directors to act in its discretion with respect to any adjournments or postponements of the special meeting to permit further solicitation of proxies for the merger.

The Merger (See page 38)

A copy of the merger agreement is attached as Annex A to this proxy statement and prospectus. Verizon and MCI encourage you to read the entire merger agreement carefully because it is the governing document for the merger.

Structure of the Merger (See page 120)

Under the merger agreement, MCI will merge with and into Eli Acquisition, LLC, sometimes referred to as Eli Acquisition, a direct, wholly owned subsidiary of Verizon. Eli Acquisition will continue as the surviving entity and will be renamed “MCI, LLC.” This structure is sometimes referred to as the original structure. Verizon and MCI have agreed that if their respective legal advisors are unable to deliver their opinions regarding the treatment of the merger as a “reorganization” for tax purposes or if Verizon determines in its reasonable judgment that effecting the merger under the original structure would result in a material risk of materially adverse regulatory or other materially adverse consequences, the merger will be completed by causing a Delaware corporation wholly owned by Verizon to merge with and into MCI, with MCI continuing as the surviving corporation. This structure is sometimes referred to as the alternative merger. For example, in certain situations under the original structure, because MCI will not be the surviving corporation in the merger, certain state public service or public utility commissions or similar state regulatory bodies, from whom we must obtain approvals before the merger can be consummated, could take the view that a change in control would require each MCI subsidiary currently holding a certificate of public convenience and necessity in the state to obtain a new certificate or transfer the existing certificate. If a state public service or public utility commission or similar state regulatory body were to take this view, we might be required to file an amendment to our application to request a transfer of the existing certificate, which may delay the merger. Additionally, the state public service or public utility commission or similar state regulatory body may deny MCI permission to transfer its existing certificate. In either event, Verizon may choose to use the alternative merger structure if it determines in its reasonable judgment that effecting the merger under the original structure will result in materially adverse regulatory or other materially adverse conditions. To date, no state public service or public utility commission or similar state regulatory body has required us to obtain a new certificate or transfer the existing certificate.

The original structure and the alternative merger will have different tax consequences to MCI stockholders. See “Material United States Federal Income Tax Considerations” on pages 12-14 and beginning on page 114. By voting in favor of the merger, you are authorizing Verizon and MCI to complete the merger using either the original structure (a reorganization for tax purposes) or the alternative merger (which would be fully taxable to MCI stockholders), and, consequently, you accept the risk that the transaction may be fully taxable.

Merger Consideration and Conversion of MCI Common Stock (See page 120)

At the closing of the merger, each share of MCI common stock that you hold will be converted into the right to receive 0.5743 shares of Verizon common stock, plus, if the average trading price for Verizon’s common stock is less than $35.52 over a measurement period prior to closing, additional Verizon common stock or cash (at Verizon’s option) in an amount sufficient to assure that, prior to any reduction under the potential downward purchase price adjustment, the merger consideration is at least $20.40 per share. In addition, if MCI does not pay the special cash dividend in full, Verizon will pay the unpaid balance per share at closing as merger consideration. The amount of cash payable in the merger as described above is sometimes referred to as the per share cash amount. At this time, we are unable to determine the U.S. federal income tax treatment of the special cash dividend or the cash payable in the merger, and we will not be able to make that determination at the time of the MCI stockholders’ meeting, as this tax treatment will depend, among other things, on whether the cash is paid by MCI or Verizon. Any per share cash amount that is paid to you by Verizon will be taxable to you to the extent of the gain you realize in the transaction. The tax treatment of any cash dividend paid to you by MCI is uncertain. This cash dividend may be treated as additional merger consideration, taxable in the same manner as cash paid by Verizon, or it may be treated as a dividend for U.S. federal income tax purposes. For more information, see “Material United States Federal Income Tax Considerations” on pages 12-14 and beginning on page 114. If Verizon pays a per share cash amount as part of the merger consideration, MCI stockholders will be entitled to appraisal rights. See “Appraisal Rights” beginning on page 110.

The aggregate value of the cash, if any, and the shares of Verizon stock you will receive at the closing will decrease if there is a downward purchase price adjustment based on the then outstanding amount of certain MCI liabilities.

We cannot determine now, and, at the time of the MCI stockholders’ meeting, we will not be able to determine the definitive value of the aggregate merger consideration, the number of Verizon shares you will receive and the ratio of stock to cash you will receive in the merger because:

•	The special cash dividend will not be paid until after the MCI stockholders approve the merger at the MCI stockholders’ meeting.

•	The measurement period for the average of the trading prices for Verizon’s common stock is the 20 trading day period immediately prior to the third business day before the closing of the merger; and

•	The estimated aggregate amount of specified liabilities, which will determine whether there will be a downward purchase price adjustment, cannot be determined until the closing of the merger. See “The Merger—Potential Downward Purchase Price Adjustment” beginning on page 95. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk.

You should only vote in favor of the merger if you are prepared to accept the risk that the merger consideration may be reduced as a result of this purchase price adjustment mechanism and that any reduction could be material.

Special Cash Dividend (See page 130)

As soon as practicable after the MCI stockholders adopt the merger agreement and approve the merger, and prior to the closing of the merger, MCI’s board of directors will, to the extent not prohibited by applicable law (including Delaware General Corporation Law, sometimes referred to as the DGCL, and applicable fraudulent transfer statutes) or covenants in certain existing indentures, declare and pay a special cash dividend. This special cash dividend will be equal to $5.60 per share, less the per share amount of any dividend declared by MCI from the date of this proxy statement and prospectus until the payment of the special cash dividend. If less than the full amount of the special cash dividend is paid, the remainder will be paid by Verizon, without interest, as a per share cash amount at the closing of the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. MCI currently expects to be able to pay the special cash dividend in an amount equal to $5.60 per share. Under the merger agreement, MCI has agreed not to declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) after the date the special cash dividend is paid. See “The Merger—Senior Notes” beginning on page 108 for a more detailed discussion of the restrictions under the Senior Notes affecting the ability of MCI to pay dividends. See “The Merger—Restrictions on Payments of Dividends under Applicable Law” beginning on page 108 for a more detailed discussion of the restrictions under the DGCL and applicable fraudulent transfer statutes that could affect the ability of MCI to pay dividends.

Potential Downward Purchase Price Adjustment (See page 95)

The merger agreement provides that if the estimated amount of cash that will be required after the closing of the merger to fully satisfy specified MCI bankruptcy claims and international tax liabilities, together with the amount of cash actually spent by MCI from and after January 1, 2005 through closing of the merger to satisfy these specified liabilities, exceeds $1,775 million, the consideration that MCI stockholders will receive in connection with the merger will be reduced by an amount equal to the per share equivalent of the amount by which the sum of the previously-paid specified liabilities and the remaining specified liabilities exceeds $1,775 million. MCI currently estimates that the sum of the amount of previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in a downward adjustment to the purchase price of $0.21 per MCI share. MCI prepared its estimate in order to provide MCI stockholders with an indication of its current view as to whether there will be a downward purchase price adjustment and the potential magnitude of any adjustment. Verizon does not have the information necessary to prepare and has not prepared an estimate of the final amount of the specified liabilities. In order for Verizon to prepare an estimate, it will need to perform detailed analyses and evaluation of the facts and circumstances related to numerous complex bankruptcy claims and domestic and international tax matters. This process is likely to be highly fact intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range and has not verified MCI’s estimate.

For a description of the circumstances under which there may be a per share cash amount payable at the time of closing, see “Merger Consideration and Conversion of MCI Common Stock” on page 120. For example, if the specified liabilities amount is $2,029 million, then the aggregate cash amount would be reduced by $0.77 per share, assuming that there are 329,700,000 shares of MCI stock issued and outstanding and reserved for issuance under MCI’s plan of reorganization immediately prior to the closing of the merger.

If the amount by which the per share equivalent of the specified liabilities amount is greater than $1,775 million exceeds any per share cash amount, the cash payment will be eliminated and the number of shares of Verizon common stock you will receive in the merger will be adjusted downward proportionately in accordance with a formula specified in the merger agreement. Using the example from the preceding paragraph, if the downward purchase price adjustment is $0.77 per share and the per share cash amount is $0.37 per share, then the cash payment would be eliminated, the exchange ratio would be reduced to 0.5631 and you would receive approximately 1.9% fewer shares of Verizon common stock. If there is no per share cash amount payable in connection with the merger, any downward purchase price adjustment will be effected solely through an adjustment of the number of shares of Verizon common stock you will receive in the merger. Again using the example from the preceding paragraph, if the downward purchase price adjustment is $0.77 per share and there is no per share cash amount, the exchange ratio would be reduced to 0.5526 and you would receive approximately 3.8% fewer shares of Verizon common stock. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk. However, in order for an MCI stockholder to receive no merger consideration, other than the special cash dividend, the specified liabilities would have to exceed approximately $8.5 billion, as compared to MCI’s current estimate of between $1.615 billion and $1.845 billion. See “The Merger—Potential Downward Adjustment” beginning on page 95 for a description of the potential downward purchase price adjustment.

Before the closing of the merger, Verizon and MCI will prepare an estimate of the amount of cash in U.S. dollars that will be required to satisfy in full all of the remaining specified liabilities. Verizon and MCI have agreed in the merger agreement that at any time either Verizon or MCI reasonably believes that closing of the merger will occur within 120 days, either party may request by written notice to the other the commencement of a procedure to determine the best estimate of the amount of cash that will be required to satisfy in full all remaining specified liabilities following the closing of the merger. MCI will deliver to Verizon a schedule listing and describing the status of all remaining specified liabilities, and MCI will give Verizon access to relevant information about the remaining specified liabilities. From the delivery of the written notice until the closing of the merger, Verizon and MCI will use their best efforts to agree on the amount of the remaining specified liabilities. If MCI and Verizon are unable to agree, they will then submit their respective estimates to arbitrators. For more information on the procedure for determining the purchase price adjustment, MCI’s estimate of the potential downward purchase price adjustment and the factors that MCI believes could cause the actual purchase price adjustment to exceed the top of MCI’s estimate, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

The merger agreement requires that (i) the remaining specified liabilities amount be the best estimate of the amount of cash required from the closing of the merger to satisfy in full all remaining specified liabilities and (ii) Verizon and MCI use their best efforts to agree on the final amount of any remaining specified liabilities. Verizon and MCI have not agreed to any other standards or assumptions, in the merger agreement or elsewhere, governing the determination of the specified liabilities. Accordingly, it is possible that Verizon may disagree with some of the standards that MCI used and some of the assumptions that MCI made in calculating its estimate of the amount of cash that will be required to satisfy in full all remaining specified liabilities. Any disagreement would then be resolved though the arbitration process provided for in the merger agreement. Verizon does not intend to prepare its estimate until closer to the closing of the merger. If Verizon has a materially different view on how to calculate the downward purchase price adjustment, then the adjustment could be materially greater than the top of MCI’s estimated range.

No Solicitation by MCI (See page 127)

Subject to specified legal and fiduciary exceptions, the merger agreement provides that neither MCI nor any of its subsidiaries will directly or indirectly:

•	Initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal, sometimes referred to as a takeover proposal, with respect to:

•	A merger, consolidation or similar transaction involving MCI or any of MCI’s subsidiaries representing an amount equal to or greater than 15% of MCI’s consolidated assets in which a third party will own more than 15% of MCI’s outstanding capital stock immediately following the merger; or

•	Any acquisition by a third party of 15% or more of any class of capital stock of MCI or of 15% or more of the consolidated assets of MCI and MCI’s subsidiaries.

•	Enter into any letter of intent, memorandum of understanding, merger agreement or other understanding relating to any takeover proposal; or

•	Participate in any discussions or negotiations regarding, furnish to any person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes a takeover proposal or requires MCI to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

On March 31, 2005, Verizon and MCI entered into a letter agreement pursuant to which the parties agreed that, until the date of the special MCI stockholder meeting, MCI may engage in discussions with Qwest Communications International Inc, sometimes referred to as Qwest, regarding any proposal by Qwest to acquire MCI and that these discussions will not be deemed to violate the no solicitation provisions of the merger agreement. In order to engage in these discussions with parties other than Qwest, the no solicitation provisions of the merger agreement would require a finding that the failure to engage in discussions could reasonably be expected to result in a breach of MCI’s board of directors’ fiduciary duties to the MCI stockholders and that the third party proposal could reasonably be expected to lead to a superior proposal that would be, among other things, more favorable to the stockholders of MCI than the merger and the special cash dividend and is reasonably capable of being consummated.

Changes in MCI’s Recommendation (See page 129)

MCI’s board of directors may change its recommendation to its stockholders in favor of the adoption of the merger agreement and approval of the merger in response to certain superior proposals or intervening events if MCI’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be reasonably expected to result in a breach of its fiduciary duties to the MCI stockholders.

To effect a change in its recommendation, MCI’s board of directors must provide prior written notice to Verizon. Verizon will then have five business days (or, if later, three business days after a material modification of a takeover proposal) to make a proposal that is at least as favorable to the MCI stockholders as the superior proposal or obviates the need for a change in its recommendation as a result of the intervening event, during which period MCI will negotiate in good faith with Verizon.

If MCI’s board of directors changes, withdraws, modifies or qualifies its recommendation of the merger to MCI stockholders, Verizon has the option to request MCI to cause a stockholder meeting to be held to consider the adoption of the merger agreement and the approval of the merger. If Verizon exercises this option, Verizon will not be entitled to terminate the merger agreement as a result of the changed recommendation. If Verizon fails to exercise this option, MCI may terminate the merger agreement provided that MCI pays a $240 million termination fee to Verizon prior to termination and reimburses Verizon for up to $10 million in expenses. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 134 for a more detailed discussion of the termination of the merger agreement.

Conditions to the Closing of the Merger (See page 132)

The obligations of Verizon and MCI to close the merger are subject to the satisfaction or waiver of the following conditions:

•	The affirmative vote of the holders of a majority of the shares of MCI common stock to adopt the merger agreement and approve the merger;

•	The authorization for listing on the NYSE of the shares of Verizon common stock to be issued in connection with the merger;

•	The receipt of regulatory approvals, including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, sometimes referred to as the HSR Act, from the Federal Communications Commission, sometimes referred to as the FCC, and from those state public utility commissions that have jurisdiction over the merger;

•	The absence of any legally enforceable requirement and the absence of any order, injunction or similar action taken by a court or other governmental entity that makes the merger illegal or otherwise prohibits the closing of the merger, except by governmental entities outside the United States the effect of which would not reasonably be expected to be material to Verizon or would not provide a reasonable basis to conclude that Verizon, MCI or their respective directors or officers would be subject to the risk of criminal liability;

•	The declaration by the SEC that the registration statement of which this proxy statement and prospectus forms a part is effective and the absence of any stop order by the SEC suspending the effectiveness of the registration statement or any proceedings for that purpose; and

•	The determination of the potential downward purchase price adjustment, if any, for specified liabilities.

Verizon’s obligation to close the merger is also conditioned on the satisfaction or waiver of the following conditions:

•	MCI’s representations and warranties being true and correct as of February 14, 2005 and as of the date of the closing of the merger (subject to customary exceptions);

•	MCI’s performance in all material respects of all agreements and covenants required to be performed by MCI under the merger agreement;

•

The absence of any litigation by a U.S. governmental entity, that has a reasonable likelihood of success, (i) challenging the merger, or seeking damages (in an amount material in relation to MCI and its subsidiaries taken together) from Verizon, MCI or Eli Acquisition, (ii) seeking to prohibit or limit the ownership or operation by Verizon or MCI or any of their subsidiaries of any material portion of the business or assets of Verizon, MCI or their respective subsidiaries or to compel Verizon, MCI or any of their subsidiaries to dispose of, or hold separate, any material portion of the business or assets of Verizon, MCI or any of their respective subsidiaries, (iii) seeking to limit Verizon’s ability to acquire or hold or exercise full rights of ownership of MCI common stock, or (iv) seeking to prohibit Verizon or any of its subsidiaries from effectively controlling in any material respect the business or operations of MCI and its subsidiaries;

•	The receipt of an order from the United States Bankruptcy Court for the Southern District of New York, sometimes referred to as the bankruptcy court, providing that Verizon may issue shares of Verizon common stock in lieu of shares of MCI common stock to which certain general unsecured creditors would have been entitled in satisfaction of their claims pursuant to the MCI plan of reorganization;

•	The receipt of an order from the United States District Court for the Southern District of New York providing that, among other things, the oversight of the corporate monitor is no longer required and that neither Verizon nor any of its subsidiaries, including MCI, LLC, will be subject to the corporate governance principles and processes developed by the corporate monitor, to which MCI and its predecessor company were subject;

•	The absence of any change or development, with certain exceptions, since February 14, 2005, that has had or would have a material adverse effect on MCI; and

•	The receipt of the required regulatory approvals not causing or being reasonably expected to cause, individually or in the aggregate, a material adverse effect on Verizon or MCI (with Verizon measured for these purposes as if Verizon and its subsidiaries were a consolidated entity equal in size to MCI and its subsidiaries).

MCI’s obligation to close the merger is also conditioned on the satisfaction or waiver of the following conditions:

•	Verizon’s representations and warranties being true and correct as of February 14, 2005, and as of the date of the closing of the merger (subject to customary exceptions);

•	Verizon’s performance in all material respects of all agreements and covenants required to be performed by Verizon under the merger agreement; and

•	The absence of any change or development, with certain exceptions, since February 14, 2005 that has had or would have a material adverse effect on Verizon.

In addition, the parties’ obligations to close the merger pursuant to the original structure (a merger of MCI with and into Eli Acquisition) is also conditioned on the satisfaction or waiver of the following condition:

•	Each of Verizon and MCI has received the opinion of its respective counsel that the original structure (a merger of MCI with and into Eli Acquisition) will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time, sometimes referred to as the Code, and that Verizon and MCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

If the parties’ respective advisors are unable to deliver their opinions regarding the treatment of the original structure as a “reorganization” for tax purposes or if certain other conditions are not satisfied, the transaction will be completed as the alternative merger by causing a Delaware corporation wholly owned by Verizon to merge with and into MCI, with MCI continuing as the surviving corporation. Verizon and MCI expect that this would be a fully taxable transaction.

On or before the closing of the merger, MCI or Verizon may each waive any of the conditions to the closing of the other party and complete the merger even though one of these conditions has not been met. However, under Delaware law, MCI stockholder approval is required to close the merger.

Verizon has determined that it will not waive the condition that it receive the opinion of its counsel that the original structure will qualify as a “reorganization” under Section 368(a) of the Code and that each of MCI and Verizon will be a party to this reorganization for U.S. federal income tax purposes. Accordingly, the merger will not be effected under the original structure unless Verizon receives this opinion of counsel.

Termination of the Merger Agreement (See page 134)

Verizon and MCI can jointly agree to terminate the merger agreement at any time. Either party may also terminate the merger agreement if the merger is not completed by February 14, 2006. However, either party has the right to extend that date for up to an aggregate of 180 days to obtain certain regulatory approvals and further for up to an aggregate of 120 days to resolve disputes relating to the estimated liability for certain MCI bankruptcy claims and international tax liabilities, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. This February 14, 2006 date, as it may be extended, is sometimes referred to as the outside date. The merger agreement provides that MCI will pay Verizon a $240 million termination fee, and reimburse Verizon for up to $10 million in expenses, if the merger agreement is terminated under the following circumstances:

•	Verizon terminates because MCI or its representatives breach the no solicitation provisions of the merger agreement;

•	Verizon terminates because MCI’s board of directors fails to recommend the merger or changes its recommendation, or fails to recommend that the stockholders reject a competing tender offer;

•	MCI terminates because it decides to enter into an agreement with respect to a superior proposal as described under “The Merger Agreement—No Solicitation by MCI” on page 127 or as a result of an intervening event as described under “The Merger Agreement—Changes in MCI’s Recommendation” on page 129 (MCI is not permitted to terminate if Verizon has exercised its option to require MCI to cause a special meeting of the MCI stockholders to be held to consider approval of the merger notwithstanding a change in the MCI recommendation);

•	If the MCI stockholders fail to approve the merger, and, with respect to the termination fee (but not with respect to the expense reimbursement which MCI is required to pay after the MCI stockholders fail to vote to approve the merger), within 12 months after the termination of the merger agreement, MCI enters into a definitive agreement to consummate the transactions contemplated by any takeover proposal; or

•	Verizon terminates because MCI breaches its obligations (i) to call a stockholders’ meeting as soon as reasonably practicable after the proxy statement and prospectus becomes effective and (ii) to solicit proxies in favor of the adoption of the merger agreement and approval of the merger, subject to MCI’s board of directors’ right to change its recommendation to MCI’s stockholders. See “The Merger Agreement—Changes in MCI’s Recommendation” beginning on page 129.

While payment of the termination fee and expense reimbursement would reduce MCI’s cash and cash equivalents and marketable securities, which were $5.3 billion as of June 30, 2005, the impact on MCI of paying the termination fee is not expected to be significant to MCI in the near term as that amount is not material in relation to MCI’s current or expected cash position. However, see “Risk Factors Relating to the Merger” beginning on page 28 for more information regarding the risks related to the merger not occurring.

Reasons for the Merger (See pages 62 and 67)

Verizon’s Reasons for the Merger. Verizon’s board of directors considered a wide variety of factors when determining whether to enter into the merger agreement. Verizon believed that its strategic position would be enhanced by MCI’s strong business customer base, portfolio of advanced data and IP services and extensive network assets, its growth platform would be strengthened by MCI’s presence in the U.S. and international markets and MCI’s long haul fiber network infrastructure and it would achieve operational benefits, operating savings and revenue enhancements following the closing of the merger. Verizon also considered other material factors relating to the merger, including operating and financial markets conditions, the uncertainty of Verizon’s forecasts relating to its businesses due to the changing and competitive telecommunications environment, the financial terms of the merger and the strategic alternatives available to Verizon in light of the evolving competitive landscape and ongoing consolidation within the telecommunications industry.

Verizon also considered the potential risks associated with the merger, including, among other things, the challenges inherent in operating the businesses of MCI in conjunction with those of Verizon, the potential liabilities associated with the business of MCI and the possibility that Verizon might not realize all anticipated savings following the merger.

See “The Merger—Verizon’s Reasons for the Merger” beginning on page 62 for a description of the factors considered by Verizon’s board of directors in reaching a decision to adopt the merger agreement and approve the merger.

MCI’s Reasons for the Merger. MCI also considered a wide variety of factors weighing favorably towards the merger. MCI’s board of directors determined that the proposed merger with Verizon was in the best interests of MCI and its stockholders. Due to the significant technological and market changes occurring within the telecommunications industry, including (i) increasingly severe price competition, (ii) the entry of regional Bell operating companies, sometimes referred to as RBOCs, into the long-distance market, (iii) regulatory changes increasing the difficulty for companies such as MCI to provide traditional telephone service, particularly to consumer customers without owning substantial facilities, and (iv) the merging of significant competitors, including AT&T Corp. with SBC Communications Inc. and Sprint Corporation with Nextel Communications Inc., MCI’s board of directors noted, among other things, that the total consideration to be received by MCI stockholders includes an equity stake in a larger and more diverse company, as compared to MCI as a stand-alone company, and that the merger agreement includes a potentially beneficial pricing mechanism that would guarantee, subject to the potential downward purchase price adjustment, the minimum value of the consideration to be received by MCI stockholders at closing against declines in Verizon’s common stock price. MCI’s board of directors also determined that the proposed merger with Verizon was more favorable to MCI’s stockholders than the then-most recent competing proposal from Qwest (which has since been withdrawn by Qwest) in light of the range of potential values for MCI’s stockholders under that proposal and the risks to achieving those values.

MCI’s board of directors also considered the potential risks associated with the merger, including, among other things, a potential downward purchase price adjustment to the merger consideration based on certain liabilities and the other risks noted below.

See “The Merger—MCI’s Reasons for the Merger” beginning on page 67 for a description of the factors considered by MCI’s board of directors in reaching its decision to adopt the merger agreement and approve the merger agreement.

Risks Associated with the Merger (See page 28)

While the merger is pending and if the merger is completed, MCI stockholders will be subject to a number of risks to which they otherwise may not be subject, including the following:

•	The consideration to be received by the MCI stockholders in connection with the merger is subject to a potential downward purchase price adjustment for certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk.

•	Obtaining regulatory approvals may delay or prevent the closing of the merger, reduce the benefits of the merger to MCI stockholders, result in additional transaction costs or impose burdens on Verizon or MCI. The determination of the downward purchase price adjustment may also delay the closing of the merger. Any delay in the closing will result in MCI stockholders receiving the merger consideration later than they otherwise would have. In addition, a delay will change the measurement period over which the average trading price of Verizon’s common stock is measured for purposes of determining the merger consideration. See “Merger Consideration and Conversion of MCI Common Stock” on page 120. Also, the closing will remain subject to the satisfaction or waiver of closing conditions as of the delayed closing date. The value of the aggregate merger consideration cannot be determined now or at the time of the MCI stockholders’ meeting.

•	The merger may not be effected as a reorganization for tax purposes, in which case the transaction will be fully taxable and MCI stockholders will be required to recognize gain or loss based upon all the consideration they receive in connection with the merger (including the value of Verizon common stock issued as merger consideration).

•	MCI and Verizon are the subject of various legal proceedings instituted by MCI’s stockholders relating to the merger, which may have the effect of delaying, enjoining or preventing the merger, or of requiring payment of damages. See “Risk Factors Relating to the Merger” beginning on page 28.

•	Following the merger, the market price of Verizon’s common stock may be affected by factors different from those currently affecting the market price of Verizon common stock and MCI common stock.

•	Verizon may face challenges as it operates the businesses of MCI in conjunction with those of Verizon following the closing of the merger and Verizon may not realize the anticipated benefits of the merger to the extent or in the time frame expected.

Opinions of MCI’s Financial Advisors (See page 76)

Greenhill & Co., LLC, sometimes referred to as Greenhill, J.P. Morgan Securities Inc., sometimes referred to as JPMorgan, and Lazard Frères & Co. LLC, sometimes referred to as Lazard, each delivered its opinion to MCI’s board of directors that, as of May 1, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in its respective opinion, the merger consideration and the special cash dividend to be issued and paid in connection with the merger agreement is fair from a financial point of view to MCI’s stockholders.

The full text of the written opinions of Greenhill, JPMorgan and Lazard, dated May 1, 2005, which contain assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinions, are attached as Annexes B, C, and D to this proxy statement and prospectus. The opinions should be read in their entirety. Greenhill, JPMorgan and Lazard provided their advisory services and opinions for the information and assistance of MCI’s board of directors in connection with its consideration of the proposed merger. Greenhill, JPMorgan and Lazard have not expressed any opinion as to the relative merits of or consideration offered in any other transaction as compared to the transactions contemplated by the merger agreement. The Greenhill, JPMorgan and Lazard opinions do not constitute recommendations as to how MCI stockholders should vote with respect to the proposed merger.

MCI does not intend to obtain updated opinions from its financial advisors in the event the merger consideration is adjusted downward pursuant to the terms of the merger agreement. See “Potential Downward Purchase Price Adjustment for Specified Liabilities” on page 95.

Regulatory Approvals Required for the Merger (See page 106)

U.S. Antitrust Laws. Under the HSR Act and its associated rules, the merger cannot be completed until notifications have been given and information and materials have been furnished to and reviewed by the Antitrust Division of the U.S. Department of Justice, sometimes referred to as the DOJ, and the Federal Trade Commission, sometimes referred to as the FTC, and the required waiting period has expired or been terminated. Verizon and MCI filed the required notification and report forms under the HSR Act with the FTC and the DOJ in February 2005. Since the DOJ has issued a request for additional information, the waiting period has been extended and the parties will not be able to complete the merger until the earlier of (i) 30 days after both parties substantially comply with the DOJ’s request for additional information or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday or (ii) when the DOJ terminates its review of the merger. Verizon certified substantial compliance with the DOJ’s second request for additional information on May 27, 2005, and MCI certified substantial compliance with the DOJ’s second request for additional information on June 17, 2005.

FCC Approvals. Verizon and MCI filed their applications for FCC approval on March 11, 2005. The approval of the FCC must be obtained before the merger can be completed.

Other Approvals. The approvals required to be obtained from various state public service or public utility commissions or similar state regulatory bodies and, subject to certain exceptions, under any foreign antitrust, competition, telecommunications regulatory or similar law must be obtained before the merger can be completed.

Accounting Treatment of the Merger (See page 107)

The merger will be accounted for using the purchase method of accounting, and Verizon will be considered the acquirer of MCI for accounting purposes.

Material United States Federal Income Tax Considerations (See page 114)

Form of Transaction. At this time, we are unable to determine the U.S. federal income tax consequences of the transaction to MCI stockholders, and we will not be able to make that determination at the time of the MCI stockholders’ meeting, because the determination depends on whether the transaction is effected in the form of the original structure or the alternative merger. We will not be able to determine whether the transaction will be effected in the form of the original structure or the alternative merger until the closing of the merger. Under the merger agreement, the form of the transaction will depend on whether the original structure will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Whether the original structure will so qualify cannot be determined until closing because in order for the original structure to qualify as a reorganization it must, among other things, satisfy a judicial “continuity of interest” requirement that is based on the ratio of the total value of the Verizon common stock issued at closing to MCI stockholders to the total amount of cash paid to MCI stockholders in connection with the merger. For this purpose, the cash paid to MCI stockholders in connection with the merger will include any cash paid by Verizon pursuant to its right to pay cash to the extent the exchange ratio is greater than 0.5743 and any cash paid by Verizon in respect of any portion of the special cash dividend not paid by MCI. This cash also potentially includes the special cash dividend paid by MCI and the maximum amount of cash paid or payable by Verizon under the stock purchase agreement with eight entities affiliated with Mr. Carlos Slim Helu. We will not be able to determine whether or not the “continuity of interest” requirement will be met until closing of the merger. For example, the occurrence of any of the following, either individually or collectively, could cause a material decrease in the relative total value of Verizon’s common stock issued at closing and prevent the transaction from being effected using the original structure:

•	Verizon common stock could suffer a material decline in value prior to closing and Verizon could exercise its right to pay cash to compensate for the exchange ratio exceeding 0.5743;

•	the additional cash amount paid or payable to the eight entities affiliated with Mr. Slim may be significant; and

•	the purchase price adjustment for specified liabilities could significantly reduce the ratio of the total value of the Verizon common stock issued at closing to MCI stockholders to the total amount of cash paid to MCI stockholders in connection with the merger.

By voting in favor of the merger, you are authorizing Verizon and MCI to complete the merger using either the original structure (a reorganization for tax purposes) or the alternative merger (which would be fully taxable to MCI stockholders), and, consequently, you accept the risk that the transaction may be fully taxable.

Tax Consequences of Original Structure. If the transaction is effected pursuant to the original structure, for U.S. federal income tax purposes:

•	an MCI stockholder who realizes a gain as a result of the transaction will be required to recognize that gain only to the extent of cash, if any, received in the transaction from Verizon (and from MCI if the special cash dividend were treated as additional merger consideration rather than as a distribution with respect to MCI common stock), and

•	an MCI stockholder who realizes a loss as a result of the transaction will not be permitted to recognize that loss.

The amount of gain or loss realized by an MCI stockholder will be equal to the difference between the amount realized and the stockholder’s tax basis in the MCI common stock surrendered. The amount realized will be determined as described below under “Tax Consequences of Alternative Merger.”

The obligations of Verizon and MCI to effect the transaction pursuant to the original structure are subject to the condition that Verizon and MCI each receive a legal opinion at closing from its respective counsel that the original structure will qualify as a reorganization within the meaning of Section 368(a) of the Code. The transaction will be effected pursuant to the original structure only if in the opinion of counsel to Verizon and in the opinion of counsel to MCI at the time of closing, the original structure will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax Consequences of Alternative Merger. If the transaction is effected pursuant to the alternative merger, the alternative merger will be a fully taxable transaction and each MCI stockholder will be treated as having exchanged MCI common stock for Verizon common stock and cash, if any, received from Verizon (and from MCI if the special cash dividend were treated as additional merger consideration rather than as a distribution with respect to MCI common stock). An MCI stockholder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the stockholder’s tax basis in the MCI common stock surrendered. The amount realized will be determined by adding the fair market value of the Verizon common stock to the amount of cash, if any, received from Verizon (and from MCI if the special cash dividend were treated as additional merger consideration rather than as a distribution with respect to MCI common stock) in connection with the alternative merger. The transaction will be effected pursuant to the alternative merger if either Verizon or MCI fails to receive the tax opinion of its respective counsel described above, or if Verizon determines that closing the merger of MCI with and into Eli Acquisition under the original structure would result in a material risk of materially adverse regulatory or other consequences.

Tax Consequences of Special Cash Dividend. At this time, we are unable to determine the U.S. federal income tax treatment of the special cash dividend, and we will not be able to make that determination at the time of the MCI stockholders’ meeting, because there is a conflict among legal authorities as to whether and under what circumstances a pre-merger distribution will be treated as a dividend or treated as additional merger consideration. Because of this conflict and the absence of any other authority that addresses a pre-merger distribution under the facts and circumstances similar to those present in the merger, counsel to Verizon and MCI are each unable to provide a legal opinion regarding the tax treatment that will apply in this case.

If the special cash dividend is paid by MCI and is treated as a dividend for tax purposes, the actual amount of the special cash dividend paid to you will be characterized as dividend income to the extent paid out of MCI’s current or accumulated earnings and profits.

If the special cash dividend is paid by MCI or Verizon and is treated for tax purposes as consideration in connection with the merger, the amount of cash that you receive will be taxable to you to the extent of the gain you realize in the merger. MCI expects to report the entire amount of the special cash dividend it pays as a taxable dividend for U.S. federal income tax purposes.

See “Material United States Federal Income Tax Considerations” beginning on page 114.

Senior Notes (See page 108)

The closing of the merger will constitute a “change of control” under MCI’s outstanding 2007 Senior Notes, 2009 Senior Notes and 2014 Senior Notes. Unless these Senior Notes are redeemed by MCI in accordance with their terms prior to the closing of the merger, MCI, LLC will be obligated to make an offer to purchase these notes within 30 days following the closing of the merger at a purchase price equal to 101% of the principal amount plus accrued interest.

Interests of MCI Directors and Executive Officers in the Merger (See page 103)

When considering the unanimous recommendation of MCI’s board of directors that MCI stockholders vote in favor of the adoption of the merger agreement and approval of the merger, you should be aware that MCI’s executive officers, including Mr. Capellas, who is also one of MCI’s directors, have financial interests in the merger that are greater than, and in addition to, the interests of MCI stockholders generally. If MCI’s executive officers were entitled to terminate employment for “good reason” following the closing of the merger and they exercised this right, or if they were terminated without “cause” following the closing of the merger (and, for certain executive officers, if their employment were terminated within six months prior to and in anticipation of a change in control), the additional payments or benefits to which they would be entitled include, as applicable:

•	a lump-sum severance payment in cash that is a multiple of their respective salaries;

•	accelerated vesting of restricted stock;

•	an additional payment in respect of certain taxes; and

•	continued health coverage for a specified period of time.

Based on their additional payments or benefits, if the employment of MCI’s executive officers were terminated under the circumstances specified above, they could be entitled to an estimated aggregate amount of $107,483,923. This estimated aggregate amount excludes certain items and is explained in further detail in “Interests of MCI Directors and Executive Officers in the Merger—Estimated Value of Interests of MCI Directors and Executive Officers” beginning on page 104.

MCI’s directors, other than Mr. Capellas, do not have any financial interests in the merger that are greater than, or in addition to, the interests of MCI stockholders generally.

Treatment of Restricted Shares and Other Equity-Based Awards (See page 122)

Restricted Shares. At the completion of the merger, subject to the potential downward purchase price adjustment (see “Potential Downward Purchase Price Adjustment” above), each outstanding MCI restricted share will be converted into (i) a number of Verizon restricted shares equal to the exchange ratio plus (ii) a cash payment equal to any per share cash amount payable in the merger, without interest, to the holder of the MCI restricted share. Each Verizon restricted share issued upon the conversion of MCI restricted shares will have and be subject to the same terms and conditions as in effect immediately prior to the closing with respect to the corresponding MCI restricted shares and will bear a legend containing the same restrictions on transferability.

Other Equity-Based Awards. At the completion of the merger, subject to the potential downward purchase price adjustment (see “Potential Downward Purchase Price Adjustment” above), each then outstanding equity-based award (other than MCI restricted shares or rights under the MCI Employee Stock Purchase Plan) providing for a cash or stock payment measured by the value of MCI common stock will be deemed to refer to (or be measured by) (i) the number of shares of Verizon common stock equal to the number of shares of MCI common stock covered by the outstanding equity-based award multiplied by the exchange ratio plus (ii) a cash payment equal to the number of shares of MCI common stock covered by the outstanding equity-based award multiplied by any per share cash amount payable in the merger, without interest. The rights of any person with respect to shares of Verizon common stock under each outstanding equity-based award will have and be subject to the same terms, conditions and restrictions as in effect immediately prior to the closing with respect to the outstanding equity-based award.

Verizon’s Purchase of 13.3% of MCI’s Outstanding Shares (See page 109)

On April 9, 2005, Verizon entered into a stock purchase agreement, sometimes referred to as the stock purchase agreement, with eight entities associated with Mr. Carlos Slim Helu, sometimes referred to as the selling group, to acquire approximately 43.4 million shares of MCI common stock from the selling group. Verizon entered into the stock purchase agreement after March 29, 2005, the date that MCI’s board of directors received initial fairness opinions from its financial advisors regarding the consideration that all other MCI stockholders would receive under Verizon’s March 28, 2005 merger proposal. Verizon entered into the stock purchase agreement because it represented the opportunity to purchase, in a single transaction, the largest block of MCI common stock owned by a single stockholder group and demonstrated Verizon’s commitment to completing the transaction. Under MCI’s stockholder rights agreement and applicable law, Verizon was able to enter into this agreement without MCI’s consent and without triggering certain consequences under the stockholder rights agreement. On May 17, 2005, Verizon closed the transaction contemplated by the stock purchase agreement and acquired approximately 43.4 million shares of MCI common stock from the selling group for $25.72 per share in cash, plus an additional cash amount equal to three percent per annum from April 9, 2005 until May 13, 2005, for a total of $25.79 per share. Under the stock purchase agreement, Verizon will pay the selling group an additional cash amount per share of MCI common stock immediately prior to April 9, 2006, if, at that time, the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period).

The additional amount payable per share of MCI common stock will be calculated by multiplying (i) 0.7241 by (ii) the amount, if any, by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period). If the closing of the merger occurs before April 9, 2006, the additional amount payable per share of MCI common stock is subject to a maximum of $19.54. After the closing of the stock purchase agreement, Verizon transferred the shares of MCI common stock it had purchased to a trust established pursuant to an agreement between Verizon and the DOJ, sometimes referred to as the DOJ Agreement, and a trust agreement between Verizon and Dick Thornburgh as trustee, sometimes referred to as the trust agreement.

Appraisal Rights (See page 110)

Under Delaware law, MCI stockholders will be entitled to appraisal rights with respect to the merger if they are required under the terms of the merger agreement to accept cash (other than cash in lieu of fractional shares) for their shares and if they perfect their appraisal rights. In general, to preserve their appraisal rights, MCI stockholders who wish to exercise these rights must:

•	Deliver a written demand for appraisal to MCI at or before the time the vote is taken at the special meeting of MCI stockholders;

•	Not vote their shares for the adoption of the merger agreement and approval of the merger;

•	Continuously hold their shares of MCI common stock from the date they make the demand for appraisal through the closing of the merger; and

•	Comply with the other procedures set forth in Section 262 of the DGCL.

MCI stockholders will need to take steps to obtain their appraisal rights prior to knowing whether a per share cash payment will be payable in connection with the merger.

The text of Section 262 of the DGCL governing appraisal rights is attached to this proxy statement and prospectus as Annex E. Failure to comply with the procedures described in Annex E will result in the loss of appraisal rights. We urge you to read carefully the text of Section 262 governing appraisal rights and to consult your legal advisor.

Selected Historical Financial Information

Verizon and MCI are providing the following financial information to assist you in your analysis of the financial aspects of the merger. Annual Verizon historical information is derived from the consolidated financial statements of Verizon as of and for each of the years ended December 31, 2000 through 2004. Interim Verizon historical information is derived from the unaudited condensed consolidated financial statements of Verizon as of and for the six months ended June 30, 2005 and for the six months ended June 30, 2004. Annual MCI historical information is derived from the consolidated financial statements of MCI as of and for each of the years ended December 31, 2000 through 2004. Interim MCI historical information is derived from the unaudited condensed consolidated financial statements of MCI as of and for the six months ended June 30, 2005 and for the six months ended June 30, 2004.

MCI adopted fresh-start reporting under the provisions of American Institute of Certified Public Accountants Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the United States Bankruptcy Code,” as of December 31, 2003. Upon adoption, MCI’s reorganization value was $14.5 billion and was allocated to MCI’s assets and liabilities. MCI’s assets were stated at fair value using the concepts of Statement of Financial Accounting Standards, sometimes referred to as SFAS, No. 141, “Business Combinations,” and liabilities were recorded at the present value of amounts estimated to be paid. In addition, MCI’s accumulated deficit was eliminated, and MCI’s new debt and equity were recorded in accordance with distributions pursuant to MCI’s plan of reorganization. The adoption of fresh-start reporting had a material effect on MCI’s consolidated financial statements. As a result, MCI’s consolidated balance sheets as of December 31, 2003 and 2004 included in its Annual Report on Form 10-K for the year ended December 31, 2004 and its unaudited condensed consolidated balance sheet as of June 30, 2005 included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, which are incorporated by reference in this proxy statement and prospectus, and MCI’s consolidated statements of operations and cash flows published for periods following December 31, 2003 will not be comparable with those published before that date.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in, as applicable, Verizon’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, or MCI’s Annual Report on Form 10-K and its updated consolidated financial statements filed on Form 8-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, all of which have been incorporated by reference in this proxy statement and prospectus, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” beginning on page 188 for information on where you can obtain copies of this information. The historical results included below and elsewhere in this proxy statement and prospectus may not be indicative of the future performance of Verizon, MCI or Verizon following the merger.

Verizon Selected Historical Financial Information

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in millions, except per share amounts)
	(unaudited)
Results of Operations:
Operating revenues	$36,748	$34,814	$71,283	$67,468	$67,056	$66,513	$64,093
Operating income	7,474	6,167	13,117	7,407	14,877	11,402	16,725
Income before discontinued operations, extraordinary items and cumulative effect of accounting change	3,870	2,965	7,261	3,460	4,591	545	10,844
Per share of common stock—basic	1.40	1.07	2.62	1.26	1.68	.20	4.00
Per share of common stock—diluted	1.38	1.06	2.59	1.25	1.67	.20	3.96
Net income	3,870	2,996	7,831	3,077	4,079	389	11,797
Net income available to common shareowners	3,870	2,996	7,831	3,077	4,079	389	11,787
Per share of common stock—basic	1.40	1.08	2.83	1.12	1.49	.14	4.34
Per share of common stock—diluted	1.38	1.07	2.79	1.12	1.49	.14	4.31
Cash dividends declared per share of common stock	.81	.77	1.54	1.54	1.54	1.54	1.54

	As of June 30, 2005	As of December 31,
		2004	2003	2002	2001	2000
	(dollars in millions)
	(unaudited)
Financial Position:
Total assets	$169,377	$165,958	$165,968	$167,468	$170,795	$164,735
Long-term debt	33,070	35,674	39,413	44,003	44,873	41,858
Employee benefit obligations	18,110	17,941	16,754	15,392	11,895	12,541
Minority interest	25,353	25,053	24,348	24,057	21,915	21,698
Shareowners’ investment	38,554	37,560	33,466	32,616	32,539	34,578

•	Significant events affecting historical earnings trends in 2002 through June 30, 2005 are described in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, which are incorporated by reference in this proxy statement and prospectus.

•	2001 data includes losses on investments, severance benefits charges, and other special and/or non-recurring items.

•	2000 data includes gains on investments and sales of businesses, merger-related costs, when a Bell Atlantic Corporation subsidiary merged with GTE Corporation, and other special and/or non-recurring items.

MCI Selected Historical Financial Information

	Successor Company			Predecessor Company
	As of or for the six months ended June 30,		As of or for the year ended December 31,
	2005	2004	2004	2003		2002	2001	2000
	(dollars in millions, except per share amount)
	(unaudited)
Results of Operations(1):
Revenues	$9,472	$10,640	$20,690	$24,266		$28,493	$32,913	$34,417
Other operating expenses	9,296	10,873	20,368	23,606		27,818	31,544	36,530
Impairment charges	—	—	3,513	—		4,999	9,855	47,180
Operating income (loss)	176	(233)	(3,191)	660		(4,324)	(8,486)	(49,293)

(Loss) income from continuing operations	(24)	(456)	(4,028)	22,469	(2)	(8,939)	(11,902)	(47,228	)(5)

Net income (loss) from discontinued operations	86	(3)	26	(43)		(202)	(3,696)	(574)
Net (loss) income attributable to common shareholders	62	(459)	(4,002)	22,211		(9,192)	(15,616)	(47,802	)(5)
Loss from continuing operations per common share:
Basic	(.07)	(1.41)	(12.56)
Diluted	(.07)	(1.41)	(12.56)

Other Data:
Cash dividends declared per common share	$.40	$—	$.80	$—		$—	$1.80	$—
End of period stock price per share(3)	25.71	14.43	20.16	23.55		N/A	N/A	N/A

		Successor Company				Predecessor Company
		As of June 30, 2005	As of December 31,
			2004	2003(4)		2002	2001	2000
		(dollars in millions)
		(unaudited)
Financial Position:
Cash and cash equivalents		$4,089	$4,449	$6,178		$2,820	$1,290	$382
Marketable securities		1,244	1,055	15		40	18	2
Property, plant and equipment, net		6,119	6,259	11,538		14,190	21,486	24,477
Total assets		16,337	17,060	27,470		26,762	33,706	44,188
Long-term debt, excluding current portion		5,893	5,909	7,117		1,046	29,310	17,184
Liabilities subject to compromise		—	—	—		37,154	—	—
Minority interests and preferred stock subject to compromise		—	—	—		1,904	—	—
Mandatorily redeemable preferred securities		—	—	—		—	1,855	752
Shareholders’ equity (deficit)		4,207	4,230	8,472		(22,295)	(12,941)	1,792

(1)	Reflects the reclassification of Embratel, Proceda and OzEmail to discontinued operations in 2001, 2002 and 2003. In 2000, the results of Embratel and Proceda were reclassified to discontinued operations, however, the results of OzEmail were not reclassified as MCI determined that it was impracticable to do so.

(2)	Income from continuing operations for 2003 includes a $22.3 billion reorganization gain due to the effects of MCI’s plan of reorganization upon the adoption of fresh-start reporting as of December 31, 2003. Refer to Note 5 to MCI’s consolidated financial statements included in MCI’s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in this proxy statement and prospectus, for a description of the components of the gain.
(3)	Includes only the period end price for new MCI common stock issued on the emergence date based on NASDAQ as of December 31, 2004 and June 30, 2005 and on a “when issued” basis as of December 31, 2003 and June 30, 2004.
(4)	The consolidated balance sheet as of December 31, 2003 gives effect to the application of fresh-start reporting.
(5)	In 2004, MCI estimated the effects of amending its federal income tax returns for 1999 through 2003 to reflect the impact of the restatement of its previously issued consolidated financial statements. In connection with this work, an adjustment of $1.1 billion was identified that increased income tax expense and income tax benefit for the years ended December 31, 1999 and December 31 2000, respectively. The additional tax benefit for the year ended December 31, 2000 has been reflected in the table above. Shareholders’ equity at December 31, 2000 was not impacted.

Summary Selected Unaudited Condensed Consolidated Pro Forma Financial Information

The following selected unaudited condensed consolidated pro forma financial data present the effect of the merger. The merger agreement provides that when the merger closes, MCI’s stockholders will receive consideration that will be worth $20.40 per MCI share if there are no upward or downward adjustments. The merger consideration may be increased by up to $5.60 per share to the extent MCI does not pay MCI stockholders a special cash dividend of $5.60 per share prior to the closing of the merger. However, the merger consideration may be decreased since it is subject to a potential downward purchase price adjustment based upon the amount of certain specified liabilities of MCI. These liabilities include MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

Verizon has not prepared its own estimate of the specified liabilities because it is not required to do so under the merger agreement. When either Verizon or MCI notifies the other party that it reasonably believes that closing of the merger will occur within 120 days, MCI is required to provide Verizon with a schedule describing all remaining specified liabilities and the status of those specified liabilities. The merger agreement provides that Verizon and MCI will use their best efforts to agree on an estimate of the amount of cash that will be required to satisfy in full all of the remaining specified liabilities following the closing of the merger. At that time, Verizon and MCI will review the then current information regarding the facts and circumstances relating to each unsettled claim expected to be outstanding at the closing of the merger. Verizon and MCI will need to reach agreement as to (i) whether there are classes of liabilities not clearly included or excluded from the definitions in the merger agreement, (ii) the extent to which any potentially offsetting claims or correlative adjustments should be taken into account, (iii) the extent to which any potential unasserted claims should be taken into account, (iv) the extent, if any, to which net operating loss carrybacks and accelerated research and development deductions reduce estimated liabilities for taxes for the purpose of the purchase price adjustment, (v) the best estimate of the likely amount required to settle each claim taken into account, (vi) the appropriate method for pro-ration of taxes in 2004 between pre- and post-emergence periods and (vii) the allocation of payments in settlements among claims and contingencies that are not claims. All of these issues are likely to be highly fact intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its range.

In order for Verizon to prepare an estimate of the amount of cash required to satisfy in full all remaining specified liabilities, it will need to perform detailed analyses of numerous complex bankruptcy claims and domestic and international tax matters. Verizon is not required to engage in this process until before the closing of the merger. During the process of negotiating or seeking arbitration of the purchase price adjustment, Verizon may disagree with MCI’s determination or interpretation of factual issues, its estimates of likely future events or amounts due, its resolution of interpretive issues, including those described above, and the process used by MCI in preparing the estimates included in this proxy statement and prospectus. As a result of the numerous judgments and assumptions used to estimate any downward purchase price adjustment, the resulting estimate is subject to considerable variability. Verizon has not prepared an estimate of these adjustments but has prepared two separate unaudited condensed consolidated pro forma financial information presentations presenting the minimum purchase price adjustment of zero and the maximum purchase price adjustment of $20.40 per MCI share, assuming that MCI has paid the full amount of the special cash dividend prior to the closing of the merger. The first presentation does not reflect any potential downward purchase price adjustment and assumes merger consideration of $20.40 per MCI share. However, because under the terms of the merger agreement, the full amount of the merger consideration may be at risk due to the potential downward purchase price adjustment, Verizon’s second presentation reflects a downward adjustment to the purchase price equal to the assumed full merger consideration of $20.40 per MCI share. However, in order for an MCI stockholder to receive no merger consideration, other than the special cash dividend, the sum of the previously-paid specified and the remaining specified liabilities would have to exceed approximately $8.5 billion, as compared to MCI’s current estimate of between $1.615 billion and $1.845 billion.

In addition, the footnotes to the pro forma financial information presentation that reflects no downward purchase price adjustment also include summarized impacts on the pro forma financial information of MCI’s current estimate of the range of a potential downward purchase price adjustment. MCI has estimated that the sum of the amount of previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any downward adjustment to the purchase price and an amount that would result in a downward adjustment to the purchase price of $0.21 per MCI share. A separate presentation of pro forma financial information was not prepared for the maximum adjustment of $0.21 per MCI share in MCI’s estimated range of downward purchase price adjustments because MCI’s range and that maximum are only estimates and have not been verified by Verizon, and because the final determination of any downward purchase price adjustment is subject to many uncertainties. However, this additional information has been provided to give MCI stockholders an indication of MCI’s current estimate of the range of a potential downward purchase price adjustment. MCI has also indicated that the actual downward purchase price adjustment could be materially greater than the top of the estimated range. If, for example, the actual amount of specified liabilities were determined to be 10% or 20% greater than the maximum adjustment of MCI’s current estimated range, the downward purchase price adjustment would be approximately $0.77 or $1.33 per MCI share respectively. Consequently, sensitivity analyses have been provided to illustrate the potential effect on Verizon’s pro forma financial position and results of operations as of June 30, 2005, and for the six months then ended, if there were downward purchase price adjustments of either $0.77 or $1.33 per MCI share. See page 155 for a discussion of the factors that may cause the actual downward purchase price adjustment to exceed MCI’s estimated range and page 147 for additional discussion of MCI’s estimated downward purchase price adjustment range and the sensitivity analyses.

The following selected unaudited condensed consolidated pro forma statement of income data for the six months ended June 30, 2005 and the twelve months ended December 31, 2004 are extracted from the historical financial statements of Verizon and MCI included in their respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2005 and Annual Reports on Form 10-K for the year ended December 31, 2004, which are incorporated by reference into this proxy statement and prospectus, and consolidated as if the merger had occurred on January 1, 2004. The following selected unaudited condensed consolidated pro forma balance sheet data are extracted from the historical financial statements of Verizon and MCI included in their respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2005, which are incorporated by reference into this proxy statement and prospectus, and consolidated giving effect to the merger as if it had occurred on June 30, 2005.

This selected unaudited condensed consolidated pro forma financial data should be read in conjunction with the Unaudited Condensed Consolidated Pro Forma Financial Statements and related notes included elsewhere in this proxy statement and prospectus and with the historical consolidated financial statements and the related notes of Verizon and MCI that are incorporated by reference in this proxy statement and prospectus.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what the actual results of operations of Verizon and MCI would have been had the companies been a single entity during the period or as of the date presented or to project Verizon’s results of operations that may be achieved following the merger.

No Downward Purchase Price Adjustment Presentation

Selected Unaudited Condensed Consolidated Pro Forma Financial Information

	Six months ended June 30, 2005	Year ended December 31, 2004
Results of Operations:
Operating revenues	$45,192	$89,709
Operating income	7,445	9,572
Income before discontinued operations	3,711	2,996
Per share of common stock—basic	1.27	1.02
Per share of common stock—diluted	1.25	1.02

	As of June 30, 2005
Financial Position:
Total assets	$187,579
Long-term debt	33,298
Minority interest	25,353
Shareowners’ investment	44,393

Downward Purchase Price Adjustment—No Merger Consideration Presentation

Selected Unaudited Condensed Consolidated Pro Forma Financial Information

	Six months ended June 30, 2005	Year ended December 31, 2004
Results of Operations:
Operating revenues	$45,192	$89,709
Operating income	7,401	2,758
Income (loss) before discontinued operations	3,685	(3,783)
Per share of common stock—basic	1.33	(1.37)
Per share of common stock—diluted	1.32	(1.37)

	As of June 30, 2005
Financial Position:
Total assets	$188,644
Long-term debt	33,298
Minority interest	25,353
Shareowners’ investment	38,554

Unaudited Comparative Per Share Information

The following table sets forth selected historical per share information of Verizon and MCI and unaudited pro forma consolidated per share information after giving effect to the merger, accounted for under the purchase method of accounting, assuming that 0.5743 shares of Verizon common stock had been issued in exchange for each outstanding share of MCI common stock. It has been assumed, for purposes of the pro forma financial information provided, that the merger was completed on January 1, 2004 for income statement purposes and on June 30, 2005 for balance sheet purposes and that the special cash dividend of $5.60 per MCI share was paid prior to the closing of the merger. You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement and prospectus, and the historical financial statements of Verizon and MCI that are incorporated in this proxy statement and prospectus by reference. The pro forma consolidated per share information are derived from, and should be read in conjunction with, the corresponding presentations of the Unaudited Condensed Consolidated Pro Forma Financial Statements and related notes included on page 138 of this proxy statement and prospectus. The historical per share information is derived from the financial statements of both Verizon and MCI as of and for the six months ended June 30, 2005 and the year ended December 31, 2004, which have been incorporated by reference in this proxy statement and prospectus. The unaudited pro forma MCI per share equivalents for the presentation that reflects no downward purchase price adjustment are calculated by multiplying the unaudited Verizon pro forma consolidated per share amounts by an assumed exchange ratio of 0.5743. There is no corresponding calculation for the presentation that reflects a downward purchase price adjustment of the assumed full merger consideration of $20.40 because MCI stockholders would receive no consideration for their shares and no Verizon shares would be issued to MCI stockholders.

The unaudited pro forma consolidated per share information is presented for illustrative purposes only and does not purport to represent what the actual results of operations of Verizon and MCI would have been had the companies been a single entity during the period or as of the date presented, to project Verizon’s results of operations that may be achieved following the merger or to predict the final amount of the specified liabilities.

	Six months ended June 30, 2005	Year ended December 31, 2004
Verizon—Historical:
Income before discontinued operations
Basic	$1.40	$2.62
Diluted	1.38	2.59

Dividends per share	.81	1.54
Book value per share	13.94	13.56

MCI—Historical:
Loss before discontinued operations
Basic	$(.07)	$(12.56)
Diluted	(.07)	(12.56)

Dividends per share	.40	.80
Book value per share	12.93	13.24

Verizon—Unaudited Pro Forma Consolidated Per Share Information, No Downward Adjustment Presentation:
Income before discontinued operations
Basic	$1.27	$1.02
Diluted	1.25	1.02

Dividends per share	.81	1.54
Book value per share	15.16	N/A

MCI—Unaudited Pro Forma Equivalents, No Downward Adjustment Presentation:
Income before discontinued operations
Basic	$.73	$.59
Diluted	.72	.59

Dividends per share	.47	.88
Book value per share	8.71	N/A

Verizon—Unaudited Pro Forma Consolidated Per Share Information, Downward Adjustment—No Merger Consideration Presentation:
Income (loss) before discontinued operations
Basic	$1.33	$(1.37)
Diluted	1.32	(1.37)
Dividends per share	.81	1.54
Book value per share	13.94	N/A

Comparative Per Share Market Price and Dividend Information

MCI common stock has traded on NASDAQ under the symbol “MCIP” since July 14, 2004. Verizon common stock is listed on the NYSE, under the symbol “VZ,” as well as on the Philadelphia, Boston, Chicago, Pacific, London, Swiss, Amsterdam and Frankfurt exchanges.

On June 8, 2001, MCI’s predecessor company, WorldCom, Inc., sometimes referred to as WorldCom, created a two class common stock structure (WorldCom group common stock and MCI group common stock). Prior to MCI’s predecessor company’s bankruptcy proceedings and continuing through July 29, 2002, shares of WorldCom group common stock and MCI group common stock traded on NASDAQ under the symbols “WCOM” and “MCIT,” respectively. On July 29, 2002, WorldCom issued a press release announcing NASDAQ’s decision to delist the shares of the WorldCom group common stock and MCI group common stock due to WorldCom’s July 21, 2002, bankruptcy filing and the pending restatement of WorldCom’s financial statements. On July 30, 2002, the shares of WorldCom group common stock and MCI group common stock commenced trading on the over-the-counter, sometimes referred to as the OTC, market under the symbols “WCOEQ” and “MCWEQ.” Pursuant to MCI’s plan of reorganization, all shares of WorldCom group common stock and MCI group common stock were cancelled and rendered null and void on April 20, 2004, the date MCI emerged from bankruptcy. Prior to its listing date on July 14, 2004, the MCI common stock was trading on a “when issued” basis through April 19, 2004 and after issuance, from April 20, 2004 to July 13, 2004, in the OTC market under the symbols “MCIAV” and “MCIA,” respectively.

The following table sets forth the high and low trade quotations per share of Verizon common stock on the NYSE, WorldCom group common stock and MCI group common stock as reported on the OTC market from January 1, 2003 through April 19, 2004 and the MCI common stock from November 3, 2003 through December 31, 2004 as reported on the OTC market and NASDAQ. The stock price information is based on published financial sources. OTC market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Verizon Common Stock		WorldCom Group Common Stock (Ticker: WCOEQ) (1)		MCI Group Common Stock (Ticker: MCWEQ) (1)		MCI Common Stock (2) (Ticker: MCIP) (3)
	High	Low	High	Low	High	Low	High	Low
2003

Quarter ended March 31	$44.31	$32.06	$0.20	$0.11	$0.35	$0.02	$—	$—
Quarter ended June 30	41.35	32.80	0.15	0.03	0.29	0.02	—	—
Quarter ended September 30	40.25	32.05	0.12	0.03	0.53	0.11	—	—
Quarter ended December 31	35.25	31.10	0.20	0.01	0.26	0.00	27.00	22.30

2004

Quarter ended March 31	$39.54	$35.08	$0.20	$0.00	$0.75	$0.02	$26.45	$19.00
Quarter ended June 30	38.20	34.25	0.06	0.00	0.08	0.01	22.70	12.50
Quarter ended September 30	41.01	34.13	—	—	—	—	17.75	13.69
Quarter ended December 31	42.27	38.26	—	—	—	—	20.34	15.84

2005

Quarter ended March 31	$41.06	$34.38	—	—	—	—	$25.60	$17.85
Quarter ended June 30	36.25	33.71	—	—	—	—	27.74	24.80

(1)	Commenced trading on the OTC market on July 30, 2002, and ceased trading on April 20, 2004 when the stock was cancelled for no consideration.
(2)	Share quotations include high and low trades for the “when issued” stock through April 19, 2004 and after issuance, from April 20, 2004 to July 13, 2004 on the OTC market. Thereafter, share quotations are for MCI common stock on NASDAQ.
(3)	Commenced trading on November 3, 2003 on a “when issued” basis under the symbol “MCIAV,” traded under the symbol “MCIA” from April 20, 2004 through July 13, 2004, and commenced trading under the symbol “MCIP” on July 14, 2004.

Recent Closing Prices

The following table sets forth the closing prices per share of Verizon common stock as reported on the NYSE Composite Transaction Tape on January 26, 2005, the last full trading day prior to the first news reports reporting on the probability of the acquisition of AT&T Corp., sometimes referred to as AT&T, by SBC Communications Inc., sometimes referred to as SBC; on February 2, 2005, the first full trading day prior to the first news reports reporting on discussions between MCI and Qwest relating to a potential business combination; on February 11, 2005, the last full trading day prior to the announcement of the merger; on April 29, 2005, the last full trading day prior to the announcement of the most recent amendment of the merger agreement; and on August 30, 2005, the most recent practicable date prior to the date of this proxy statement and prospectus.

For illustrative purposes, this table also sets forth the equivalent price per share of MCI common stock on those dates. The table assumes an exchange ratio of 0.5743, that there has been no downward purchase price adjustment and that the full amount of the special cash dividend has been paid. Therefore, the equivalent price per share is equal to the product of the closing price of a share of Verizon common stock on that date and the exchange ratio in connection with the merger. The exchange ratio will be equal to the greater of (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. The table also sets forth the equivalent price per share of MCI common stock after giving effect to the special cash dividend. The equivalent price per share after giving effect to the special cash dividend is equal to the sum of the equivalent price per share, plus $5.60, the maximum amount of the special cash dividend scheduled to be paid as soon as practicable after the MCI stockholders adopt the merger agreement and approve the merger but prior to the closing of the merger. Although the special cash dividend is subject to reduction for the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger, for the purposes of illustrating the per share equivalent after giving effect to the special cash dividend, we have assumed the maximum special cash dividend of $5.60.

These prices will fluctuate prior to the special meeting of MCI stockholders and the closing of the merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

	Verizon Common Stock	MCI Common Stock	MCI Common Stock Per Share Equivalent(1)	MCI Common Stock Per Share Equivalent Giving Effect to the Special Cash Dividend(1)
January 26, 2005	$36.52	$18.66	$20.97	$26.57
February 2, 2005	$35.88	$19.68	$20.61	$26.21
February 11, 2005	$36.31	$20.75	$20.85	$26.45
April 29, 2005	$35.80	$26.53	$20.56	$26.16
August 30, 2005	$32.35	$25.62	$20.40	$26.00

(1)	Where Verizon’s common stock price is below $35.52 per share, the MCI common stock per share equivalent and MCI common stock per share equivalent after giving effect to the special cash dividend will be $20.40 per share and $26.00 per share, respectively, since the exchange ratio cannot be less than 0.5743 (assuming that there has been no downward purchase price adjustment).

Dividend Information

From 1997 until February 1, 2005, Verizon paid regular quarterly dividends on its common stock of $0.385. On March 4, 2005, Verizon’s board of directors approved a 5.2% increase in the quarterly dividend to $0.405 per share. MCI paid a $0.40 per share quarterly dividend from September 15, 2004 until March 15, 2005 on its common stock. MCI currently does not plan to pay any further quarterly dividends on its common stock (other than the special cash dividend as permitted by the merger agreement). The merger agreement provides that MCI will not pay any dividends after the date on which the special cash dividend is paid.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included and incorporated by reference in this proxy statement and prospectus, including the matters addressed in the “Cautionary Statement Regarding Forward-Looking Statements” on page 36, you should carefully consider the following risks before deciding how to cast your vote. In addition, you should read and consider the risks associated with the business of MCI. These risks can be found in Item 1—Business—Risk Factors of MCI’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the SEC and incorporated by reference in this proxy statement and prospectus. You should also read and consider the other information in this proxy statement and prospectus and the other documents incorporated by reference in this proxy statement and prospectus. See “Where You Can Find More Information” beginning on page 188. Additional risks and uncertainties not presently known to Verizon or MCI or that are not currently believed to be important also may adversely affect the merger and Verizon following the merger.

The consideration that MCI stockholders will receive in connection with the merger is subject to a potential downward purchase price adjustment for certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. Substantial uncertainty exists regarding the amount of these bankruptcy claims and tax liabilities. These liabilities cannot be determined at the time when MCI’s stockholders vote on the merger and under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk.

The aggregate consideration that MCI stockholders will receive in connection with the merger will be reduced if MCI’s amount of estimated remaining liabilities at closing for certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities, together with the amount of cash actually spent by MCI from and after January 1, 2005, through the closing of the merger to satisfy these liabilities, exceeds $1,775 million in the aggregate. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment ” on page 95. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk. Prior to the anticipated closing of the merger, Verizon and MCI will attempt to agree on an estimate of the remaining unpaid liabilities and, if an agreement is reached, the estimated amount agreed upon will be final and binding for purposes of determining any adjustments to the consideration to be received by MCI stockholders in connection with the merger. If Verizon and MCI are unable to reach agreement, Verizon and MCI will each submit its estimate of the remaining disputed liabilities relating to bankruptcy claims, other than those relating to taxes, to an independent valuation firm and its estimate of the remaining disputed liabilities relating to tax claims to PricewaterhouseCoopers LLP. The independent valuation firm will select one of the two bankruptcy claims estimates as being most representative of the remaining disputed bankruptcy claim liabilities and PricewaterhouseCoopers LLP will select one of the two tax claims estimates as being most representative of the remaining disputed tax claim liabilities. The selected estimates will be final and binding. The final determination of the estimated amount of the remaining unpaid liabilities may delay the closing of the merger. Any delay in the closing will result in MCI stockholders receiving the merger consideration later than they otherwise would have. In addition, a delay will change the measurement period over which the average trading price of Verizon’s common stock is measured for purposes of determining the merger consideration. See “The Merger Agreement—Merger Consideration and Conversion of MCI Common Stock” on page 120. Also, the closing will remain subject to the satisfaction or waiver of closing conditions as of the delayed closing date.

If the aggregate specified liabilities amount is $1,775 million or less, no adjustment will be made to the merger consideration. If the aggregate specified liabilities amount is greater than $1,775 million, then any per share cash amount that the merger agreement contemplates MCI stockholders would have received will be reduced by an amount equal to the per share equivalent of the difference between the agreed specified liabilities amount and $1,775 million. If the resulting downward adjustment exceeds any per share cash amount payable at the time of closing (see “The Merger Agreement—Merger Consideration and Conversion of MCI Common Stock” on page 120 for a description of the circumstances under which there may be a per share cash amount payable at the time of closing), the cash payment will be eliminated and the exchange ratio will be adjusted downward. If there is no per share cash amount payable in connection with the merger, any downward adjustment will occur through an adjustment of the exchange ratio. If there is a downward adjustment to the exchange ratio, MCI’s stockholders may lose the potential upside (if the price for Verizon’s common stock exceeds $35.52 at the time of the closing) in the stock portion of the consideration that is eliminated.

MCI currently estimates that the sum of the previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in an adjustment to the purchase price of $0.21 per MCI share. MCI prepared its estimate in order to provide MCI stockholders with an indication of its current view as to whether there will be a downward purchase price adjustment and the potential magnitude of any adjustment. Verizon did not participate in the preparation of this estimate. Verizon does not currently have the information necessary to prepare and has not prepared an estimate of the final amount of the specified liabilities. Verizon is only required to prepare before the closing of the merger an estimate of the amount of cash in US dollars that will be required to satisfy in full all of the remaining specified liabilities. In order for Verizon to prepare an estimate, it will need to perform detailed analyses and evaluation of the facts and circumstances related to numerous complex bankruptcy claims and domestic and international tax matters. This process is likely to be highly fact-intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range. Verizon and MCI have agreed in the merger agreement, that at the time either Verizon or MCI reasonably believes that closing of the merger will occur within 120 days, either party may request by written notice to the other the commencement of a procedure to determine the best estimate of the amount of cash that will be required to satisfy in full all remaining specified liabilities following the closing of the merger. MCI will deliver to Verizon a schedule listing and describing the status of all remaining specified liabilities, and MCI will give Verizon access to relevant information about the remaining specified liabilities. From the delivery of the written notice until the closing of the merger, Verizon and MCI will use their best efforts to agree on the amount of remaining specified liabilities. If MCI and Verizon are unable to agree, they will then submit their respective estimates to arbitrators. For more information on the procedure for determining the purchase price adjustment, MCI’s estimate of the potential downward purchase price adjustment and the factors that MCI believes may cause the actual purchase price adjustment to exceed the top of MCI’s estimate, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

The estimated range of the potential downward purchase price adjustment is made by MCI based on a variety of assumptions, for example, as to exchange rates (as described in the second bullet point below) and as to the timing of settlements for purposes of determining the amount of interest included in the specified liabilities amount (as described in the third bullet point below). While MCI has made diligent efforts to estimate the range described above, it is possible that MCI’s assumptions could prove incorrect or be disputed in whole or in part by Verizon, or that circumstances could change or intervening events could affect the amount of specified liabilities, including factors outside MCI’s control.

The following is a list of material factors that MCI believes could cause the adjustment for specified liabilities actually paid prior to the closing of the merger, as well as the estimate of all remaining specified liabilities to be satisfied subsequent to the closing of the merger, to be greater than the range set forth above. This list may not include all of the factors that could cause the amount to be above the top of MCI’s estimated range described above.

•	MCI’s evaluation of a matter that is included in the specified liabilities could change over time, based on facts that develop or are discovered or due to litigation developments. In addition, MCI could settle a matter for an amount different than MCI had anticipated. For example, MCI has in the past settled certain matters for amounts that were lower or higher than originally anticipated. In addition, new matters could arise that would constitute specified liabilities which had not previously been asserted or known.

•

The specified liabilities relating to international tax claims are denominated in currencies other than the U.S. dollar, principally the euro. The range that MCI has presented is based on exchange rates as of

June 30, 2005. The estimate of the specified liabilities will fluctuate based upon changes in the relative strength of the U.S. dollar.

•	Some of the specified liabilities relate to tax claims that will accrue interest until they are settled. In its calculation of the range described above, MCI assumes that these matters will not be settled prior to closing of the merger and that interest will accrue through the anticipated closing of the merger. If any of these matters are settled prior to the closing of the merger or the closing of the merger occurs earlier than expected, the interest amount will be reduced; conversely, if the closing of the merger occurs at a later time, then the amount of interest would increase. In addition, the range described above does not reflect an accrual of interest after the closing of the merger. The merger agreement provides in Section 1.10 that the purchase price adjustment is to reflect “cash in U.S. dollars that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities.” If a claim will not be settled until a period of time after the closing of the merger, MCI believes that the merger agreement contemplates a determination of the amount of cash that would be required, at the closing of the merger, to settle the claim at the likely future date. This amount would be an amount that, when invested appropriately at the closing of the merger, would generate interest sufficient to produce an aggregate amount sufficient to pay the claim. The hypothetical interest rate on this investment is the “discount rate” in MCI’s calculations. MCI has assumed that the applicable discount rate would not be materially different from the interest that accrues on each claim. If the discount rate were different from the interest that is charged on these claims by the relevant governmental agencies, the estimate would change. Other than as described in this paragraph, MCI has not discounted the claims.

•	The specified liabilities amount to be used in determining the purchase price adjustment will be based on the actual amount of cash paid to satisfy the specified liabilities from January 1, 2005 through the closing of the merger plus a best estimate of the amount of cash that will be required to satisfy these claims from and after the closing of the merger, determined in accordance with the procedures in the merger agreement. MCI’s estimated range described above was prepared based principally on MCI’s interpretation of the merger agreement, in particular the definition of specified liabilities, governing law (in particular bankruptcy laws, because the definition of specified liabilities includes bankruptcy claims), MCI’s experience with similar claims and contingencies and its best estimate of how a reasonable arbitrator would make a decision. It is possible that Verizon or an arbitrator could take a different view of various interpretive questions, of the amounts likely to be due in respect of various liabilities, or of the precise group of liabilities that should be included in the calculation, resulting in a higher amount of specified liabilities and a greater, and perhaps materially greater, downward purchase price adjustment.

The specified liabilities include a large number of claims that are expected to be resolved over time. Changes in estimates or settlement experience with respect to any particular claim could be offset by changes in estimates or settlement experience with respect to other claims. MCI does not intend to publicly update its estimate of the purchase price adjustment. Prior to the closing of the merger, Verizon and MCI will review the then current information regarding the facts and circumstances relating to each unsettled claim expected to be outstanding at the closing of the merger. Verizon and MCI will need to reach agreement as to (i) whether there are classes of liabilities not clearly included or excluded from the definitions in the merger agreement, (ii) the extent to which any potentially offsetting claims or correlative adjustments should be taken into account, (iii) the extent to which any potential unasserted claims should be taken into account, (iv) the extent, if any, to which net operating loss carrybacks and accelerated research and development deductions reduce estimated liabilities for taxes for purposes of the purchase price adjustment, (v) the best estimate of the likely amount required to settle each claim taken into account, (vi) the appropriate method for pro-ration of taxes in 2004 between pre- and post-emergence periods and (vii) the allocation of payments in settlements among claims and contingencies that are not claims. All of these issues are likely to be highly fact-intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range. During the process of negotiating or seeking arbitration of the purchase price adjustment, Verizon may disagree with MCI’s determination or interpretation of factual issues, its estimates of likely future events or amounts due, its resolution of interpretive issues, including those described above, and the process used by MCI in preparing the estimates included in this proxy statement and prospectus.

For the foregoing reasons, the actual downward purchase price adjustment could be materially greater than the top of MCI’s estimated range. If, for example, for any of the foregoing reasons, the actual amount of specified liabilities were determined to be 10% or 20% greater than the top of MCI’s current estimated range, the downward purchase price adjustment would be approximately $0.77 or $1.33 per MCI share respectively. Ultimately, the occurrence of a downward purchase price adjustment, if any, will be determined by mutual agreement between MCI and Verizon or, if the parties are unable to agree, through arbitration.

As of December 31, 2004 and June 30, 2005, MCI’s disclosure controls were ineffective as a result of a material weakness in internal control over accounting for income tax relating to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures. MCI has conducted, and will continue to conduct, significant remediation activity including: (i) the hiring, in March 2005, of a new Vice President of Tax, (ii) the reorganization of the MCI tax department which began in March 2005 and is continuing, (iii) increased use of third party tax service providers for the more complex areas of MCI’s income tax accounting during 2004, which usage has continued during the first and second quarters of 2005 and will continue for the duration of 2005 and (iv) increased formality and rigor of controls and procedures over accounting for income taxes by updating process documentation to include more procedures and levels of review. MCI does not believe that this material weakness had an impact on its ability to estimate the remaining specified liabilities. With the remediation actions described above, MCI believes that it is capable of evaluating and assessing tax claims and tax contingencies for purposes of determining the tax components of the remaining specified liabilities.

As a result of the purchase price adjustment mechanism, if a significant increase is required to be made to the amount currently estimated by MCI for specified liabilities, the full amount of the merger consideration is at risk. See “The Merger—Potential Downward Purchase Price Adjustment” beginning on page 95.

Obtaining regulatory approvals may delay or prevent the closing of the merger, reduce the benefits of the merger to stockholders or result in additional transaction costs. Any significant delay in completing the merger could adversely affect Verizon following the closing of the merger.

The closing of the merger is conditioned upon, among other things, the expiration or earlier termination of the waiting period under the HSR Act. The closing of the merger is also conditioned upon, among other things, obtaining required authorizations from the FCC, and will also be subject to the receipt of consents and approvals of a number of state public service or public utility commissions and other government authorities.

Verizon and MCI have not yet obtained the governmental or regulatory approvals required to complete the merger. As a result, MCI stockholders face the following risks:

•	The requirement for obtaining these consents and approvals could delay the closing of the merger for a significant period after MCI stockholders have approved the merger, including for up to 180 days after the February 14, 2006, termination date if either party chooses to extend the termination date in the event that conditions as to regulatory approvals are not satisfied as of February 14, 2006;

•	The merger may not be completed if the required consents and approvals are not obtained, because receipt of these consents and approvals is a condition of each party’s obligation to effect the merger; and

•	Certain conditions or restrictions government authorities would impose in order to obtain regulatory approval could adversely affect the business or financial condition of Verizon following the closing of the merger.

Any of these conditions or restrictions may result in the merger being completed on terms different from those described in this proxy statement and prospectus and, as a result, the benefits of the merger may be different from those described in this proxy statement and prospectus. These conditions or restrictions may jeopardize or delay the closing of the merger or may reduce the anticipated benefits of the merger. Any delay could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about the closing of the merger.

The transaction may not be effected as a reorganization, in which case MCI stockholders may be required to recognize gain or loss based upon all the consideration they receive in connection with the merger (including the value of Verizon common stock issued as consideration).

The original structure takes the form of a forward merger of MCI with and into a wholly owned subsidiary of Verizon and is intended to qualify as a reorganization. Under this structure, MCI’s stockholders will recognize taxable gain only to the extent they receive cash, if any, in the transaction. They will not be entitled to recognize loss. In order to effect the transaction as a reorganization, Verizon and MCI must each receive an opinion of counsel indicating that the original structure will qualify as a reorganization and must meet certain other requirements. If either company fails to receive such opinion of counsel, or if certain other requirements are not met, the transaction will be completed as a reverse merger, which we refer to as the alternative merger. The alternative merger would be a fully taxable transaction. If the transaction is effected in this manner, MCI stockholders will recognize gain or loss based upon all the consideration they receive (including the value of Verizon common stock). See “Material United States Federal Income Tax Considerations” beginning on page 114. By voting in favor of the merger, you are authorizing Verizon and MCI to complete the merger using either the original structure (a reorganization for tax purposes) or the alternative merger (which would be fully taxable to MCI stockholders), and, consequently, you accept the risk that the transaction may be fully taxable.

Following the merger, the market price of Verizon’s common stock may be affected by factors different from those currently affecting the market price of Verizon and MCI common stock.

When the merger is completed, the market price of Verizon’s common stock may decline as a result of the merger or for a number of other reasons, including that Verizon may not achieve the anticipated revenue enhancements and cost savings benefits of the merger as rapidly as planned, or at all.

The businesses of Verizon and MCI differ. For example, Verizon has an extensive facilities-based local wireline business as well as a large wireless business, while MCI does not, but does have more extensive operations in the U.S. enterprise sector and international enterprise sector. Moreover, MCI maintains a more substantial long-haul network infrastructure. These different product lines have experienced different trends in recent years. Accordingly, following the merger, Verizon’s results of operations and the market price of its common stock may be affected by factors different from those currently affecting the independent results of operations and common stock market prices of each of Verizon and MCI.

Verizon may face challenges as it operates the businesses of MCI in conjunction with those of Verizon following the merger and Verizon may not realize the anticipated benefits of the merger to the extent or in the time frame expected.

The success of the merger will depend, in part, on the ability of Verizon to operate the businesses of MCI following the merger efficiently and effectively. Verizon will be required to devote management attention and resources to the businesses of MCI. In addition, some benefits and savings of the merger depend upon, among other things, operational and other efficiencies and cost savings which are based on future projections and assumptions that the businesses of MCI will be successfully operated in conjunction with the businesses of Verizon following the merger. Verizon believes that these savings can be achieved based upon its track record of combining the businesses of NYNEX Corporation and Bell Atlantic Corporation in 1997 and the businesses of GTE Corporation and Bell Atlantic Corporation in 2000. However, actual results may differ from these projections and assumptions. Because of antitrust laws and regulations, Verizon and MCI have been able to conduct only limited planning regarding the operation of the businesses of MCI in conjunction with those of

Verizon following the announcement of the merger and have not yet determined the exact nature in which the businesses of MCI will be operated in conjunction with those of Verizon following the merger. As a result, additional and unforeseen expenses or delays may occur, and the anticipated benefits of the merger may not be realized. Verizon has estimated that it will spend $3.0 to $3.5 billion over the next three years to achieve the projected merger benefits. In addition, Verizon may be required to incur additional restructuring and other charges that, under purchase accounting, may or may not be treated as part of the purchase price of MCI. These costs are not currently estimable or factually supportable and as such have not been reflected in the pro forma financial information included in this proxy statement and prospectus.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Verizon’s common stock following the merger.

In accordance with regulations and accounting principles generally accepted in the United States of America, sometimes referred to as U.S. GAAP, following the closing of the merger, Verizon will account for the merger using the purchase method of accounting and Verizon will be considered the acquirer of MCI for accounting purposes, which will result in charges to Verizon’s earnings that could adversely affect the market value of Verizon’s common stock following the closing of the merger. Under the purchase method of accounting, Verizon will allocate the total purchase price to MCI’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives based on their fair values as of the date of the closing of the merger, and record any excess of the purchase price over those fair values as goodwill. Verizon will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets becomes impaired, Verizon may be required to incur charges relating to the impairment of those assets.

In certain instances, the merger agreement requires payment of a termination fee of $240 million and reimbursement of expenses of up to $10 million by MCI, prohibits MCI from terminating the merger agreement and provides Verizon with the ability to require MCI to hold a stockholder meeting to consider approval of the merger in the event that MCI’s board of directors changes its recommendation. These terms could affect the decisions of a third party proposing an alternative transaction to the merger.

Under the terms of the merger agreement, MCI may be required to pay to Verizon a termination fee of $240 million, and may be required to reimburse Verizon for up to $10 million in expenses, if the merger agreement is terminated under certain circumstances. Additionally, under the terms of the merger agreement, in the event MCI’s board of directors changes its recommendation that MCI’s stockholders vote for the adoption of the merger agreement and approval of the merger, MCI does not have the right to terminate the merger agreement and Verizon can require MCI to hold a stockholder meeting to vote on the adoption of the merger agreement and the approval of the merger. These terms could affect the structure, pricing and terms proposed by other parties seeking to acquire or merge with MCI. For a description of the termination rights of each party and the termination fee payable by MCI under the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 134 and “The Merger Agreement—Termination Fee” on page 135. For a description of Verizon’s ability to require MCI to hold a stockholder meeting to vote on the adoption of the merger agreement and approval of the merger following a change in the recommendation of MCI’s board of directors, see “The Merger Agreement—Changes in MCI’s Recommendation” beginning on page 129.

MCI and Verizon are the subject of various legal proceedings relating to the merger, which may have the effect of delaying, enjoining or preventing the merger or requiring payment of damages.

On February 15, 2005, MCI received notice that an individual stockholder filed a putative class action in the Chancery Court in the State of Delaware on behalf of himself and MCI stockholders against MCI and each of the individual members of MCI’s board of directors. Subsequently, plaintiff filed an amended complaint to include additional allegations and add Verizon as a defendant in the case. Plaintiff alleges that MCI and MCI’s board of directors breached their fiduciary duties to stockholders in entering into the merger agreement with Verizon rather than accepting the merger proposal proposed by Qwest. Plaintiff also alleges that Verizon aided and abetted and benefited from these breaches. As a remedy, plaintiff requests, among other things, that the Chancery Court issue an injunction prohibiting closing of the merger. Additionally, MCI received notice that three additional putative class actions containing similar allegations were filed on or about February 18, 2005 against MCI and MCI’s board of directors in the Chancery Court in the State of Delaware. Subsequent to February 18, 2005, in one of these three actions, plaintiff has amended his complaint on two occasions to include additional allegations. These additional allegations relate to subsequent bids by Verizon and Qwest for MCI, the responses of MCI’s board to those bids, Verizon’s purchase of MCI shares from the entities affiliated with Mr. Slim, as well as media coverage of these events, including evaluations by the financial press of the various Verizon and Qwest bids for MCI. Specifically, the amended complaints include allegations that: (i) MCI’s board of directors did not negotiate in good faith with Qwest, ignored certain MCI stockholders who indicated that they preferred Qwest’s offer, and arbitrarily assumed that, in the future, Qwest’s shares will likely decrease in value; (ii) several Qwest bids were rejected by MCI’s board of directors for improper reasons; (iii) Verizon paid Mr. Slim $2.62 per share more than the Verizon offer for other MCI shares, demonstrating that Verizon’s bid undervalued MCI; and (iv) Verizon’s offer is insufficient.

Although Verizon and MCI will each aggressively defend itself in the cases in which it has been named a defendant, we cannot predict the outcome of these legal proceedings and these legal proceedings may have the effect of delaying, enjoining or prohibiting the closing of the merger or requiring payment of damages.

In addition, the merger is subject to review by the Antitrust Division of the DOJ, and this U.S. governmental entity or state governmental entities may institute litigation or other proceedings seeking to delay, enjoin or prohibit the closing of the merger.

The payment of the special cash dividend could reduce the effectiveness of MCI’s operations if the merger does not close.

Because the special cash dividend will accelerate MCI’s payment of cash to the MCI stockholders, if the merger does not close, payment of the special cash dividend may have negative consequences for MCI, including decreasing MCI’s remaining available cash for future needs and increasing MCI’s vulnerability in the event of adverse economic conditions. MCI has significant cash needs for debt service, settlement of bankruptcy claims and other matters as described in MCI’s Annual Report on Form 10-K for the year ended December 31, 2004.

MCI has been actively working to improve its internal controls and procedures, but there can be no assurance that the remaining material weakness in MCI’s internal controls will not affect its financial statement accuracy.

MCI has made significant efforts to establish a framework to improve its internal controls over financial reporting. While MCI’s internal controls over financial reporting are significantly improved, as of December 31, 2004, MCI’s management has identified one remaining material weakness in internal control over accounting for income tax. The material weakness relates to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures. As a result of the material weakness described above, MCI’s chief executive officer and chief financial officer concluded that, as of December 31, 2004 and as of March 31, 2005, MCI’s disclosure controls were ineffective. MCI has indicated that it is seeking to remediate the material weakness in internal controls over accounting for income tax, although there can be no assurance that MCI will be successful in implementing and maintaining adequate controls and procedures in this area. Once the merger closes and MCI is consolidated by Verizon, Verizon’s next annual assessment of its disclosure controls and procedures would include MCI, unless Verizon’s management determines that it is unable to conduct an assessment of MCI’s internal controls over financial reporting during the period between the closing and the date that Verizon management performs its assessment of Verizon’s internal controls over financial reporting. Under those circumstances, Verizon would note in its disclosures on the assessment of internal controls that it has excluded MCI from Verizon’s report on internal controls over financial reporting. If Verizon ultimately determines that the material weakness pertaining to MCI’s accounting for income tax continues to be a material weakness affecting Verizon and discloses the material weakness in its annual and quarterly financial reports, Verizon’s financial reputation may be harmed and the market value of Verizon’s common stock following the merger may be affected.

The merger may not occur which could adversely affect MCI’s business operations because of the competitive pressures and risks in the telecommunications industry, as well as the challenges of achieving profitability after its recent history of declining revenue.

MCI must obtain stockholder approval and certain other approvals and consents in a timely manner from federal, state and, subject to certain exceptions, foreign agencies prior to the completion of the merger by Verizon. If MCI fails to receive these approvals, or fails to receive them on terms that satisfy the conditions set forth in the merger agreement, then MCI or Verizon will not be obligated to complete the merger. The governmental agencies from which MCI will seek these approvals have discretion in administering the governing regulations. If Verizon and MCI are unable to close the merger, MCI would continue to be exposed to the general competitive pressures and risks in the communications industry described in MCI’s Annual Report on Form 10-K for the year ended December 31, 2004 which has been filed with the SEC and which is incorporated by reference in this proxy statement and prospectus, which could be increased if certain of the other mergers in the communications industry announced in late 2004 and early 2005 are consummated, strengthening the competitive position of some of MCI’s competitors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and prospectus and the documents incorporated by reference into this proxy statement and prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement and prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act.

These forward-looking statements, wherever they occur in this proxy statement and prospectus, are estimates reflecting the best judgment of the senior management of Verizon and MCI. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	The unsuccessful operation of the businesses of MCI in conjunction with those of Verizon following the merger;

•	Materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by Verizon or by companies in which Verizon has substantial investments;

•	The failure of MCI stockholders to adopt the merger agreement and approve the merger;

•	Material changes in available technology;

•	Technology substitution;

•	The availability of transmission facilities for MCI’s business;

•	The impact on MCI of oversupply of capacity resulting from the building of network capacity that exceeds current demands;

•	An adverse change in the long and/or short term credit ratings afforded Verizon’s or MCI’s debt securities by nationally-accredited ratings organizations;

•	Availability and cost of capital to MCI;

•	The final results of federal and state regulatory proceedings concerning provision of retail and wholesale services and judicial review of those results;

•	A significant change in the timing of, or the imposition of any government conditions to, the closing of the merger, actual and contingent liabilities, and the extent and timing of Verizon’s ability to obtain revenue enhancements and cost savings following the merger;

•	The effects of competition in the telecommunications market;

•	Risks to MCI of conducting international business;

•	The timing, scope and financial impacts of the deployment of Verizon’s fiber-to-the-premises broadband technology;

•	The ability of Verizon Wireless to continue to obtain sufficient spectrum resources;

•	Changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	Contingencies that we are unaware of or that we may have underestimated; and

•	Other factors described under “Risk Factors Relating to the Merger ” beginning on page 28.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “could,” “target,” “intend,” “seek,” “may,” “assume,” “continue,” “believe,” “will” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and prospectus and the other documents incorporated by reference.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement and prospectus or the date of any document incorporated by reference.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement and prospectus might not occur.

THE MERGER

The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all the information that is important to you. A composite copy of the merger agreement is attached to this proxy statement and prospectus as Annex A and the Agreement and Plan of Merger, dated as of February 14, 2005, among Verizon, Eli Acquisition and MCI, sometimes referred to as the original merger agreement, along with the March 4, 2005, March 29, 2005 and May 1, 2005 amendments, are incorporated by reference in this proxy statement and prospectus. You are urged to read this entire proxy statement and prospectus, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

MCI’s predecessor was WorldCom, Inc., a Georgia corporation formed in 1983. On September 14, 1998, WorldCom acquired MCI Communications Corporation, one of the world’s largest providers of telecommunications services. The combined entity was initially called MCI WorldCom, Inc., and later changed its name to WorldCom Inc.

During the second half of 2002, WorldCom announced that it had improperly reported pre-tax earnings for 1999, 2000, 2001 and the first quarter of 2002 and that certain financial entries were not made in accordance with accounting principles generally accepted in the United States of America. As a result, WorldCom announced that there would be a restatement of its earnings that could total in excess of $9 billion. In connection with the restatement announcement, the SEC filed suit against WorldCom and certain members of its former management for violations of various provisions of the Exchange Act and SEC rules and regulations. On July 21, 2002, WorldCom filed voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Bankruptcy Code.

In the summer of 2002, WorldCom appointed three new directors as members of its board of directors. On November 15, 2002, Mr. Michael Capellas was appointed as the Chief Executive Officer of WorldCom. Also in 2002, WorldCom accepted the resignations of all members of its board of directors who served at the time WorldCom filed for bankruptcy.

On November 26, 2002, WorldCom consented to the entry of a permanent injunction by the United States District Court for the Southern District of New York that partially resolved the claims brought by the SEC regarding WorldCom’s past public financial reports. The permanent injunction imposed certain ongoing obligations on WorldCom, including the oversight of a corporate monitor, former SEC Chairman Richard Breeden, who was appointed on July 3, 2002 by the United States District Court for the Southern District of New York.

As participants in the telecommunications industry, the management of Verizon and MCI are generally familiar with each other’s business. On an ongoing basis, Verizon and MCI each evaluate alternatives for achieving long-term strategic goals and enhancing long-term stockholder value.

Throughout late 2003, WorldCom’s management and board of directors engaged in discussions regarding the rapidly changing nature of the telecommunications industry and the strategic challenges that WorldCom would face in the coming months. Management reviewed the recent trends in the marketplace, including the fact that the Regional Bell Operating Companies, sometimes referred to as RBOCs, continued to collect access fees while increasing their share of the long distance market. Additionally, management noted the continuing price compression in the telecommunications industry as the long-distance, wireless and broadband sectors converged. Management also discussed the fact that 2004 could be a year of great transition in the regulatory arena, and that an unfavorable ruling from the United States Court of Appeals for the District of Columbia, sometimes referred to as the D.C. Circuit, on the Triennial Review Order (further described below), coupled with “Do Not Call” legislation, could have an adverse impact on WorldCom’s ability to provide services to the mass markets segment (i.e., residential and small business subscribers) on a competitive basis. Additionally, management and WorldCom’s board of directors discussed the regulatory approvals granted in recent months to RBOCs to sell long distance services in all the states, and the fact that RBOCs were quickly gaining market share in those states through pricing and other strategies.

In January of 2004, WorldCom identified and appointed additional individuals to be new members of the board of directors of MCI, a wholly owned subsidiary of WorldCom and the entity into which WorldCom would be merged effective as of the date of WorldCom’s emergence from bankruptcy. During the months of January and February of 2004, the directors participated in discussions with senior management regarding the changing dynamics and trends in the telecommunications industry, and the strategic challenges and alternatives facing MCI going forward.

At the invitation of a Regional Bell Operating Company other than Verizon, on December 2, 2003, members of WorldCom’s and that RBOC’s senior management met to discuss the changing industry dynamics and the potential for industry consolidation. On December 19, 2003, WorldCom and that RBOC entered into a confidentiality agreement. In the following months, there were a number of meetings between WorldCom’s management, together with its financial and legal advisors, and that RBOC’s management, together with its financial and legal advisors.

On March 2, 2004, the D.C. Circuit Court of Appeals issued a decision that vacated and remanded key aspects of the FCC’s February 2003 Triennial Review Order. The FCC had initiated a “Triennial Review” in December 2001 of the rules that required certain incumbent local exchange carriers, including the RBOCs, to lease certain key unbundled elements of their networks to competitors at cost-based prices. The Triennial Review Order had generally preserved the availability of unbundled switching, which is a required component of the unbundled network element platform, and the availability of loop and transport facilities at certain capacity levels. In addition to vacating and remanding significant aspects of the Triennial Review Order, the D.C. Circuit Court of Appeals’ decision also affirmed the portions of the Triennial Review Order that had not required incumbents to lease unbundled elements for the provision of broadband services. The Supreme Court of the United States declined to grant the petition for certiorari filed by the competitive local exchange industry, thereby assuring that the D.C. Circuit’s decision would remain intact.

These decisions had an adverse effect on the ability of WorldCom’s mass markets segment to provide services on a competitive basis and to sustain and grow its business. In light of the courts’ decisions in these cases, on March 12, 2004, at a regularly scheduled meeting of the WorldCom board of directors, WorldCom’s senior management updated WorldCom’s board of directors on the then-current status and position of WorldCom vis-à-vis the telecommunications industry, with an emphasis on the changing regulatory environment and the rapid adoption of next generation IP services, wireless and cable. Senior management recommended assembling a team of high-level management employees to explore the strategic options of the company that would emerge from bankruptcy. Throughout March and April of 2004, senior management and WorldCom’s board of directors regularly reviewed the strategic objectives and means of achieving those objectives upon emergence from bankruptcy, including potential alliances, acquisitions and various business combinations.

On April 20, 2004, WorldCom’s plan of reorganization was consummated and WorldCom emerged from bankruptcy. On the date that WorldCom emerged from bankruptcy, WorldCom merged with and into MCI whereby the separate existence of WorldCom ceased and MCI became the surviving company. MCI remained under the oversight of the corporate monitor pursuant to the November 26, 2002 permanent injunction. As part of his oversight of MCI, Mr. Breeden continues to attend all MCI’s board of directors’ meetings and has actively overseen the process and events described below. On April 20, 2004, MCI engaged Lazard as a financial advisor.

During May, June and early July of 2004, MCI’s board of directors held frequent meetings at which senior management conducted an analysis of the state of the telecommunications industry, including MCI’s competitive position, and reviewed MCI’s strategic objectives and means of achieving those objectives. At these meetings, senior management also updated MCI’s board of directors on the status of discussions with the RBOC mentioned above, which had most recently contacted MCI on May 14, 2004 to engage in discussions with respect to a potential business combination. On June 24, 2004, MCI engaged JPMorgan as a financial advisor. During this time, representatives of JPMorgan and Lazard and Davis Polk & Wardwell, sometimes referred to as Davis Polk,

MCI’s legal advisor, advised MCI’s board of directors and senior management on the various aspects of a potential combination with that RBOC as well as other strategic options available to MCI. Throughout this period, members of MCI’s senior management and MCI’s advisors met with members of that RBOC’s senior management and that RBOC’s advisors on several occasions to discuss a potential transaction.

On July 6, 2004, that RBOC submitted a term sheet that it described as its best and final offer. The offer provided for a price of $17.50 per share of MCI common stock, with the consideration consisting of an equal mix of cash and that RBOC’s common stock at a fixed exchange ratio. The RBOC proposed a pricing formula that included a purchase price adjustment based on MCI’s EBITDA levels and bankruptcy claims. For purposes of this purchase price adjustment, EBITDA was defined as the sum of consolidated operating income, depreciation and amortization, and severance costs, less reverses in reserves and expense accruals, all calculated in accordance with GAAP. The adjustments for EBITDA provided that (i) to the extent that MCI’s EBITDA for the last 12 months preceding closing exceeded $2.0 billion, the purchase price would be adjusted upward ratably to a maximum of $20.00 per share if EBITDA was $2.4 billion or greater and (ii) to the extent MCI’s EBITDA for the 12 months preceding closing was below $1.6 billion, the purchase price would be adjusted downward, with no limitation, ratably to a minimum of $12.00 per share if EBITDA was $1.0 billion or less. That RBOC would have the option to terminate the merger agreement if MCI’s annual run-rate EBITDA (defined as the cumulative EBITDA for the preceding twelve full calendar months) fell below $1.0 billion. The purchase price would also be reduced by the amount by which the sum of (i) bankruptcy liabilities that have been paid out prior to closing or the value of which have been determined according to MCI’s plan of reorganization and (ii) unresolved bankruptcy liabilities at closing, exceeded $1.8 billion, with the amount of the unresolved bankruptcy liabilities to be determined based on the face value (the stated or maximum possible amount) of the unresolved bankruptcy claims at closing. There was no cap on the potential amount of the purchase price adjustment with respect to the bankruptcy liabilities. Therefore, the full amount of the purchase price would have been at risk. The purchase price adjustment mechanism in that RBOC’s proposal differed from that which was ultimately agreed to in the Verizon merger agreement, in the following respects: (i) under the Verizon merger agreement, the purchase price adjustment mechanism is based only on certain bankruptcy claims and international tax liabilities, whereas under that RBOC’s proposal, it was also based on MCI’s EBITDA; (ii) under the Verizon merger agreement, the purchase price adjustment mechanism is triggered when the specified liabilities amount exceeds $1,775 million, whereas under that RBOC’s proposal, the trigger with respect to bankruptcy claims was $1.8 billion; and (iii) under the Verizon merger agreement, the purchase price adjustment mechanism values unresolved claims at the time of closing based on a best estimate of the amount of cash that will actually be required from closing to satisfy those unresolved liabilities, whereas under that RBOC’s proposal, the unresolved claims are valued based on their face value, as described above.

On July 12, 2004, at a meeting of MCI’s board of directors which was attended by MCI’s legal and financial advisors, MCI’s board of directors conducted a comprehensive review and evaluation of the terms of a best and final offer that RBOC had made with respect to a potential business combination. After discussing, among other things, (i) the consideration offered by that RBOC, (ii) the proposed EBITDA-based purchase price adjustment, and (iii) the risks surrounding the certainty of closing with the RBOC, and (iv) the bankruptcy claims adjustment mechanism under which MCI’s unresolved bankruptcy claims would be determined based on their face value, MCI’s board of directors directed senior management to inform that RBOC that MCI was rejecting its offer. On July 15, 2004, MCI and that RBOC mutually agreed to terminate discussions regarding a potential transaction.

Verizon’s board of directors and management periodically assessed a variety of strategic options for Verizon as part of the ongoing effort to complement and grow Verizon’s existing business and identify potential acquisitions that would enhance its strategic business. Verizon’s management reviewed with Verizon’s board of directors a general analysis of various possible business combinations using publicly available information, including its conclusion that MCI, as a telecommunications company with a strong network and business services unit, could be complementary to Verizon’s existing product and service offerings.

On July 1, 2004, at a meeting of MCI’s board of directors, MCI’s management informed MCI’s board of directors that MCI had recently received preliminary indications of interest regarding a strategic transaction from both Verizon and Qwest. MCI’s board of directors discussed the strategic implications and possible benefits and risks of a potential business combination with each of Verizon, Qwest and the RBOC mentioned above. MCI’s board of directors, together with its advisors and MCI management, also discussed whether other parties could be interested in a potential strategic transaction with MCI. In the first week of July 2004, members of MCI’s senior management held phone discussions with members of Verizon’s senior management to discuss a potential strategic transaction and Verizon’s preliminary due diligence review of MCI. During this week, MCI’s senior management was informed that Qwest had conducted a substantial amount of financial analysis on MCI and was prepared to make an offer with respect to a business combination with MCI.

On July 14, 2004, MCI was re-listed and its shares began trading on NASDAQ.

On July 15, 2004, at a regularly scheduled meeting of MCI’s board of directors, management updated MCI’s board of directors on the status of management’s discussions with Qwest regarding a potential transaction. At this meeting, management made a presentation with respect to various aspects of a potential business combination transaction with Qwest in which the consideration would be predominantly stock, including Qwest’s financial and operating performance, operational profile, capital expenditures, products and service strategy, as well as its total level of debt and recent SEC investigations. On July 21, 2004, Qwest and MCI entered into a confidentiality agreement. Throughout the months of July, August and September of 2004, members of the senior management of MCI and Qwest, along with their financial and legal advisors, held numerous meetings and joint conference calls regarding a potential business combination transaction, and exchanged information and materials regarding their respective businesses. Also during this time, MCI’s board of directors held seven meetings with MCI management, along with its financial and legal advisor, at which strategic options, including a potential transaction with Qwest, were discussed.

In addition, from June through September of 2004, MCI received inquiries from several other parties regarding alternative transaction proposals. In response to these inquiries, members of MCI’s management, and their financial and legal advisors, held numerous meetings and joint conference calls regarding a potential transaction with each of these parties. Also during this time, MCI’s board of directors conducted numerous meetings with management, along with MCI’s financial and legal advisors, at which strategic options, including potential transactions with these parties, were discussed.

As part of MCI’s evaluation of its excess cash (see “The Merger—Senior Notes” on page 108 for a description of excess cash) and the potential uses for that cash, one of these parties made a preliminary proposal to recapitalize MCI using MCI’s own funds to repurchase some of MCI’s stock at a price of approximately $17.00 per share of MCI common stock. MCI’s board of directors determined that, in light of the amount of MCI’s excess cash and the potential uses for that cash, it was not in the best interests of MCI’s stockholders to pursue this preliminary proposal at that time. In evaluating the amount of MCI’s excess cash, MCI’s board of directors also considered (i) the risk to MCI’s business plan from increasingly competitive market conditions and MCI’s possible exit from the consumer market, (ii) the maturity dates of MCI’s outstanding 2007 and 2009 Senior Notes, the potential refinancing risk associated with these Senior Notes, and the need to preserve a certain level of cash until at least the time at which those maturity dates had passed or these Senior Notes had been refinanced, (iii) the impact on MCI’s credit rating of the determination of the amount of excess cash, (iv) anticipated capital expenditure requirements, (v) potential cash requirements to satisfy contingent liabilities including bankruptcy and tax liabilities, (vi) the fact that, other than the payment of distributions out of excess cash and an additional $100 million amount, MCI was unlikely to have the contractual right for the forseeable future to make any other payments under the restricted payments covenants of indentures for MCI’s 2007, 2009 and 2014 Senior Notes, (vii) MCI’s capital structure as compared to that of other industry competitors, and (viii) the availability of alternate financing sources. Additionally, in evaluating the potential uses of this cash, MCI’s board of directors considered a potential share repurchase (either through a self-tender or open-market repurchases), the distribution of a one-time special dividend or regular quarterly dividend. MCI’s board of directors ultimately resolved to declare an initial quarterly dividend and retain the remaining excess cash for possible future cash dividends, stock repurchases, debt repurchases or general corporate purposes.

Another of these parties indicated that it may be willing to pay as much as $20.00 per share of MCI common stock, subject to the completion of due diligence and obtaining satisfactory financing arrangements. MCI’s board of directors considered (i) the fact that this party would need to raise capital in order to consummate this transaction since it did not possess adequate cash reserves or committed financing, (ii) the possibility that the $20.00 per share price was actually an amount intended to enhance the prospects of that party gaining access to MCI’s due diligence materials, and that this party’s subsequent proposals may actually be priced below that amount and (iii) the possibility that this party’s proposal was motivated by a desire to impede MCI’s ability to enter into a strategic transaction with another telecommunications company with whom this party had a preexisting business relationship. MCI’s board of directors determined that its concerns about pursuing that proposal outweighed any potential benefits and that, in light of the other strategic alternatives being explored by MCI at that time, including the alternative of remaining a stand-alone company, it was not in the best interests of MCI’s stockholders to pursue this preliminary proposal at that time. Discussions with the other parties were preliminary and never progressed to the point of a specific proposal.

In August 2004, members of Verizon’s senior management again contacted members of MCI’s senior management to explore a potential merger.

On August 19, 2004, while MCI was in the midst of receiving inquiries from a number of parties, MCI engaged Greenhill as an additional financial advisor. In the second half of August and early September 2004, representatives of Greenhill held discussions with the senior management of Verizon with respect to a potential merger. On September 10, 2004, at a regularly scheduled meeting of MCI’s board of directors, senior management and MCI’s advisors updated MCI’s board of directors on the status of discussions with Qwest and Verizon. Senior management reported on the potential benefits and issues in a business combination with Qwest. Representatives from Greenhill informed MCI’s board of directors that Verizon remained interested in a possible merger with MCI, and that Verizon would conduct a due diligence review before deciding whether to engage in further discussions. On the same day, Verizon and MCI entered into a confidentiality agreement. On September 13, 2004, certain members of management from Verizon and MCI met to discuss a potential merger. On September 16, 2004, at a special meeting of MCI’s board of directors, MCI’s board of directors and senior management discussed the potential benefits that could result from a merger between MCI and Verizon for stockholders of MCI, specifically with regard to the competitive position of the businesses of Verizon and MCI following the merger. On September 21, 2004, members of management of Verizon and MCI met to discuss network and information technology matters. On September 22, 2004, certain members of management of Verizon and MCI participated in conference calls relating to various aspects of MCI’s businesses. On September 23, 2004, Verizon’s management and Verizon’s legal advisor, Debevoise & Plimpton LLP, sometimes referred to as Debevoise, met with MCI’s senior management team and other advisors of MCI, including MCI’s accountants, to discuss MCI’s process for estimating bankruptcy claims and other matters. Later that afternoon, Verizon’s senior management met to discuss the preliminary due diligence findings. Also during the month of September 2004, Verizon, together with Debevoise, conducted a preliminary due diligence review of MCI and Verizon’s management informed Verizon’s board of directors of the status of its due diligence. Between approximately September 23, 2004 and September 28, 2004, Verizon management and members of MCI’s finance team participated in several related conference calls.

On September 27, 2004, management of Verizon and MCI met to discuss marketing matters. On September 29, 2004, certain members from the management of Verizon and MCI participated in a conference call regarding the potential for certain cost savings to be derived from the potential merger.

In October 2004, the senior management of Verizon and MCI met to discuss the potential merger of Verizon and MCI. At a November 4, 2004 meeting of Verizon’s board of directors, Verizon’s senior management updated Verizon’s board of directors on its due diligence investigation. Also in November 2004, senior management of MCI and management of Verizon met and participated in conference calls concerning potential cost savings that might be realized with the potential merger.

During August 2004, September 2004 and October 2004, members of MCI and Qwest senior management, along with their financial and legal advisors, had discussions regarding a potential business combination transaction, and exchanged further information regarding their respective businesses. Also during this time, MCI’s board of directors held numerous meetings with management, along with MCI’s financial and legal advisors, at which strategic options, including a potential transaction with Qwest, were discussed. In early October, Lazard’s financial analysis of a potential business combination transaction with Qwest was delivered to MCI’s board of directors for discussion purposes. On October 14, 2004, at a meeting of MCI’s board of directors, management updated MCI’s board of directors on the status of MCI’s strategic options. Management and MCI’s board of directors conducted further discussions of the development of MCI’s stand-alone business plan. Management and MCI’s board of directors also engaged in an extensive discussion regarding a potential business combination transaction with Qwest. After these discussions, MCI’s board of directors decided to defer a decision with respect to the potential Qwest business combination transaction pending the exploration of other strategic options, including the stand-alone business plan, and to reconsider the issue at the December 10, 2004 MCI board of directors meeting, after further review of the Lazard materials. Senior management and MCI’s board of directors continued to review the Lazard materials on a potential business combination transaction with Qwest throughout late October and early November of 2004. On November 3, 2004, Mr. Richard C. Notebaert, the Chairman and Chief Executive Officer of Qwest, sent a letter to Mr. Capellas which discussed Qwest’s synergy analysis of a potential business combination transaction with MCI. On the same day, representatives of Lazard, in a written communication, confirmed to Qwest’s financial advisors that while they had welcomed input from Qwest’s financial advisors throughout the course of their risk analysis of a potential business combination, including synergy estimates, Lazard had not agreed with any specific aspect of their approach.

During October 2004, November 2004 and December 2004, management of MCI engaged in a comprehensive discussion and analysis of MCI’s stand-alone business plan and, specifically, the potential realization of MCI’s long-term capabilities as a stand-alone entity in the telecommunications industry. As a part of these discussions, management conducted an in-depth review of MCI’s strategic objectives and means of developing a stand-alone strategic plan, including (i) plans for new product growth initiatives, (ii) growth through targeted acquisitions, (iii) the formulation of MCI’s 2005 business plan, and (iv) the potential refinancing of MCI’s bonds in order to establish a better long-term capital structure. Senior management discussed these issues with MCI’s board of directors at the October 14, 2004 and December 10, 2004 meetings described below.

In December 2004, management of Verizon discussed with its board of directors its continuing evaluation of the advisability of a merger with MCI and Verizon management’s preliminary views with respect to the strategic, structural, economic, operational, legal and regulatory issues associated with a potential merger with MCI. In late December 2004, Verizon’s management continued to explore the strategic risks and benefits associated with a potential merger with MCI.

Throughout December 2004, members of the management of MCI and Verizon, along with representatives of Greenhill, held meetings and telephonic discussions regarding potential merger terms, structure and issues. Also during this time, MCI’s board of directors conducted several meetings with management, along with MCI’s financial and legal advisors, to discuss strategic options, including a potential merger with Verizon.

On December 10, 2004, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s board of directors engaged in an extensive review and evaluation of management’s stand-alone business plan for MCI which had been developed over the prior months. Also during this meeting, MCI’s board of directors approved the 2005 business plan and strategic investment framework. Additionally, management updated MCI’s board of directors on MCI’s proposed transaction with NetSec, Inc. as part of MCI’s stand-alone plan aimed at expanding MCI’s presence in the rapidly growing security segment, and management discussed other potential acquisitions in the hosting space. Management and its advisors also reviewed with MCI’s board of directors a detailed plan of potential alliances and equity investments in the wireless segment. After discussion, MCI’s board of directors approved the purchase of NetSec consistent with the terms described at the meeting.

Also at this meeting, Greenhill reported that Verizon continued to be interested in a possible merger, but had inquired whether MCI would consider other strategic alliances such as a joint venture of their respective enterprise businesses. MCI’s board of directors considered the fact that this transaction would result in MCI having a partial ownership stake in a joint venture between Verizon and MCI to which MCI would contribute its core strategic enterprise business while retaining its less competitive consumer business. After discussion, MCI’s board of directors determined that the risks and rewards of that type of transaction for MCI’s stockholders would be unlikely to compare favorably to remaining a stand-alone company and that, combined with the other strategic alternatives MCI’s board of directors wished to pursue, it was not in the best interests of MCI’s stockholders to pursue a joint venture at that time. Therefore, MCI’s board of directors directed management to advise Verizon that MCI was not interested in a joint venture.

Management, together with MCI’s board of directors and MCI’s financial and legal advisors, also discussed the status of discussions with Qwest regarding a stock-for-stock business combination, following a cash payment that would be made to MCI stockholders from the remainder of MCI’s excess cash. MCI’s board of directors, in evaluating the value and certainty of Qwest’s proposal, considered, (i) the changing competitive nature of the industry, (ii) the increasing need for scale and comprehensive wireless capabilities, (iii) access economics (including the extent to which the proposed combination would reduce costs or result in other efficiencies associated with originating and terminating telecommunications traffic or both), (iv) the potential benefits of a transaction with Qwest, including the level and achievability of potential synergies and tax savings from use of Qwest’s net operating loss carry-forwards, (v) the state of Qwest’s financial condition and capital structure, (vi) the ongoing ability of the combined company to sustain network service quality and invest in new capabilities and (vii) the difficulty of ensuring ongoing customer confidence among MCI’s large enterprise customers. In light of the ongoing discussions with Verizon regarding a possible merger, the other strategic alternatives being explored by MCI at that time (including the possibility of discussions with other potentially interested parties and its stand-alone business plan), and the risks to achieving superior values under the Qwest transaction, MCI’s board of directors determined that the proposed transaction with Qwest was not in the best interests of MCI’s stockholders at that time. Therefore, MCI’s board of directors directed management to advise Qwest that MCI was not interested in the proposed business combination. On December 13, 2004, MCI’s senior management and one of its financial advisors informed Qwest that MCI’s board of directors was not prepared to move forward with a potential transaction.

On December 15, 2004, two competitors of MCI in the telecommunications industry and industry leaders in the wireless segment, Sprint Corporation, sometimes referred to as Sprint, and Nextel Communications, Inc., sometimes referred to as Nextel, announced that they had entered into a definitive merger agreement.

In early January 2005, members of Verizon’s management continued to evaluate the potential merger with MCI. In the first week of January 2005, at Verizon’s invitation, members of MCI’s and Verizon’s senior management met to discuss further potential merger structures and issues. At a telephonic meeting of Verizon’s board of directors on January 11, 2005, Verizon’s management updated Verizon’s board of directors on its continuing evaluation of MCI. Shortly thereafter, Verizon engaged Bear, Stearns & Co. Inc., sometimes referred to as Bear Stearns, as Verizon’s financial advisor to assist it in evaluating a potential merger. MCI also provided additional information to Verizon during late January 2005. On January 20, 2005, Verizon’s board of directors received reports from Verizon’s management concerning the status of the parties’ discussions. Throughout the month, senior management of MCI and Verizon, together with their financial and legal advisors, held several telephonic discussions with respect to Verizon’s due diligence review of MCI and potential transaction structures, issues and timing.

In January of 2005, MCI was approached by several private equity funds regarding a potential transaction. Discussions with these parties did not advance beyond the preliminary stages, or to the point of a specific proposal. In light of the developments described below, including the fact that a transaction with a strategic acquiror such as Verizon which would create operational savings that would most likely benefit MCI’s stockholders beyond what any private equity fund would be willing to pay, MCI’s board of directors concluded that it was not in the best interests of MCI’s stockholders to further pursue discussions with these private equity funds.

Also in January of 2005, MCI’s senior management received a call from another telecommunications provider regarding a potential business combination. MCI’s senior management expressed concerns regarding the regulatory considerations involved in such a transaction, but agreed to have outside legal advisors of both companies meet. There were no direct meetings between MCI personnel and personnel of this telecommunications provider. Discussions between MCI and this telecommunications provider did not proceed any further.

In the last two weeks of January 2005, members of Qwest’s senior management contacted MCI’s senior management to discuss a potential all-cash offer to acquire MCI. Members of MCI’s senior management expressed the view that this offer should be priced at a premium to MCI’s prevailing share price. Qwest’s senior management, along with its financial advisors, confirmed that Qwest was willing to pay a premium to MCI’s share price, and MCI’s senior management agreed to meet with Qwest on that basis. On January 21, 2005 Qwest’s senior management, together with Qwest’s financial and legal advisors, held a meeting with MCI’s senior management, together with MCI’s financial and legal advisors, to discuss potential transaction structures and issues. At this meeting, representatives from Qwest requested access to additional confidential MCI information. Representatives from MCI informed Qwest’s senior management that they were prepared to provide Qwest with further non-public information necessary in order for Qwest to make a revised proposal, but that MCI’s management and MCI’s board of directors must evaluate the terms of any new Qwest proposal before permitting Qwest to conduct a full due diligence review on MCI. At this meeting, Qwest’s representatives informed members of MCI management that they were in the process of finalizing the terms of a fully financed all-cash offer to acquire MCI which would be priced at a premium to MCI’s prevailing share price. Qwest’s senior management also advised MCI that Qwest had secured financing from UBS Loan Finance LLC and Merrill Lynch Capital Corp. MCI’s representatives informed Qwest’s advisors that any new Qwest proposal must address MCI’s board of directors’ concerns regarding price and certainty, and, as such, should include (i) merger consideration reflecting a premium to MCI’s prevailing share price, (ii) evidence of financing commitments that would remain in place throughout the entire period required to obtain regulatory approval for such a transaction, and (iii) minimal conditions to closing. On January 24, 2005, at a meeting of MCI’s board of directors, senior management reported that Qwest expressed an interest in an all-cash transaction but had not, as of that time, provided any specific terms. In the last week of January 2005, Qwest conducted a due diligence review on certain non-public financial information provided by MCI, and senior management of Qwest and MCI continued discussions regarding a potential transaction.

On January 31, 2005, AT&T announced that it had entered into a definitive merger agreement with SBC. Throughout the last week of January and into early February 2005, there was a considerable increase in the market price of MCI shares based on speculation that MCI could be a potential acquisition target, and media reports of a Qwest proposal.

Between January 31, 2005 and February 11, 2005, Verizon and MCI, together with their respective financial and legal advisors, had additional meetings and discussions to obtain additional information and update the due diligence that had been conducted in late 2004. Greenhill held numerous meetings and telephonic discussions with Bear Stearns with respect to the financial aspects of a potential business combination.

On February 1, 2005, Mr. Seidenberg advised Verizon’s board of directors that management had intensified its consideration of a merger with MCI.

On February 1, 2005, at a special meeting of MCI’s board of directors, senior management of MCI reviewed the impact that the recently announced transactions involving AT&T and Sprint, two of MCI’s principal competitors, would have on both MCI and the industry as a whole, noting that AT&T’s enterprise business would gain significant advantages in access costs and add a full suite of wireless capabilities. MCI’s senior management also reported on the status of management’s renewed discussions with Qwest regarding an anticipated all-cash proposal from Qwest. MCI’s senior management reported that Qwest had advised MCI that it was prepared to present a term sheet regarding its anticipated proposal, and that MCI’s senior management planned to meet with Qwest on February 2, 2005 to review Qwest’s proposal. MCI’s senior management also reported on increased interest from Verizon’s management regarding a potential merger, in light of the recently announced transaction between SBC and AT&T, and noted that Verizon had hired a financial advisor. MCI’s senior management and MCI’s board of directors engaged in a lengthy discussion regarding the impact of the combination between SBC and AT&T, including the pricing on the AT&T transaction, and the estimated value of the savings for the combined corporations. MCI’s senior management and MCI’s board of directors also discussed the expected long-term impact on MCI, as a stand-alone company, as a result of a combination between SBC and AT&T.

On February 2, 2005, members of Qwest’s senior management met with members of MCI’s senior management to discuss the terms of a potential transaction with Qwest. At this meeting, Mr. Notebaert submitted a written offer for Qwest to purchase all of the common stock of MCI. The offer provided for a price of $17.85 per share in cash to be paid to the stockholders of MCI, and also provided for MCI stockholders to receive $0.40 per share in quarterly dividends for the four quarters anticipated between signing and closing. The offer did not contain any financing commitments and was subject to numerous conditions with respect to financing, regulatory approvals, and the completion of due diligence. The total stated amount of Qwest’s proposal was $19.45 (including the $0.40 per share in quarterly dividends for the four quarters anticipated between signing and closing). The closing market price of MCI shares of common stock was $19.54 on the previous business day. On February 3, 2005, news of the Qwest proposal received widespread press coverage.

On February 4, 2005, at a special meeting of MCI’s board of directors, senior management and MCI’s financial and legal advisors updated MCI’s board of directors on the key terms and conditions of the Qwest proposal and the status of discussions with Verizon. MCI’s board of directors authorized management to evaluate Qwest’s proposal and pursue discussions with Verizon. Also on February 4, 2005, Verizon’s senior management contacted MCI’s senior management and they agreed to intensify discussions that might lead toward a merger and outlined certain terms for a potential merger.

On the weekend of February 5, 2005, members of MCI’s management, together with MCI’s legal and financial advisors, held discussions with respect to the terms of a potential downward purchase price adjustment mechanism proposed by Verizon. Greenhill and Bear Stearns continued discussions regarding the overall terms of a Verizon proposal.

On February 7, 2005, in a meeting between Greenhill and Bear Stearns, Verizon made a proposal for a merger with MCI, subject to the approval of the Verizon board of directors. The proposal provided for (i) a cash component of $5.99 per share of MCI, representing the undistributed excess cash under the MCI plan of reorganization and (ii) each share of MCI common stock to be converted into the right to receive 0.3802 shares of Verizon common stock. The proposal also provided for a potential purchase price adjustment mechanism that would decrease or increase the purchase price to the extent that MCI’s cash at the closing of the merger, less the fair value of remaining bankruptcy and tax-related liabilities, was less than $2.0 billion. The total stated amount of Verizon’s proposal was $20.00 per share of MCI common stock, based on Verizon’s closing market price of $36.85 on the previous business day. The closing market price of MCI of common stock on the previous business day was $21.03.

During the period from February 7, 2005 through February 14, 2005, Verizon, MCI, and their respective financial and legal advisors engaged in extensive and detailed negotiations concerning the proposed terms of the definitive agreements necessary to close the merger, as well as completing the due diligence process.

On February 7, 2005, MCI’s advisors contacted Qwest’s advisors, and on February 8, 2005 and February 9, 2005, MCI’s financial and legal advisors commenced discussions with Qwest’s legal and financial advisors regarding Qwest’s all-cash proposal, including (i) a review of the terms of Qwest’s all-cash offer, (ii) further discussion regarding the financial assumptions underlying Qwest’s offer, and (iii) a review and discussion of the financing conditions and other significant transaction contingencies present in the Qwest proposal.

On February 8, 2005, MCI’s board of directors held a telephonic meeting at which senior management reviewed for MCI’s board of directors the Verizon and Qwest proposals, and the status of discussions with each party.

On February 9, 2005, Verizon’s board of directors met with its financial and legal advisors to discuss the potential merger with MCI. At Verizon’s board of directors meeting, management reported on the financial, legal and organizational due diligence and reviewed the strategic reasons for the merger. They also discussed the potential benefits and cost savings from a merger with MCI and MCI’s historical and projected financial results. A representative of Debevoise discussed with Verizon’s board of directors their fiduciary duties in considering a business combination and the legal terms of the merger, including the proposed transaction structure and treatment of MCI’s existing and contingent bankruptcy and tax liabilities.

On February 10, 2005, a telephonic meeting was held between the management of MCI and Verizon and their respective financial advisors during which MCI’s management and advisors conducted due diligence with respect to Verizon’s business, financial condition and operations.

In the afternoon of February 10, 2005, Mr. Notebaert sent a letter to MCI’s financial advisors reviewing the potential benefits of a business combination with Qwest to the stockholders of both companies. In the evening, MCI’s financial and legal advisors held a telephonic meeting with Qwest’s financial and legal advisors. At that meeting, Qwest’s advisors outlined a number of changes to Qwest’s proposal of February 2, 2005, including (i) an increase in the offered purchase price to $18.27 per share in cash which also provided for MCI stockholders to receive $0.40 per share in quarterly dividends for the four quarters anticipated between signing and closing, (ii) a willingness to provide Qwest equity as part of the consideration in lieu of some of the cash purchase price, and (iii) the removal and narrowing of some conditions with respect to financing and regulatory approval. The total stated amount of Qwest’s proposal was $19.87 (including the $0.40 per share in quarterly dividends for the four quarters anticipated between signing and closing). The closing market price of MCI shares of common stock was $20.86 on the previous business day.

On February 11, 2005, MCI’s board of directors held a regularly scheduled in-person meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management updated MCI’s board of directors on the status of negotiations with Verizon and Qwest. Davis Polk advised MCI’s board of directors on its legal duties and responsibilities and made a presentation regarding the structure and key terms and conditions of each transaction. Greenhill, JPMorgan and Lazard reviewed with MCI’s board of directors certain financial aspects of each transaction and offeror. MCI’s board of directors, in evaluating the value and certainty of each transaction, engaged in a discussion with management and its advisors with respect to the benefits and risks of each transaction, and the alternative of continuing operations as a stand-alone company, including (i) the potential benefits of a merger with Verizon because of Verizon’s stability, lower level of debt and network infrastructure, (ii) the potential benefits of a transaction with Qwest, including the level and achievability of potential synergies and tax savings from use of Qwest’s net operating loss carry-forwards, (iii) certain concerns regarding a potential transaction with Qwest, including the presence of conditions and risks of the offer, Qwest’s high level of debt, the potential amount of Qwest’s contingent liabilities, Qwest’s potential for growth, its lack of organic wireless capabilities, and concerns with the pro forma financial stability of a combined company, and (iv) the challenges facing MCI as a stand-alone corporation in the changed industry landscape that had resulted from the acquisition of AT&T by SBC and MCI’s stronger ability to compete after a merger with Verizon. After this discussion, MCI’s board of directors determined that, as compared to the transaction proposed with Qwest, the alternative of remaining a stand-alone company or continuing to explore other alternatives, pursuing the proposed transaction with Verizon was in the best interests of MCI stockholders at the time, and directed management and MCI’s advisors to resolve any remaining issues with Verizon and to finalize the merger agreement. Also at this meeting, MCI’s board of directors declared a regular quarterly cash dividend of $0.40 per share of MCI common stock. During the same day, news of the Verizon proposal began to receive widespread press coverage. The total stated amount of Verizon’s February 7, 2005 proposal was $19.69 per share of MCI common stock (including the $0.40 per share cash dividend declared on February 11, 2005, which was paid on March 15, 2005), based on Verizon’s closing market price on February 10, 2005, of $36.04. The closing market price of MCI shares on February 10, 2005, was $20.46.

On the evening of February 11, 2005, after further discussions among MCI’s and Qwest’s financial and legal advisors, Qwest submitted a revised proposal for a potential business combination with MCI. The offer provided for $7.50 in cash and 3.735 shares of Qwest common stock for each share of MCI common stock. The offer also provided for MCI stockholders to receive $0.40 per share in quarterly dividends for the four quarters anticipated between signing and closing. The offer contained no express financing condition but was contingent on Qwest’s completion of the due diligence process. Qwest requested essentially the same due diligence materials that Verizon had received. Representatives of MCI contacted representatives of Qwest that evening to notify them that, due to the revised proposal, Qwest would be granted access to the MCI data room, and to request that members of the Qwest management team attend meetings with MCI and its representatives at the offices of Lazard the following day so that MCI could evaluate Qwest. MCI also requested that Qwest provide merger agreements for both of its proposals and copies of any financing commitment letters. The total stated amount of Qwest’s proposal was $24.60 per share of MCI common stock (including the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005 and the other three quarterly dividends anticipated between signing and closing), based on Qwest’s closing market price of $4.15 on February 11, 2005. The closing market price of MCI shares of common stock on February 11, 2005 was $20.75.

Also on the evening of February 11, 2005, members of the management of MCI and Verizon, together with MCI’s financial and legal advisors and Verizon’s financial advisor and legal advisors, continued negotiations regarding the terms of the merger agreement. These negotiations continued through February 12, 2005 and February 13, 2005.

On February 12, 2005, meetings were held between the management of Qwest and MCI, together with their financial and legal advisors, in which each party conducted due diligence with respect to the other’s business, operations, financial prospects and financial condition. Although no financing commitments were delivered at that time, in the afternoon, Skadden, Arps, Slate, Meagher & Flom LLP, legal advisor to Qwest, delivered to Davis Polk an initial draft of a merger agreement relating to the proposed transaction. MCI management advised Qwest’s representatives that they were welcome to conduct further due diligence and to meet with MCI’s advisors, both to review MCI’s information and to provide an opportunity for MCI to conduct due diligence with respect to Qwest. MCI requested certain clarifications from Qwest regarding its proposal and requested that Qwest increase its offer in time for the meeting of MCI’s board of directors scheduled for the following day.

During the day on February 13, 2005, meetings were held between the management of Qwest and MCI, together with their financial and legal advisors, in which each party conducted further due diligence with respect to the other’s business, operations, financial prospects and financial condition. Thereafter, members of the management of MCI and Qwest, together with their respective financial and legal advisors, conducted negotiations regarding the terms of the merger agreement, and MCI’s financial advisors again requested that Qwest increase its offer. Also on that day, MCI’s legal advisor discussed with Qwest’s legal advisor regulatory issues associated with a potential transaction. In the afternoon, prior to MCI’s board of directors meeting, Qwest reconfirmed the terms of its February 11, 2005 proposal in writing to MCI’s board of directors. Qwest’s representatives informed JPMorgan and Lazard that the terms of the proposal were subject to up to one week of additional due diligence on MCI, and that they did not foresee any contingency at that time that would cause Qwest to reduce its offer.

Also on February 13, 2005, throughout the day, members of the senior management of MCI and Verizon, together with their respective financial and legal advisors, continued negotiations regarding the terms of the merger agreement. During this time, members of MCI’s senior management also contacted individual MCI directors to update them on the status of the negotiations with Qwest and the negotiations with Verizon. At 4:00 p.m., MCI’s board of directors held a meeting (without Mr. Capellas), which was attended by MCI’s senior management and MCI’s financial and legal advisors. Senior management and MCI’s advisors updated MCI’s board of directors on the status of negotiations with Verizon, the February 10, 2005 all-cash offer from Qwest, the February 11, 2005 cash and stock offer from Qwest and the draft merger agreement from Qwest, and their evaluation of Qwest. MCI’s board of directors, in evaluating the value and certainty of Qwest’s proposal, discussed, among other considerations, (i) the changing competitive nature of the industry, (ii) the increasing need for scale and comprehensive wireless capabilities, (iii) access economics, (iv) the potential benefits of a transaction with Qwest, including the level and achievability of potential synergies and tax savings from use of Qwest’s net operating loss carry-forwards, (v) the state of Qwest’s capital structure, (vi) the ongoing ability to sustain network service quality and invest in new capabilities and (vii) ensuring ongoing customer confidence among MCI’s large enterprise customers. Contemporaneously, Mr. Capellas met with Mr. Seidenberg to discuss improvements in the terms of the Verizon transaction. Verizon offered to revise its proposal for a merger with MCI to provide that each share of MCI common stock be converted into the right to receive (i) 0.4062 shares of Verizon common stock and (ii) cash in the amount of $1.50 per share, which amount of cash and number of shares could be reduced pursuant to a potential downward purchase price adjustment based on certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities (for a description of these bankruptcy claims and international tax liabilities, see “The Merger Agreement—Potential Downward Purchase Price Adjustment for Specified Liabilities” on p. 99). The offer also provided for the distribution by MCI after stockholder approval of the merger of a special cash dividend in the amount of $4.10 per share of MCI common stock (less the amount of any dividends declared by MCI during the period from February 14, 2005 to the consummation of the merger, but excluding the $0.40 per share dividend approved MCI’s board of directors on February 11, 2005). The total stated amount of Verizon’s proposal was $20.75 per share of MCI common stock (including the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005), based on Verizon’s closing market price on February 11, 2005 of $36.31 per share. The closing market price of MCI shares on February 11, 2005 was $20.75.

In the evening on February 13, 2005, Verizon’s board of directors again met with its financial and legal advisors to discuss the financial aspects of the proposed merger with MCI and the proposed terms of the merger agreement and to consider approval of the merger agreement. At the meeting, Verizon’s management presented Verizon’s board of directors with an update on the status of the negotiations with MCI and again reviewed the strategic reasons for, and potential benefits and cost savings to be derived from, the proposed merger. A representative of Debevoise reviewed again with Verizon’s board of directors its fiduciary duties in considering a proposed business combination and discussed the material terms of the proposed merger agreement and the remaining open issues in connection with the proposed merger with MCI. Following additional discussions, Verizon’s board of directors unanimously (with one potentially interested director abstaining because the firm to which he is an advisor had performed professional services for MCI unrelated to the merger) determined that the merger with MCI was advisable and in the best interests of Verizon’s stockholders, approved the merger and related matters and authorized management to finalize and enter into definitive documents regarding the merger.

Also in the evening of February 13, 2005, MCI’s board of directors held a special meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors advised MCI’s board of directors on the revised proposal from Verizon and reviewed its terms and the financial and operational aspects of its offer. The MCI management team, together with MCI’s financial advisors, reviewed with MCI’s board of directors the terms of the Qwest proposal as well as an evaluation of Qwest. Greenhill, JPMorgan and Lazard reviewed with MCI’s board of directors certain financial aspects of each transaction. Davis Polk advised MCI’s board of directors on its legal duties and responsibilities and made a presentation regarding the structure and key terms and conditions of the proposed Qwest and Verizon transactions. Representatives of Greenhill, JPMorgan and Lazard reviewed their financial analyses and each rendered to MCI’s board of directors its oral opinion, which opinion was subsequently confirmed in writing, that as of February 13, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in these opinions, the merger consideration and special dividend to be issued and paid to MCI’s stockholders in connection with the Verizon merger was fair from a financial point of view to these holders. MCI’s board of directors proceeded to discuss the original Verizon merger agreement and the transactions contemplated by the original merger agreement and compare it to the Qwest proposals. Mr. Breeden stated that the process of MCI’s board of directors that he had observed in considering the competing proposals from Verizon and Qwest, as well as MCI’s other strategic alternatives, had been a careful and detailed one in which MCI’s board of directors had sought to evaluate both the potential value and the relative risks of those alternatives, including the risks associated with an extended period prior to the closing under each of the proposals from Verizon and Qwest. Following these discussions, MCI’s board of directors unanimously determined that the original Verizon merger agreement and the transactions contemplated by the original Verizon merger agreement were advisable, fair and in the best interests of MCI’s stockholders and voted unanimously to approve the original Verizon merger agreement and to recommend that MCI’s stockholders approve and adopt the original merger agreement with Verizon.

Before the opening of the United States financial markets on February 14, 2005, Verizon and MCI executed the original agreement and issued a joint press release announcing the merger.

On February 20, 2005, MCI’s board of directors, together with MCI’s management and MCI’s financial and legal advisors, held a meeting to discuss the reaction of major MCI stockholders to the pending merger with Verizon and Qwest’s public statements about a proposed transaction with MCI.

On February 24, 2005, MCI received a revised proposal from Qwest to acquire MCI. The revised proposal provided for total consideration per share of MCI common stock equal to: (i) $6.00 in cash in quarterly and special dividends (including the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005); (ii) $3.10 in cash at closing; and (iii) 3.735 shares of Qwest common stock for each share of MCI common stock. The revised proposal included the same purchase price adjustment mechanism included in the merger agreement between MCI and Verizon. Qwest’s revised proposal also included a “collar” mechanism with respect to the stock component of the consideration which provided that if the average trading price for Qwest common stock during a period of 20 days prior to the closing of the transaction does not equal $4.15, then the exchange ratio would be adjusted as follows: (i) if the Qwest share price is between and inclusive of $3.74 and $4.14, then the exchange ratio would be adjusted upward to deliver value of $15.50 in stock consideration (although Qwest may at its option deliver all or a portion of the additional stock consideration in cash instead); (ii) if the Qwest share price is between and inclusive of $4.16 and $4.57, then the exchange ratio would be adjusted downward to deliver value of $15.50 in stock consideration; (iii) if the Qwest share price is below $3.74, then the exchange ratio would be 4.144 (although Qwest may at its option deliver all or a portion of the additional stock consideration in cash instead); and (iv) if the Qwest share price is above $4.57, then the exchange ratio would be 3.392. The non-financial terms of Qwest’s revised proposal, including representations, warranties, covenants, closing conditions and termination rights, were substantially comparable with the terms and conditions of the merger agreement between MCI and Verizon, although with some differences. The principal differences were as follows: (i) Qwest agreed to take certain actions in connection with obtaining regulatory approvals or to remove impediments to the proposed transaction relating to or arising from regulatory laws other than those that would have a material adverse effect on the combined company, while under the Verizon merger agreement, neither Verizon nor MCI were required to take actions in connection with obtaining regulatory approvals or to remove impediments to the proposed transaction relating to or arising from regulatory laws if such actions or removals would have a material adverse effect on Verizon or MCI, with Verizon deemed to be an entity the size and scale of MCI for these purposes, (ii) Qwest agreed not to take actions that would be reasonably likely to materially delay closing, and (iii) the proposed transaction with Qwest would require not only approval of MCI’s stockholders, but also approval of Qwest’s stockholders. The revised offer remained contingent on Qwest’s completion of its due diligence review. The total stated amount of Qwest’s proposal was $24.60 per share of MCI common stock (including the $0.40 per share dividend declared on February 11, 2005), based on Qwest’s closing market price of $4.05 on the previous business day, which was within the range of the collar mechanism under that proposal. The closing market price of MCI shares of common stock on the previous business day was $22.95.

On February 25, 2005, MCI shares began trading ex-dividend with respect to the $0.40 per share dividend declared on February 11, 2005. The closing market price of MCI shares of common stock on February 27, 2005 was $22.60.

On February 27, 2005 and March 1, 2005, MCI’s board of directors held special meetings, which were attended by MCI’s senior management and MCI’s financial and legal advisors, to review the revised proposal from Qwest.

On March 2, 2005, MCI announced its intention to engage in discussions and information exchanges with Qwest through March 17, 2005 after receiving a waiver from Verizon of certain terms of the merger agreement between Verizon and MCI to permit these discussions and information exchanges. Subsequently, MCI and Qwest engaged in ongoing and extensive discussions regarding Qwest’s revised proposal, and engaged in additional information exchanges in connection with MCI’s board of directors’ review and evaluation of Qwest’s revised proposal and with a view to having Qwest be in a position to remove the due diligence condition to its proposal. During these discussions, MCI’s advisors raised with Qwest’s advisors issues and concerns with respect to certain terms of Qwest’s draft merger agreement, including terms relating to deal certainty, structures, the risks associated with a need for stockholder approval by Qwest’s stockholders, elimination of the purchase price adjustment which had been adopted from the Verizon merger agreement and, in light of the expected size of pro forma ownership by MCI’s stockholders in the combined company, the scope of Qwest’s representations and warranties and the covenants relating to the conduct of Qwest’s business. These discussions and information exchanges took place over a two-week period in which there were numerous meetings and joint conference calls among the senior management and the advisors of both parties, and numerous data room visits by representatives from Qwest and MCI.

On March 11, 2005, MCI’s board of directors held a regularly scheduled meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors reviewed with the MCI board of directors the status of the continuing discussions with Qwest, reviewed Qwest’s revised proposal, and management reported on the results of the ongoing due diligence review on Qwest.

On March 13, 2005, Qwest delivered to MCI draft commitment letters relating to the proposed financing in connection with its proposal, and management of the companies, the proposed lenders under the commitment letters, and their respective advisors engaged in subsequent discussions regarding the terms of the commitment letters. MCI, Qwest and their respective advisors also engaged in further discussion regarding the terms and conditions of Qwest’s draft merger agreement. During these discussions, MCI’s advisors again raised with Qwest’s advisors issues and concerns with respect to certain terms of Qwest’s draft merger agreement, including terms relating to deal certainty, Qwest stockholder approval and elimination of the purchase price adjustment.

Qwest’s advisors had requested an opportunity for Mr. Notebaert to present to MCI’s board of directors a revised proposal and to answer questions from MCI’s board of directors. On March 15, 2005, at the direction of MCI, one of MCI’s financial advisors informed Qwest’s advisors that, given the risks to MCI’s business arising from the then-current uncertainties, MCI thought it appropriate to conclude further discussions and make its decision as to which proposal, as between Qwest’s proposal and the Verizon merger agreement (including any improvement Verizon was prepared to make), was in the best interests of MCI stockholders, and that, in light of Mr. Notebaert’s expressed interest in presenting a revised proposal at MCI’s board of directors meeting on March 16, 2005, MCI intended to treat the proposal that Mr. Notebaert would present as Qwest’s best and final offer.

On March 16, 2005, Mr. Notebaert attended a meeting of MCI’s board of directors where he made a presentation to MCI’s board of directors regarding Qwest’s proposal and responded to questions from MCI’s board of directors regarding Qwest’s proposal. At this meeting, Mr. Notebaert presented a further revised proposal from Qwest to acquire MCI. The financial terms of Qwest’s revised proposal were substantially the same as Qwest’s February 24, 2005 stock and cash proposal, except that it provided for a cash payment at closing by Qwest to MCI stockholders of $4.50 per share of MCI common stock (as opposed to $3.10 per share under Qwest’s February 24, 2005 proposal). The non-financial terms of Qwest’s revised proposal remained substantially the same as under Qwest’s prior proposal, other than with respect to the scope of Qwest’s representations and warranties, which were expanded to be substantially the same as MCI’s, and the inclusion of a reciprocal termination fee payable by Qwest to MCI in the event Qwest’s stockholders failed to approve the proposed transaction. The proposal requested a response by March 25, 2005, which Mr. Notebaert subsequently agreed to extend until March 28, 2005. The total stated amount of Qwest’s proposal was $25.60 per share of MCI common stock (excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005), based on Qwest’s closing market price of $3.86 on the previous business day, which was within the range of the collar mechanism under that proposal. The closing market price of MCI shares of common stock on the previous business day was $24.03.

On March 17, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors reviewed with

MCI’s board of directors the discussions and information exchanges that had taken place over the prior two weeks between Qwest and MCI and the terms of Qwest’s revised proposal.

Following the March 17, 2005 MCI board of directors meeting, MCI’s senior management, together with MCI’s financial and legal advisors, continued their evaluation of Qwest’s revised proposal. On March 21, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors to discuss Qwest’s revised proposal.

At a meeting of Verizon’s board of directors on March 22, 2005 with its financial and legal advisors, Verizon’s management discussed developments related to MCI and their assessment of the transaction. Verizon’s board of directors authorized its management to present a revised proposal to MCI when Verizon’s management deemed advisable. The terms of the revised proposal were communicated to MCI on March 28, 2005.

On March 23, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s senior management and MCI’s financial and legal advisors, in which MCI’s board of directors conducted a review and evaluation of Qwest’s revised proposal. At this meeting, MCI’s board of directors determined to continue discussions with Qwest. MCI announced its intent to engage in discussions and information exchanges with Qwest through March 28, 2005 after receiving a waiver of certain terms of the merger agreement between Verizon and MCI to permit these discussions and information exchanges. Subsequently, MCI and Qwest and their respective advisors engaged in continuing discussions regarding Qwest’s revised proposal, including further discussions regarding the terms and conditions of the draft merger agreement and commitment letters, and engaged in additional information exchanges. During these discussions, MCI sought, through its advisors, an improvement in the financial terms of Qwest’s revised proposal and reiterated the need to receive Qwest’s best and final offer prior to MCI’s board of directors meeting scheduled for March 28, 2005.

Beginning on March 24, 2005, and continuing into the weekend of March 25, 2005, further discussions and information exchanges took place between Qwest and MCI, including numerous discussions among the parties and their respective advisors regarding a potential transaction, and visits by MCI representatives to the Qwest data room. The parties and their advisors also engaged in further discussion regarding the terms and conditions of Qwest’s draft merger agreement. During these discussions, MCI’s advisors again raised with Qwest’s advisors issues and concerns with respect to certain terms of Qwest’s revised draft merger agreement, including terms relating to the certainty of closing, Qwest stockholder approval, elimination of the purchase price adjustment and the scope of the covenants relating to the conduct of Qwest’s business. Additionally, the parties, the proposed lenders under the commitment letters, and their respective advisors engaged in subsequent discussions regarding the terms of the commitment letters, including the scope of the conditions to funding under the commitment letters.

On March 27, 2005, representatives of Verizon informed representatives of MCI that Verizon planned to make a revised proposal which would include an increase in merger consideration, a potentially beneficial pricing mechanism, and enhanced deal protection terms, including an increase in the termination fee, an expansion of the circumstances triggering the provision allowing Verizon to cause MCI to hold a stockholder meeting to consider approval of the merger in the event MCI’s board of directors changes, withdraws, modifies or qualifies its recommendation of the merger to MCI stockholders and the removal of MCI’s right to terminate the merger agreement in order to accept a superior proposal. Later that day, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors reviewed with MCI’s board of directors the status of the continuing discussions with Qwest and the anticipated revised proposal from Verizon. MCI’s legal advisor described the proposed enhanced deal protection terms and their potential operation and consequences.

On March 28, 2005, Qwest delivered to MCI revised signed commitment letters relating to the proposed financing in connection with its March 16, 2005 proposal, which provided for an additional $500 million in financing. Also on March 28, 2005, Mr. Notebaert delivered a letter to MCI’s board of directors reiterating the terms of Qwest’s March 16, 2005 proposal without any of the requested improvements in financial terms other than the increase in financing commitments. The letter also stated that Qwest’s proposal would be withdrawn if an agreement was not executed between MCI and Qwest with respect to a potential transaction on or before midnight, April 5, 2005. The non-financial terms of Qwest’s proposal remained substantially the same, other than with respect to (i) the closing condition relating to the receipt of a court order providing that, among other things, the oversight of MCI’s corporate monitor is no longer required and that neither Qwest nor any of its subsidiaries would be subject to the corporate governance principles and processes developed by the corporate monitor to which MCI is subject, which Qwest agreed to remove from its revised proposal, and (ii) the situations under which Qwest may be required to pay a termination fee to MCI, which Qwest agreed to expand so as to be reciprocal to the situations under which MCI may be required to pay a termination fee to Qwest. The total stated amount of Qwest’s proposal was $25.60 per share of MCI common stock (excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005), based on Qwest’s closing market price of $3.78 on the previous business day, which was within the range of the collar mechanism under that proposal. The closing price of shares of MCI common stock on the previous business day was $23.26.

In the afternoon of March 28, 2005, following Qwest’s public reiteration of its March 16, 2005 proposal, MCI received a formal revised proposal from Verizon for a merger with MCI. The proposal contemplated (i) an increase in the per share amount of cash consideration to be paid by Verizon to the stockholders of MCI at the closing of the merger from $1.50 to $4.25 (making the total cash consideration, including the special cash dividend contemplated by the merger agreement but excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005, equal to $8.35), and (ii) in lieu of receiving a fixed exchange ratio of 0.4062 shares of Verizon common stock, MCI stockholders would receive instead the greater of 0.4062 shares of Verizon common stock or a number of shares of Verizon common stock that has a value of $14.75 at the effective time, with Verizon being able to elect to pay additional cash instead of issuing additional shares over the 0.4062 exchange ratio. In addition, pursuant to the terms of the revised proposal, the termination fee that MCI would be required to pay to Verizon upon termination of the merger agreement under specified circumstances would be increased from $200 to $300 million, and MCI would be subject to an obligation to reimburse Verizon for its expenses upon termination of the merger agreement under specified circumstances. In addition, in the event that MCI’s board of directors made a change in its recommendation of the merger to MCI stockholders, under the terms of the revised proposal, MCI would not have the right to terminate the merger agreement and Verizon would have the option to require MCI to hold its stockholder meeting to consider approval of the merger and the other transactions contemplated by the merger agreement, notwithstanding MCI’s board of directors’ change in recommendation. The revised proposal was expressly stated to be subject to the confidentiality agreement executed by Verizon and MCI.

Following receipt of Verizon’s proposal, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors reviewed with MCI’s board of directors the terms of the proposal from Qwest and the terms of the revised proposal from Verizon. Following MCI’s board of directors meeting, members of Verizon’s and MCI’s senior management, along with their respective legal and financial advisors, commenced negotiations regarding the terms of Verizon’s proposed amendment to the original merger agreement reflecting Verizon’s revised proposal. Later that evening, MCI’s board of directors held a further meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors reviewed with MCI’s board of directors the status of the continuing discussions with Verizon and the terms of Verizon’s revised offer. MCI’s financial advisors made a presentation regarding certain aspects of Verizon’s revised proposal and Qwest’s latest proposal. Davis Polk advised MCI’s board of directors on its legal duties and responsibilities and made a presentation regarding the key terms and conditions of the revised proposal from Verizon and amendment to the original merger agreement. MCI’s board of directors proceeded to discuss Verizon’s revised proposal and the proposed amendment to the original Verizon merger agreement and compared Verizon’s revised proposal with Qwest’s latest proposal. In this regard, MCI’s board of directors considered the range of values associated with Verizon’s then current proposal and Qwest’s then current proposal which, based on a number of valuation analyses performed by MCI’s financial advisors with MCI’s input, including three-year and five-year discounted cash flow analyses, trading value analysis and sum-of-the-parts analysis, it assessed to be between $22.00 and $27.60 for Verizon’s then current proposal and between $18.85 and $30.30 for Qwest’s then current proposal. In evaluating the range of values under Qwest’s proposal, MCI’s board of directors considered that, taking account of the risks and uncertainties associated with achieving those values, described under “MCI’s Reasons for the Merger”, as compared with Verizon’s proposal, the expected value to be received by MCI’s stockholders at closing if MCI entered into a transaction with Qwest would more likely be at the lower end of the range than the higher end of the range. Following these discussions, MCI’s board of directors directed management to continue discussions with Verizon regarding the terms of the revised proposal and amendment to the original merger agreement with a view to finalizing an amendment to the original merger agreement before the open of trading markets the following morning.

During subsequent discussions, in addition to negotiating the modifications to the original merger agreement proposed by Verizon in its revised proposal, MCI sought additional modifications to the terms of the original merger agreement, including (i) modifications to the downward purchase price adjustment mechanism in the original merger agreement, (ii) an increase in the amount of the cash portion of the consideration payable as part of the special cash dividend after the special meeting of MCI stockholders instead of as part of the merger consideration payable later at the time of the closing of the merger and (iii) improved deal certainty. As a result of these negotiations, Verizon’s revised proposal was modified so that (i) the proposed increase in the size of the termination fee was reduced from $300 million to $240 million, (ii) MCI’s proposed expense reimbursement obligation was limited to $10 million, (iii) the threshold at which the downward purchase price adjustment in the merger agreement would be triggered was increased from $1,725 million to $1,775 million, and (iv) the amount of the proposed increase in the cash consideration payable at the closing of the merger was reduced by $1.50 and instead the amount of the special cash dividend payable after the special meeting of MCI stockholders was increased by $1.50 to up to $5.60. MCI sought the removal of the provision requiring MCI to hold a stockholder meeting to consider the approval of the merger regardless of a change of recommendation by MCI’s board of directors for Verizon’s revised proposal. However, MCI was unable to obtain the removal of this provision, and accepted this provision, in particular, for the following reasons: (i) Verizon had clearly stated that this was a non-negotiable term of its proposal, and given the fact that Qwest had previously declined to improve upon its most recent proposal, MCI’s board of directors was willing to incur this restriction in order to secure the benefits of the revised Verizon proposal for MCI’s stockholders and (ii) MCI was of the view that this provision would not preclude a competing bidder, such as Qwest, from submitting further offers. As described below, despite this provision, Qwest made further proposals, including a proposal which MCI’s board of directors declared superior to Verizon’s then current proposal.

On the morning of March 29, 2005, the final form of an amendment to the original merger agreement was presented to MCI’s board of directors. Under the terms of the amendment to the original merger agreement, each share of MCI common stock would be converted into the right to receive (i) a number of shares of Verizon common stock equal to the greater of (a) 0.4062 and (b) the quotient obtained by dividing $14.75 by the volume weighted average of the closing prices of Verizon common stock, as these prices are reported on the NYSE Composite Transactions Tape, for each of the 20 trading days ending on the third trading day immediately preceding the closing of the merger and (ii) $2.75 in cash. The merger consideration was subject to a potential downward purchase price adjustment for certain MCI bankruptcy claims including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims, see “The Merger Agreement—Potential Downward Purchase Price Adjustment for Specified Liabilities” on p. 99. The terms of the amendment also provided that MCI’s board of directors would, except to the extent prohibited by applicable law or covenants in certain existing indentures, declare and pay a special cash dividend in an amount up to $5.60 per share minus the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger. Under the terms of the amendment, MCI agreed to increase the termination fee payable under certain circumstances from $200 million to $240 million, and also agreed to reimburse Verizon for up to $10 million in expenses under certain circumstances. Under the terms of the amendment to the original merger agreement, in the event that MCI’s board of directors changes, withdraws, modifies or qualifies its recommendation to the MCI stockholders to vote for the adoption of the merger agreement and the approval of the merger to stockholders, MCI did not have the right to terminate the merger agreement and Verizon has the option to require MCI to cause a stockholder meeting to be held to consider approval of the merger. The total stated amount of Verizon’s proposal was $23.10 per share of MCI common stock

(excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005). The closing market price of MCI shares of common stock on the previous business day was $22.94.

MCI’s board of directors, together with MCI management and its legal and financial advisors, then discussed the terms and conditions of the proposed amendment. After this discussion, representatives of each of Greenhill, JPMorgan and Lazard rendered to MCI’s board of directors its oral opinion with respect to the Verizon transaction, which opinion was subsequently confirmed in writing, that as of March 29, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the merger consideration and special dividend to be issued and paid to MCI’s stockholders in connection with the merger agreement, was fair from a financial point of view to the MCI stockholders. The directors proceeded to discuss Verizon’s revised proposal and compare it to Qwest’s latest proposal. Mr. Breeden stated that the process of MCI’s board of directors that he had observed in considering the competing proposals from Verizon and Qwest had been a careful and detailed one in which MCI’s board of directors had sought to evaluate both the potential value and the relative risks of those alternatives, including the risks associated with an extended period prior to closing.

Following these discussions, MCI’s board of directors unanimously determined that the Verizon merger agreement, and the transactions contemplated by the Verizon merger agreement, were advisable, fair and in the best interests of MCI’s stockholders, and more favorable to MCI’s stockholders than Qwest’s March 28, 2005 proposal, and voted unanimously to approve the Verizon merger agreement and to recommend that MCI’s stockholders approve and adopt the merger agreement with Verizon. After MCI’s board of directors meeting, Verizon and MCI executed the amendment to the merger agreement and issued press releases announcing the terms of the proposed amendment.

On March 31, 2005, MCI received a revised proposal from Qwest to acquire MCI. The revised proposal provided for total consideration per share of MCI common stock equal to: (i) up to $5.60 in cash in quarterly and special dividends (excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005); (ii) $7.90 in cash at closing; and (iii) 3.373 shares of Qwest common stock for each share of MCI common stock. The revised proposal included a potential downward purchase price adjustment based on certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities on substantially the same terms as provided in Verizon’s March 29, 2005 amendment to the original merger agreement (i.e., an adjustment threshold of $1,775 million). The revised proposal included a revised “collar” mechanism with respect to the stock component of the consideration which provided that if the average trading price for Qwest common stock during a period of 20 days prior to the closing of the transaction does not equal $4.15, then the exchange ratio would be adjusted as follows: (i) if the Qwest share price is between and inclusive of $3.32 and $4.14, then the exchange ratio would be adjusted upward to deliver value of $14.00 in stock consideration (although Qwest may at its option deliver all or a portion of the additional stock consideration in cash instead); (ii) if the Qwest share price is below $3.32, then the exchange ratio would be 4.217 (although Qwest may at its option deliver all or a portion of the additional stock consideration in cash, provided that the exchange ratio will under no circumstances be less than 3.373); and (iii) if the Qwest share price is above $4.15, then the exchange ratio would be 3.373. In addition, under certain circumstances, Qwest could substitute up to $2.0 billion in cash for up to $2.0 billion of the aggregate stock consideration, by raising up to $2.0 billion in third party equity financing. Qwest indicated that its revised proposal would be withdrawn if MCI’s board of directors did not determine the revised proposal to be superior to the Verizon merger agreement on or before midnight April 5, 2005. The non-financial terms of Qwest’s proposal remained substantially the same as Qwest’s prior proposal. The total stated amount of Qwest’s proposal was $27.50 per share of MCI common stock (excluding the $0.40 per share dividend declared on February 11, 2005), based on Qwest’s closing market price of $3.77 on the previous business day, which was within the range of the collar mechanism under that proposal. The closing market price of MCI shares of common stock on the previous business day was $24.45.

Also on March 31, 2005, Verizon granted MCI a waiver of certain terms of the merger agreement between Verizon and MCI to permit continuing discussions and information exchanges between Qwest and MCI until the date of the special meeting of MCI stockholders.

On April 1, 2005, MCI’s board of directors, together with MCI’s senior management and MCI’s financial and legal advisors (which included Cravath, Swaine & Moore LLP, recently retained as special counsel to MCI’s board of directors), met to discuss the terms of Qwest’s revised proposal. Subsequently, MCI’s and Qwest’s respective advisors engaged in discussions regarding Qwest’s revised proposal, during which Qwest’s advisors informed MCI’s advisors that MCI should not assume that Qwest’s revised proposal was Qwest’s best and final proposal until a non-executive member of MCI’s board of directors contacted Qwest’s Chairman to confirm whether that was the case.

During the weekend of April 2, 2005 and April 3, 2005, MCI’s advisors sought additional clarifications from Qwest’s advisors regarding Qwest’s revised proposal. On the evening of April 3, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors advised MCI’s board of directors on the status of the discussions with Qwest. MCI’s financial advisors reviewed their financial analyses with respect to Qwest’s revised proposal and the Verizon merger agreement. MCI’s legal advisors advised MCI’s board of directors on its legal duties and responsibilities and the provisions of the Verizon merger agreement relevant to any decision by MCI’s board of directors to change its recommendation. MCI’s board of directors conducted a comprehensive review and evaluation of Qwest’s revised proposal and compared it with the Verizon merger agreement.

On April 4, 2005, Verizon issued a press release in which it stated that if MCI’s board of directors declared Qwest’s proposal to be superior, it would seem to Verizon that the decision-making process was being driven by the interests of short-term investors rather than MCI’s long-term strength and viability, and that should this occur, Verizon would no longer be interested in participating in such a process. Also on April 4, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s senior management and MCI’s financial and legal advisors. In addition, Mr. Seidenberg participated by telephone at MCI’s board of directors meeting where he made a presentation regarding the Verizon transaction and responded to questions from MCI’s board of directors. After Mr. Seidenberg terminated his call into the meeting, MCI’s senior management and MCI’s financial and legal advisors continued to advise MCI’s board of directors on the status of the discussions with Qwest and the terms of the merger agreement with Verizon, and MCI’s board of directors continued its review and evaluation of Qwest’s revised proposal and comparison with the Verizon merger agreement. MCI’s board of directors determined that, because of the statement by Qwest’s advisors that Qwest’s current proposal may not be its best and final proposal, before making a final determination on Qwest’s revised proposal, MCI should request that Qwest submit its best and final proposal. Mr. Katzenbach subsequently sent a letter to Mr. Notebaert asking for Qwest’s best and final proposal. Mr. Notebaert responded in a letter dated April 4, 2005 that Qwest’s revised proposal was its current best offer, and in a subsequent letter dated April 5, 2005, again confirmed that Qwest’s revised proposal was its current best offer.

On April 5, 2005, Qwest delivered to MCI revised financing commitment letters providing for an additional $500 million in financing, increasing the total commitments to a total of $6.25 billion. Also that day, Qwest delivered to MCI a revised form of merger agreement, sometimes referred to as the Qwest proposed merger agreement, executed by Qwest together with related documentation. The Qwest proposed merger agreement was tendered on the basis that it would be revocable, of no legal effect and null and void if certain events occurred, including if MCI did not inform Qwest by midnight on April 5, 2005, and publicly declare by noon on April 6, 2005, that Qwest’s revised proposal constitutes a superior proposal and give notice of this determination to Verizon. However, if MCI were to pursue this course of action within the timeframe specified by Qwest, and Verizon elected to cause MCI to hold a stockholder meeting to consider adoption of the merger agreement and approval of the merger, then the Qwest proposed merger agreement would not be revocable by Qwest, unless MCI did not execute and deliver the Qwest proposed merger agreement by June 19, 2005, and subject to certain other conditions.

During the evening of April 5, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Management and MCI’s financial and legal advisors reviewed the terms of Qwest’s revised proposal and the terms of the merger agreement with Verizon, and MCI’s legal advisors advised MCI’s board of directors on its legal duties and responsibilities. MCI’s board of directors proceeded to discuss Qwest’s revised proposal and the terms of the Verizon merger agreement, and compared Qwest’s revised proposal with the terms of the Verizon merger agreement, including, among others, financial terms, merger-related conditions, market risks and customer reactions. In this regard, MCI’s board of directors considered the range of values associated with Verizon’s then current proposal and Qwest’s then current proposal which, based on a number of valuation analyses performed by MCI’s financial advisors with MCI’s input, including three-year and five-year discounted cash flow analyses, trading value analysis and sum-of-the-parts analysis, it assessed to be between $22.40 and $28.15 for Verizon’s then current proposal and between $21.05 and $32.70 for Qwest’s then current proposal. In evaluating the range of values under Qwest’s proposal, MCI’s board of directors considered that, taking account of the risks and uncertainties associated with achieving those values described under “MCI’s Reasons for the Merger”, as compared with Verizon’s proposal, the expected value to be received by MCI’s stockholders at closing would more likely be at the lower end of the range than the higher end of the range. MCI’s board of directors then determined to seek improvements from Qwest on financial terms including an increase in stock consideration to bring the total stated amount of the consideration to $30.00 a share, irrevocability, closing certainty, and other merger terms, and informed Qwest that it would be willing to declare Qwest’s proposal superior to the Verizon merger agreement if Qwest were willing to revise its proposal accordingly. MCI’s board of directors considered that the range of values that might be realized by MCI’s stockholders if Qwest were to increase the consideration as requested and agree to the other proposed revisions to its proposal, would outweigh the additional risks and uncertainty associated with realizing those values under Qwest’s proposal as compared with Verizon’s proposal, and render it superior to Verizon’s then-current proposal. Subsequently, pursuant to Qwest’s request for MCI to respond prior to expiration of its offer at midnight, a non-executive member of MCI’s board of directors and Mr. Breeden, together with MCI’s advisors, had a conversation with Mr. Notebaert and Qwest’s advisors. Qwest rejected virtually all of MCI’s requests and reaffirmed that its March 31, 2005 proposal was its current best proposal. MCI’s board of directors reconvened its meeting and continued its review and evaluation of Qwest’s revised proposal and comparison with the Verizon merger agreement, as amended, including, among other considerations, a consideration of financial terms, the uncertainties associated with Qwest’s revised proposal in terms of value and likelihood of closing, Qwest’s synergy assessments, and the risks associated with Qwest’s contingent liabilities. MCI’s board of directors then concluded that the terms of Qwest’s revised proposal in its current form, taken as a whole, were not superior to its merger agreement with Verizon. In making this determination, MCI’s board of directors considered the range of values that might be realized by MCI’s stockholders at the time of closing under the then-current Qwest proposal versus the risks associated with achieving those values. After being advised of MCI’s board of directors’ determination, Qwest gave notice revoking its revised proposal.

On April 5, 2005, Verizon’s board of directors met to discuss developments relating to the MCI merger. Management reviewed their assessment of the valuation of the transaction and discussed other potential scenarios. Verizon’s board of directors then authorized Verizon’s management to pursue opportunities within the parameters established by Verizon’s board of directors.

On April 9, 2005, Verizon entered into a stock purchase agreement sometimes referred to as the stock purchase agreement, to purchase approximately 43.4 million shares of MCI common stock from eight entities affiliated with Mr. Slim, sometimes referred to as the selling group, for $25.72 per share in cash, plus an additional cash amount of three percent per annum from April 9, 2005 until the closing date, plus a cash adjustment amount payable per share of MCI common stock at the end of one year that will be calculated by multiplying (i) 0.7241 by (ii) the amount, if any, by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period). Under the stock purchase agreement, the selling group agreed not to knowingly take actions which would reasonably be expected to delay or prevent the transactions contemplated by the merger agreement. See “Verizon’s Purchase of 13.3% of MCI’s Outstanding Shares” on page 109.

On April 9, 2005, Qwest’s financial advisors contacted one of MCI’s financial advisors to request clarification on certain of the improvements to Qwest’s March 31, 2005 revised proposal sought by MCI on the evening of April 5, 2005. On the evening of April 9, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s financial and legal advisors, at which MCI’s board of directors discussed the transaction between Verizon and the selling group which had been publicly announced that morning and the status of discussions with Qwest. MCI’s board of directors noted that the selling group would receive higher consideration as compared to all other MCI stockholders under the then-current Verizon merger agreement and discussed seeking from Verizon an increase in the total consideration offered to MCI’s stockholders under the Verizon merger agreement so that it was at least equivalent to the consideration to be paid to the selling group under the stock purchase agreement. MCI’s board of directors discussed the alternatives for improving its leverage with Verizon to require such an increase, including the possibility of receiving a revised proposal from Qwest, and not allowing Verizon to increase its stake beyond the limits under MCI’s stockholder rights agreement.

On April 10, 2005, there were additional discussions between Qwest’s advisors and MCI’s advisors. During the week of April 11, 2005, there were additional discussions between Qwest’s advisors and MCI’s advisors including with respect to the form of an acceptable irrevocable offer for any proposal Qwest might make and the terms of an acceptable material adverse effect definition for purposes of any proposed merger agreement.

On April 11, 2005, MCI’s board of directors issued the following statement: “Verizon’s agreement to purchase approximately 43.4 million shares from entities affiliated with Mr. Slim is a private transaction between those two parties. Nevertheless, MCI’s board of directors remains committed to obtaining the transaction that is in the best interests of all of its shareholders. Accordingly, MCI’s board of directors has no intention of amending its Rights Agreement to permit accumulations of the Company’s stock in excess of the current 15 percent limit other than pursuant to its previously announced merger agreement with Verizon or an alternative merger transaction which MCI’s board of directors determines is in the best interest of its shareholders.”

On April 15, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. Among other matters discussed by MCI’s board of directors, MCI’s management and MCI’s financial and legal advisors updated MCI’s board of directors on the status of discussions with Qwest, including potential modifications to the material adverse effect definition for purposes of any proposed merger agreement. MCI’s board of directors directed Greenhill to request that Verizon increase the total consideration offered to MCI’s stockholders under the Verizon merger agreement to be at least equivalent to the consideration to be paid to the entities affiliated with Mr. Slim under the stock purchase agreement.

On April 21, 2005, MCI received a revised proposal from Qwest. The revised proposal provided for total consideration per share of MCI common stock equal to: (i) up to $5.60 in cash in quarterly and special dividends (excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005); (ii) $10.40 in cash at closing; and (iii) 3.373 shares of Qwest common stock at closing. The revised proposal included the same potential downward purchase price adjustment based on certain MCI bankruptcy claims, including tax claims, and certain international tax liabilities as Qwest’s prior proposal. The revised proposal also included the same “collar” mechanism as Qwest’s prior proposal. In addition, at any time prior to the mailing of the proxy statement for the transaction, Qwest would have the option to substitute up to $1.2 billion in cash for up to $1.2 billion of the aggregate stock consideration. The non-financial terms of Qwest’s proposal remained substantially the same as Qwest’s prior proposal and it was also made in the form of an irrevocable offer subject to certain conditions. Qwest indicated that its revised proposal would be deemed revoked if MCI’s board of directors did not inform Qwest prior to 5:00 p.m. EDT on April 23, 2005 that it had determined that Qwest’s revised proposal was a superior proposal within the meaning of the Verizon merger agreement and had given notice to Verizon that it was prepared to make a change in recommendation in response to a superior proposal from Qwest pursuant to the terms of the Verizon merger agreement. Pursuant to the terms of this irrevocable offer, Qwest was entitled to revoke the proposal under certain circumstances, including if MCI’s board of directors did not inform Qwest prior to May 3, 2005 that it had notified Verizon pursuant to the Verizon merger agreement that it had made a change in its recommendation in response to a superior proposal made by Qwest and was recommending that the MCI’s stockholders vote against the Verizon merger agreement. The total stated amount of Qwest’s proposal was $30.00 per share of MCI common stock (excluding the $0.40 per share dividend declared on February 11, 2005), based on Qwest’s closing market price of $3.54 on the previous business day, which was 22 cents from the bottom of the range of the collar mechanism under that proposal. The closing market price of MCI common stock on the previous business day was $26.27. In subsequent discussions between Qwest’s advisors and MCI’s advisors, Qwest indicated that it was not prepared to entertain any changes to the terms of the proposed merger agreement and related documentation under Qwest’s proposal with the exception of a change to the material adverse effect definition for purposes of the proposed merger agreement.

During the evening of April 21, 2005, MCI’s board of directors, together with MCI’s senior management and MCI’s financial and legal advisors, met to discuss the terms of Qwest’s revised proposal.

On April 22, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. MCI’s financial advisors reviewed their financial analyses with respect to Qwest’s revised proposal and the Verizon merger agreement. MCI’s legal advisors advised MCI’s board of directors on the terms of Qwest’s revised proposal.

On the morning of April 23, 2005, there were discussions and information exchanges between MCI and Qwest regarding each company’s respective first quarter results. Also that morning, MCI’s board of directors held a meeting at which MCI’s management and MCI’s financial and legal advisors reviewed the terms of Qwest’s revised proposal and the terms of the merger agreement with Verizon, and MCI’s legal advisors advised MCI’s board of directors regarding its legal duties and responsibilities. MCI’s board of directors proceeded to discuss Qwest’s revised proposal and the terms of the Verizon merger agreement, and compared Qwest’s revised proposal with the terms of the Verizon merger agreement. In this regard, MCI’s board of directors considered the range of values associated with Verizon’s then current proposal and Qwest’s then current proposal which, based on a number of valuation analyses performed by MCI’s financial advisors with MCI’s input, including three-year and five-year discounted cash flow analyses, trading value analysis and sum-of-the-parts analysis, it assessed to be between $22.75 and $28.70 for Verizon’s then current proposal and between $22.50 and $33.45 for Qwest’s then current proposal. In evaluating the range of values under Qwest’s proposal, MCI’s board of directors considered that, taking account of the risks and uncertainties associated with achieving those values described under “MCI’s Reasons for the Merger”, as compared with Verizon’s proposal, the expected value to be received by MCI’s stockholders at closing if MCI entered into a transaction with Qwest would more likely be at the lower end of the range rather than the higher end of the range. However, given that the difference in the lower end of the ranges of each proposal had significantly decreased and the difference in the higher end of the ranges had significantly increased in favor of Qwest’s proposal, MCI’s board of directors concluded that the potential rewards associated with Qwest’s proposal outweighed the risks and uncertainties associated with it. Mr. Breeden stated that the process of MCI’s board of directors that he had observed in considering the competing proposals from Verizon and Qwest had been a careful and detailed one in which MCI’s board of directors had sought to evaluate both the potential value and the relative risks of those alternatives, including the risks associated with an extended period prior to closing.

Following these discussions, MCI’s board of directors determined that Qwest’s revised proposal constituted a superior proposal within the meaning of the Verizon merger agreement, taking into account all of the terms and conditions of Qwest’s revised proposal and of the then-current Verizon merger agreement, as well as other factors deemed relevant by MCI’s board of directors. MCI’s board of directors also directed that notice be given to Verizon and Qwest of MCI’s board of directors’ determination as required by the terms of Qwest’s offer. After the meeting, MCI informed Verizon of MCI’s board of directors’ determination and gave notice, pursuant to the terms of the Verizon merger agreement, that MCI’s board of directors was prepared to change its current recommendation in favor of the then-current Verizon merger agreement. As a result of MCI’s board of directors’ determination and notice, under the terms of the Verizon merger agreement, if Verizon did not respond with a revised proposal on or prior to April 29, 2005 that was at least as favorable to MCI’s stockholders as Qwest’s proposal, MCI’s board of directors would thereafter be able to change its current recommendation in favor of the then-current Verizon merger agreement. Under the terms of Qwest’s irrevocable offer, MCI’s board of directors had until May 3, 2005 to change its current recommendation in favor of the then-current Verizon merger agreement.

During the week of April 25, 2005, there were additional discussions between Qwest’s advisors and MCI’s advisors regarding Qwest’s proposal, during which MCI’s legal advisors sought improvements in certain terms of Qwest’s proposal, including (i) to provide for restrictions with respect to Qwest’s ability to substitute up to $1.2 billion in cash for up to $1.2 billion of the aggregate stock consideration, (ii) to provide that in the event MCI were not able to pay the full amount of the $5.60 special cash dividend after MCI stockholder approval of the proposed transaction, then the remainder would be paid by Qwest at closing and (iii) to provide for additional covenants relating to issuances of equity, the incurrence of indebtedness, the settlement of material litigation, and modifications or termination of the financing commitment letters by Qwest between signing and closing. On April 29, 2005, Qwest delivered to MCI a revised irrevocable offer with substantially equivalent financial and non-financial terms as its prior irrevocable offer, with some modifications to the non-financial terms, including the addition of restrictions with respect to Qwest’s ability to substitute up to $1.2 billion in cash for up to $1.2 billion of the aggregate stock consideration. There were also additional due diligence meetings and information exchanges between MCI and Verizon regarding their respective first quarter results and other matters, and additional due diligence meetings and information exchanges between MCI and Qwest.

On April 27, 2005, representatives of Verizon informed Greenhill that Verizon was considering making a revised proposal which would include: an increase in merger consideration (comprised of an increase in the minimum value of the stock portion of the consideration to $20.12, the elimination of the $2.75 cash payment at closing, and the retention of the $5.60 special cash dividend); an increase in the termination fee; and a waiver for Verizon of restrictions under Section 203 of the DGCL and under MCI’s stockholder rights plan to permit accumulations by Verizon of MCI’s stock in excess of the current 15% limit. Verizon’s representatives stated that any revised proposal would be subject to the confidentiality agreement executed by Verizon and MCI. Verizon’s representatives also sought assurances that any revised proposal would have the unanimous support of MCI’s board of directors. Additionally, as a part of its due diligence efforts, Verizon learned earlier in the week that a large number of MCI’s most important business customers had recently expressed concerns about a transaction between MCI and Qwest. Verizon further learned that a number of these customers had requested the right to terminate their contracts with MCI in the event MCI were to be acquired by Qwest. As the week went on, Verizon became increasingly aware of the material effect that the customer issue might have on MCI’s board of directors’ determination, including MCI’s board of directors’ view that these customer concerns posed risks to the value of the Qwest transaction. Therefore, Verizon informed representatives of MCI that any revised proposal would be conditioned upon MCI including, in its press release to be issued in connection with the revised proposal, an accurate summary of the reasons for MCI’s board of directors’ determination to accept the revised proposal, including the material customer issues.

Later that day, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. MCI’s management and MCI’s financial and legal advisors reviewed with MCI’s board of directors the status of the continuing discussions with Qwest and the anticipated revised proposal from Verizon. MCI’s board of directors directed MCI’s management and advisors to negotiate the terms of Verizon’s anticipated revised proposal, including to seek an improvement in the financial terms and the elimination of the terms relating to an increase in the termination fee, the waiver under MCI’s stockholder rights plan and Section 203 of the DGCL, and the condition relating to the scope of MCI’s press release.

MCI’s management and MCI’s advisors subsequently engaged in discussions with Verizon’s advisors regarding the terms of Verizon’s anticipated revised proposal. As a result of these discussions, Verizon agreed to make certain improvements in the financial terms of its revised proposal and to eliminate from its proposal the requirements for an increase in the termination fee and a waiver under MCI’s stockholder rights plan and Section 203 of the DGCL. However, Verizon reiterated that its revised proposal was conditioned upon the requirement that MCI’s press release address the customer concerns referred to above, and rejected most other changes in the terms of the merger agreement that had been sought by MCI.

At a meeting of Verizon’s board of directors on April 29, 2005, Verizon’s management discussed developments relating to the MCI merger, including the declaration of the April 21, 2005 Qwest bid as a superior proposal. Verizon’s financial and legal advisors also attended the meeting. Verizon’s management reviewed proposed changes to the consideration and terms under which MCI would merge with Verizon. Verizon’s board of directors authorized management to present a revised proposal to MCI.

On April 29, 2005, MCI received a formal revised proposal from Verizon, which was stated to be subject to the confidentiality agreement executed by Verizon and MCI. Under the terms of Verizon’s revised proposal, at the effective time and as a result of the merger, each share of MCI common stock would be converted into the right to receive the number of shares of Verizon common stock equal to the greater of (i) 0.5743, and (ii) the quotient obtained by dividing $20.40 by the average of the volume weighted averages of the trading prices of Verizon common stock, as these prices are reported on the NYSE Composite Transactions Tape, for each of the 20 trading days ending on the third trading day immediately preceding the closing of the merger. In addition, in accordance with the terms of the merger agreement then currently in effect: Verizon would have the option to elect to pay additional cash instead of issuing additional shares over the stated exchange ratio; the merger consideration would remain subject to a potential downward purchase price adjustment for certain MCI bankruptcy claims, including tax claims as well as certain international tax liabilities (for a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95); and MCI’s board of directors would, except to the extent prohibited by applicable law or covenants in certain existing indentures, declare and pay a special cash dividend in an amount up to $5.60 per share minus the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger. Following receipt of Verizon’s revised proposal, MCI’s advisors engaged in discussions with Verizon’s advisors regarding the terms of the proposal, including the condition as to the topics to be covered by MCI’s press release (to address, among other things, certain customer concerns Verizon learned about through its due diligence efforts). The total stated amount of Verizon’s proposal was $26.00 per share of MCI common stock (excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005). The closing market price of MCI common stock on the previous business day was $26.59.

On April 30, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. MCI’s financial advisors reviewed their financial analyses with respect to Qwest’s revised proposal and the proposed amended Verizon merger agreement. MCI’s legal advisors advised MCI’s board of directors on its legal duties and responsibilities, the terms of Verizon’s revised proposal, and the modifications to Qwest’s April 21, 2005 offer as reflected in the revised offer materials received on April 29, 2005. MCI’s board of directors directed MCI’s management and legal advisors to engage in further discussions with Verizon regarding the press release.

On May 1, 2005, MCI’s board of directors held a meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. At this meeting, MCI’s management and MCI’s legal advisors updated MCI’s board of directors on the status of discussions with Verizon regarding the press release and reviewed with MCI’s board of directors a form of press release that had been prepared by MCI’s management and MCI’s legal advisors. After the meeting, MCI and Verizon engaged in further discussions regarding the press release.

In the evening on May 1, 2005, MCI’s board of directors held another meeting, which was attended by MCI’s management and MCI’s financial and legal advisors. At this meeting, the form of an amendment to the merger agreement and form of MCI press release were presented to MCI’s board of directors. MCI’s management and MCI’s financial and legal advisors reviewed the terms of Verizon’s revised proposal and the terms of Qwest’s latest proposal, and MCI’s legal advisors advised MCI’s board of directors on its legal duties and responsibilities. Under the terms of the amendment, the merger consideration would be increased in accordance with Verizon’s April 29, 2005 formal revised proposal. In addition, Verizon would agree to vote any shares of MCI common stock held by it in favor of the merger agreement, so long as MCI’s board of directors was recommending adoption of the merger agreement. The total stated amount of Verizon’s proposal was $26.00 per share of MCI common stock (excluding the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005). The closing market price of MCI shares of common stock on the previous business day was $26.53.

MCI’s board of directors proceeded to discuss the revised proposals of Verizon and Qwest, and compared Verizon’s revised proposal with the terms of Qwest’s proposal. In this regard, MCI’s board of directors considered the range of values associated with Verizon’s then current proposal and Qwest’s then current proposal which, based on a number of valuation analyses performed by MCI’s financial advisors with MCI’s input, including three-year and five-year discounted cash flow analyses, trading value analysis and sum-of-the-parts analysis (including a downside sensitivity analysis with respect to Qwest’s proposal performed at the direction of MCI, as described under “Analyses of MCI’s Financial Advisors” with respect to the Qwest proposal, which was substantially similar to the downside sensitivity analyses performed at the direction of MCI with respect to Qwest’s earlier proposals), it assessed to be between $24.60 and $32.35 for Verizon’s then current proposal and between $22.35 and $33.45 for Qwest’s then current proposal. In evaluating the range of values under Qwest’s proposal, MCI’s board of directors considered that, taking account of the risks and uncertainties associated with achieving those values described under “MCI’s Reasons for the Merger”, as compared with Verizon’s proposal, the expected value to be received by MCI’s stockholders at closing if MCI entered into a transaction with Qwest would more likely be at the lower end of the range than the higher end of the range. MCI’s board of directors also discussed the form of the press release relating to Verizon’s proposal. After this discussion, representatives of each of Greenhill, JPMorgan and Lazard rendered to MCI’s board of directors its oral opinion with respect to the Verizon transaction that as of May 1, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the merger consideration and the special cash dividend to be issued and paid to MCI’s stockholders in connection with the Verizon merger agreement, as amended pursuant to the revised proposal, is fair from a financial point of view to the MCI stockholders. Mr. Breeden stated that the process of MCI’s board of directors that he had observed in considering the competing proposals from Verizon and Qwest had been a careful and detailed one in which MCI’s board of directors had sought to evaluate both the potential value and the relative risks of those alternatives, including the risks associated with an extended period prior to closing. For a more detailed analysis of the factors MCI’s board of directors considered in making its determinations and weighing the proposals from Verizon and Qwest, see “The Merger—MCI’s Reasons for the Merger” beginning on page 67, and “Analyses of MCI’s Financial Advisors” beginning on page 76.

Following these discussions, MCI’s board of directors unanimously determined that the Verizon merger agreement, and the transactions contemplated by the Verizon merger agreement, were advisable, fair and in the best interests of MCI’s stockholders, and more favorable to MCI’s stockholders than Qwest’s latest proposal, and voted unanimously to approve the Verizon merger agreement and to recommend that MCI’s stockholders approve and adopt the merger agreement with Verizon. MCI’s board of directors also approved the form of press release announcing its determination. After MCI’s board of directors meeting, Verizon and MCI executed the amendment to the merger agreement. Before the opening of the U.S. financial markets on May 2, 2005, MCI issued a press release announcing the terms of the proposed amendment. The same day, Qwest announced that it would no longer continue in the process.

On May 4, 2005, Qwest’s legal counsel delivered a letter to MCI which stated that Qwest had revoked its latest offer and that such offer was of no further force or effect.

Verizon’s Reasons for the Merger

Verizon’s board of directors (with one potentially interested director abstaining because the firm to which he is an advisor had performed professional services for MCI unrelated to the merger) approved the merger and the merger agreement. In reaching its conclusion, Verizon’s board of directors consulted with Verizon’s management, as well as with Verizon’s legal and financial advisors, and considered a variety of factors weighing favorably towards the merger, including the material factors listed below.

Expected Benefits of the Merger. Verizon believes that the merger will make it a more efficient competitor in providing a broad range of communications services and will result in several significant strategic benefits to Verizon, including the following:

•	Strategic Position. Following the merger, it is expected that Verizon’s core strengths in communication services will be enhanced by MCI’s strong business customer base, portfolio of advanced data and IP services and extensive network assets.

•	Growth Platform. MCI’s presence in the U.S. and international enterprise sector and its long haul fiber network infrastructure are expected to provide Verizon with a stronger platform from which it can market its products and services.

•	Operational Benefits. Verizon believes that it will achieve operational benefits through, among other things, eliminating duplicative staff and information and operation systems and to a lesser extent overlapping network facilities; reducing procurement costs; using the existing networks more efficiently; reducing line support functions; reducing general and administrative expenses; improving information systems; optimizing traffic flow; eliminating planned or potential Verizon capital expenditures for new long-haul network capability; and offering wireless capabilities to MCI’s customers.

The merger should help maintain or increase MCI’s revenue and provide an opportunity for sales of additional advanced services to Verizon’s customer base. The merger enhances the ability of Verizon, following the closing of the merger, to offer services to large, medium and small businesses. Verizon believes that there will be greater opportunities for Verizon in the market for Internet protocol virtual private networks, and opportunities to provide value-added services, such as security and storage. Following the closing of the merger, Verizon will also have enhanced capabilities to offer MCI’s existing and planned hosting services through applications delivery to large, medium and small businesses. The product portfolio available to all business customers will be broadened across every dimension—premise, access, transport, applications and managed services—because of MCI’s IP backbone and Verizon’s ability following the closing of the merger to bundle more solutions. Verizon also expects that its industry-leading wireless capabilities will be offered to the existing customer bases of Verizon and MCI and new prospective customers.

Operating Savings and Revenue Enhancements. Verizon believes that the potential annual pre-tax operating savings and revenue enhancements following the closing of the merger will reach approximately $500 million in year one, $800 million in year two, and will ramp up to $1.1 billion in year three and beyond. Verizon currently estimates that these savings and enhancements will come from the following sources:

Year Following Merger	Approximate Operating Savings	Approximate Revenue Enhancements(1)
First Year	88% – 92%	8% – 12%
Second Year	82% – 87%	13% – 18%
Third Year	76% – 81%	19% – 24%

(1)	The approximate revenue enhancement percentages are net of any increased expenses associated with producing the revenue enhancement.

Verizon believes that these financial operating savings and revenue enhancements can be achieved based upon its track record of combining the businesses of NYNEX Corporation and Bell Atlantic Corporation after the closing of the 1997 merger and the businesses of GTE Corporation and Bell Atlantic Corporation after the closing of the 2000 merger.

The potential annual pre-tax operating savings are expected to come from, among other things:

•	General and Administrative Expenses. These cost savings include headcount reductions in functional operational areas such as enterprise markets, mass markets, international and wholesale operations, and information technology. In addition, the merger will enable Verizon to provide shared services more efficiently, resulting in headcount reductions in areas such as finance, legal and human resources.

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Network Operations Savings. In the area of network operations, Verizon believes that it could achieve net cost savings in a number of areas. Verizon will realize savings by moving a large share of its long-distance traffic to MCI’s existing long-haul transport facilities that have available capacity. As a result, Verizon will avoid payments to third parties for such transport services. Verizon will also realize related savings in avoiding capital costs to build out its own long-haul network. Verizon will also be able to use

MCI’s metropolitan area network facilities in areas outside of Verizon’s current franchise territories and, as a result, avoid incurring capital costs to construct or lease those networks. The greater volume of interexchange traffic carried by Verizon will enable more efficient arrangements for the origination and termination of long-distance traffic and is likely to result in reduced access costs. The higher international traffic volumes will also permit Verizon following the merger to enjoy reduced international routing costs. The merger will enable MCI to benefit from Verizon’s economies of scale associated with network equipment purchases. Because MCI’s capital spending is much smaller than Verizon’s, MCI generally pays higher prices for such equipment. Following the merger, Verizon will be able to acquire equipment for MCI’s operations at the volume discounts that Verizon currently enjoys.

•	International Operations Savings. Verizon believes that the acquisition of MCI will enable it to achieve cost savings in international operations through the streamlining of support functions and the selective disposition of certain operations.

•	Information Technology Systems. Verizon believes that the merger will enable it to achieve net cost savings in the area of information technology systems. MCI, which itself is the result of a series of mergers and acquisitions, operates a large number of information technology systems for various functions. Verizon believes that MCI also has an existing plan to develop a unified interface for a number of these systems, and that the merger will enable this plan to be accomplished. Once completed, this project will produce cost savings in the future operation of these systems.

Verizon estimates that during the first three years following the merger:

•	an average of approximately 58% of its potential pre-tax operating savings are expected to come from general and administrative expenses;

•	an average of approximately 38% of its potential pre-tax operating savings are expected to come from network operations savings;

•	an average of approximately 3% of its potential pre-tax operating savings are expected to come from international operations savings; and

•	an average of approximately 1% of its potential pre-tax operating savings are expected to come from information and technology systems.

The potential annual pre-tax revenue enhancements from operating the businesses of Verizon together with the businesses of MCI are expected to come from, among other things:

•	Retaining Existing Enterprise Customers and Selling Additional Services to Enterprise Customers. Verizon expects the merger to enhance MCI’s ability to retain its existing enterprise customers. MCI has experienced a reduction in revenue from enterprise customers since emerging from bankruptcy, and Verizon assumed that these losses would continue in the absence of a transaction. The financial stability that the merger will bring to MCI’s operations will improve the likelihood that, following the merger, Verizon will retain the revenue levels from existing customers and retain a number of MCI customers that might otherwise have decided to enter into contracts with competitors. Verizon also expects that following the merger, it will be able to sell additional services to existing or new enterprise customers beyond those that either company would have been able to sell without the merger. These incremental sales are expected to result from the ability of Verizon after the merger to provide a larger package of services on an integrated basis more efficiently.

•	Offering New Services to Small and Mid-Size Businesses. Verizon also expects revenue enhancements in its small and mid-size business group following the merger. MCI currently offers a number of services that it offers to large enterprise customers that may be attractive to smaller business customers as well. Verizon has strong relationships with many of these customers, but currently lacks the ability to offer these services cost effectively. The merger will allow Verizon to combine its capabilities with those of MCI, and should permit it to increase sales to those customers.

•	Offering Wireless Services to Enterprise Customers. Verizon expects to achieve revenue enhancements through its ability to bundle wireless services with the wireline services currently offered to MCI’s enterprise customers. Verizon believes that a bundled offering of wireless and wireline services to enterprise customers could further reduce the number of MCI customers who might otherwise terminate their agreements with MCI.

Verizon estimates that during the first three years following the merger:

•	an average of approximately 74% of its potential pre-tax revenue enhancements are expected to come from retaining existing enterprise customers and selling additional services to enterprise customers;

•	an average of approximately 14% of its potential pre-tax revenue enhancements are expected to come from offering new services to small and mid-size customers; and

•	an average of approximately 12% of its potential pre-tax revenue enhancements are expected to come from offering wireless services to enterprise customers.

Other Material Factors Considered. During the course of its deliberations relating to the merger agreement and the merger, Verizon’s board of directors considered the following factors in addition to the benefits described above:

•	Operating and Financial Markets Condition. Verizon’s board of directors viewed favorably the business operations and prospects of Verizon and MCI following the merger. Verizon’s management noted that MCI’s business had struggled after its emergence from bankruptcy and believed that MCI’s profitability could be improved through the financial benefits resulting from the merger. These financial benefits are described in more detail above under “Verizon’s Reasons for the Merger—Expected Benefits of the Merger” on page 62. Verizon’s board of directors also believed that Verizon’s plan to invest approximately $2.0 billion to strengthen MCI’s network and technology platforms after the closing of the merger would further improve Verizon’s prospects following the merger. Moreover, while Verizon had been building its enterprise business through internal growth, Verizon’s board of directors viewed the merger as the most efficient way to expand its enterprise business as well as to acquire a long-haul network. Verizon also considered the current financial market conditions, including the changing telecommunications environment and the ongoing consolidation within this environment. Verizon’s board of directors also considered the current and historical market prices, volatility and trading information with respect to shares of Verizon common stock and MCI common stock, including the increase in MCI’s stock price immediately following the disclosure on January 27, 2005 that AT&T and SBC were in merger talks.

•	Uncertainty in Forecasts Due to Changing Telecommunications Environment. Verizon’s board of directors considered the risk that the forecasts relating to Verizon’s businesses, as well as the businesses of Verizon on a pro forma basis following the merger, which were prepared by management and shared with Verizon’s board of directors, may not be achieved, given the changing and competitive telecommunications environment, market conditions and the ongoing consolidation within the telecommunications industry.

•	Expected Impact of the Announcement of the Merger on Business Operations. Verizon’s board of directors viewed favorably the expected impact of the announcement of the merger on MCI’s business operations and on its stockholders, suppliers, creditors, customers and employees. Verizon’s board of directors believed that Verizon’s strong financial position made it the better long-term merger partner for MCI and also believed that MCI’s stockholders, suppliers, creditors, customers and employees would receive greater benefits from a merger with Verizon than a merger with Qwest.

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Financial Terms of the Merger. Verizon’s board of directors considered the amount of consideration to be paid in the merger, the protection offered against decreases in Verizon’s stock price, Verizon’s right to increase the cash portion of the consideration if the exchange ratio were greater than 0.5743, the potential downward purchase price adjustment, the resulting percentage ownership interests and voting power that current Verizon stockholders would have in Verizon following the closing, the other financial terms of the merger and the special cash dividend of up to $5.60 in cash per share of MCI common stock to be paid by MCI following the approval of the merger by MCI’s stockholders or to be paid by Verizon as part of the merger consideration if MCI did not pay the special cash dividend. Verizon’s board of directors did not quantify or assign any relative or specific weights to the various financial terms listed. Instead, Verizon’s board of directors considered these financial terms in the aggregate. In addition, individual members of Verizon’s board of directors may have given differing weights to different financial terms.

•	Provisions of the Merger Agreement. Verizon’s board of directors considered the structure of the merger and terms and conditions of the amended merger agreement, including the financial terms discussed above, the provisions relating to MCI’s right to consider and negotiate acquisition proposals and MCI’s obligation to pay a $240 million termination fee and up to $10 million in expenses to Verizon in specified circumstances as compared to MCI’s assets and net income and determined that the provisions of the merger agreement would provide Verizon with a reasonable allocation of risk in the event of unforeseen developments.

•	Strategic Alternatives. Verizon’s board of directors considered the strategic alternatives available to Verizon in light of the evolving competitive landscape and ongoing consolidation within the telecommunications sector, including alternative acquisition candidates and the costs and benefits of continuing to develop the enterprise business and build a long-haul network on a stand-alone basis rather than through acquisitions.

•	Regulatory Approvals. Verizon’s board of directors considered the regulatory approvals required to consummate the merger and Verizon’s management’s belief that the merger would be approved by the requisite authorities on a timely basis, without the imposition of conditions that would materially adversely affect the businesses of Verizon or MCI after the merger, and would otherwise be consummated in accordance with the terms of the merger agreement.

•	Due Diligence. Verizon’s board of directors considered the results of due diligence investigations of MCI by Verizon’s management and financial and legal advisors.

Verizon’s board of directors considered these factors against a number of other material factors identified in its deliberations weighing negatively against the merger, including:

•	The challenges inherent in the operation of the businesses of MCI in conjunction with those of Verizon following the merger and the possible diversion of management attention for an extended period of time;

•	The risk of not realizing all the anticipated savings following the merger;

•	The risk that nationally accredited ratings agencies might downgrade Verizon’s long-term and/or short-term credit ratings;

•	Additional potential problems and costs, including transaction costs associated with the merger and costs relating to the operation of the businesses of MCI in conjunction with those of Verizon following the merger;

•	The risk that, because the liabilities associated with the business of MCI, including certain actual or contingent bankruptcy claims, including tax claims, as well as certain international tax liabilities, litigation and other contingent liabilities, will not be known at the time of the closing of the merger, the actual amount of the liabilities associated with the business of MCI may exceed the estimates of these liabilities at the time of the closing of the merger and the risk that because the purchase price adjustment for the bankruptcy claims, including tax claims, as well as certain international tax liabilities is only an estimate of the amount that will be required from and after the closing of the merger to satisfy these claims, the actual amount required to satisfy these claims may exceed this estimate (for a description of the bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95);

•	The covenants to the merger agreement requiring Verizon and MCI to take any lawful steps as are necessary and appropriate to obtain certain regulatory approvals and clearances (provided that these steps do not cause a material adverse effect on Verizon (which for these purposes will be deemed to be a consolidated group of entities of the size and scale of MCI and its subsidiaries taken as a whole) or a material adverse effect on MCI) and the conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances, which approvals and clearances might not be obtained.

•	The risk that the merger may not be consummated despite the parties’ efforts or that the closing of the merger may be unduly delayed, even if the requisite approval is obtained from MCI’s stockholders;

•	The risk that, because the exchange ratio under the merger agreement would not be adjusted for increases in the market price of Verizon common stock, the per share value of the consideration to be paid to MCI stockholders on closing of the merger could be significantly more than the per share value of the consideration immediately prior to the announcement of the proposed merger;

•	The risks related to the material weakness identified in MCI’s internal controls and procedures and corporate governance described in MCI’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	The terms of the merger agreement regarding MCI’s right to consider and negotiate acquisition proposals in certain circumstances; and

•	The other risks described in the “Risk Factors Relating to the Merger” beginning on page 28.

After consideration of these material factors, Verizon’s board of directors determined that these risks could be mitigated or managed by Verizon or MCI or by Verizon following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a material impact on the merger or on Verizon following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by Verizon’s board of directors includes all of the material positive and negative factors considered by Verizon’s board of directors, but it is not intended to be exhaustive and may not include all the factors considered by Verizon’s board of directors. Verizon’s board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the merger. Rather, Verizon’s board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of Verizon’s board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Verizon’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement and prospectus, beginning on page 36.

MCI’s Reasons for the Merger

On February 13, 2005, MCI’s board of directors unanimously determined that the original merger agreement with Verizon and the merger were fair to, and in the best interests of, MCI and its stockholders. On March 29, 2005, MCI’s board of directors unanimously determined that the merger agreement, as amended as of March 4, 2005 and March 29, 2005, with Verizon and the merger were fair to, and in the best interests of, MCI and its stockholders, and more favorable to MCI’s stockholders than Qwest’s March 28, 2005 proposal. On May 1, 2005, MCI’s board of directors unanimously determined that the merger agreement and the merger were fair to, and in the best interests of, MCI and its stockholders, and more favorable to MCI’s stockholders than Qwest’s April 21, 2005 proposal. MCI’s board of directors also voted unanimously to recommend that MCI’s stockholders vote for the adoption of the merger agreement and approval of the merger with Verizon. In meetings and reviews held by MCI’s board of directors, MCI’s board of directors received the views and opinions of Mr. Breeden and consulted with him.

Prior to making these determinations, MCI’s board of directors and Mr. Breeden met on numerous occasions, consulted with MCI’s senior management and its financial and legal advisors and gave careful consideration to not only the proposed transaction with Verizon but also to other strategic alternatives, including Qwest’s proposals and the alternative of remaining as a stand-alone company. In assessing MCI’s strategic alternatives, MCI’s board of directors considered the values that might be realized by MCI’s stockholders at closing (including the stock component of each alternative, if applicable), the certainty and timing for realizing those values and the risks associated with each of the various alternatives. Given the fact that the telecommunications industry is highly regulated, MCI’s board of directors anticipated that the time period required to obtain regulatory approval of any transaction between MCI and another telecommunications service provider would be an extended one. In light of this extended period to closing, it was particularly important for MCI’s board of directors to evaluate the risks associated with realizing the range of values under every proposal that it considered, in particular the risks that could result in changes to the value of the acquirer’s stock to be received at closing by MCI’s stockholders under each proposal.

Throughout its reviews, MCI’s board of directors has taken into account the significant technological and market changes occurring within the telecommunications industry. These changes have included the ongoing growth in Internet usage, the development by telecommunication companies of advanced networking services primarily based on IP, the increasing customer demand for these value-added services and the expected further convergence of voice and data services onto IP-based networks. Also in recent years, changes in the telecommunications markets have included increasingly severe price competition, substitution of email, instant messaging and wireless telephone service for traditional wireline voice communications, the entry of RBOCs into the long-distance market, the entry of cable television and other companies into the consumer telephony business and regulatory changes increasing the difficulty for companies, such as MCI, to provide traditional telephone service, particularly to consumer customers. Furthermore, significant competitors have announced plans to merge, including AT&T and SBC on January 31, 2005, and Sprint and Nextel on December 15, 2004.

In developing MCI’s strategy for operating within an industry undergoing these significant changes, MCI’s board of directors and senior management have considered MCI’s position as one of the world’s leading telecommunication companies, providing a broad range of Internet, data and voice communication services for thousands of businesses and government entities throughout the world and millions of consumer customers in the United States. Consideration also has been given to MCI’s ownership of one of the most extensive telecommunications networks in the world, comprising approximately 100,000 route miles of network connections linking metropolitan centers and various regions across North America, Europe, Asia, Latin America, the Middle East, Africa and Australia. Also, MCI’s board of directors and senior management have considered that MCI owns and operates one of the world’s largest, fastest and most interconnected IP networks and has extensive knowledge and experience that has been developed through handling IP communications.

After assessing its strategic alternatives, including the alternative of remaining a stand-alone company, MCI’s board of directors concluded that the merger with Verizon was in the best interests of MCI and its stockholders. In making this determination, MCI’s board of directors considered the following, among other factors:

Consideration for MCI Stockholders. Pursuant to the merger agreement, each share of MCI common stock held by MCI stockholders will be converted into the right to receive a number of shares of Verizon common stock equal to the greater of the following exchange ratios: (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. The merger agreement also provides for the distribution by MCI, after MCI stockholder approval of the merger and prior to the closing of the merger, of a special cash dividend to MCI stockholders in the amount of up to $5.60 per share less the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger (but excluding the $0.40 per share dividend paid by MCI on March 15, 2005). If less than the full amount of the special cash dividend is paid, Verizon will pay the remainder, without interest, as a per share cash amount MCI stockholders will receive in connection with the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. If the exchange ratio is greater than 0.5743, Verizon has the right to reduce the exchange ratio to an amount no less than 0.5743 and, instead, pay a per share cash amount equal to the product of (x) the amount by which Verizon has reduced the exchange ratio and (y) the Verizon average stock price. The consideration MCI stockholders will receive is subject to a potential downward purchase price adjustment for certain liabilities, which include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. Based on a price of $35.52 per share of Verizon common stock, the 0.5743 exchange ratio, taken together with the $5.60 special cash dividend (but excluding the $0.40 per share dividend paid by MCI on March 15, 2005), represents total payments of approximately $26.00 per MCI share. This value may be greater at the closing of the merger if the Verizon stock price exceeds $35.52 per share at the closing of the merger. The largest portion of this consideration will consist of shares of Verizon common stock, enabling MCI’s stockholders to participate in the company resulting from the merger, including the strategic, financial and other benefits of the transaction. With respect to the special cash dividend of $5.60 per share, MCI’s stockholders will receive a payment from MCI, which had cash and marketable securities in excess of $5 billion at June 30, 2005. To the extent this special cash dividend is not paid by MCI in full, the shortfall will be paid at the closing of the merger as part of the merger consideration by Verizon, which has substantial financial resources and investment grade credit ratings.

Valuation. MCI’s board of directors believes that a merger with Verizon provides MCI stockholders with an attractive valuation for their interests in MCI. Among the numerous valuation measures it considered, MCI’s board of directors noted that the total Verizon merger consideration of $26.40 per share, which includes the special cash dividend of up to $5.60 per share and the $0.40 per share dividend paid by MCI on March 15, 2005, is:

•	a 41.5% premium over the closing price of MCI’s common stock on January 26, 2005, the last trading day prior to widespread circulation of rumors of a possible merger between SBC and AT&T;

•	a 34.1% premium over the closing price of MCI’s common stock on February 2, 2005, the last trading day prior to widespread circulation of rumors of a possible transaction between MCI and Qwest;

•	a 27.2% premium over the closing price of MCI’s common stock on February 11, 2005, the last trading day prior to the February 14, 2005 public announcement by MCI and Verizon of the execution of the merger agreement and the proposed transaction; and

•	a 0.5% discount to the closing price of MCI’s common stock on April 29, 2005, the last trading day prior to MCI and Verizon announcing the amendment to the merger agreement on May 2, 2005 (equivalent to a 2.0% discount if the merger consideration excludes the $0.40 per share dividend paid by MCI on March 15, 2005).

In addition, in making its determinations on May 1, 2005, MCI’s board of directors considered the price and terms of the stock purchase agreement between Verizon and entities affiliated with Mr. Carlos Slim Helu, including the fact that (i) these entities received $25.72 per share in cash, plus an additional cash amount equal to three percent per annum from April 9, 2005 until May 13, 2005, or a total of $25.79 per share, plus a potential additional cash amount, subject (if the merger closes prior to April 9, 2006) to a maximum additional amount per MCI share of $19.54, if the price of Verizon’s common stock exceeds $35.52 per share during a 20-day measurement period prior to April 9, 2006; (ii) these entities received their consideration (not including consideration that they would receive if the price of Verizon’s common stock exceeds $35.52 per share during a 20-day measurement period prior to April 9, 2006) earlier than MCI’s other stockholders will receive the merger consideration and special cash dividend under the terms of the merger agreement; and (iii) the consideration received by these entities is not subject to a potential downward purchase price adjustment for certain liabilities, which include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

MCI’s board of directors determined that the merger agreement and the merger were fair to, and in the best interests of, MCI and its stockholders notwithstanding these differences in terms between the merger agreement and the terms of the stock purchase agreement between Verizon and entities affiliated with Mr. Slim. MCI’s board of directors noted that the agreement between Verizon and the entities affiliates with Mr. Slim was a privately negotiated agreement among those parties and the terms of that agreement were not offered to MCI’s other stockholders. After negotiation with both Qwest and Verizon, MCI’s board of directors made a final determination as to whether Verizon’s or Qwest’s offer was in the best interests of MCI stockholders and determined that, as between the two, for the reasons stated in this section, Verizon’s offer was in the best interests of MCI stockholders.

Potentially Beneficial Pricing Mechanism. In addition, the amended merger agreement includes a potentially beneficial pricing mechanism to ensure that the value of the shares of Verizon common stock (or the shares of Verizon common stock and cash payments, if Verizon elects to reduce the exchange ratio to an amount no less than 0.5743, as described above) to be received per share of MCI common stock at the closing of the merger prior to any reduction under the potential downward purchase price adjustment for certain liabilities, which include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities will be at least $20.40. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. In view of the volatility of the equity markets and the likely time period before obtaining regulatory approvals, MCI’s board of directors believes that this mechanism has important value for MCI’s stockholders.

Timing of the Special Cash Dividend. The merger agreement provides that, after MCI’s stockholders approve the merger, MCI’s board of directors will declare and pay a special cash dividend from its excess cash under the MCI plan of reorganization of up to $5.60 per share, subject to the specific terms and conditions set forth in the merger agreement. This special cash dividend allows MCI’s stockholders to receive a portion of the total merger consideration prior to the closing of the transaction and also sooner than they would have if, instead, MCI continued to pay quarterly dividends of $0.40 per share from its excess cash under the MCI plan of reorganization. In addition, to the extent MCI is not permitted to pay the special cash dividend in full, the shortfall will be paid by Verizon at the closing of the merger as part of the merger consideration.

Presentations and Opinions of Financial Advisors. MCI’s board of directors considered the presentations by and analyses of Greenhill, JPMorgan and Lazard, financial advisors to MCI, and the opinions of Greenhill, JPMorgan and Lazard that, as of May 1, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in these opinions, the merger consideration and special cash dividend to be issued and paid in connection with the merger agreement is fair, from a financial point of view, to the holders of MCI’s common stock. In relying on those opinions, MCI’s board of directors took account of the fee arrangements that had been negotiated between MCI and each of its financial advisors (including the fact that a significant portion of the fees payable were contingent upon the consummation of the merger) and the relationships between certain of the financial advisors and MCI, Verizon and Qwest (see “Analyses of MCI’s Financial Advisors—Miscellaneous” beginning on page 94). In particular, the board of directors took account of the fact that JPMorgan has provided services to Verizon in the past and determined, due to the differing nature of the services JPMorgan provided to Verizon and MCI, JPMorgan’s professional standards and reputation and the fact that the board received presentations from two additional financial advisors (Greenhill and Lazard), that these prior services would not adversely affect the financial advice the board would receive from JPMorgan with respect to the merger. MCI’s board of directors also was aware that, for reasons described in “Analyses of MCI’s Financial Advisors—Opinion of MCI’s Financial Advisors with Respect to the Verizon Merger” on page 76, only one company and one transaction were selected by the financial advisors for their comparable company and comparable transaction analyses, respectively. In considering these opinions, MCI’s board of directors took account of its expectation that updated opinions of its financial advisors would not be obtained in the event of a downward purchase price adjustment. This did not affect MCI’s board of directors fairness determination described above.

Possible Upside Value. MCI’s stockholders may receive additional value at closing since the merger agreement does not provide a maximum for the value of the shares of Verizon common stock to be received at the closing of the merger by MCI stockholders. For each share of MCI stock, the value of the Verizon common stock per share of MCI common stock will be the greater of (a) $20.40 or (b) the value of 0.5743 shares of Verizon common stock. For example, if Verizon’s stock price is above $35.52, then at the closing of the merger, the value of the Verizon common stock exchanged in the merger for MCI common stock will be above $20.40 per share. MCI’s board of directors believes that these terms of the merger agreement have important benefits for MCI’s stockholders since the value of the shares of Verizon common stock (or the shares of Verizon common stock and cash payments, if Verizon elects to reduce the exchange ratio to an amount no less than 0.5743, as described above) is protected from falling below $20.40, but is not prevented from appreciating above $20.40.

In evaluating the potential value of the Verizon common stock to be received by MCI stockholders at the closing of the merger, among other considerations, MCI’s board of directors considered the potential strategic benefits of the transaction with Verizon resulting from: the complementary assets of the two companies; the opportunities for increased revenues resulting from the ability of the company resulting from the merger to better serve the communication needs of existing and potential customers because of the complementary nature of the companies’ network facilities, the broad range of professional expertise among the companies’ employees and the expanded products and services that will be offered to customers; the opportunities for cost reductions resulting from the substantial scale of the company resulting from the merger and the similar nature of many activities currently conducted by the companies; and the potential for the greater financial strength and stability for MCI’s businesses resulting from the merger with Verizon to enhance the value of MCI as a service provider to its customers, in particular those that enter into long-term relationships with MCI and depend upon MCI to handle critical communication and information processing functions and expect that MCI will be able to maintain and expand its network.

Transaction Structure. MCI’s board of directors also considered the additional value that its stockholders would realize if the merger were effected pursuant to the original structure as a reorganization for U.S. federal income tax purposes. In that event, in addition to income realized in respect of the special cash dividend, only to the extent of the cash, if any, received as part of the merger consideration will an MCI stockholder be expected to recognize gain (but not loss) for U.S. federal income tax purposes as a result of the merger. MCI’s board of directors also considered the fact that, under the alternative merger structure, the merger would be fully taxable to MCI stockholders. However, based on its evaluation of MCI’s stockholder base, MCI’s board of directors determined that the tax implications of the alternative merger structure were unlikely to be an important consideration for MCI stockholders since the MCI board of directors believed that holders of a majority of the shares of MCI common stock would not have held their shares for an extended period of time because of MCI’s emergence from bankruptcy in 2004 and, therefore, it was unlikely that many of the MCI stockholders would have a very low tax basis in their shares. Accordingly, it is likely that many MCI stockholders would not recognize significantly greater amounts of taxable income or gain under a fully taxable alternative merger structure than they would recognize pursuant to the original structure, after taking into account income or gain that MCI stockholders are likely to recognize under either structure as a result of the special cash dividend and any cash paid by Verizon as part of the merger consideration. Therefore, the fact that the merger would be fully taxable to MCI’s stockholders under the alternative merger structure did not impact the fairness determination of MCI’s board of directors, or its decision to recommend the transaction.

Other Terms of the Merger Agreement with Verizon. MCI’s board of directors considered the terms and conditions of the merger agreement, including: the conditions related to the closing of the transaction and the possibility that some of these conditions may not be satisfied at closing; the fact that MCI could in certain circumstances enter into discussions with third parties regarding alternative transaction proposals and MCI’s board of directors could in certain circumstances change its recommendation that MCI’s stockholders vote to adopt the Verizon merger agreement and approve the merger (subject to MCI’s complying with procedures under the merger agreement requiring MCI to give five business days prior notice to Verizon to allow Verizon time to respond before MCI’s board of directors’ recommendation is changed); and the restrictions imposed on the conduct of business by MCI and Verizon in the period prior to the closing of the transaction and the potential impact of these restrictions on MCI’s ability to manage its business and operations in the period prior to closing. In addition, in making its determinations on March 29, 2005, MCI’s board of directors considered the additional provisions required by Verizon as a condition to increasing the merger consideration and agreeing to the potentially beneficial pricing mechanism. These additional provisions were an increase from $200 million to $240 million in the termination fee that MCI may be required to pay to Verizon under specified circumstances; MCI’s agreement to reimburse Verizon for up to $10 million of its expenses upon termination of the merger agreement under specified circumstances; and, in the event MCI’s board of directors changes its recommendation that MCI’s stockholders adopt the merger agreement and approve the merger, MCI’s inability to terminate the merger agreement and Verizon’s right to require MCI to hold a stockholder meeting to consider approval of the merger between MCI and Verizon. In making its determinations on May 1, 2005, MCI’s board of directors considered the fact that under Verizon’s revised proposal there were no additional deal protection arrangements which could impede Qwest’s ability to make further proposals. MCI’s board of directors also considered the possible impact on Qwest’s ability to make further proposals arising out of Verizon’s condition that MCI include in its press release regarding the May 1, 2005 amendment to the Verizon merger agreement certain elements (including MCI’s board of directors’ view that customer concerns regarding a transaction between MCI and Qwest posed risks to the value of the transaction with Qwest) relative to the benefits to MCI’s stockholders from approving such amendment.

MCI’s board of directors did not find it practicable to quantify or assign relative weights to, and did not make separate and distinct assessments of, each of these other terms of the merger agreement with Verizon in reaching its determination to approve the merger agreement and the merger. Instead, MCI’s board of directors made its determination after consideration of all of these other terms taken together.

Due Diligence Reviews. MCI’s board of directors considered the results of the due diligence review conducted by members of MCI’s management and MCI’s advisors relating to Verizon’s businesses and operations, which were consistent with the expectations of MCI’s board of directors with respect to the strategic and financial benefits of the merger.

Alternative Proposals from Qwest. Before making its determinations and recommendations, MCI’s board of directors also considered the alternative proposals from Qwest as described under “Background of the Merger” beginning on page 38. In making its determinations and in assessing the proposals from Verizon and Qwest, MCI’s board of directors carefully weighed the range of potential values for MCI’s stockholders under each proposal as well as the risks to achieving those values. For a detailed discussion of the range of intrinsic values resulting from the analyses of MCI’s financial advisors, see “The Merger—Analyses of MCI’s Financial Advisors” beginning on page 76. In evaluating the potential range of values for MCI’s stockholders under each Qwest proposal, and the risks associated with achieving the values within that range, MCI’s board of directors considered numerous factors. Due to the variety of factors and the quality and amount of the information considered, MCI’s board of directors did not find it practicable to quantify or assign relative weights to, and did not make separate and distinct assessments of, each of these factors. These factors include the following:

•	The expected competitive position of a combination of Qwest and MCI, in terms of the range of products and services, the cost structure, the future revenue opportunities and the growth prospects for such a combined company, and the extent of the similarity of their respective businesses. In evaluating these factors, MCI’s board of directors considered that the expected competitive position of a combination of Verizon and MCI would be stronger than the expected competitive position of a combination of Qwest and MCI;

•

The level of potential synergies associated with a possible merger of MCI with Qwest, including the estimates prepared by Qwest and those separately prepared by MCI’s management, in both cases, with careful consideration given to the certainty, timing and costs by which the synergies might be achieved, and the participation by MCI stockholders in these potential synergies due to the contemplated pro forma ownership by MCI stockholders in the combined company at closing. MCI management’s view of these synergies differed from that of Qwest in the following respects: (i) MCI management had estimated the net present value of synergies to range between $3.1 billion and $5.0 billion, while Qwest had estimated the net present value of synergies to be $14.8 billion, (ii) MCI management had estimated total run-rate synergies to range between $0.7 billion and $1.1 billion, while Qwest had estimated total run-rate synergies to be $2.8 billion, and (iii) MCI management had estimated the cost to achieve these synergies to range between $1.2 billion and $1.7 billion, while Qwest had estimated the cost to achieve these synergies to be $2.7 billion. The principal reasons for the difference in the synergy estimates were as follows: (i) Qwest’s estimate assumed significantly greater employee reductions than MCI’s management’s estimate; (ii) Qwest’s estimate included substantial costs savings in the areas of networks, operations, advertising and information systems that in MCI’s management’s view were either not achievable or were higher than what MCI’s management believed were achievable; and (iii) Qwest’s estimate assumed that the synergies could be achieved more quickly than MCI’s management believed was possible;

•	The reaction by large corporate and government enterprise customers to a proposed merger of MCI with Qwest (see “Customer Concerns” below);

•	Qwest’s lack of organic wireless capabilities and Qwest’s wireless resale agreement with Sprint. In evaluating the potential impact of this factor on the expected competitive position of a combination of Qwest and MCI relative to a merger of Verizon and MCI, MCI’s board of directors considered the focus of MCI’s customers on wireless deployment as described under “Customer Concerns” below;

•	The expected financial condition of Qwest after acquiring MCI (which MCI’s board of directors considered would be weaker than the expected financial condition of a transaction between Verizon and MCI), including the combined entity’s projected cash flows, its liquidity position, levels of debt, which were expected to be high relative to other telecommunication companies, and significant requirements for debt service payments, in particular in the near term, as well as its possible future needs for additional financings, the potential risks and uncertainties of these financings, and the potential benefits of de-levering by the combined company;

•	MCI’s board of directors’ concerns about the risks to the value of the stock of the combined company associated with Qwest’s ongoing ability to sustain network service quality both prior to consummation of the transaction and in connection with achieving promised synergies in light of its expected financial condition (described above) and planned employee reductions;

•	MCI’s board of directors’ concerns about the risks to the value of the stock of the combined company associated with Qwest’s capacity and commitment to invest in new capabilities in light of its expected financial condition (described above);

•	The size of Qwest’s contingent liabilities, including (i) those associated with the investigations, securities actions and other matters disclosed in Qwest’s public filings, including various securities actions in which plaintiffs have variously alleged, among other things, that Qwest violated federal and state securities laws, engaged in fraud, civil conspiracy and negligent misrepresentation, and breached fiduciary duties owed to investors and current and former employees and (ii) the KPNQwest litigation in which plaintiffs have alleged, on behalf of certain purchasers of KPNQwest securities, that, among other things, KPNQwest engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and the value of KPNQwest securities, and the uncertainty associated with these liabilities;

•	The range of possible values for the tax savings that could result from Qwest’s net operating losses, based on Qwest management projections, as well as the prospect that a combination with MCI could increase the net present value of Qwest’s stand-alone net operating loss carryforwards by expediting their use, although the net operating loss carryforwards would not be realized due to the lack of taxable income under certain scenarios for MCI projections outlined by MCI management;

•	The mix of considerations that would be paid to MCI stockholders pursuant to the Qwest proposals and the range of pro forma ownership by MCI’s stockholders of the resulting company, including the fact that the pro forma ownership of MCI’s stockholders in the resulting company under Qwest’s proposals would be significantly higher than under the Verizon merger agreement, and the resulting increased participation by MCI’s stockholders in potential synergies associated with the combination under Qwest’s proposals as compared with the Verizon merger agreement;

•	The amount of financing required by Qwest in order to complete its proposed merger with MCI, including the terms and conditions for the availability of debt financings for which Qwest obtained commitment letters, as well as the amount of financial flexibility the combined company would retain;

•	The equity financing commitments that Qwest assured MCI that it had obtained. MCI’s board of directors viewed these commitments as a positive factor in light of the financing required by Qwest in order to complete its proposed merger with MCI, but remained concerned because Qwest had declined to provide them to MCI for review and had not agreed in its proposed merger agreement to refrain from amending or waiving those commitments or the financial commitments referred to above. MCI’s board of directors also remained concerned about Qwest’s expected financial condition after the proposed merger, in light of the combined company’s significant requirements for debt service payments, in particular in the near term, as well as its possible needs for additional financings, as described above;

•	The regulatory approvals that a transaction between MCI and Qwest would require, as well as the timing and risks associated with these approvals. MCI’s board of directors considered that this factor did not weigh significantly in favor of the Qwest proposals as compared with the Verizon proposals;

•	The presentation made by Mr. Notebaert to MCI’s board of directors on March 16, 2005 regarding Qwest’s proposal to acquire MCI, which addressed Qwest’s views of the benefits of a combination of Qwest and MCI, including synergies (which in Qwest’s view had a net present value of $14.8 billion) and the creation of a company with a world-class, state-of-the-art global network (representing nearly $60 billion of combined investment with global-to-local reach in 2,600 cities on six continents) and an advanced product suite with accelerated expansion into next generation applications (such as advanced IP applications), and the responses given by Mr. Notebaert to questions from MCI’s board of directors with respect to, among other matters, Qwest’s synergies plan (which Mr. Notebaert stated was highly achievable), Qwest’s wireless resale agreement with Sprint (which Mr. Notebaert stated would permit the sale of wireless services to MCI’s government and enterprise customers), Qwest’s view of customer reaction (which Mr. Notebaert stated was very positive) to a combination of Qwest and MCI and Qwest’s financing commitments (which Mr. Notebaert stated were in place and fully committed), and prior communications from Qwest regarding Qwest’s view of the benefits of a combination between the two companies. While MCI’s board of directors considered the responses given by Mr. Notebaert, it remained concerned about the matters to which its questions related, including the achievability of Qwest’s synergies plan (described above), Qwest’s lack of organic wireless capabilities (described above), and customer concerns with respect to a transaction between MCI and Qwest (as described below);

•	The financial terms of Qwest’s proposals, as well as the historical trading levels and volatility of Qwest’s common stock, the risk that the Qwest common stock would decline in the extended period prior to closing, the potential upside associated with the Qwest common stock in the proposed transaction and the cash-for-stock substitution right in Qwest’s proposal;

•	The other terms and conditions of Qwest’s proposal, including, by comparison to the terms and conditions of the Verizon merger agreement, the proposed transaction structure (which required approval of Qwest’s stockholders in addition to MCI’s stockholders and which was expected to be a tax free reorganization for U.S. federal income tax purposes), the price mechanism (which, as described under “Background to the Merger”, operated as a “collar” as opposed to a “floor”—see “Potentially Beneficial Pricing Mechanism” above), the purchase price adjustment (which was the same as under the Verizon merger agreement), and the terms relating to certainty of closing of the transaction (which were substantially comparable with the conditions under the Verizon merger agreement), and the improvements in the terms that Qwest was willing to make;

•	The results of the due diligence review conducted by MCI’s management and advisors related to Qwest’s business, operations and financial position; and

•	The fact that MCI’s board of directors’ determination to accept the Verizon proposal on May 1, 2005 might prompt Qwest to revoke its otherwise irrevocable proposal of April 21, 2005.

Customer Concerns. MCI’s board of directors also noted that a large number of MCI’s most important business customers had indicated that they preferred a transaction between MCI and Verizon rather than a transaction between MCI and Qwest.

MCI’s board of directors based its view on management’s discussions with hundreds of its business customers during the period following the announcement of the merger with Verizon on February 14, 2005. MCI received this input in various contexts. MCI engages in regular and constant account and customer service communication with thousands of its business customers, and has received significant customer feedback regarding customer reaction to MCI’s merger plans from this regular communication channel. Also, dozens of customers had affirmatively contacted their MCI account representatives to express their reaction to the various MCI and Verizon and MCI and Qwest merger developments. MCI conducts regular “CIO Forums,” where representatives from many of its largest and most important customers gather and receive in-depth briefings from MCI executives on various topics relevant to their service needs and MCI’s current and future plans. MCI has conducted at least four major CIO Forums in the past two months and has received merger-specific comments from no fewer than three dozen of MCI’s largest customers in these meetings. In the course of these many and varied interactions, MCI has received merger-specific feedback from more than 400 of its business customers. Throughout the course of these discussions, customers consistently focused in varying degrees on four basic requirements in the services they received from MCI: (i) reliability and security; (ii) maintenance of the networks; (iii) investment in new products and next generation services, including hosting, security and managed networks; and (iv) wireless deployment.

In addition, in the wake of publicity regarding Qwest’s continuing interest in acquiring MCI, MCI experienced a significant increase in demands by both existing customers and potential new customers for termination rights and other remedies associated with the possibility of a transaction with Qwest. Among the reasons articulated by the company’s existing and potential customers were concerns about Qwest’s financial condition (particularly in light of the cost of an MCI acquisition), concerns about Qwest’s ability and willingness to invest in MCI’s network and product infrastructure, and the ability of a combined Qwest and MCI company to compete as a long-term participant in an industry undergoing rapid change and consolidation. MCI’s management viewed the potential loss of customer revenue in the event that customers triggered these termination rights to be significant in light of the substantial stake that MCI stockholders would have in the pro forma combination of Qwest and MCI.

MCI’s board of directors also considered potential risks associated with the merger with Verizon in connection with its deliberations of the proposed transaction, including:

Risk Factors. MCI’s board of directors considered the risk factors described under “Risk Factors Relating to the Merger” beginning on page 28.

Regulatory Approval. MCI’s board of directors considered the risk that the governmental agencies from which MCI and Verizon will seek approval might seek to impose conditions on or enjoin or otherwise prevent or delay the merger. MCI’s board of directors also considered the level of MCI and Verizon’s commitments under the merger agreement to secure regulatory approvals and to remove impediments to the transaction under regulatory laws, and Verizon’s ability (including engaging in an acquisition of a business) to take actions that would be reasonably likely to delay closing of the merger up to the outside date. See “The Merger Agreement—Termination of the Merger Agreement.”

Purchase Price Adjustment. MCI’s board of directors considered the risks associated with the purchase price adjustment in the merger agreement pursuant to which the amount of consideration the MCI stockholders receive at closing may be reduced based on MCI’s bankruptcy claims, including tax claims, and certain international tax liabilities, on the terms specified in the merger agreement, and that the purchase price adjustment is a downward adjustment (in that its operation is to potentially reduce, and not increase, the consideration that MCI stockholders may receive, including the potential upside in the value of the stock portion of the consideration, as described above) and that there is no limit on the potential reduction in the consideration that MCI stockholders may receive and the possibility that the closing could be delayed while the purchase price adjustment is being determined. See also “Risk Factors Relating to the Merger” beginning on page 28. MCI’s board of directors also considered the fact that Qwest’s proposals included an identical purchase price adjustment mechanism, and that if MCI was to continue operating as a stand-alone entity, the costs of MCI’s bankruptcy claims, including tax claims, as well as certain international tax liabilities (for a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95), would be incurred entirely by MCI itself, and therefore by MCI’s stockholders. MCI’s board of directors also considered the amount that MCI had accrued on its consolidated balance sheet with respect to matters which would constitute specified liabilities for purposes of the purchase price adjustment.

Transaction Risk. MCI’s board of directors considered the risk that the merger would not be closed, whether as a result of regulatory actions or otherwise.

Interests of Directors and Officers. In addition, MCI’s board of directors was aware of the interests of one of its directors and certain of its executive officers described under “Interests of MCI Directors and Executive Officers in the Merger” beginning on page 103.

This discussion of the information and factors considered by MCI’s board of directors includes the material positive and negative factors considered by MCI’s board of directors, but it is not intended to be exhaustive and may not include all the factors considered by MCI’s board of directors.

Due to the variety of factors and the quality and amount of information considered, the MCI board of directors did not find it practicable to quantify or assign relative weights to, and did not make separate and distinct assessments of, each of the individual factors considered in reaching its determination to approve the merger agreement and the merger. Instead, MCI’s board of directors made its determination after consideration of all factors taken together. In addition, individual members of MCI’s board of directors may have given different weight to different factors.

Recommendation of MCI’s Board of Directors

MCI’s board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, MCI and its stockholders. MCI’s board of directors unanimously recommends that MCI’s stockholders vote FOR the adoption of the merger agreement and approval of the merger and FOR authorizing MCI’s board of directors to act in its discretion with respect to any adjournments or postponements of the special meeting to permit further solicitation of proxies for the merger.

Analyses of MCI’s Financial Advisors

Opinions of MCI’s Financial Advisors with Respect to the Verizon Merger

General

Each of Greenhill, JPMorgan and Lazard delivered its opinion to MCI’s board of directors that, as of May 1, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in its respective opinion, the merger consideration and special cash dividend to be issued and paid in connection with the merger agreement is fair from a financial point of view to MCI’s stockholders.

The full text of the written opinions of Greenhill, JPMorgan and Lazard, dated May 1, 2005, which contain assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annexes B, C and D to this proxy statement and prospectus. The opinions should be read in their entirety. Each of Greenhill, JPMorgan and Lazard provided its advisory services and opinion for the information and assistance of MCI’s board of directors in connection with its consideration of the proposed merger. Greenhill, JPMorgan and Lazard have not expressed any opinion as to the relative merits of or consideration offered in any other transaction as compared to the transactions contemplated by the merger agreement. The opinions of Greenhill, JPMorgan and Lazard do not constitute a recommendation as to how any MCI stockholders should vote with respect to the proposed merger.

In connection with rendering the opinions described above Greenhill, JPMorgan and Lazard reviewed, among other things:

•	the original merger agreement, as amended as of March 4, 2005 and March 29, 2005;

•	the amendment to the amended original merger agreement, dated as of May 1, 2005;

•	certain publicly available business and financial information concerning MCI and Verizon and the industries in which they operate;

•	certain internal financial analyses, estimates and forecasts relating to business and assets and liabilities prepared by the management of MCI, including an assumed amount of $1,825 million for the bankruptcy claims and international tax liabilities applicable to the potential downward purchase price adjustment provisions of the merger agreement provided to each of the financial advisors of MCI by the management of MCI, sometimes referred to as assumed specified liabilities, and assumptions as to tax rates applicable to MCI (referred to collectively as the MCI forecasts), and the estimated amount and timing of certain cost savings and operating improvements projected by the managements of MCI and Verizon to result from the merger, sometimes referred to as the cost savings and operating improvements;

•	certain internal financial information and other data relating to Verizon’s business provided to Greenhill, JPMorgan and Lazard by the managements of MCI and Verizon;

•	certain publicly available financial forecasts relating to the business and financial prospects of MCI prepared by certain research analysts, sometimes referred to as the MCI street forecasts, and;

•	certain publicly available financial forecasts relating to the business and financial prospects of Verizon prepared by certain research analysts, sometimes referred to as the Verizon street forecasts.

Greenhill, JPMorgan and Lazard also had discussions with and received guidance from members of the senior managements of MCI and Verizon regarding their assessment of the strategic rationale for, and the potential benefits of, the merger, the special cash dividend contemplated by the merger agreement and the other transactions contemplated by the merger agreement, and the past and current business operations, financial condition and future prospects of MCI and Verizon. In addition, Greenhill, JPMorgan and Lazard reviewed the reported price and trading activity for the MCI common stock and the Verizon common stock, compared certain financial and stock market information for MCI and Verizon with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and proposed business combinations Greenhill, JPMorgan and Lazard deemed relevant and performed such other studies and analyses, and considered such other factors, as Greenhill, JPMorgan, and Lazard considered appropriate.

In giving their opinions, Greenhill, JPMorgan and Lazard relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for them, and their opinions state that they have further relied upon the assurances of MCI and Verizon that they are not aware of any facts or circumstances that would make this information inaccurate or misleading. None of Greenhill, JPMorgan nor Lazard has made any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities or the specified liabilities) of MCI, Verizon or any of their respective subsidiaries or affiliates, nor were any of these valuations or appraisals provided to them. Greenhill, JPMorgan and Lazard have not independently evaluated the solvency of MCI or Verizon or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. Greenhill, JPMorgan and Lazard have assumed for purposes of their opinions that MCI stockholders who acquire their shares of MCI common stock after any part or all of the special cash dividend contemplated by the merger agreement is made, will have paid a price for these shares which has the same economic effect as if they had held these shares before this part or all of the special cash dividend payment was made, and will have received this payment. In relying on the financial analyses, estimates and forecasts provided to Greenhill, JPMorgan and Lazard, including MCI’s estimate of the cost savings and operating improvements and MCI forecasts, with MCI’s consent, Greenhill, JPMorgan and Lazard have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of the operations and financial condition of MCI and Verizon (in the case of the cost savings and operating improvements) to which these analyses, estimates and forecasts relate, and have assumed that the specified liabilities will not exceed the assumed specified liabilities. Verizon has not provided internally prepared forecasts, analyses or estimates and has not commented on the Verizon Wall Street equity research estimates or any other publicly available forecasts relating to the business and financial prospects of Verizon. With MCI’s consent, Greenhill, JPMorgan and Lazard have assumed that the Verizon street forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Verizon and used the Verizon Wall Street equity research estimates for purposes of their analyses and their opinions. Greenhill, JPMorgan and Lazard express no view as to any of these analyses, estimates or forecasts, including MCI’s estimate of cost savings and operating improvements, MCI forecasts, MCI street forecasts and the Verizon street forecasts and the assumed specified liabilities, or the assumptions on which they were based. MCI advised Greenhill, JPMorgan and Lazard, and Greenhill, JPMorgan and Lazard have assumed, that the transactions contemplated by the merger agreement will close in compliance with all applicable laws. Greenhill, JPMorgan and Lazard have relied as to all legal, including regulatory, bankruptcy and tax, matters relevant to rendering their opinions upon advice of counsel for MCI. Greenhill, JPMorgan and Lazard have also assumed that the merger and the other transactions contemplated by the merger agreement will be closed without waiver of any material terms or conditions set forth in the merger agreement. Greenhill, JPMorgan and Lazard have further assumed that all material governmental, regulatory or other consents and approvals necessary for the closing of the merger, and the other transactions contemplated by the merger agreement, will be obtained without any effect on MCI or Verizon or on the contemplated benefits of the merger contemplated by the merger agreement in any way materially adverse to their analysis. MCI has also advised Greenhill, JPMorgan and Lazard, and Greenhill, JPMorgan and Lazard have assumed, that any third party contractual rights will not have any effect on Verizon pro forma or on the contemplated benefits of the transactions contemplated by the merger agreement in any way materially adverse to Greenhill, JPMorgan and Lazard’s analysis. Greenhill, JPMorgan and Lazard have also assumed, with MCI’s consent, that the purchase price adjustment terms of the merger agreement will not result in any adjustment to the merger consideration in an amount greater than the approximately $50 million aggregate downward adjustment described to Greenhill, JPMorgan and Lazard by management of MCI based on the assumed specified liabilities provided to them by MCI.

Greenhill, JPMorgan and Lazard’s opinions are necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to Greenhill, JPMorgan and Lazard as of, May 1, 2005. It should be understood that subsequent developments (including changes to the merger consideration due to the purchase price adjustment contained in the merger agreement) may affect their opinions and that Greenhill, JPMorgan and Lazard do not have any obligation to update, revise or reaffirm their opinions.

Greenhill, JPMorgan and Lazard’s opinions are directed only to the fairness from a financial point of view, as of May 1, 2005, to MCI’s stockholders of the merger consideration and special cash dividend to be issued and paid to these stockholders in connection with the merger agreement, and do not address the underlying decision by MCI to engage in the merger or any of the transactions related thereto. None of Greenhill, JPMorgan or Lazard were asked to, nor did they, recommend the amount of consideration to be paid in connection with the Verizon merger. In addition, MCI has not asked Greenhill, JPMorgan and Lazard to address, and their opinions do not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of MCI, other than MCI common stockholders. Greenhill, JPMorgan and Lazard have not expressed any opinion as to the prices at which the shares of MCI common stock or Verizon common stock will trade at any future time. Greenhill, JPMorgan and Lazard understand that MCI has engaged in strategic discussions with, and has received proposals for strategic transactions from, third parties. Greenhill, JPMorgan and Lazard have not expressed any opinion as to the relative merits of or consideration offered in any other transaction as compared to the transactions contemplated by the merger agreement. Greenhill, JPMorgan and Lazard’s advisory services and the opinions described in this proxy statement and prospectus and attached as Annexes B, C and D were provided for the information and assistance of MCI’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement and these opinions do not constitute a recommendation as to how any MCI stockholder should vote with respect to the transactions contemplated by the merger agreement.

The following is a summary of the material financial analyses jointly performed by Greenhill, JPMorgan and Lazard in connection with rendering their opinions described above. Certain of the analyses performed by Greenhill, JPMorgan and Lazard were performed and presented to MCI’s board of directors in connection with MCI’s board of directors’ approval of the original merger agreement on February 13, 2005 and the second amendment to the merger agreement on March 29, 2005 or at other times prior to May 1, 2005. Certain of the analyses performed were updated during this time period and the summary set forth below reflects the results of these updates. In delivering their opinions, Greenhill, JPMorgan and Lazard also considered that the consideration offered in connection with the merger agreement is greater than the consideration offered in connection with the original merger agreement and the amendment to the original merger agreement with Verizon. The following summary does not purport to be a complete description of the financial analyses performed by Greenhill, JPMorgan and Lazard. The order of analyses described does not represent the relative importance or weight given to those analyses by Greenhill, JPMorgan and Lazard. Greenhill, JPMorgan and Lazard all worked on developing these analyses, and these analyses represent the joint work product of Greenhill, JPMorgan and Lazard. Unless otherwise indicated, the valuation analyses described below do not take into account the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005 and paid by MCI on March 15, 2005. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, JPMorgan and Lazard the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by the financial advisors, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of these financial analyses. None of Greenhill, JPMorgan or Lazard has rendered any opinion as to the relative merits of or consideration offered in any transaction proposed by Qwest as compared to the transactions contemplated by the merger agreement.

MCI Analyses

MCI Comparable Company Analysis. Greenhill, JPMorgan and Lazard reviewed and compared certain financial information for MCI to the corresponding financial information for AT&T. Although AT&T is not directly comparable to MCI, AT&T was chosen because it is the only publicly traded company with operations and financial characteristics that for purposes of this analysis may be considered comparable to the operations of MCI in that AT&T, like MCI (and unlike other telecommunications companies such as Sprint Corporation, Cingular or Nextel), has a business mix that includes a leading position in both consumer long distance and enterprise telecommunications (i.e., managed telecommunication services sold to large companies and government agencies), and does not have significant wireless telecommunications assets.

The calculations for AT&T are based on AT&T’s SEC filings and Wall Street equity research estimates and AT&T’s stock price as of January 26, 2005, the day prior to the first news reports of the acquisition of AT&T by SBC.

Greenhill, JPMorgan and Lazard calculated the firm values (adjusted to exclude unconsolidated investments) of AT&T as multiples of:

•	2004 actual earning before interest, taxes, depreciation and amortization, sometimes referred to as EBITDA; and

•	2005 estimated EBITDA.

The following table presents the multiples derived from this analysis:

AT&T firm value multiple / 2004 EBITDA	2.9x
AT&T firm value multiple / 2005 estimated EBITDA	3.6x

Greenhill, JPMorgan and Lazard applied AT&T’s firm value multiples of 2.9x 2004 actual EBITDA and 3.6x 2005 estimated EBITDA to MCI’s estimated EBITDA, which resulted in a range of implied equity values per MCI share of $12.80 to $13.95.

MCI Comparable Transaction Analysis. Greenhill, JPMorgan and Lazard reviewed publicly available information, including Wall Street equity research estimates, relating to the acquisition of AT&T by SBC announced January 31, 2005. The acquisition of AT&T by SBC was selected by Greenhill, JPMorgan and Lazard because it was the only recent major telecommunications transaction relating to an acquisition of a company with financial characteristics and operations that for purposes of this analysis may be considered comparable to the Verizon merger. Greenhill, JPMorgan and Lazard used the financial information reviewed by them to determine the firm value of AT&T implied by this transaction as a multiple of 2004 actual EBITDA and 2005 estimated EBITDA, which resulted in transaction multiples of 3.1x and 3.8x, respectively. Greenhill, JPMorgan and Lazard applied these firm value multiples to MCI’s estimated EBITDA, which resulted in a range of implied equity values per MCI share of $14.10 to $15.10.

MCI Management Case Discounted Cash Flow Analyses. Greenhill, JPMorgan and Lazard calculated a range of discounted cash flow values for MCI using three-year and five-year estimates provided by MCI management. A discounted cash flow analysis is a traditional method of evaluating an asset using estimates of the future cash flows of the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are “terminal value” which refers to the estimated capitalized value of all future cash flows from an asset at a particular point in time and “unlevered projected free cash flows” which refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs.

The three-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand-alone, after tax, unlevered free cash flows of MCI for the years 2005 through 2007 and (b) the present value of the terminal value based on MCI’s 2007 estimated EBITDA. The five-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand-alone, after tax, unlevered free cash flows of MCI for the years 2005 through 2009 and (b) the present value of the terminal value based on MCI’s 2009 estimated EBITDA. Greenhill, JPMorgan and Lazard calculated a range of values for MCI by utilizing discount rates from 9.0% to 10.0% and terminal value multiples of MCI’s 2007 and 2009 estimated EBITDA ranging from 3.0x to 4.0x, implying free cash flow perpetual growth rates beyond the terminal year ranging from -0.3% to 2.8% for the three-year discounted cash flow analysis and -1.6% to 1.7% for the five-year discounted cash flow analysis.

The range for the discount rates used in this analysis was chosen to reflect the theoretical analyses of the weighted average cost of capital for MCI, which represents the expected return on MCI’s debt and equity securities based on the average, after tax returns on MCI’s equity and debt, adjusted to reflect the relative weighting of debt and equity in MCI’s capital structure. The enterprise value of MCI assumes 325 million shares outstanding and $0.4 billion of net debt (total debt and capital leases of $5.9 billion less $5.5 billion of cash). The net debt calculation excludes bankruptcy claims and liabilities, federal and state taxes, non-recurring working capital, net asset sales and cash collateralization (which are included in the free cash flow calculation). Cash flows were discounted to January 2005 using a mid-year convention. Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per MCI share of $15.15 to $20.85 using the three-year discounted cash flow analysis and $18.40 to $24.25 using the five-year discounted cash flow analysis.

At the direction of MCI, Greenhill, JPMorgan and Lazard performed a sensitivity analysis on the management case three-year and five-year discounted cash flow analyses to assess the potential impact of uncertainties related to MCI’s business by assuming revenue is 5% and 15% lower in each year of the forecast. For the sensitivity analysis, Greenhill, JPMorgan and Lazard assumed, at the direction of MCI, that these revenue sensitivities assume constant EBITDA margins, implying that costs are in line with revenue loss (e.g., 5% lower revenue equals 5% lower EBITDA). Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per MCI share of $13.63 to $19.03, in the case of a 5% revenue reduction, and $10.63 to $15.45, in the case of a 15% revenue reduction, for MCI using the three-year discounted cash flow analysis and $16.52 to $22.06, in the case of a 5% revenue reduction, and $12.77 to $17.70, in the case of a 15% revenue reduction, for MCI using the five-year discounted cash flow analysis.

MCI Street Case Discounted Cash Flow Analyses. Greenhill, JPMorgan and Lazard calculated a range of discounted cash flow values for MCI using three-year and five-year estimates by Wall Street equity research analysts. The three-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand-alone, after tax, unlevered free cash flows of MCI for the years 2005 through 2007 and (b) the present value of the terminal value based on MCI’s 2007 estimated EBITDA. The five-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand-alone, after tax, unlevered free cash flows of MCI for the years 2005 through 2009 and (b) the present value of the terminal value based on MCI’s 2009 estimated EBITDA. Greenhill, JPMorgan and Lazard calculated a range of values for MCI by utilizing discount rates from 9.0% to 10.0% and terminal value multiples of MCI 2007 and 2009 estimated EBITDA ranging from 2.0x to 3.0x. Greenhill, JPMorgan and Lazard selected a lower range of terminal value multiples for this analysis than the range as described above in “MCI Management Case Discounted Cash Flow Analyses” because of Wall Street research analysts more conservative view regarding MCI’s growth potential. The methodology used in these calculations was otherwise the same as described above under “MCI Management Case Discounted Cash Flow Analyses.” Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per MCI share of $10.80 to $15.75 using a three-year discounted cash flow analysis and $11.55 to $15.55 using a five-year discounted cash flow analysis.

At the direction of MCI’s management, Greenhill, JPMorgan and Lazard performed a sensitivity analysis on the three-year Wall Street equity research analysts case discounted cash flow analysis to assess the potential impact of uncertainties related to MCI’s business by assuming revenue is 5% and 15% lower in each year of the forecast and assuming constant EBITDA margins. Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per MCI share of $9.57 to $14.27, in the case of a 5% revenue reduction, and $7.13 to $11.32, in the case of a 15% revenue reduction.

Verizon Analyses

Verizon Comparable Company Analysis. Greenhill, JPMorgan and Lazard reviewed and compared certain financial information for Verizon to the corresponding financial information for BellSouth Corporation, sometimes referred to as BellSouth, and SBC, two major US telecommunications carriers with significant local exchange carrier and wireless telecommunications operations. The calculations for the selected companies were based on SEC filings by these companies and Wall Street equity research estimates and on stock prices as of January 26, 2005, the day prior to the first news reports on the acquisition of AT&T by SBC. Financial information for each of BellSouth and SBC were adjusted to reflect each company’s proportionate joint venture interest in Cingular Wireless, sometimes referred to as Cingular, including Cingular’s acquisition of AT&T Wireless Services Inc. and related divestitures.

Greenhill, JPMorgan and Lazard calculated firm values for Verizon (adjusted to exclude other unconsolidated investments and to include minority interest, including Vodafone Group Plc’s 45% stake in Verizon Wireless) and the selected companies (adjusted as described above) as multiples of:

•	2004 actual EBITDA; and

•	2005 estimated EBITDA.

The following table presents the mean multiples derived from this analysis for the selected companies:

Mean Adjusted firm value / 2004 EBITDA	6.1x
Mean Adjusted firm value / 2005 estimated EBITDA	5.8x

Greenhill, JPMorgan and Lazard applied the mean adjusted firm value multiples of 6.1x 2004 actual EBITDA and 5.8x 2005 estimated EBITDA to Verizon’s estimated EBITDA, which resulted in a range of implied equity values per Verizon share of $37.95 to $38.55.

Verizon Street Case Discounted Cash Flow Analysis. Greenhill, JPMorgan and Lazard calculated a range of discounted cash flow values for Verizon using three-year and five-year estimates by Wall Street equity research analysts. The three-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand-alone, after tax, unlevered free cash flows of Verizon for the years 2005 through 2007 and (b) the present value of the terminal value based on Verizon’s 2007 estimated EBITDA. The five-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand-alone, after tax, unlevered free cash flows of Verizon for the years 2005 through 2009 and (b) the present value of the terminal value based on Verizon’s 2009 estimated EBITDA. Greenhill, JPMorgan and Lazard calculated a range of values for Verizon by utilizing discount rates from 7.0% to 8.0% and terminal value multiples of Verizon 2007 and 2009 estimated EBITDA ranging from 5.0x to 6.0x, implying free cash flow perpetual growth rates beyond the terminal year ranging from -0.3% to 1.8% for the three-year discounted cash flow analysis and -0.6% to 1.5% for the five-year discounted cash flow analysis.

The range for the discount rates used in these analyses was chosen to reflect the theoretical analyses of the weighted average cost of capital for Verizon, which represents the expected return on Verizon’s debt and equity securities based on the average, after tax returns on Verizon’s equity and debt, adjusted to reflect the relative weighting of debt and equity in Verizon’s capital structure. The enterprise value of Verizon assumes 2.8 billion shares outstanding and $63.0 billion of net debt (calculated as total debt plus minority interest, including an adjustment for Vodafone Group Plc’s 45% stake in Verizon Wireless, less cash and unconsolidated investments). Cash flows were discounted to January 2005 using a mid-year convention. Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per Verizon share of $30.95 to $41.35 using the three-year discounted cash flow analysis and $32.10 to $42.50 using the five-year discounted cash flow analysis.

Hypothetical Stockholder Value Creation Analyses

The following hypothetical stockholder value creation methodologies were selected by Greenhill, JPMorgan and Lazard in order to estimate the hypothetical value the transaction could generate for MCI stockholders in comparison to MCI’s stand-alone value by applying valuation techniques to the combined company. The sum-of-the-parts analysis is intended to reflect an aggregation of the value of the different business segments within each of MCI and Verizon; the trading value analysis is intended to reflect the value at which the combined MCI and Verizon theoretically could trade in the equity markets; and the combined MCI/Verizon discounted cash flow analysis is intended to represent the intrinsic value of the combined MCI and Verizon based upon estimates of the combined company’s future cash flows. The following analyses utilized MCI’s estimates of cost savings and operating improvements expected to result from the merger (with an estimated run-rate of $1 billion per year starting in 2008). The estimates of cost savings and operating improvements provided by each of MCI’s and Verizon’s management did not differ.

Sum-of-the-Parts Analysis. Greenhill, JPMorgan and Lazard performed a sum-of-the-parts analysis on Verizon and MCI’s businesses using financial forecasts provided by MCI management, financial forecasts of Wall Street equity research analysts for Verizon and industry multiples for each of the primary businesses of Verizon and MCI to value each of the primary businesses of Verizon after the acquisition of MCI’s businesses pursuant to the merger, including MCI’s expected cost savings and operating improvements. For each component business analyzed in the sum-of-the-parts analysis, Greenhill, JPMorgan and Lazard selected EBITDA multiples using their judgment and experience and by considering multiples used by analysts and investors in the relevant sector of the telecommunications market. Since each of these differing sectors represents a distinct type of business, these multiples will necessarily not be identical across sectors. The multiples for each sector reflect different financial characteristics and risks associated with the particular sector, just as multiples for companies in different businesses will vary. Greenhill, JPMorgan and Lazard then derived a range of implied values to be received per MCI share by summing the resulting values, subtracting aggregate net debt (after adjusting for the cash portion of the transaction consideration), multiplying by an estimate of the proportion of the shares of Verizon that would be owned by MCI stockholders after the merger (estimated at 6.3% of Verizon shares), and dividing the sum by the number of outstanding MCI shares. Greenhill, JPMorgan and Lazard then calculated an implied total value to be received per share of MCI by adding in the per share cash portion of the merger consideration and the $0.40 per share dividend paid by MCI on March 15, 2005. This analysis included adjustments based on the assumed specified liabilities provided by MCI to Greenhill, JPMorgan and Lazard.

Greenhill, JPMorgan and Lazard calculated the implied value of Verizon’s local exchange carrier business after the acquisition of MCI’s businesses pursuant to the merger, using 2005 EBITDA for this business forecasted by Wall Street equity research analysts and a range of multiples from 5.0x to 5.5x. This analysis resulted in an implied valuation for this business ranging from $75.0 billion to $82.5 billion (before subtracting net debt).

Greenhill, JPMorgan and Lazard calculated the implied value of Verizon’s inter-exchange carrier business after the acquisition of MCI’s businesses pursuant to the merger, using 2005 EBITDA for this business forecasted by MCI management, expected cost savings and operating improvements as estimated by MCI management and a range of multiples from 3.0x to 4.0x. This analysis resulted in an implied valuation for this business ranging from $8.6 billion to $11.4 billion (before subtracting net debt).

Greenhill, JPMorgan and Lazard calculated the implied value of Verizon’s wireless business after the acquisition of MCI’s businesses pursuant to the merger, using 2005 EBITDA for this business and a range of multiples from 6.0x to 8.0x. This analysis resulted in an implied valuation for this business ranging from $73.1 billion to $97.4 billion (before subtracting net debt).

Greenhill, JPMorgan and Lazard calculated the implied value of Verizon’s directories business after the acquisition of MCI’s businesses pursuant to the merger, using 2005 EBITDA for this business forecasted by Wall Street equity research analysts and a range of multiples from 8.0x to 10.0x. This analysis resulted in an implied valuation for this business ranging from $13.5 billion to $16.8 billion (before subtracting net debt).

Greenhill, JPMorgan and Lazard then subtracted from the sum of these valuation ranges a range of net debt for Verizon after the merger from $61.7 billion to $72.6 billion, consisting of total debt (including capital leases), minority interest stake in Verizon Wireless and other minority interests and consolidated investments, plus the present value of estimated future non-recurring liabilities, less cash.

Based upon the implied valuations of each of these businesses, total net debt and the amount of cash consideration offered in connection with the merger, Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share of $27.05 to $32.35.

Trading Value Analysis. Using the equity values for MCI and Verizon implied by the comparable company analyses as described above, MCI management 2006 EBITDA estimates for MCI, Wall Street equity research 2006 EBITDA estimates for Verizon and MCI’s estimate of 2006 cost savings and operating improvements, Greenhill, JPMorgan and Lazard calculated a range of hypothetical implied values to be received per MCI share in the merger. Greenhill, JPMorgan and Lazard applied multiples ranging from 2.9x to 3.6x for estimated MCI 2006 EBITDA, 5.8x to 6.1x for estimated Verizon 2006 EBITDA and 2.9x to 5.9x for the estimated cost savings and operating improvements. MCI’s multiples are based on AT&T’s 2004 actual and 2005 estimated EBITDA multiples as of January 26, 2005 (the day prior to the first news report on the acquisition of AT&T by SBC). Verizon’s multiples are based on average public market multiples for BellSouth and SBC of 6.1x actual 2004 EBITDA and 5.8x estimated 2005 EBITDA as of January 26, 2005. The cost savings and operating improvements multiple of 2.9x is based on MCI’s lowest estimated 2006 EBITDA multiple, and the estimate of cost savings and operating improvements multiple of 5.9x is based on the blended average of the stand-alone highest estimated 2006 EBITDA multiples for MCI and Verizon. Greenhill, JPMorgan and Lazard then derived a range of implied values to be received per MCI share by applying the multiples to the estimates of EBITDA or cost savings and operating improvements to which they correspond, subtracting aggregate net debt (after adjusting for the cash portion of the transaction consideration), multiplying by an estimate of the proportion of the shares of Verizon that would be owned by MCI stockholders after the merger (estimated at 6.3% of Verizon shares), and dividing the sum by the number of outstanding MCI shares. Greenhill, JPMorgan and Lazard then calculated an implied total value to be received per share of MCI by adding in the per share cash portion of the merger consideration and the $0.40 per share dividend paid by MCI on March 15, 2005. This analysis included adjustments based on the assumed specified liabilities provided by MCI to Greenhill, JPMorgan and Lazard. Based upon this analysis, Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share of $28.15 to $30.50.

Combined Verizon/MCI Discounted Cash Flow Analyses. Using the equity values for MCI and Verizon implied by the three-year and five-year MCI management case discounted cash flow analyses described above, and the three-year and five-year Verizon street case discounted cash flow analyses described above, Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share in the merger. To calculate this range of implied values, Greenhill, JPMorgan and Lazard used the high, low and average values (based on high and low values for the cases examined, excluding downside MCI revenue sensitivity cases) of the range of values implied by the discounted cash flow analyses described above and multiplied those values by an estimate of the proportion of shares of Verizon that would be owned by MCI stockholders after the merger (estimated at 6.3% of Verizon shares) and dividing by the number of outstanding MCI shares. Greenhill, JPMorgan and Lazard then calculated an implied total value to be received per share of MCI by adding in the per share cash portion of the merger consideration and the $0.40 per share dividend paid by MCI on March 15, 2005 and a per share amount of 6.3% of the $7.0 billion net present value of MCI’s estimated cost savings and operating improvements, representing the portion of the cost savings and operating improvements estimated to be realized by MCI stockholders. This analysis included adjustments based on the assumed specified liabilities provided by MCI to Greenhill, JPMorgan and Lazard. Based upon this analysis, Greenhill, JPMorgan and Lazard calculated at a range of implied values to be received per MCI share of $24.60 to $30.55 for the three-year discounted cash flow analyses and $25.45 to $31.40 for the five-year discounted cash flow analysis.

The results obtained by Greenhill, JPMorgan and Lazard from the MCI stockholder value creation analyses described above are as follows:

	Three Year DCF	Five Year DCF	Trading Value	Sum-of-the-Parts
High	$30.55	$31.40	$30.50	$32.35
Low	$24.60	$25.45	$28.15	$27.05
Average	$27.58	$28.43	$29.33	$29.70

Implied Exchange Ratio Analysis

The implied exchange ratio analysis provides a measure of the relative value of shares of Verizon common stock to shares of MCI common stock by showing the number of shares of Verizon common stock having a value equal to one share of MCI common stock. The purpose of this implied exchange ratio analysis is to provide a range of illustrative exchange ratios, or a relative measure of the relative market values of MCI common stock to Verizon common stock. The resulting exchange ratios are not directly comparable to the exchange ratio for the Verizon merger because in the Verizon merger, MCI stockholders may receive cash in addition to Verizon equity. Greenhill, JPMorgan and Lazard calculated the range of the implied exchange ratios of MCI common stock for Verizon common stock based on (i) the historical high and low trading prices for each of MCI and Verizon, (ii) the range of price targets for each of MCI and Verizon from selected Wall Street equity research analysts, (iii) the implied equity values per share based on the comparable companies analyses for MCI and Verizon described above, (iv) the range of implied equity values per share based upon the MCI five-year management case discounted cash flow analysis and the Verizon five-year street case discounted cash flow analysis described above, (v) the range of implied equity values per share based upon the MCI five-year street case discounted cash flow analysis and the Verizon five-year street case discounted cash flow analysis described above, and (vi) the range of implied equity values per share based upon the MCI three-year management case discounted cash flow analysis and the Verizon three-year street case discounted cash flow analysis described above. The range of historical trading prices was determined from the period commencing April 20, 2004 (the date MCI emerged from bankruptcy) and ending January 26, 2005 (the day prior to the first news report on the acquisition of AT&T by SBC). The range of Wall Street equity research analyst price targets was derived from six Wall Street equity research analyst price targets for MCI and nineteen Wall Street equity research analyst price targets for Verizon. The results of this analysis are as follows:

Range of Implied Exchange Ratio
Historical Trading Range	0.38090x — 0.47939x
Wall Street Price Targets	0.37143x — 0.50000x
Comparable Companies Analysis	0.33171x — 0.36780x
Five-Year DCF Analysis (MCI Management / Verizon Street)	0.57102x — 0.57305x
Five-Year DCF Analysis (MCI Street / Verizon Street)	0.35929x — 0.36625x
Three-Year DCF Analysis (MCI Management / Verizon Street)	0.48934x — 0.50403x

MCI Historical Stock Trading Analysis

Greenhill, JPMorgan and Lazard reviewed the historical trading prices for MCI common stock for the period commencing April 20, 2004 (the date of MCI’s emergence from bankruptcy) and ending on March 18, 2005. In addition, Greenhill, JPMorgan and Lazard analyzed an estimated implied merger price of $20.75 per MCI share (based on the terms proposed by Verizon as of February 11, 2005) in relation to the MCI stock price on Friday, March 18, 2005 and certain prior dates determined to be relevant by Greenhill, JPMorgan and Lazard. Greenhill, JPMorgan and Lazard also analyzed the estimated implied merger premium based on Verizon’s share price as of March 18, 2005. Although this analysis was presented to the MCI board of directors and considered by Greenhill, JPMorgan and Lazard in rendering their fairness opinions, the results described below do not indicate the premiums offered in the Verizon merger because the analysis was prepared using the lower consideration offered by Verizon at the time of the analysis and the stock prices as of that time. Stockholders should take this information into account when considering the results of the analysis set forth below.

This analysis indicated that the $20.75 implied merger price per MCI share (based on the terms proposed by Verizon as of February 11, 2005) represented:

•	a discount of 13.2% based on the market price of $23.44 per share on March 18, 2005 (after giving effect to the $0.40 dividend declared by MCI’s board of directors on February 11, 2005 and paid by MCI on March 15, 2005);

•	a premium of 6.2% to the average thirty-day trading price measured prior to January 26, 2005 of $19.54;

•	a premium of 8.8% to the average sixty-day trading price measured prior to January 26, 2005 of $19.07;

•	a premium of 13.4% to the average ninety-day trading price measured prior to January 26, 2005 of $18.30;

•	a premium of 11.2% based on the market price of $18.66 per share on the last trading day prior to the January 27, 2005 first news report on the acquisition of AT&T by SBC;

•	a premium of 2.5% to the high market price of $20.24 per share for the period from April 20, 2004 to January 26, 2005;

•	a premium of 59.6% to the low market price of $13.00 per share for the period from April 20, 2004 to January 26, 2005; and

•	a premium of 23.2% to the average market price of $16.84 per share for the period from April 20, 2004 to January 26, 2005.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Reviewing or selecting portions of the analyses or of the summary set forth in this proxy statement and prospectus, without considering the analyses as a whole, could create an incomplete view of the processes underlying Greenhill, JPMorgan and Lazard’s opinions. In arriving at its fairness determinations, each of Greenhill, JPMorgan and Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, each of Greenhill, JPMorgan and Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to MCI, Verizon or the proposed merger.

Greenhill, JPMorgan and Lazard prepared these analyses for purposes of providing their respective opinions to MCI’s board of directors, as of May 1, 2005, as to the fairness from a financial point of view of the merger consideration and special cash dividend to be issued and paid to the MCI stockholders in connection with the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MCI, Verizon, Greenhill, JPMorgan and Lazard or any other person assumes responsibility if future results are materially different from those forecasted.

As described above, the fact that MCI’s board of directors received these opinions from Greenhill, JPMorgan and Lazard was one of many factors taken into consideration by MCI’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by each of Greenhill, JPMorgan and Lazard in connection with the fairness opinions and is qualified in its entirety by reference to the written opinions of Greenhill, JPMorgan and Lazard attached as Annexes B, C and D to the proxy statement and prospectus.

Analyses of MCI’s Financial Advisors with Respect to the Qwest Proposal

General

Greenhill, JPMorgan and Lazard also presented certain analyses to MCI’s board of directors regarding the proposal made by Qwest on April 21, 2005, which for purposes of this description we sometimes refer to as the “Qwest proposal.” These analyses were presented for the information of MCI’s board of directors and did not constitute an opinion or appraisal. None of Greenhill, JPMorgan or Lazard rendered any opinion as to the relative merits or valuation of the Qwest proposal as compared to the Verizon merger, nor have any of them expressed any opinion as to the prices at which the shares of MCI common stock or Qwest common stock would trade at any future time.

Under the Qwest proposal the consideration to be issued and paid to MCI stockholders consisted of (a) that number (rounded to the nearest 1/100 of a share) of shares of common stock of a new entity formed to be the holding company of MCI and Qwest, which we sometimes refer to as “New Qwest”, equal to the Qwest exchange ratio (as defined below) and (b) $16.00 in cash (all or a portion of which may be paid in the form of a special cash dividend).

Under the Qwest proposal, the preliminary Qwest exchange ratio would be the number of shares of New Qwest common stock equal to the number determined by dividing $14.00 (sometimes referred to as the Qwest equity amount) by the average of the volume weighted averages of the trading prices of Qwest common stock (sometimes referred to as the average Qwest stock price), as reported on the New York Stock Exchange Composite Transactions Tape, for each of the 20 trading days ending on the third trading day immediately preceding the closing of the merger of MCI and Qwest pursuant to the Qwest proposal; provided, however, that (i) if the number determined by dividing the equity amount by the average Qwest stock price would be less than or equal to 3.373, the preliminary Qwest exchange ratio would have been 3.373 and (ii) if the number determined by dividing the equity amount by the average Qwest stock price would be greater than or equal to 4.217, the preliminary Qwest exchange ratio would have been be 4.217.

Under the Qwest proposal, if the preliminary Qwest exchange ratio would be greater than 3.373, then New Qwest would have had the right to reduce the preliminary Qwest exchange ratio to an amount no less than 3.373 (as so reduced, sometimes referred to as the Qwest exchange ratio), and, in such case, the preliminary per share cash amount would have been increased by an amount equal to the number determined by multiplying (x) the difference between the preliminary Qwest exchange ratio minus the Qwest exchange ratio prior to any purchase price adjustments described below by (y) the average Qwest stock price (as so increased, sometimes referred to as the Qwest per share cash amount, and together with the Qwest exchange ratio, sometimes referred to as the Qwest merger consideration).

Under the Qwest proposal, at any time prior to the mailing of the joint proxy statement and prospectus relative to the Qwest proposal, New Qwest would have had the right to elect to substitute up to $1.2 billion in cash for up to $1.2 billion of the aggregate stock consideration, subject to certain restrictions. Also, under the Qwest proposal, the Qwest merger consideration would have been subject to the same potential downward purchase price adjustment as provided in the Verizon merger agreement based on the amount of certain specified liabilities of MCI.

In connection with their analysis of the Qwest proposal, Greenhill, JPMorgan, and Lazard reviewed, among other things,

•	The information relating to MCI referred to under “Analyses of MCI’s Financial Advisors Opinions of MCI’s Financial Advisors—Opinion of MCI’s Financial Advisors with Respect to Verizon Merger”;

•	Forms of a merger agreement for the Qwest proposal and certain related documents;

•	Documents related to certain debt financing proposed to be obtained by Qwest;

•	Certain publicly available business and financial information concerning MCI and Qwest and the industries in which they operate;

•	The MCI forecasts relating to MCI’s business and assets and liabilities prepared by the management of MCI referred to under “Analyses of MCI’s Financial Advisors—Opinions of MCI’s Financial Advisors—General”;

•	Certain internal financial information, estimates, forecasts and other data relating to Qwest’s business and assets and liabilities of Qwest provided to Greenhill, JPMorgan and Lazard by Qwest’s management;

•	Certain financial and valuation analyses related to Qwest and a Qwest proposal provided to Greenhill, JPMorgan and Lazard by Qwest’s financial advisors;

•	MCI management’s estimates of Qwest’s contingent liabilities;

•	MCI management’s estimates regarding the amount and timing of certain cost savings and operating synergies to result from the Qwest proposal, sometimes referred to as the Qwest cost savings and operating improvements;

•	Qwest management’s estimates regarding the amount and timing of certain cost savings and operating improvements to result from the Qwest proposal, which Greenhill, JPMorgan, and Lazard reviewed and compared to MCI management’s estimates of the Qwest cost savings and operating improvements as described above, but did not independently evaluate or incorporate into their valuation analyses;

•	The MCI street forecasts relating to MCI’s business and financial prospects prepared by certain research analysts MCI referred to under “Analyses of MCI’s Financial Advisors Opinions of MCI’s Financial Advisors—General”; and

•	Certain publicly available financial forecasts relating to the business and financial prospects of Qwest prepared by certain research analysts, sometimes referred to as the Qwest street forecasts.

Greenhill, JPMorgan and Lazard also held discussions with and received guidance from members of the senior managements of MCI and Qwest regarding their assessment of the strategic rationale for, and the potential benefits of, the Qwest proposal and the transactions contemplated by it, and the past and current business operations, financial condition and future prospects of MCI and Qwest. In addition, Greenhill, JPMorgan and Lazard reviewed the reported price and trading activity for MCI common stock and the Qwest common stock, compared certain financial and stock market information for MCI and Qwest with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and proposed business combinations Greenhill, JPMorgan and Lazard deemed relevant and performed such other studies and analyses, and considered such other factors, as Greenhill, JPMorgan and Lazard considered appropriate.

In connection with their analyses, Greenhill, JPMorgan and Lazard relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for Greenhill, JPMorgan and Lazard, and have further relied upon the assurances of MCI and Qwest that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. None of Greenhill, JPMorgan and Lazard has made any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities or the specified liabilities) of MCI, Qwest or any of their respective subsidiaries or affiliates, nor have any such valuations or appraisals been provided to Greenhill, JPMorgan or Lazard. Greenhill, JPMorgan and Lazard have not independently evaluated the solvency of MCI or Qwest or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Qwest’s advisors informed Greenhill, JPMorgan or Lazard that, in connection with the Qwest proposal, certain unidentified investors may have made a common equity investment in Qwest (sometimes referred to as the Qwest equity investment), Greenhill, JPMorgan or Lazard have not reviewed nor have they been provided any commitment letters or other agreements related to, or any detailed description of the terms of, these proposed investments. Greenhill, JPMorgan and Lazard assumed for the purposes of their analyses that MCI stockholders who acquire their shares of MCI common stock after any part or all of the special cash dividend contemplated by the Qwest proposal would be made, would have paid a price for these shares which has the same economic effect as if they had held such shares before such part or all of the special cash dividend was made and received such payment. In relying on the financial analyses, estimates and forecasts provided to Greenhill, JPMorgan and Lazard, including MCI forecasts, the Qwest forecasts and the cost savings and operating improvements, with MCI’s consent, Greenhill, JPMorgan and Lazard assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of the operations and financial condition of MCI and Qwest to which such analyses, estimates and forecasts relate and, with MCI’s consent, Greenhill, JPMorgan and Lazard assumed that the specified liabilities would not have exceeded the assumed specified liabilities.

Greenhill, JPMorgan and Lazard expressed no view as to any such analyses, estimates or forecasts, including the cost savings and operating improvements estimated by Qwest and MCI resulting from the Qwest proposal, the MCI forecasts, the MCI street forecasts, the Qwest forecasts, the Qwest street forecasts and MCI’s assumed specified liabilities, or the assumptions on which they were based.

Greenhill, JPMorgan and Lazard assumed, for purposes of their analyses of the Qwest proposal, that the full amount of the debt financing contemplated by the Qwest debt commitment letters would have been available on the terms set forth therein without waiver and on terms that are not in any way materially adverse to Greenhill, JPMorgan and Lazard’s analysis or from other sources on terms that are not in any way materially adverse to their analysis. MCI advised Greenhill, JPMorgan and Lazard, and Greenhill, JPMorgan and Lazard assumed, that the transactions contemplated by the Qwest proposal would have been consummated in compliance with all applicable laws.

Greenhill, JPMorgan and Lazard relied as to all legal, including regulatory, bankruptcy and tax, matters relevant to their analyses upon advice of counsel for MCI.

Greenhill, JPMorgan and Lazard also assumed that the transactions contemplated by the Qwest proposal would have been consummated without waiver of any material terms or conditions set forth in the proposed merger agreement relating thereto.

Greenhill, JPMorgan and Lazard assumed that the merger agreement relating to the Qwest proposal would not have differed in any material respects from the draft merger agreement furnished to Greenhill, JPMorgan and Lazard. Greenhill, JPMorgan and Lazard further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Qwest proposal would have been obtained without any effect on MCI or Qwest or on the contemplated benefits of the transactions contemplated by the Qwest proposal in any way materially adverse to Greenhill, JPMorgan and Lazard’s analysis. MCI also advised Greenhill, JPMorgan and Lazard, and they assumed, that any third party contractual rights would not have had any effect on Qwest pro forma or on the contemplated benefits of the transactions contemplated by the Qwest proposal in any way materially adverse to Greenhill, JPMorgan and Lazard’s analysis. Greenhill, JPMorgan and Lazard also assumed, with MCI’s consent, that the purchase price adjustment terms of the Qwest proposal would not have resulted in any adjustment to the merger consideration in an amount greater than that described to Greenhill, JPMorgan and Lazard by management of MCI based on the assumed specified liabilities.

Greenhill, JPMorgan and Lazard’s analyses are necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to Greenhill, JPMorgan and Lazard as of the date of these analyses. It should be understood that subsequent developments may affect their analyses and that Greenhill, JPMorgan and Lazard do not have any obligation to update, revise, or reaffirm their analyses.

Greenhill, JPMorgan and Lazard’s advisory services were provided for the information and assistance of MCI’s board of directors in connection with its consideration of the Qwest proposal and their analyses do not constitute a recommendation as to how any MCI stockholder should vote with respect to any transaction proposed for a vote of the MCI stockholders.

The following is a summary of the material financial analyses jointly performed by Greenhill, JPMorgan and Lazard in connection with the Qwest proposal. The following summary does not purport to be a complete description of the financial analyses performed by Greenhill, JPMorgan and Lazard. The order of analyses described does not represent the relative importance or weight given to those analyses by Greenhill, JPMorgan and Lazard. Greenhill, JPMorgan and Lazard all worked on developing these analyses, and these analyses represent this joint work product of Greenhill, JPMorgan and Lazard. Unless otherwise indicated, the valuation analyses described below do not take into account the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005 and paid by MCI on March 15, 2005. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, JPMorgan and Lazard the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by the financial advisors, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of these financial analyses.

Qwest Analyses

Qwest Management Case Discounted Cash Flow Analyses. Greenhill, JPMorgan and Lazard calculated a range of discounted cash flow values for Qwest using three-year and five-year estimates provided by Qwest management. The three-year discounted cash flow analysis was based on the sum of (a) the present value of projected stand alone, after tax, unlevered free cash flows (with net operating losses valued separately) of Qwest for the years 2005 through 2007 and (b) the present value of the terminal value based on Qwest’s 2007 estimated EBITDA. The five-year discounted cash flow analysis was based on the sum of (a) the present value of projected standalone, after tax, unlevered free cash flows (with net operating losses valued separately) of Qwest for the years 2005 through 2009 and (b) the present value of the terminal value based on Qwest’s 2009 estimated EBITDA. Greenhill, JPMorgan and Lazard calculated a range of values for Qwest by utilizing discount rates from 8.0% to 9.0% and terminal value multiples of Qwest estimated 2007 and 2009 EBITDA ranging from 4.0x to 5.0x, implying free cash flow perpetual growth rates beyond the terminal year ranging from 0.6% to 2.9% for the three-year discounted cash flow analysis and -0.1% to 2.4% for the five-year discounted cash flow analysis.

The range for the discount rates used in these analyses was chosen to reflect the theoretical analyses of the weighted average cost of capital for Qwest, which represents the expected return on Qwest’s debt and equity securities based on the average, after tax returns on Qwest’s equity and debt, adjusted to reflect the relative weighting of debt and equity in Qwest’s capital structure. The analysis assumes 1.8 billion shares outstanding and $16.5 billion in net debt (including the present value of the mid-point estimate of MCI’s estimates for Qwest’s contingent liabilities based on MCI’s due diligence with Qwest management) and the mid-point estimate for the value of Qwest’s net operating losses. Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per Qwest share of $1.25 to $3.40 using the three-year discounted cash flow analysis and $1.85 to $3.95 using the five-year discounted cash flow analysis.

Qwest Street Case Discounted Cash Flow Analysis. Greenhill, JPMorgan and Lazard calculated a range of discounted cash flow values for Qwest using three-year estimates by Wall Street equity research analysts. The three-year discounted cash flow analysis was based on the sum of (a) the present value of projected standalone, after tax, unlevered free cash flows of Qwest for the years 2005 through 2007 and (b) the present value of the terminal value based on Qwest’s 2007 estimated EBITDA. Greenhill, JPMorgan and Lazard calculated a range of values for Qwest by utilizing discount rates from 8.0% to 9.0% and terminal value multiples of Qwest’s 2007 estimated EBITDA ranging from 4.0x to 5.0x, implying free cash flow perpetual growth rates beyond the terminal year ranging from -1.7% to 1%. In their forecasts, Greenhill, JPMorgan and Lazard assumed no cash taxes would be paid and did not separately value Qwest’s net operating losses. In addition, Qwest’s publicly disclosed litigation reserves were used to calculate the contingent liability portion of net debt. The methodology used in these calculations was otherwise the same as described above under “—Qwest Management Case Discounted Cash Flow Analyses.” Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied equity values per Qwest share of $2.10 to $4.20.

Hypothetical Stockholder Value Creation Analyses

The following hypothetical stockholder value creation methodologies were selected by Greenhill, JPMorgan and Lazard in order to estimate the hypothetical value the transaction could generate for MCI stockholders in comparison to MCI’s stand-alone value by applying valuation techniques to the combined company. The sum-of-the-parts analysis is intended to reflect an aggregation of the value of the different business segments within each of Qwest and MCI; the trading value analysis is intended to reflect the value at which the combined Qwest and

MCI theoretically could trade in the equity markets; and the combined Qwest/ MCI discounted cash flow analysis is intended to represent the intrinsic value of the combined Qwest and MCI based upon estimates of the combined company’s future cash flows. The following analyses utilized MCI’s mid-point estimate of the annual cost savings and operating improvements expected to result from the Qwest proposal (with an estimated run-rate of $0.8 billion per year starting in 2008) and the break-up fee pursuant to the Verizon agreement. MCI considered Qwest’s estimates of cost savings and operating improvements but did not agree to them and directed Greenhill, JPMorgan and Lazard to utilize MCI’s estimates.

Sum-of-the-Parts Analysis. Greenhill, JPMorgan and Lazard performed a sum-of-the-parts analysis on Qwest and MCI’s businesses using financial forecasts provided by Qwest and MCI management, financial forecasts of Wall Street equity research analysts for Qwest and MCI and industry multiples for each of the primary businesses of Qwest and MCI to value each of the primary businesses of the combined entity, including expected cost savings and improvements. For each component business analyzed in the sum-of-the-parts analysis, Greenhill, JPMorgan and Lazard selected EBITDA multiples using their judgment and experience and by considering multiples used by analysts and investors in the relevant sector of the telecommunications market. Since each of these differing sectors represents a distinct type of business, these multiples will necessarily not be identical across sectors. The multiples for each sector reflect different financial characteristics and risks associated with the particular sector, just as multiples for companies in different businesses will vary. Greenhill, JPMorgan and Lazard then derived a range of implied values be received per MCI share by summing the resulting values, subtracting aggregate net debt (after adjusting for the cash portion of the transaction consideration), multiplying by an estimate of the proportion of the shares of Qwest that would be owned by MCI stockholders (estimated at 38.6% of Qwest’s shares), and dividing the sum by the number of outstanding MCI shares. Greenhill, JPMorgan and Lazard then calculated an implied total value to be received per share of MCI by adding in the per share cash portion of consideration proposed by Qwest and the $0.40 per share dividend paid by MCI on March 15, 2005. This analysis included adjustments based on the assumed specified liabilities provided by MCI to Greenhill, JPMorgan and Lazard.

Greenhill, JPMorgan and Lazard calculated the range of implied values of Qwest’s local exchange carrier business after the acquisition of MCI’s businesses pursuant to Qwest’s proposal, using 2005 EBITDA for this business forecasted by Wall Street equity research analysts and Qwest management estimates and a range of multiples from 5.0x to 6.0x. This analysis resulted in an implied valuation for this business ranging from $25.3 billion to $30.4 billion (before subtracting net debt).

Greenhill, JPMorgan and Lazard calculated the range of implied values of Qwest’s and MCI’s inter-exchange carrier business after the acquisition of MCI’s businesses pursuant to Qwest’s proposal, using 2005 EBITDA for this business forecasted by MCI management and MCI’s public filings for the MCI inter-exchange carrier business, and Qwest management and Qwest public filings for the Qwest inter-exchange carrier business, expected cost savings and operating improvements as estimated by MCI management and a range of multiples from 3.0x to 4.0x. This analysis resulted in an implied valuation for this business ranging from $4.7 billion to $6.3 billion (before subtracting net debt).

Greenhill, JPMorgan and Lazard then subtracted from the sum of these valuation ranges the net debt for the combined MCI and Qwest businesses of $23.7 billion, consisting of total debt (including capital leases), Qwest contingent liabilities, plus the present value of estimated future liabilities, less cash.

Based upon the implied valuations of each of these businesses, total net debt and the amount of cash consideration offered in the Qwest proposal, Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share of $23.90 to $31.85.

Trading Value Analysis. Using the equity values for MCI and Qwest implied by the comparable company analyses as described above, MCI management 2006 EBITDA estimates for MCI, Qwest management 2006 EBITDA estimates for Qwest and MCI’s estimate of 2006 cost savings and operating improvements, Greenhill,

JPMorgan and Lazard calculated a range of hypothetical implied values to be received per MCI share under the Qwest proposal. Greenhill, JPMorgan and Lazard applied multiples ranging from 2.9x to 3.6x for estimated MCI 2006 EBITDA, 5.7 to 6.0 for estimated Qwest 2006 EBITDA and 2.9x to 5.2x for the estimated cost savings and operating improvements. MCI’s multiples are based on AT&T’s 2004 actual and 2005 estimated EBITDA multiples as of January 26, 2005 (the day prior to the first news report on the acquisition of AT&T by SBC). Qwest’s multiples are based on average public market multiples for BellSouth, SBC and Verizon of 6.0x 2004 actual EBITDA and Wall Street equity research analyst estimates of 5.7x 2005 estimated EBITDA as of February 11, 2005. The cost savings and operating improvements multiple of 2.9x is based on MCI’s lowest estimated 2006 EBITDA multiple and the estimate of cost savings and operating improvements multiple of 5.2x is based on the blended average of the stand-alone highest estimated 2006 EBITDA multiples for MCI and Qwest. Greenhill, JPMorgan and Lazard then derived a range of implied values to be received per MCI share by applying the multiples to the estimated EBITDA or cost savings and operating improvements to which they correspond, subtracting aggregate net debt (after adjusting for the cash portion of the transaction consideration), multiplying by an estimate of the proportion of the shares of Qwest that would be owned by MCI stockholders after the merger (estimated at 38.6% of Qwest’s shares), and dividing the sum by the number of outstanding MCI shares. Greenhill, JPMorgan and Lazard then calculated an implied total value to be received per share of MCI by adding in the per share cash portion of the merger consideration and the $0.40 per share dividend paid by MCI on March 15, 2005. This analysis included adjustments based on the assumed specified liabilities provided by MCI to Greenhill, JPMorgan and Lazard. Based upon this analysis, Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share of $25.15 to $29.10.

Greenhill, JPMorgan and Lazard also calculated a range of trading values for the combined Qwest/MCI using Wall Street equity research analysts’ 2006 EBITDA estimates for MCI, Qwest Wall Street equity research analysts’ 2006 EBITDA estimates for Qwest and MCI’s estimate of 2006 cost savings and operating improvements. The ranges of multiples that Greenhill, JPMorgan and Lazard used are identical to those of the management trading value analysis described in the preceding paragraph. Based on these numbers, Greenhill, JPMorgan and Lazard calculated the implied enterprise value and subtracted net debt to arrive at a range implied values to be received per MCI share of $27.05 to $30.95.

At the request of MCI, Greenhill, JPMorgan and Lazard also performed a sensitivity analysis on the Wall Street equity research analysts case trading value analysis and MCI management trading value analysis to assess the potential impact of uncertainties related to the combined MCI and Qwest by assuming a revenue reduction of 5% on the highest estimates provided by MCI management and Wall Street equity research analysts and 15% on the lowest estimates provided by MCI management and Wall Street equity research analysts and assuming constant EBITDA margins. Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied values to be received per MCI share of $25.95, in the case of a 15% reduction in Wall Street equity research analysts revenue estimates, to $30.50, in the case of a 5% reduction in Wall Street equity research analysts revenue estimates.

Combined Qwest/MCI Discounted Cash Flow Analysis. Using the equity values for MCI and Qwest implied by the discounted cash flow analyses described above Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share under the Qwest proposal. To calculate this range of implied values, Greenhill, JPMorgan and Lazard used the high, low and average values (based on high and low values for the cases examined) of the range of values implied by the discounted cash flow analyses described above and multiplied those values by an estimate of the proportion of shares of Qwest that would be owned by MCI stockholders after the merger (estimated at 38.6% of Qwest’s shares) and dividing by the number of outstanding MCI shares. Greenhill, JPMorgan and Lazard then calculated an implied total value to be received per share of MCI by adding in the per share cash portion of the merger consideration and the $0.40 per share dividend paid by MCI on March 15, 2005 and a per share amount of 38.6% of the $4.1 billion net present value of MCI’s midpoint estimate of cost savings and operating improvements, representing the portion of the cost savings and operating improvements estimated to be realized by MCI stockholders under the Qwest proposal. This analysis included adjustments based on the assumed specified liabilities and took into account that a combination potentially could increase the net present value of Qwest’s net operating loss carryforwards. Based upon this analysis, Greenhill, JPMorgan and Lazard calculated a range of implied values to be received per MCI share of $24.15 to $31.00 for the management three-year discounted cash flow analyses, $23.80 to $30.25 for the Wall Street equity research analysts discounted cash flow analysis, and $26.65 to $33.45 for the management five-year discounted cash flow analysis.

At the request of MCI, Greenhill, JPMorgan and Lazard also performed a sensitivity analysis on the three- and five-year management discounted cash flow analysis and on the five-year Wall Street equity research analysts case discounted cash flow analysis of the combined company to assess the potential impact on the combined company of uncertainties related to the combined company’s business by assuming a revenue reduction of 5% on the highest estimates for MCI provided by MCI management and Wall Street equity research analysts and 15%, on the lowest estimates for MCI provided by MCI management and Wall Street equity research analysts and assuming constant EBITDA margins. Based on the foregoing calculations, Greenhill, JPMorgan and Lazard derived a range of implied values to be received per MCI share (a) in the three-year discounted cash flow analyses of $22.45 in the case of a 15% reduction in MCI management revenue estimates to $30.30 in the case of a 5% reduction in MCI management revenue estimates and $22.35 in the case of a 15% reduction in Wall Street equity research analysts revenue estimates to $29.70 in the case of a 5% reduction in Wall Street equity research analysts revenue estimates; and (b) in the case of the five-year discounted cash flow analysis, $24.50 in the case of a 15% reduction in Wall Street equity research analysts revenue estimates to $32.60 in the case of a 5% reduction in Wall Street equity research analysts revenue estimates.

The results of the stockholder value creation analyses described above are as follows:

	Three Year DCF	Five Year DCF	Trading Value	Sum-of-the-Parts
High	$31.00	$33.45	$30.95	$31.85
Low	$22.35	$24.50	$24.00	$23.90
Averages	$26.68	$28.98	$27.48	$27.88

Additional Sensitivity Analyses. Based on MCI management direction, Greenhill, JPMorgan and Lazard performed an additional sensitivity analysis on the three-year management discounted cash flow analysis which assumed revenue losses due to reduced pricing. This additional sensitivity analysis assumes any revenue loss due to reduced pricing would have a more significant impact on EBITDA than the revenue sensitivities that assume constant EBITDA margins (e.g., 5% revenue loss due to reduced pricing would reduce EBITDA on a dollar-for-dollar basis). As per management guidance, this additional sensitivity analysis assumed a loss of 5%, 10% and 15% of MCI’s enterprise/commercial revenue (estimated to be $9.9 billion in 2006) due entirely to reduced pricing. Using an estimate that MCI stockholders would receive 38.6% of Qwest equity on a pro forma basis under the Qwest proposal, including cost savings and operating improvements and incremental value from Qwest’s net operating losses plus the cash consideration offered in the Qwest proposal and including the $0.40 dividend paid by MCI on March 15, 2004, Greenhill, JPMorgan and Lazard derived a range of implied values to be received per MCI share as follows:

	Low	Mid	High
5% Revenue loss due to pricing	$21.48	$24.58	$27.76
10% Revenue loss due to pricing	$18.68	$21.53	$24.45
15% Revenue loss due to pricing	$15.82	$18.41	$21.06

Greenhill, JPMorgan and Lazard also noted that this reduced pricing sensitivity analysis, when applied to the management case trading value analysis, resulted in a range of implied values to be received per MCI share of $23.42 to $26.97 for a 5% revenue loss due to pricing, $21.72 to $24.85 for a 10% revenue loss due to pricing, and $20.01 to $22.74 for a 15% revenue loss due to pricing.

In considering the Qwest proposal, selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying

Greenhill, JPMorgan and Lazard’s analyses. No company or transaction used in the above analyses as a comparison is directly comparable to MCI, Qwest or the contemplated transaction.

Greenhill, JPMorgan and Lazard prepared these analyses for the information of MCI’s board of directors, as of April 23, 2005 and updated as of April 30, 2005. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MCI, Qwest, Greenhill, JPMorgan and Lazard or any other person assumes responsibility if future results are materially different from those forecasted.

As described above, the fact that the MCI board of directors received these analyses from Greenhill, JPMorgan and Lazard was one of many factors taken into consideration by the MCI board of directors in making its determination to approve the Verizon merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by each of Greenhill, JPMorgan and Lazard.

Miscellaneous

The MCI board of directors determined to engage Greenhill, JPMorgan and Lazard because of their substantial experience in similar transactions, their familiarity with MCI and its business and the significance of the proposed transaction to MCI. Other than as described above, no specific instructions or limitations regarding their fairness opinions or financial analyses were provided by the MCI board of directors to Greenhill, JPMorgan or Lazard.

MCI has agreed to pay each of Greenhill, JPMorgan and Lazard a transaction fee of $14 million in connection with the transactions contemplated by the merger agreement. The payment schedule of the transaction fees payable to Greenhill, JPMorgan and Lazard is as follows: (1) $250,000 of the transaction fee was to be paid upon the execution of the engagement letters retaining Greenhill, JPMorgan and Lazard, (2) $1.75 million of the transaction fee was to be paid upon the execution of a definitive merger agreement, (3) $3 million of the transaction fee will be paid upon the approval of MCI’s stockholders of the merger agreement and (4) $9 million of the transaction fee will be paid upon completion of the transactions contemplated by the merger agreement. In addition, MCI has agreed to reimburse each of JPMorgan, Greenhill and Lazard its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify each of Greenhill, JPMorgan and Lazard and related persons against various liabilities.

JPMorgan and its affiliates have performed in the past, and may perform in the future, a variety of investment banking and commercial banking services for each of MCI, Verizon and Qwest for which they have received, and may receive, customary fees. These services for MCI have included providing financial advisory services to MCI and acting as joint lead-arranger for MCI’s debtor-in-possession credit facility and as lead managing underwriter for the offering by MCI’s predecessor of preferred shares of News Corp. These services for Verizon have included providing financial advisory services to Verizon, including in connection with its sale of its Canadian directories business, and acting as lead managing underwriter for certain offerings by Verizon and its affiliates of their public debt securities, as agent for Verizon’s credit facilities and as a managing underwriter for the secondary offering by Verizon of its shares in Telus Corp. These services for Qwest have included acting as financial advisor to Qwest in connection with the sale of its wireless assets, as lead managing underwriter of offerings of Qwest debt securities and as lead arranger for certain of Qwest’s credit facilities. JPMorgan received an aggregate of approximately $34,000 from MCI, $13.4 million from Verizon and $11.1 million from Qwest over the past twenty-four months in connection with JPMorgan’s investment banking activities, exclusive of any fees related to the merger. In addition, JPMorgan’s commercial bank affiliate is an agent bank and a significant lender under certain credit facilities of each of MCI, Verizon and Qwest. In addition, in the ordinary course of JPMorgan’s businesses, it and its affiliates may actively trade the debt and equity securities of MCI, Verizon or Qwest for their account or for the accounts of customers and, accordingly, may at any time hold long or short positions in the securities of any of MCI, Verizon or Qwest.

Lazard has in the past provided, and may in the future provide, investment banking services to MCI for which it has received an aggregate of approximately $25 million from MCI over the past twenty-four months for these services, and may receive customary fees in the future. Lazard provides a full range of financial advisory and other services and, in the course of its business, may from time to time effect transactions and hold securities, including derivative securities, of MCI, Verizon or Qwest for its own account and for the accounts of clients and customers, and, accordingly, may hold a long or short position in these securities and may provide advisory and other services in the future.

Potential Downward Purchase Price Adjustment

MCI’s Current Estimate of the Potential Downward Purchase Price Adjustment

The merger agreement provides that if the estimated amount of cash that will be required after the closing of the merger to fully satisfy specified MCI bankruptcy claims and international tax liabilities, together with the amount of cash actually spent by MCI from and after January 1, 2005 through closing of the merger to satisfy these specified liabilities, exceeds $1,775 million, the consideration that MCI stockholders will receive in connection with the merger will be reduced by an amount equal to the per share equivalent of the amount by which the sum of the previously-paid specified liabilities and the remaining specified liabilities exceed $1,775 million. Under the merger agreement, the per share amount of the downward purchase price adjustment is calculated based on the total number of outstanding shares of MCI common stock, including the 43.4 million shares of MCI common stock beneficially owned by Verizon. However, because, under the merger agreement, MCI shares beneficially owned by Verizon will not be converted into the right to receive merger consideration and, instead, will be canceled at the closing of the merger, any downward purchase price adjustment will not be applied to those shares. Consequently, the determination of the downward purchase price adjustment per MCI share would be based on 329.7 million shares of MCI common stock estimated to be outstanding at the closing of the merger, but the adjustment to the purchase price per MCI share would only be applied to 286.3 million shares of MCI common stock estimated to be outstanding at the closing of the merger, which excludes shares beneficially owned by Verizon.

MCI currently estimates that the sum of the amount of previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in a downward adjustment to the purchase price of $0.21 per MCI share. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range and has not verified MCI’s estimate. Verizon is not required to prepare, and has not prepared, its own estimate of the specified liabilities amount. Before the closing of the merger, Verizon and MCI will use their best efforts to agree on the amount of an estimate of the remaining specified liabilities. If they are unable to agree, they will submit their respective estimates to arbitrators. The calculation of the specified liabilities is a complex process which is subject to interpretation. Accordingly, Verizon and MCI could have substantially different views as to how the specified liabilities should be calculated. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk. However, in order for an MCI stockholder to receive no merger consideration, other than the special dividend, the sum of the previously-paid specified and the remaining specified liabilities would have to exceed approximately $8.5 billion, as compared to MCI’s current estimate of between $1.615 billion and $1.845 billion. The $8.5 billion of specified liabilities that would reduce the merger consideration (which excludes for this purpose, the special cash dividend) to zero is based on the sum of (i) $6,726 million—determined by multiplying the assumed merger consideration of $20.40 per MCI share times 329.7 million shares of outstanding MCI common stock (including MCI shares beneficially owned by Verizon)—plus (ii) the amount of $1,775 million in specified liabilities for which there would be no downward purchase price adjustment.

MCI has provided in the table below (x) a breakdown of the estimate among various categories of specified liabilities and the corresponding amounts of recorded liabilities on MCI’s balance sheet as of December 31, 2004, March 31, 2005 and June 30, 2005 and (y) the corresponding claim amounts, if applicable. The definition of the specified liabilities amount in the merger agreement is the sum of previously-paid specified liabilities and the amount of cash required to satisfy the specified liabilities remaining at closing. If MCI and Verizon are unable to agree on the amount of cash required to satisfy the specified liabilities remaining at closing, the matter will be referred to arbitrators who will choose either MCI’s or Verizon’s estimate. The definition of specified liabilities differs in several important respects from the U.S. GAAP standards used by MCI to determine amounts shown as recorded liability amounts as of December 31, 2004, March 31, 2005 and June 30, 2005, in the category of items that MCI believes could be included in the determination of specified liabilities. Because the U.S. GAAP standards differ from the methodology used to calculate specified liabilities, the historical financial information and the recorded liability amounts do not govern the determination, and should not be used by MCI stockholders as a prediction, of the final specified liabilities amount that will determine whether there will be a downward purchase price adjustment.

MCI PRESENTATION OF RECORDED LIABILITIES AND

SPECIFIED LIABILITIES AMOUNTS

(in millions except per share impact)

	Face Value of Bankruptcy Claims at 6/30/05(1)(12)		Recorded Liabilities at 12/31/04(2)	Recorded Liabilities at 3/31/05(2)(3)	Recorded Liabilities at 6/30/05(2)(3)		Current Estimate of Range of Specified Liabilities Amount
							High		Low
Bankruptcy Claims, including pre-petition and administrative expense claims but not including tax claims(4)(13)	$5,783		$301	$241	$181		$128	(7)	$71	(7)
Domestic Tax Claims, including administrative expense claims(14)	1,370		786	876	773		752	(8)	585	(8)
International Income Tax Liabilities	N.A.	(5)	810	783	712	(6)	685	(9)	685
Previously-Paid Specified Liabilities	N.A.	(15)	N.A.	56	224	(10)	239	(10)	239	(10)
Estimated Interest to Closing	N.A.	(16)	N.A.	N.A.	N.A.		41		35

Total	$7,153		$1,897	$1,956	$1,890		$1,845		$1,615
Per share impact(11)							$0.21		$—

(1)	Does not include the following claims subject to procedural objections: certain duplicate claims filed against multiple MCI group entities to avoid double counting of the same substantive matter; claims that relate to the purchase of securities because they are subject to subordination under Section 510(b) of the U.S. Bankruptcy Code; and claims filed after the bar date. These include approximately 174 claims with a total face amount of approximately $78.2 billion subject to procedural objections. MCI expects that these claims will be withdrawn, expunged or subordinated (so that they will not be entitled to any distribution and will not constitute specified liabilities).
(2)	Includes reserves and liabilities in the category of items that MCI believes could be included in the determination of specified liabilities. Excludes claims and contingencies that, in MCI’s judgment, are not part of the definition of specified liabilities, including accruals for $163 million of 2004 income taxes allocable to the post-emergence period. Takes into account certain offsetting amounts, including approximately $230 million of reduction in federal income taxes related to net operating loss carrybacks and accelerated research and development deductions that MCI believes are consistent with the terms of the merger agreement. There can be no assurance that these items will be realized in full. No amounts have been recorded with respect to claims subject to procedural objections.

(3)	Changes from December 31, 2004 to March 31, 2005, and from March 31, 2005 to June 30, 2005, are ordinary course changes in accordance with MCI’s accounting practices, including new accruals and accounting for payments. The changes from December 31, 2004 to March 31, 2005, and from March 31, 2005 to June 30, 2005, are not made for purposes of determining the specified liabilities amount, although common factors may ultimately affect the computation of the specified liabilities amount.
(4)	Administrative expense claims have been taken into account in the bankruptcy claims and domestic tax claims, including both administrative expense claims that are separately stated, and administrative expense claims that are part of a larger bankruptcy claim and not separately stated or quantified. MCI does not have the information to state separately the amount of all administrative expense claims.
(5)	International tax liabilities relate to subsidiaries that were not debtors in the bankruptcy proceeding. These amounts are not claims but are included in the calculation of specified liabilities under the merger agreement.
(6)	The international tax liabilities are comprised of underlying liabilities denominated in multiple foreign currencies, predominantly euros. As of December 31, 2004, March 31, 2005, and June 30, 2005, the amount of euro-denominated liabilities included above were approximately $663 million, $629 million, and $571 million, respectively. These amounts were converted to U.S. dollars using exchange rates of .73779 euro/U.S. dollar, .77286 euro/U.S. dollar, and .83063 euro/U.S. dollar, as of December 31, 2004, March 31, 2005, and June 30, 2005, respectively. With the exception of one matter for which there is a settlement agreement in the amount of $10 million, there are no assertions or assessments of international tax liabilities that have not been paid. Thus, the international tax liability shown is MCI’s estimate of potential international tax liabilities, plus the $10 million settlement amount.
(7)	MCI’s estimated range for the amount of specified liabilities in this category differs from the recorded liability at June 30, 2005 primarily due to recent payments, court ordered resolutions, progress in settlement negotiations, and its assessment of claims. The difference between the high end of the range and the low end of the range is due to an additional reduction for the liabilities under “first day” bankruptcy orders that MCI believes will be paid in the ordinary course outside of the bankruptcy process and excluded from the low range of specified liabilities ($15 million), as well as the potential of future favorable settlements on bankruptcy claims ($42 million). “First day” orders entered by the bankruptcy court permitted certain liabilities incurred by MCI prior to the bankruptcy filing to be satisfied outside of the bankruptcy process. MCI recorded these liabilities as current liabilities under U.S. GAAP and paid them in the ordinary course of business, rather than pursuant to MCI’s plan of reorganization. MCI believes that these liabilities are not specified liabilities because they are not “bankruptcy claims” as MCI interprets that term in the merger agreement.
(8)	MCI’s estimated range for the amount of specified liabilities in this category differs from the recorded liability at June 30, 2005 due to reductions for items that, under MCI’s interpretation of the merger agreement, MCI does not expect to become claims by the closing of the merger ($18 million), taxes that MCI believes are not attributable to the pre-emergence period ($5 million), refund claims ($7 million), increased by estimates of cash potentially required to satisfy claims in excess of amounts reserved ($10 million). The difference between the high end of the range and the low end of the range is due to an additional reduction for items that MCI believes may not become claims by the closing of the merger ($57 million), additional refund claims ($69 million), MCI’s estimates of cash required to satisfy claims at amounts less than reserves ($36 million), and tax matters to be resolved with property rather than for cash ($5 million).
(9)	The estimate of specified liabilities reflects MCI’s expectation of settlement of a tax contingency at an amount that is $26 million lower than the reserve maintained for financial statement purposes. As of June 30, 2005, MCI did not meet the requirements of SFAS 5, “Accounting for Contingencies,” to reduce its reserve. MCI continues to evaluate this contingency and preliminary estimates have led management to believe that the best estimate of cash required to settle the contingency will be lower than the accrued amount.
(10)	The previously-paid specified liabilities amount takes into account the $118 million cash already paid as part of the $124 million settlement with the State of Mississippi on May 9, 2005, related to taxes assessed against MCI’s predecessor.

(11)	Calculated as the difference between the high estimate and $1,775 million divided by 329.7 million shares, which is the assumed number of shares issued and outstanding and reserved for issuance under MCI’s plan of reorganization immediately prior to the closing of the merger, as described in section 1.10(g) of the merger agreement. This share number includes 43.4 million shares of MCI common stock beneficially owned by Verizon. Elsewhere in the pro forma financial information in this proxy statement and prospectus, 286.3 million shares of MCI common stock are used in purchase price calculations, which exclude the 43.4 million shares beneficially owned by Verizon since including them in the calculations would result in intercompany transactions that would then need to be eliminated.
(12)	In MCI’s experience, its bankruptcy claims are typically settled at less than face value because (i) the claims are often overstated and therefore resolved for less than face value, (ii) pursuant to MCI’s plan of reorganization, valid non-tax claims generally receive less than full value (for example, Worldcom general unsecured claims, which constitute the substantial majority of claims, receive $0.1785 in cash plus an equivalent value in MCI stock for each dollar of valid claims) and (iii) certain claims assert alternative theories of liability. As a result, MCI’s accruals for those claims, as well as its best estimate of cash needed to satisfy those claims, are substantially lower than the face value of the claims.
(13)	Through July 31, 2005, MCI’s actual net cash resolution of bankruptcy claims, including pre-petition and administrative expense claims, but not including tax claims, resulted in approximately a 97% reduction in the face value of those claims. Since the announcement of the merger, MCI’s actual net cash resolution of bankruptcy claims, including pre-petition and administrative expense claims, other than tax claims, has been similar to this average, resulting in approximately a 94% reduction in the face value of the claims.
(14)	Through July 31, 2005, MCI’s actual net cash resolution of domestic tax claims, including administrative expense claims, resulted in approximately a 96% reduction in the face value of the claims. Since the announcement of the merger, MCI’s actual net cash resolution of domestic tax claims, including administrative expense claims, has also resulted in approximately a 96% reduction in the face value of the claims. Of those remaining domestic tax claims, MCI does not expect to achieve the same level of reduction because of a combination of the bankruptcy court’s dismissal of most of the duplicate claims and the status of settlement discussions with respect to remaining claims.
(15)	Previously-paid specified liabilities are liabilities that have been paid; therefore there are no corresponding “bankruptcy claims” as of June 30, 2005.
(16)	Interest prior to June 30, 2005 is included in the above line-items. This line item provides estimates of interest subsequent to June 30, 2005.

Process for Determining any Downward Purchase Price Adjustment

Verizon and MCI have agreed in the merger agreement that at any time either MCI or Verizon reasonably believes the closing of the merger will occur within 120 days, either party may request by written notice to the other the commencement of a procedure to determine the best estimate of the amount of cash that will be required to satisfy in full all remaining specified liabilities following the closing of the merger. The merger agreement provides that specified liabilities include (i) all pre-petition claims filed in the bankruptcy cases against MCI or its predecessor company as of the closing of the merger, (ii) all administrative expense claims filed in the bankruptcy cases as of the closing of the merger, (iii) all tax claims, filed, asserted in writing or of which MCI has actual knowledge as of the closing of the merger that constitute or would constitute administrative expense claims in the bankruptcy cases and (iv) all liabilities in respect of any income tax imposed by any taxing authority of any jurisdiction other than the United States with respect to any period or portion thereof ending on or prior to April 20, 2004. Promptly after the delivery of the written notice, MCI will deliver a schedule of these claims to Verizon.

From the delivery of the written notice until the closing of the merger, Verizon and MCI will use their best efforts to reach an agreement on the amount of the remaining specified liabilities. If the parties agree on the amount, then the amount of the remaining specified liabilities will become final and binding on the parties. If the parties are unable to agree on the amount, the parties will submit their respective final proposals relating to bankruptcy claims, other than those relating to taxes, including proposals with respect to each disputed item, to an independent valuation firm and their respective final proposals relating to tax claims, including proposals with respect to each disputed claim, to a specified tax liabilities valuation firm. Each valuation firm will select either the submission of MCI or the submission of Verizon as being the more representative of the remaining specified liabilities related to the claims that each respective valuation firm is reviewing. The final amount of remaining specified liabilities reflecting the decisions of the valuation firms will be binding on MCI and Verizon. Additionally, five days prior to the anticipated closing of the merger, MCI will provide Verizon with a schedule of the amount of cash actually spent since January 1, 2005 through the closing of the merger to satisfy the specified liabilities, with reasonable supporting documentation. It is possible that Verizon could disagree with MCI’s determination of the sum of previously-paid specified liabilities used in calculating the potential downward purchase price adjustment, but the merger agreement does not provide for the arbitration of any disputes relating to MCI’s determination of previously-paid specified liabilities.

When the amount of the remaining specified liabilities has been determined, the merger consideration will be adjusted as follows: If the sum of (a) the previously-paid specified liabilities and (b) the final amount of the remaining specified liabilities is $1,775 million or less, no adjustment will be made to the merger consideration. If this sum is greater than $1,775 million, then any per share cash amount that the merger agreement contemplates MCI stockholders would have received at closing will be reduced by an amount equal to the quotient obtained by dividing (x) the difference between (i) the sum of (a) the previously-paid specified liabilities and (b) the final amount of the remaining specified liabilities and (ii) $1,775 million by (y) the sum of (i) the number of shares of MCI common stock issued and outstanding immediately prior to the closing of the merger and (ii) the number of shares reserved for issuance pursuant to MCI’s plan of reorganization that are unissued immediately prior to the closing of the merger.

If the resulting downward purchase price adjustment exceeds any per share cash amount, the cash payment will be eliminated and assuming the exchange ratio is 0.5743, the exchange ratio will be adjusted downward by multiplying it by a fraction, the numerator of which is the “aggregate base merger consideration” ($20.40 multiplied by the number of shares of MCI common stock outstanding immediately prior to the closing of the merger, including any unissued shares of MCI common stock reserved for issuance under the MCI plan of reorganization), minus the product of (i) the amount by which the resulting downward purchase price adjustment exceeds the per share cash amount and (ii) the number of shares of MCI common stock outstanding immediately prior to the closing of the merger, including any unissued shares of MCI common stock reserved for issuance under the MCI plan of reorganization, and the denominator of which is the aggregate base merger consideration. If there is no per share cash amount payable in connection with the merger, any downward purchase price adjustment will be effected through an adjustment of the exchange ratio as described above.

MCI’s Process in Determining its Current Estimate of the Downward Purchase Price Adjustment

In order to determine the estimated downward purchase price adjustment range described above, MCI conducted a review to update its ongoing evaluation of specified liabilities. This review involved the relevant MCI internal legal, bankruptcy and tax experts and business personnel, as well as consultation with MCI’s outside counsel and other professional advisors (who act in the ordinary course of business on behalf of MCI to defend litigation and evaluate claims) on financial accounting, legal, tax and bankruptcy matters. MCI also consulted outside counsel on tax, contract and bankruptcy law matters relevant to MCI’s analysis of items that it believes do or could constitute specified liabilities under the merger agreement. This review was conducted under the supervision of MCI’s senior management and the results were reviewed by senior management and with MCI’s board of directors.

For purposes of this analysis, MCI identified the relevant categories of specified liabilities as (i) liabilities for non-tax related bankruptcy claims, including pre-petition and administrative expense claims, (ii) liabilities for domestic taxes reflected in pre-petition and administrative expense claims, including liabilities for potential claims that, if filed or of which MCI has actual knowledge, would be administrative expense claims and (iii) liabilities for international income taxes for periods prior to MCI’s emergence from bankruptcy. In determining the specified liabilities, MCI reviewed its recorded liabilities and excluded claims and contingencies in recorded liabilities that, in MCI’s judgment, are not part of the definition of specified liabilities.

In doing so, MCI excluded accruals for $163 million of income taxes with respect to the portion of 2004 after MCI emerged from bankruptcy because taxes related to the post-emergence period are not “administrative expense claims” under the definition of specified liabilities in the merger agreement. MCI based its pro-ration of 2004 income taxes on the number of days that MCI was in bankruptcy during 2004. MCI also took into account the fact that the standard used in the merger agreement (the “best estimate of the amount of cash required to satisfy” a claim) is different than the U.S. GAAP standard for accounting for contingencies.

The merger agreement requires that specified liabilities be calculated by reference to the amount of “cash in U.S. dollars that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities.” MCI believes that this standard contemplates that pre bankruptcy offsetting claims that MCI has routinely used in the bankruptcy process to reduce the amount of a claim or settlement, such as claims in respect of doubtful accounts receivable or claims arising out of the same or generally similar activities or relationships among the parties, should be taken into account in the computation. As a result, in determining both the amount of previously-paid specified liabilities and the amount that will be required to satisfy these liabilities in the future, MCI has taken into account these offsetting amounts in a manner it believes is commercially reasonable and consistent with enhancing the value of MCI. MCI also included as an offset approximately $230 million of anticipated reduction in federal income taxes related to net operating loss carrybacks and accelerated research and development deductions.

In determining the high and low range of estimated specified liabilities, MCI assessed the availability of additional amounts of offsets and refund claims that would, in MCI’s judgment, affect the net amount of cash required to satisfy a claim. As reflected in the table above under “—MCI’s Current Estimate of the Downward Purchase Price Adjustment,” tax refund claims represent $7 million of the difference between the recorded liabilities and the high end of the range of MCI’s estimate of the specified liabilities amount. Additional amounts of tax refund claims and offsetting tax claims represent approximately $69 million of the difference between the high and low range of MCI’s estimate of the specified liabilities amount.

MCI’s estimate also takes into account a range of its expectations regarding whether certain recorded liabilities will in fact be asserted as “claims” within the definition of specified liabilities in the merger agreement. This range of expectations is based on MCI’s experience with respect to the type of “claim” involved. At the high end of the range, MCI estimates that approximately $18 million of items reflected in recorded liabilities will not be “claims” at the closing of the merger under MCI’s interpretation of the merger agreement. At the low end of the range, MCI estimates that approximately $75 million of items reflected in recorded liabilities will not be “claims” at the closing of the merger under MCI’s interpretation of the merger agreement. MCI further considered whether $15 million of liabilities under “first day” bankruptcy orders that are to be paid in the ordinary course outside of the bankruptcy process are “claims” within the definition of specified liabilities in the merger agreement. The low end of the range excludes these amounts from specified liabilities. Finally, MCI’s low estimate at the low end of the range also excludes $5 million of liabilities that are to be satisfied by the delivery of property (not cash) and are therefore, in MCI’s judgment, not considered specified liabilities because they will not be satisfied by payment of an amount of “cash in U.S. dollars” as required by the merger agreement.

In summary, MCI’s range of estimated specified liabilities takes into account its own evaluation of the strength of its position and MCI’s experience with similar claims and contingencies, the situations where the claimant may have offered a settlement in an amount less than the face amount of the claim, the possibility that Verizon could take a different view, MCI’s view as to the strength of arguments supporting an opposing view, the positions each party would likely take in an arbitration proceeding in which the arbitrator is required to choose either MCI’s position or Verizon’s position rather than dictate a compromise, and MCI’s estimate of the range of outcomes based on these estimates if a reasonable arbitrator resolves any dispute. MCI does not believe that the merger and Verizon’s assumption of MCI’s liabilities as a result of the merger will have a material impact on the amount of cash actually required to satisfy the remaining specified liabilities.

Factors That May Cause the Actual Purchase Price Adjustment to Exceed MCI’s Estimated Range

The above estimate also includes a variety of MCI’s assumptions, for example, as to exchange rates (as described in the second bullet point below) and as to the timing of settlements for purposes of determining the amount of interest included in the specified liabilities amount (as described in the third bullet point below). While MCI has made diligent efforts to estimate the range described above, it is possible that MCI’s assumptions could prove incorrect or be disputed in whole or in part by Verizon, or that circumstances could change or intervening events could affect the amount of specified liabilities, including factors outside MCI’s control.

The following is a list of material factors that MCI believes could cause the adjustment for specified liabilities actually paid prior to the closing of the merger, as well as the estimate of all remaining specified liabilities to be satisfied subsequent to the closing of the merger, to be greater than the range set forth above. This list may not include all of the factors that could cause the amount to be above the top of MCI’s estimated range described above.

•	MCI’s evaluation of a matter that is included in the specified liabilities could change over time, based on facts that develop or are discovered or due to litigation developments. In addition, MCI could settle a matter for an amount different than MCI had anticipated. For example, MCI has in the past settled certain matters for amounts that were lower or higher than originally anticipated. In addition, new matters could arise that would constitute specified liabilities which had not previously been asserted or known.

•	The specified liabilities relating to international tax claims are denominated in currencies other than the U.S. dollar, principally the euro. The range that MCI has presented is based on exchange rates as of June 30, 2005. The estimate of the specified liabilities will fluctuate based upon changes in the relative strength of the U.S. dollar.

•	Some of the specified liabilities relate to tax claims that will accrue interest until they are settled. In its calculation of the range described above, MCI assumes that these matters will not be settled prior to closing of the merger and that interest will accrue through the anticipated closing of the merger. If any of these matters are settled prior to the closing of the merger or the closing of the merger occurs earlier than expected, the interest amount will be reduced; conversely, if the closing of the merger occurs at a later time, then the amount of interest would increase. In addition, the range described above does not reflect an accrual of interest after the closing of the merger. The merger agreement provides in section 1.10 that the purchase price adjustment is to reflect “cash in U.S. dollars that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities.” If a claim will not be settled until a period of time after the closing of the merger, MCI believes that the merger agreement contemplates a determination of the amount of cash that would be required, at the closing of the merger, to settle the claim at the likely future date. This amount would be an amount that, when invested appropriately at the closing of the merger, would generate interest sufficient to produce an aggregate amount sufficient to pay the claim. The hypothetical interest rate on this investment is the “discount rate” in MCI’s calculations. MCI has assumed that the applicable discount rate would not be materially different from the interest that accrues on each claim. If the discount rate were different from the interest that is charged on these claims by the relevant governmental agencies, the estimate would change. Other than as described in this paragraph, MCI has not discounted the claims.

•

The specified liabilities amount to be used in determining the purchase price adjustment will be based on the actual amount of cash paid to satisfy the specified liabilities from January 1, 2005 through the closing of the merger plus a best estimate of the amount of cash that will be required to satisfy these claims from and after the closing of the merger, determined in accordance with the procedures in the merger agreement. MCI’s estimated range described above was prepared based principally on MCI’s interpretation of the merger agreement, in particular the definition of specified liabilities, governing law (in particular bankruptcy laws, because the definition of specified liabilities includes bankruptcy claims), MCI’s experience with similar claims and contingencies and its best estimate of how a reasonable arbitrator would make a decision. It is possible that Verizon or an arbitrator could take a different view of various interpretive questions, of the amounts likely to be due in respect of various liabilities, or of the precise group of liabilities that should be included in the calculation, resulting in a higher amount of specified liabilities and a greater, and perhaps materially greater, downward purchase price adjustment.

The specified liabilities include a large number of claims that are expected to be resolved over time. Changes in estimates or settlement experience with respect to any particular claim could be offset by changes in estimates or settlement experience with respect to other claims. MCI does not intend to publicly update its estimate of the purchase price adjustment. Prior to the closing of the merger, Verizon and MCI will review the then current information regarding the facts and circumstances relating to each unsettled claim expected to be outstanding at the closing of the merger. Verizon and MCI will need to reach agreement as to (i) whether there are classes of liabilities not clearly included or excluded from the definitions in the merger agreement, (ii) the extent to which any potentially offsetting claims or correlative adjustments should be taken into account, (iii) the extent to which any potential unasserted claims should be taken into account, (iv) the extent, if any, to which net operating loss carrybacks and accelerated research and development deductions reduce estimated liabilities for taxes for purposes of the purchase price adjustment, (v) the best estimate of the likely amount required to settle each claim taken into account, (vi) the appropriate method for pro-ration of taxes in 2004 between pre- and post-emergence periods and (vii) the allocation of payments in settlements among claims and contingencies that are not claims. All of these issues are likely to be highly fact intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range. During the process of negotiating or seeking arbitration of the purchase price adjustment, Verizon may disagree with MCI’s determination or interpretation of factual issues, its estimates of likely future events or amounts due, its resolution of interpretive issues, including those described above, and the process used by MCI in preparing the estimates included in this proxy statement and prospectus.

For the foregoing reasons, the actual downward purchase price adjustment could be materially greater than the top of the estimated range. If, for example, for any of the foregoing reasons, the actual amount of specified liabilities were determined to be 10% or 20% greater than the top of MCI’s current estimated range, the downward purchase price adjustment would be approximately $0.77 or $1.33 per MCI share respectively. Ultimately, the occurrence of a downward purchase price adjustment, if any, will be determined by mutual agreement between MCI and Verizon or, if the parties are unable to agree on the estimate of remaining specified liabilities, through arbitration.

As of December 31, 2004 and June 30, 2005, MCI’s disclosure controls were ineffective as a result of a material weakness in internal control over accounting for income tax relating to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures. MCI has conducted, and will continue to conduct, significant remediation activity including: (i) the hiring, in March 2005, of a new Vice President of Tax, (ii) the reorganization of the MCI tax department which began in March 2005 and is continuing, (iii) increased use of third party tax service providers for the more complex areas of MCI’s income tax accounting during 2004, which usage has continued during the first and second quarters of 2005 and will continue for the duration of 2005 and (iv) increased formality and rigor of controls and procedures over accounting for income taxes by updating process documentation to include more procedures and levels of review. MCI does not believe that this material weakness had an impact on its ability to estimate the remaining specified liabilities. With the remediation actions described above, MCI believes that it is capable of evaluating and assessing tax claims and tax contingencies for purposes of determining the tax components of the remaining specified liabilities.

Interests of MCI Directors and Executive Officers in the Merger

When considering the unanimous recommendation of MCI’s board of directors that MCI stockholders vote in favor of the adoption of the merger agreement and approval of the merger, you should be aware that MCI’s executive officers, including Mr. Capellas, who is also one of MCI’s directors, have financial interests in the merger that are greater than, and in addition to, the interests of MCI stockholders generally. MCI’s board of directors was aware of these interests and considered them, among other matters, in unanimously adopting the merger agreement and approving the merger.

MCI’s executive officers participate in the agreements and arrangements described below, which will provide them certain benefits as a result of the merger. MCI’s directors, other than Mr. Capellas, do not participate in any arrangements that will provide similar benefits and do not own any options or other equity in MCI, other than equity they purchase with a portion of their cash compensation for serving as directors.

Employment Agreement with Michael D. Capellas. Under Mr. Capellas’ existing employment agreement, if Mr. Capellas’ employment were terminated without “cause” or he were to terminate his employment for “good reason”, Mr. Capellas would be entitled to a lump sum payment equal to three times the sum of his then-current base salary and then-current target bonus and continued health coverage for 18 months following the date of termination. In addition, all equity awards then held by him would immediately fully vest. As defined in the employment agreement, “cause” means (i) the commission of a felony or a misdemeanor involving dishonesty, fraud, financial impropriety or moral turpitude; or (ii) a knowing or deliberate violation of a requirement of the Sarbanes-Oxley Act or other material provision of the federal securities laws; or (iii) neglect or misconduct in the discharge of the executive’s duties after receiving a written warning; or (iv) any conduct that would result in a violation by MCI of the permanent injunction dated November 26, 2002 or other orders binding on MCI issued by the Hon. Jed S. Rakoff of the U.S. District Court for the Southern District of New York; or (v) a breach of the employment agreement by the executive. “Good reason” means the occurrence of one of the following events to Mr. Capellas: (i) a demotion or removal from any of his positions; or (ii) a material adverse change by the employer in his duties or responsibilities; or (iii) a decrease in base pay or MCI’s failure to provide performance bonuses as provided in the agreement; or (iv) any other material breach of the employment agreement by MCI. Following the proposed merger, it is anticipated that Mr. Capellas would be entitled to terminate his employment for good reason. If Section 4999 of the Code were to impose an excise tax on Mr. Capellas for any payments or benefits made or provided under his agreement or otherwise, he would be entitled to an additional payment, sufficient to put him in the same after-tax position as if the excise tax were not due.

Employment Agreements with Other Named Executive Officers. Several of MCI’s executive officers, including named executive officers Robert T. Blakely, Jonathan Crane, Wayne Huyard and Anastasia Kelly, have previously entered into employment agreements with MCI that contain provisions that entitle the executive to termination benefits, some of which arise upon a termination without “cause” or for “good reason” following a “change in control” or within six months prior to and in anticipation of a change in control. As defined in the employment agreements, “cause” means (i) the commission of a felony or a misdemeanor involving dishonesty, fraud, financial impropriety or moral turpitude; or (ii) a knowing or deliberate violation of a requirement of the Sarbanes-Oxley Act or other material provision of the federal securities laws; or (iii) willful neglect or willful misconduct in the discharge of the executive’s duties after receiving a written warning; or (iv) any conduct that would result in a violation by MCI of the permanent injunction dated November 26, 2002 or other orders binding on MCI issued by the Hon. Jed S. Rakoff of the U.S. District Court for the Southern District of New York; or (v) a material breach of the employment agreement by the executive. “Good reason” is defined in these employment agreements to mean the occurrence of one of the following events to the executive: (i) a demotion or removal from any of the executive’s positions; or (ii) a material adverse change by MCI in the executive’s duties or responsibilities; or (iii) a decrease in base pay or MCI’s failure to provide performance bonuses as provided in the agreement; or (iv) any other material breach of the employment agreement by MCI. The definition of a “change in control” includes the merger of MCI with or into another company with the effect that the existing MCI stockholders immediately after that merger hold less than 50% of the total voting power of the company surviving the merger. If closed, the merger will be a change in control for purposes of each of these agreements.

Pursuant to the terms of these employment agreements, if the executive’s employment were terminated by MCI without cause (other than due to death or disability) or by the executive for good reason within the two-year period immediately following a change in control, or if the executive’s employment were terminated within six months prior to and in anticipation of a change in control, the executive will, in lieu of any other severance benefits, be entitled to a lump sum payment equal to two times the executive’s then-current base salary and then-current target bonus, continued health coverage for two years following the date of termination, a bonus for the year (or other performance period) in which the executive’s termination occurs, prorated for the number of days worked, all unvested equity awards would immediately vest and any restrictions on the disposition of vested stock will lapse, any deferred compensation will become payable, any amounts earned under other incentive plans that have not vested will vest and become payable and the executive will receive two years of service and age credit for vesting and eligibility purposes under company retirement or welfare programs and other benefit programs. The prorated bonus described above, which is ordinarily based on the actual performance of MCI and the executive officer during the performance period, as determined by MCI’s compensation committee, would be paid out at target levels if actual performance cannot be determined. Target bonus percentages for these executive officers range from 85% to 125% of base salary. These prorated bonuses are payable at the time bonuses are paid to senior executives generally. Following the proposed merger, it is anticipated that each executive would be entitled to terminate his or her employment for good reason. In order to receive severance benefits, the executive would be required to release any and all claims he or she may have against MCI. If Section 4999 of the Code were to impose an excise tax on the executive for any payments or benefits made or provided under his or her agreement or otherwise, he or she would be entitled to an additional payment, sufficient to put him or her in the same after-tax position as if the excise tax were not due.

MCI Management Restricted Stock Plan. MCI’s management restricted stock plan provides for immediate vesting of and lapse of all restrictions on all outstanding stock awards if a participant is terminated without “cause” within two years after a “change in control” (as these terms are defined in the plan). The proposed merger will be a change in control for purposes of the plan. Thereafter, all awards will be subject to the terms of the merger agreement. For the treatment of MCI restricted stock awards under the merger agreement see “The Merger—Effect of the Merger on MCI Stock Plans” beginning on page 106.

MCI Retention Program. On April 15, 2005, MCI’s board of directors approved the adoption of a broad-based retention program to help ensure the retention of key employees. All employees, other than Mr. Capellas and members of MCI’s executive leadership team (which includes MCI’s named executive officers), will be eligible to participate in the retention program. An aggregate amount of approximately $118.5 million will be made available for retention awards. Retention awards will be paid in cash, with a maximum award of $300,000 per individual. Generally, payments will be made in separate installments, as follows:

•	40% within 30 days of the approval of MCI’s stockholders of the merger or July 15, 2005, whichever is earlier (this payment will be made as soon as administratively feasible);

•	30% upon the closing of the merger; and

•	30% upon 60 days following the closing of the merger.

Earlier payments will be subject to a clawback obligation, which will, with respect to any recipient of a retention award, be triggered by his or her voluntary termination of employment or termination for “cause” (as defined in the program).

Estimated Value of Interests of MCI Directors and Executive Officers. As discussed above, if MCI’s executive officers were entitled to terminate employment for good reason following the closing of the merger and they exercised such right, or if they were terminated without cause following the closing of the merger, or if their employment were terminated within six months prior to and in anticipation of a change in control, they would be entitled to specified additional payments or benefits, such as, as applicable, a lump-sum severance in cash (which would be a multiple of his or her annual salary), the acceleration of his or her restricted stock and an additional payment for taxes that might be imposed on his or her benefits by Section 4999 of the Code. The estimated aggregate amount to which MCI’s executive officers could be entitled is $107,483,923. This amount, which excludes certain items as noted in the table below, is broken down on an individual basis in the table below.

Executive Officers	Title	Severance (1)	Restricted Stock (2)	Estimated Additional Payment for Taxes (3)	Estimated Total (4)
Michael Capellas	President and Chief Executive Officer	$11,250,000	$18,486,398	$9,427,086	$39,163,484
Wayne Huyard	President—U.S. Sales & Service	3,150,000	4,727,354	3,075,859	10,953,213
Jonathan Crane	Executive Vice President —Strategy & Corporate Development	2,300,000	3,225,966	1,970,669	7,496,635
Fred Briggs	President—Operations and Technology	2,300,000	3,225,966	1,983,285	7,509,251
Daniel Crawford	President— International & Wholesale Markets	1,480,000	1,695,863	0	3,175,863
Robert Blakely	Executive Vice President and Chief Financial Officer	2,590,000	4,879,150	2,438,394	9,907,544
Anastasia Kelly	Executive Vice President and General Counsel	2,405,000	3,805,051	2,308,257	8,518,308
Nancy Higgins	Executive Vice President —Ethics & Business Conduct	1,665,000	2,454,707	1,639,180	5,758,887
Daniel Casaccia	Executive Vice President —Human Resources	1,628,000	2,621,835	1,615,869	5,865,704
Elizabeth Hackenson	Executive Vice President and Chief Information Officer	1,387,500	1,691,664	1,560,880	4,640,044
Grace Trent	Senior Vice President— Communications and Chief of Staff to the CEO	1,221,000	1,996,751	1,277,239	4,494,990

(1)	This column does not reflect that executive officers, other than Mr. Capellas, will be entitled to a bonus for the year (or other performance period) in which their employment is terminated, prorated for the number of days worked, or that executive officers will be entitled to continued health coverage. Currently, MCI’s executive officers, other than Mr. Capellas, receive their bonuses on a semi-annual basis. Thus, if these executive officers were to receive prorated bonuses in respect of the second half of 2005 or the first half of 2006, the maximum aggregate amount would be $2,449,125. This amount may be less, depending on the date of the executive officers’ termination of employment following the closing of the merger.
(2)	This column represents the total value of any unvested restricted stock that will be held by the executive officer as of December 31, 2005, assuming a stock price of $26.00 per share at such time and no further grants or forfeitures of restricted stock are made after March 31, 2005. This assumed stock price includes the $5.60 payable in respect of the special cash dividend, as these executive officers have the same right to receive dividends with respect to their unvested restricted stock as other MCI stockholders generally. The above amounts do not reflect the possibility that additional shares may vest between such date and the closing of the merger.
(3)	The amounts in this column have been estimated using conservative assumptions (i.e., those assumptions which, when used, yield the largest estimated marginal liability to MCI in comparison to the range of other reasonable assumptions) relating to numerous factors, such as the tax treatment of certain payments and benefits, the date of the closing of the merger, the aggregate consideration to be received in connection with the merger, the value of accelerated vesting of shares of restricted stock and the affected executive officer’s marginal rate of income tax. The actual amounts provided to executive officers in respect of their contractual entitlement, as applicable, to an additional payment in respect of an excise tax under Section 4999 of the Code may be higher or lower, depending on the facts at the time of such payment and the law and regulations applicable thereto.
(4)	This column represents the total amount of “severance”, “restricted stock” and “estimated additional payment for taxes”, as expressed in this table, for each executive officer.

Effect of the Merger on MCI Stock Plans

See “The Merger Agreement—Treatment of Restricted Shares and Other Equity-Based Awards” beginning on page 122 and “The Merger Agreement—Treatment of MCI’s Employee Stock Purchase Plan” beginning on page 122.

Closing of the Merger

The merger will become effective when Eli Acquisition files a certificate of merger with the Secretary of State of the State of Delaware, or at any later time as Verizon and MCI agree and specify in the certificate of merger.

Board of Directors Following the Merger

The merger agreement does not provide for any changes in Verizon’s board of directors at the closing of the merger.

The directors of Eli Acquisition will be the initial directors of MCI, LLC following the merger of MCI with and into Eli Acquisition.

Consideration to be Received in Connection with the Merger

For a description of the consideration to be received in connection with the merger, see “The Merger Agreement—Merger Consideration and Conversion of MCI Common Stock” beginning on page 120.

Procedures for Exchange of Certificates

For a summary of the procedures for the exchange of MCI common stock certificates, see “The Merger Agreement—Exchange of Share Certificates” beginning on page 123, “—Treatment of Restricted Shares and Other Equity-Based Awards” beginning on page 122 and “—No Issuance of Fractional Shares” beginning on page 121.

Listing of Verizon Common Stock

Verizon will use all reasonable efforts to cause the shares of Verizon common stock issued in connection with the merger to be authorized for listing on the NYSE before the closing of the merger, subject to official notice of issuance. It is a condition to the closing of the merger that Verizon receive authorization for listing on the NYSE the shares of Verizon common stock issued in connection with the merger.

Delisting and Deregistration of MCI Common Stock

MCI common stock is currently listed on NASDAQ under the symbol “MCIP.” Following the closing of the merger, MCI common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Regulatory Approvals Required for the Merger

Under the HSR Act and its associated rules, we cannot complete the merger until notifications have been given and information and materials have been furnished to and reviewed by the Antitrust Division of the DOJ and the FTC and the required waiting period has expired or been terminated. Verizon and MCI filed the required notification and report forms under the HSR Act with the FTC and the DOJ in February 2005. On March 24, 2005, a request for additional information was issued. Therefore, the waiting period has been extended. Under the HSR Act and its associated rules, the parties will not be able to complete the merger until the earlier of (i) 30 days after both parties substantially comply with the DOJ’s request for additional information or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday or (ii) when the DOJ terminates its review of the merger. Verizon certified substantial compliance with the DOJ’s second request for additional information on May 27, 2005 and MCI certified substantial compliance with the DOJ’s second request for additional information on June 17, 2005.

As with any acquisition, merger or similar type of transaction, the DOJ has the authority to challenge the merger on antitrust grounds before or after the closing of the merger. Some of the states where we provide telephone service may also seek to review the merger under federal or state antitrust law. We believe that the merger complies with federal and state antitrust laws.

On March 11, 2005, Verizon and MCI filed applications with the FCC for approval to transfer control of specified licenses and authorizations. Approval depends on the FCC’s evaluation as to whether Verizon is qualified to control the licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. We believe that the merger complies with this FCC public interest standard. However, we cannot complete the merger until we receive the appropriate FCC approvals or waivers, and we cannot be certain whether the FCC will grant any approval or waiver.

We have made filings providing notice to, and in some instances seeking approval from, state public utilities commissions in those jurisdictions in which these approvals or notices are required. Those commissions that have authority to approve the merger will generally consider whether the merger will be in the public interest and may look at the impact of the merger on competition and on the customers and employees of the local telephone companies and the MCI subsidiaries operating in those jurisdictions. Many of the public utility commissions where we have made filings are continuing their review of the merger and, as of the date of this proxy statement and prospectus, fifteen jurisdictions have either affirmatively approved the transaction or stated their intention not to take further action on the merger.

We have made or will make foreign regulatory filings seeking approval for the change of control of MCI, primarily in those foreign jurisdictions where MCI is authorized to transact business. Assuming no material changes in MCI’s or Verizon’s current business, these include the approvals of the competition commissions or foreign investment commissions in jurisdictions including the European Commission, Australia, Russia, South Africa and Mexico, and the approvals of the telecommunications regulatory authorities in jurisdictions including Singapore (Infocomm Development Authority, or IDA), Brazil (Agencia Nacional de Telecomunicações, or Anatel) and Venezuela (Comisión Nacional de Telecomunicaciones, or Conatel). As of the date of this proxy statement and prospectus, we have received favorable determinations in all foreign jurisdictions, except the European Commission and Singapore, which remain outstanding. We will also need to provide notification of the closing of the merger to the foreign investment commissions, telecommunications regulatory authorities and other governmental agencies in Austria, Italy, France, Greece, Portugal, the United Kingdom, Hungary, Poland, South Africa, Canada, Chile and Peru.

Material United States Federal Income Tax Considerations

See “Material United States Federal Income Tax Considerations” beginning on page 114.

Accounting Treatment of the Merger

Verizon prepares its financial statements in accordance with applicable SEC rules and U.S. GAAP. The merger will be accounted for using the purchase method of accounting with Verizon being considered the acquirer of MCI for accounting purposes. This means that Verizon will allocate the purchase price to the fair value of assets acquired (including identifiable intangible assets) and liabilities assumed from MCI on the closing of the merger, with any excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Senior Notes

The closing of the merger will constitute a “change of control” under MCI’s outstanding 2007 Senior Notes in the aggregate principal amount of $1,982,537,000, 2009 Senior Notes in the aggregate principal amount of $1,982,537,000 and 2014 Senior Notes in the aggregate principal amount of $1,699,496,000. Unless these Senior Notes are redeemed by MCI in accordance with their terms prior to the closing of the merger, MCI, LLC will be obligated to make an offer to purchase these notes within 30 days following the closing of the merger at a purchase price equal to 101% of the principal amount plus accrued interest. No determination has been made regarding whether the Senior Notes will be redeemed prior to or repurchased following the closing of the merger. The initial interest rates of the 2007, 2009 and 2014 Senior Notes were 5.908%, 6.688% and 7.735%, respectively, and the coupon interest rate of each series of the Senior Notes was increased by 1% on December 15, 2004, in accordance with the terms of the Senior Notes due to the initiation of credit ratings assigned on the Senior Notes by Standard & Poor’s and Moody’s Investor Services, Inc., which triggered an adjustment to the interest rate based on the ratings obtained. The indentures relating to the Senior Notes impose restrictions on MCI’s operations and financial transactions, including restrictions that affect MCI’s ability to incur additional indebtedness, make investments, sell assets, declare or pay dividends, and repurchase equity interests. Generally, the indentures permit MCI to pay dividends and make stock repurchases and investments up to an amount equal to 50% of MCI’s cumulative net income (as defined in the indentures) since April 2004. MCI had cumulative losses since that date. However, the indentures provide certain exceptions to this restricted payment covenant, including permitting the payment of distributions out of excess cash pursuant to the MCI plan of reorganization and an additional $100 million of other restricted payments. The MCI plan of reorganization required MCI to determine the amount of excess cash it had upon emergence from bankruptcy and then to utilize the cash in accordance with MCI’s board of directors’ best business judgment to maximize stockholder value. MCI’s board of directors previously determined that MCI’s excess cash was equal to $2.2 billion, a portion of which has previously been used to pay three $0.40 per share quarterly dividends. As of March 31, 2005, MCI had $1.8 billion of remaining excess cash, and had not utilized any of the $100 million exception to the restricted payments covenant. Therefore, notwithstanding certain restrictions on MCI’s ability to pay dividends under the terms of the Senior Notes, MCI currently believes that it has the ability to pay the full amount of the $5.60 per share special cash dividend.

Restrictions on Payments of Dividends Under Applicable Law

Section 170(a) of the DGCL generally allows a corporation to declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) in the case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under Section 154 of the DGCL, “surplus” is defined as the excess, if any, of the net assets of the corporation over the amount determined to be capital. As of March 31, 2005, MCI believes that its surplus is in excess of the amount of the special cash dividend. Based on this, MCI currently expects to be able to pay the special cash dividend in an amount equal to $5.60 per share.

Additionally, because the payment of the special cash dividend could be challenged as a fraudulent transfer under state and federal laws if MCI were insolvent at the time of the special cash dividend or becomes insolvent as a result of the special cash dividend, MCI does not intend to pay the special cash dividend if MCI is insolvent at the time of the special cash dividend or would become insolvent as a result of the payment of the special cash dividend.

Restrictions on Sales of Shares of Verizon Common Stock Received in Connection with the Merger

The shares of Verizon common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Verizon common stock issued to any person who is deemed to be an “affiliate” of MCI prior to the merger. Persons who may be deemed to be “affiliates” of

MCI prior to the merger include individuals or entities that control, are controlled by, or are under common control of MCI, prior to the merger, and may include officers and directors, as well as principal stockholders of MCI, prior to the closing of the merger. Affiliates of MCI will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of MCI prior to the closing of the merger may not sell any of the shares of Verizon common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares of Verizon common stock;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act;

•	a written opinion of counsel reasonably acceptable to Verizon that the sale, transfer or other disposition of the Verizon common stock received in connection with the merger is otherwise exempt from registration under the Securities Act;

•	a no-action letter from the staff of the SEC that the sale, transfer or other disposition of the Verizon common stock received in connection with the merger is otherwise exempt from registration under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Verizon’s registration statement on Form S-4, of which this proxy statement and prospectus forms a part, does not cover the resale of shares of Verizon common stock to be received in connection with the merger by persons who may be deemed to be affiliates of MCI prior to the closing of the merger.

Certificate of Formation and Limited Liability Company Agreement of Eli Acquisition

Upon completion of the merger of MCI with and into Eli Acquisition, the certificate of formation of Eli Acquisition in effect immediately prior to the completion of the merger, will be the certificate of formation of the surviving entity, except that the surviving entity will be renamed MCI, LLC, and the limited liability company agreement of Eli Acquisition immediately prior to the completion of the merger will be the limited liability company agreement of MCI, LLC.

Verizon’s Purchase of 13.3% of MCI’s Outstanding Shares

On April 9, 2005, Verizon entered into a stock purchase agreement with affiliates of Mr. Slim to acquire approximately 43.4 million shares of MCI common stock. Verizon entered into the stock purchase agreement because it represented a unique opportunity to purchase, in a single transaction, the largest block of MCI common stock owned by a single stockholder group and demonstrated Verizon’s commitment to completing the transaction. Under MCI’s stockholder rights agreement and applicable law, Verizon was able to enter into this agreement without MCI’s consent and without triggering certain consequences under the stockholder rights agreement. On May 17, 2005, Verizon closed the transaction contemplated by the stock purchase agreement and acquired approximately 43.4 million shares of MCI common stock from the selling group for $25.72 per share in cash, plus an additional cash amount equal to three percent per annum from April 9, 2005 until May 13, 2005, for a total of $25.79 per share. In addition, under the stock purchase agreement, Verizon will pay the selling group an additional cash amount per share of MCI common stock immediately prior to April 9, 2006, if, at that time, the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period). The additional amount payable per share of MCI common stock will be calculated by multiplying (i) 0.7241 by (ii) the amount, if any, by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period). If the closing of the merger occurs on or before April 8, 2006, the additional amount payable per share of MCI common stock is subject to a maximum of $19.54.

After the closing, Verizon transferred the shares of MCI common stock it purchased to a trust established pursuant to an agreement between Verizon and the DOJ.

Verizon entered into the stock purchase agreement after March 29, 2005, the date that MCI’s board of directors received initial fairness opinions from its financial advisors regarding the consideration that all other MCI stockholders would receive under Verizon’s March 28, 2005 merger proposal. The $25.79 per share of MCI common stock paid to the selling group was greater than the total value of approximately $23.10 per share of MCI common stock to have been received by MCI’s other stockholders under Verizon’s March 28, 2005 merger proposal, but is less than the total value of approximately $26.00 per share of MCI common stock to be received by MCI’s other stockholders through the special cash dividend and as merger consideration under the merger agreement. Verizon was willing to offer a higher price to the selling group at that time because of the large block of stock the selling group was prepared to sell in a single transaction and because it demonstrated Verizon’s commitment to completing the transaction. Because the measurement period for the selling group is different from the measurement period for MCI’s other stockholders, the aggregate value per share of MCI common stock actually received by the selling group may be more or less than that actually received by the other MCI stockholders. For each $1.00 increase in Verizon’s stock price between $35.52 per share and $62.50 per share measured over a 20-day period immediately prior to April 9, 2006, the selling group will receive $0.7241 for each share of MCI common stock sold to Verizon pursuant to the stock purchase agreement. For each $1.00 increase in Verizon’s stock price above $35.52 per share measured over a 20-day period ending on the third day prior to the closing of the merger, MCI’s stockholders will receive $0.5743 for each share of MCI common stock pursuant to the merger agreement. Therefore, the selling group will benefit if the price of Verizon’s common stock exceeds $35.52 per share during the 20-day measurement period prior to April 9, 2006, and similarly, MCI’s other stockholders will benefit if the price of Verizon’s common stock exceeds $35.52 per share at the closing of the merger. The consideration paid to the selling group is not subject to a potential downward purchase price adjustment but is subject to a limit on the maximum total value received, while the consideration to be received by other MCI stockholders is subject to a potential downward purchase price adjustment but is not subject to any limit. In selling its shares of MCI common stock to Verizon, the selling group received its consideration earlier than MCI’s other stockholders (not including consideration that they would receive if the price of Verizon’s common stock exceeds $35.52 per share during a 20-day measurement period prior to April 9, 2006), but also gave up any benefits it might have received from any increase in the value of MCI’s common stock. The terms and consideration offered to the selling group, including the timing of the transaction, were the result of arm’s-length negotiations between Verizon and the selling group, and are different from the terms and consideration offered to MCI’s other stockholders in the merger.

Appraisal Rights

Under Section 262 of the DGCL, the stockholders of MCI will be entitled to appraisal rights if they are required under the terms of the merger agreement to accept cash (other than cash in lieu of fractional shares) for their shares. Under the terms of the merger agreement, MCI stockholders will receive cash for their stock if less than the full amount of the special cash dividend is paid by MCI, or if Verizon exercises its right to reduce the exchange ratio to an amount no less than 0.5743 and pay a per share cash amount instead. MCI stockholders will need to take steps to effect their appraisal rights prior to knowing whether a per share cash payment will be payable in connection with the merger.

If MCI stockholders are entitled to appraisal rights, then MCI stockholders who do not vote in favor of the merger, and who otherwise comply with the provisions of Delaware law described below, may pursue an appraisal remedy for the fair value of their shares of MCI common stock. Determination of “fair value” is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. MCI stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the DGCL, which sets forth the appraisal rights, is attached as Annex E to this proxy statement and prospectus. See also “The Special Meeting of MCI Stockholders” beginning on page 173.

Section 262 of the DGCL sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. If you fail to comply with these procedures, you may lose any appraisal rights you may have. The following summary of the required procedures is qualified in its entirety by the provisions of Section 262 of the DGCL. Please review Section 262 of the DGCL for the complete procedures. Neither Verizon nor MCI will give you any notice of your appraisal rights other than as described in this proxy statement and prospectus and as required by the DGCL.

General requirements. Section 262 of the DGCL generally requires the following:

•	Written demand for appraisal. You must deliver a written demand for appraisal to MCI before the vote is taken at the special meeting of MCI stockholders. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

•	Refrain from voting for the merger proposal. In connection with exercising your appraisal rights, you must not vote in favor of the adoption of the merger agreement and approval of the merger. If you return a properly executed proxy or otherwise vote in favor of the adoption of the merger agreement and approval of the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the adoption of the merger agreement and approval of the merger in order to preserve your appraisal rights.

•	Continuous ownership of shares of MCI common stock. You must continuously hold your shares of MCI common stock from the date you make the demand for appraisal through the closing of the merger.

Requirements for written demand for appraisal. A written demand for appraisal of MCI common stock is effective only if it is signed by or for the stockholder of record who owns the shares of MCI common stock at the time the demand is made. The demand must be signed in the same way as the stockholder’s name appears on its stock certificate(s). If you are a beneficial owner of MCI common stock but not a stockholder of record, you must have the stockholder of record for your shares of MCI common stock sign a demand for appraisal on your behalf. If you own shares of MCI common stock through a bank or broker, who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of your shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder.

If you own MCI common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own MCI common stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them by an authorized agent, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds MCI common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of MCI common stock held for one or more beneficial owners, while not exercising that right for other beneficial owners. As the record owner, you should specify in the written demand the number of shares of MCI common stock as to which you wish to demand appraisal. If you do not specify the number of shares of MCI common stock, we will assume that your written demand covers all of the shares of MCI common stock that are in your name.

MCI stockholders should address the written demand to MCI, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147, Attention: corporate secretary. It is important that MCI receive all written demands before the vote on the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of MCI common stock owned, and that the stockholder is thereby demanding appraisal of the stockholder’s shares of MCI common stock.

Written notice. Within 10 days following the closing of the merger, MCI must notify in writing to each stockholder who has fully complied with the conditions of Section 262 of the DGCL that the merger has closed. Except as required by law, MCI will not notify stockholders of any dates by which appraisal rights must be exercised.

Petition with the Chancery Court. Within 120 days following the closing of the merger, either MCI or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of MCI common stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file a petition in the Chancery Court. MCI has no intention at this time to file a petition. Because MCI has no obligation to file a petition, if you do not file a petition within 120 days following the closing of the merger, you will lose your rights of appraisal.

Withdrawal of demand. If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days following the closing of the merger by sending written notice to the corporate secretary of MCI. You may also withdraw your demand for appraisal after 60 days following the closing of the merger, but only with the written consent of MCI. If you withdraw your demand for appraisal, you will be entitled to receive the merger consideration provided in the merger agreement.

Request for appraisal rights statement. If you have complied with the conditions of Section 262 of the DGCL, you will be entitled to receive a statement from MCI setting forth the number of shares of MCI common stock for which appraisal rights have been exercised and the number of stockholders who own those shares of MCI common stock. In order to receive this statement, you must send a written request to corporate secretary of MCI within 120 days following the closing of the merger. Following the merger, MCI will have 10 days after receiving a request to mail the statement to the stockholder.

Chancery Court procedures. If you properly file a petition for appraisal in the Chancery Court and deliver a copy of the petition to MCI, MCI will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with MCI as to the value of their shares of MCI common stock. The Chancery Court will then send notice to all of the stockholders who have demanded appraisal. If the Chancery Court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the DGCL and whether they are entitled to appraisal under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

Appraisal of shares of MCI common stock. After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of MCI common stock. To determine the fair value of the shares of MCI common stock, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares of MCI common stock, it will direct MCI to pay that value to the stockholders who are entitled to appraisal. The Chancery Court can also direct MCI to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive the fair value for your shares of MCI common stock, you must surrender your stock certificates to MCI.

The Chancery Court could determine that the fair value of shares of MCI common stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive more than, the same as, or less than the amount of consideration that you otherwise would have received under the merger agreement. The Delaware Supreme Court has stated that “proof of value by any technique or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

U.S. federal income tax considerations. Please refer to “Material United States Federal Income Tax Considerations” on page 114.

Costs of appraisal proceeding. The costs of the appraisal proceeding may be assessed against MCI and the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You can request that the Chancery Court determine the amount of interest, if any, that MCI should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares of MCI common stock entitled to appraisal.

Loss of stockholder rights. If you demand appraisal, following the closing of the merger you will not be entitled to:

•	vote your shares of MCI common stock, for any purpose, for which you have demanded appraisal;

•	receive payment of dividends or any other distribution with respect to your shares, of MCI common stock except for dividends or distributions, if any, that are payable to holders of record as of a record date before the closing of the merger; or

•	receive the payment of the consideration provided for in the merger agreement.

However, you can receive the merger consideration if a petition for an appraisal is not filed within 120 days following the closing of the merger, or if you deliver to MCI a written withdrawal of your demand for an appraisal indicating your acceptance of the merger. Your withdrawal must be delivered to MCI either within 60 days following the closing of the merger or with the written consent of MCI. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court’s approval. The Chancery Court may condition its approval upon any terms that it deems just.

If you fail to comply strictly with these procedures, you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult your legal advisor before attempting to exercise your appraisal rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax considerations associated with the special cash dividend and the merger (whether effected pursuant to the original structure or the alternative merger) under existing law is the opinion of Debevoise & Plimpton LLP and Davis Polk & Wardwell. This discussion assumes that U.S. Holders and Non-U.S. Holders (as such terms are defined below) of MCI common stock hold such shares of MCI common stock as capital assets as of the effective time of the merger. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to certain U.S. or Non-U.S. Holders in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain stockholders subject to special treatment under U.S. federal income tax laws, such as:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for the alternative minimum tax,

•	investors in pass-through entities,

•	U.S. Holders whose “functional currency” is not the U.S. dollar, or

•	Non-U.S. Holders who actually or constructively own or have owned, at any time during the five-year period up to and including the effective time, more than a 5% equity interest in MCI.

Furthermore, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion is based in part on facts described in this proxy statement and prospectus, on representations made by Verizon and MCI to Debevoise & Plimpton LLP, counsel to Verizon, and to Davis Polk & Wardwell, counsel to MCI, and on various other factual matters. Any alteration or incorrectness of such factual matters could adversely affect such discussion. This discussion does not address any state, local or non-U.S. tax considerations. We urge you to consult your own tax advisor concerning the particular U.S. federal, state, local and non-U.S. tax consequences to you of the special cash dividend, the original structure, the alternative merger and the ownership of Verizon common stock.

U.S. Holders

A “U.S. Holder” of MCI common stock means a beneficial owner that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds MCI common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MCI common stock, we urge you to consult your own tax advisors.

Special Cash Dividend

At this time, we are unable to determine the U.S. federal income tax treatment of the special cash dividend or the cash payable in the merger, and we will not be able to make that determination at the time of the MCI stockholders’ meeting, because there is a conflict among legal authorities as to whether and under what circumstances a pre-merger distribution will be treated as a dividend or treated as additional merger consideration. Because of this conflict and the absence of any other authority that addresses a pre-merger distribution under the facts and circumstances similar to those present in the merger, counsel to Verizon and MCI are each unable to provide a legal opinion regarding the tax treatment that will apply in this case. MCI expects to report the entire amount of the special cash dividend it pays as a taxable dividend for U.S. federal income tax purposes. The Internal Revenue Service, referred to as the IRS, may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the special cash dividend would be treated as additional cash received in connection with the original structure or alternative merger, and not as a distribution as described in the succeeding paragraph.

If the special cash dividend is treated as a distribution with respect to MCI common stock, the gross amount paid to you will be characterized as dividend income to the extent paid out of MCI’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). MCI does not expect to be able to determine the amount of its current and accumulated earnings and profits by the time required for supplying Form 1099-DIV to stockholders, and so anticipates that it will be required to report the entire amount of the special cash dividend as a taxable dividend for U.S. federal income tax purposes.

Dividend income will be includible in your gross income on the day received by you. Under current legislation, which is scheduled to expire with respect to taxable years ending after December 31, 2008, this income will generally be taxed to you (if you are a non-corporate taxpayer) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Corporate U.S. Holders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to limitations and conditions. In addition, U.S. Holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the MCI common stock, and then as gain from the sale or exchange of MCI common stock. This gain will be capital gain provided that you hold the MCI common stock as a capital asset as of the time of the special cash dividend.

Original Structure and Alternative Merger

Form of Transaction

At this time, we are unable to determine the U.S. federal income tax consequences of the transaction to MCI stockholders, and we will not be able to make that determination at the time of the MCI stockholders’ meeting, because the determination depends on whether the transaction is effected in the form of the original structure or the alternative merger. We will not be able to determine whether the transaction will be effected in the form of the original structure or the alternative merger until the closing of the merger. Under the merger agreement, the form of the transaction will depend on whether the original structure will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Whether the original structure will so qualify cannot be determined until closing because in order for the original structure to qualify as a reorganization it must, among other things, satisfy a judicial “continuity of interest” requirement that is based on the ratio of the total value of the Verizon common stock issued at closing to MCI stockholders to the total amount of cash paid to MCI stockholders in connection with the merger. For this purpose, the cash paid to MCI stockholders in connection with the merger will include any cash paid by Verizon pursuant to its right to pay cash to the extent the exchange ratio is greater than 0.5473 and any cash paid by Verizon in respect of any portion of the special cash dividend not paid by MCI. This cash also potentially includes the special cash dividend paid by MCI and the maximum amount of cash payable by Verizon under the stock purchase agreement with eight entities affiliated with Mr. Carlos Slim Helu. We will not be able to determine whether or not the “continuity of interest” requirement will be met until closing. For example, the occurrence of any of the following, either individually or collectively, could cause a material decrease in the relative total value of Verizon common stock issued at closing and prevent the transaction from being effected using the original structure:

•	Verizon common stock could suffer a material decline in value prior to closing and Verizon could exercise its right to pay cash to compensate for the exchange ratio exceeding 0.5743;

•	the additional cash amount paid or payable to the eight entities affiliated with Mr. Slim may be significant; and

•	the purchase price adjustment for specified liabilities could significantly reduce the ratio of the total value of the Verizon common stock issued at closing to MCI stockholders to the total amount of cash paid to MCI stockholders in connection with the merger.

By voting in favor of the merger, you are authorizing Verizon and MCI to complete the merger using either the original structure (a reorganization for tax purposes) or the alternative merger (which would be fully taxable to MCI stockholders), and, consequently, you accept the risk that the transaction may be fully taxable.

The obligation of Verizon to effect the transaction using the original structure is conditioned upon the receipt at closing by Verizon of an opinion from Debevoise & Plimpton LLP, and the obligation of MCI to consummate the transaction using the original structure is conditioned upon the receipt at closing by MCI of an opinion from Davis Polk & Wardwell, in each case that, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinions, the original structure will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Verizon and MCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The transaction therefore will be effected using the original structure only if in the opinion of counsel to Verizon and in the opinion of counsel to MCI at the time of closing, the original structure will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Original Structure

If the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following are the principal U.S. federal income tax considerations of the merger to the U.S. Holders of MCI common stock under the law in effect as of the date hereof. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts.

•	You will recognize gain (if any) in an amount equal to the lesser of (a) the cash, if any, you receive from Verizon (and from MCI if the special cash dividend were treated as additional merger consideration rather than as a distribution with respect to MCI common stock) in connection with the merger and (b) the excess, if any, of the sum of the amount of such cash and the fair market value of Verizon common stock you receive in the merger, over your tax basis in the MCI common stock exchanged. For this purpose, you must calculate gain or loss separately for each identifiable block of MCI common stock exchanged by you in connection with the merger and cannot utilize a loss realized on one block of MCI common stock to offset a gain realized on another block of MCI common stock.

•	You will not be able to recognize any loss in connection with the merger (except, possibly, in connection with cash received in lieu of a fractional share, as discussed below).

•	The aggregate tax basis of the Verizon common stock you receive in connection with the merger (before reduction for the basis in any fractional share of Verizon common stock for which cash is received) will be the same as the aggregate tax basis of the MCI common stock for which it is exchanged, decreased by the amount of cash, if any, you receive from Verizon (and from MCI if the special cash dividend were treated as additional merger consideration rather than as a distribution with respect to MCI common stock) in connection with the merger (excluding any cash you receive in lieu of a fractional share) and increased by the amount of gain recognized (excluding any gain recognized as a result of cash you receive in lieu of a fractional share).

•	The holding period for the Verizon common stock you receive will include the holding period for the MCI common stock for which it is exchanged.

•	Any gain recognized will generally be long-term capital gain if the holding period for the MCI common stock surrendered in the merger is longer than one year as of the effective time of the merger. Long-term capital gain recognized by a non-corporate taxpayer in a taxable year ending on or before December 31, 2008 will be subject to a maximum U.S. federal income tax rate of 15%. In some cases, if you actually or constructively own Verizon common stock other than Verizon common stock received as a result of the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income.

•	If you receive cash in lieu of a fractional share of Verizon common stock, you will generally recognize capital gain or loss based on the difference between the amount of cash received in lieu of such fractional share and your tax basis in such fractional share.

Alternative Merger

If either Verizon or MCI fails to receive the respective tax opinion described above, or if certain other conditions are not satisfied, Verizon and MCI will, subject to the fulfillment of certain conditions, effect the alternative merger instead of the original structure. The following are the principal U.S. federal income tax considerations of the alternative merger to the U.S. Holders of MCI common stock under the law in effect as of the date hereof. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the alternative merger, and the following summary is not binding on the IRS or the courts.

The alternative merger will be fully taxable, and accordingly, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your tax basis in the MCI common stock surrendered. Your amount realized will be the fair market value of the Verizon common stock plus the amount of cash, if any, received from Verizon (and from MCI if the special cash dividend were treated as additional merger consideration rather than as a distribution with respect to MCI common stock) in connection with the alternative merger, and your tax basis in the MCI common stock will generally be the purchase price of the shares of MCI common stock less any prior distributions that reduced such basis. Gain will be long-term capital gain if the holding period for the MCI common stock surrendered in the alternative merger is longer than one year as of the effective time of the alternative merger. Long-term capital gain recognized by a non-corporate taxpayer in a taxable year ending on or before December 31, 2008 will be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A “Non-U.S. Holder” of MCI common stock is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons who actually or constructively own, or have owned, more than 5% of MCI’s equity at any time during the five-year period ending at the effective time, and corporations that accumulate earnings to avoid U.S. federal income tax. Such Non-U.S. Holders are urged to consult their own advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Special Cash Dividend

At this time, we are unable to determine the U.S. federal income tax treatment of the special cash dividend or the cash payable in the merger, and we will not be able to make that determination at the time of the MCI stockholders’ meeting, because there is a conflict among legal authorities as to whether and under what circumstances a pre-merger distribution will be treated as a dividend or treated as additional merger consideration. Because of this conflict and the absence of any other authority that addresses a pre-merger distribution under the facts and circumstances similar to those present in the merger, counsel to Verizon and MCI are each unable to provide a legal opinion regarding the tax treatment that will apply in this case. MCI expects to report the entire amount of the special cash dividend it pays as a taxable dividend for U.S. federal income tax purposes. The IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the special cash dividend would be treated as additional cash received in connection with the original structure or alternative merger, and not as a distribution as described in the succeeding paragraph.

If the special cash dividend is treated as a distribution with respect to MCI common stock, the gross amount paid to you will be characterized as dividend income to the extent paid out of MCI’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). MCI does not expect to be able to determine the amount of its current and accumulated earnings and profits by the time the special cash dividend is paid and intends to treat the full amount of the special cash dividend as a distribution out of current or accumulated earnings and profits. Dividend income generally will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you must provide the withholding agent with a properly executed IRS Form W-8BEN or other applicable form claiming an exemption from, or reduction in the rate of, withholding.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Distributions to you in excess of current and accumulated earnings and profits will be treated first as a return of capital that reduces your tax basis in the MCI common stock, and then as gain from the sale or exchange of MCI common stock. Such gain will be capital gain provided that you hold the MCI common stock as a capital asset as of the time of the special cash dividend. Any such capital gain will generally not be subject to U.S. federal income tax unless:

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of the exchange, and certain other requirements are met, or

•	such gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment.

If you are described in the first bullet above, you will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If you are described in the second bullet above, you will be subject to tax on your gain at applicable U.S. federal income tax rates and, in addition, may be subject to a branch profits tax (if you are a corporation) equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, which would include such gain.

Original Structure and Alternative Merger

Under either the original structure or the alternative merger, you will recognize gain to the same extent that a U.S. Holder will recognize gain as described above under the headings “Merger—Material United States Federal Income Tax Considerations—U.S. Holders—Original Structure and Alternative Merger—Original Structure” and “—Alternative Merger.” However, any gain you recognize will generally not be subject to U.S. federal income tax, subject to the exceptions described above under the heading “Material United States Federal Income Tax Considerations—Non-U.S. Holders—Special Cash Dividend.”

Ownership of Verizon Common Stock

As a result of the original structure or the alternative merger, you will hold Verizon common stock. Dividends paid to you (to the extent paid out of Verizon’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of Verizon common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividend received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you must provide withholding agent with a properly executed IRS Form W8-BEN or other applicable form claiming exemption from, or reduction in the rate of, withholding.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of Verizon common stock, subject to the exceptions described under the heading “Material United States Federal Income Tax Considerations—Non-U.S. Holders —Special Cash Dividend.”

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the amounts paid to U.S. and Non-U.S. Holders in connection with the special cash dividend, dividends with respect to Verizon common stock, proceeds received from the sale or exchange of MCI common stock in connection with the original structure or alternative merger, as the case may be, and to proceeds received from the sale or exchange of Verizon common stock, unless an exemption applies. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a U.S. Holder or Non-U.S. Holder (1) fails to provide a taxpayer identification number or certificate of exempt status or (2) fails to report certain types of income in full.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against applicable U.S. federal income tax liability provided the required information is furnished to the IRS.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, and is qualified in its entirety by reference to the complete text of the merger agreement, a composite copy of which is attached as Annex A to this proxy statement and prospectus. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. The original merger agreement, along with the March 4, 2005, March 29, 2005 and May 1, 2005 amendments, are incorporated by reference in this proxy statement and prospectus. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. This document contains a description of representations and warranties made in the merger agreement. These representations and warranties were made for purposes of the merger agreement for the benefit of the parties to the merger agreement, subject to the limitations and qualifications agreed by the contracting parties.

Additional information about Verizon or MCI may be found elsewhere in this proxy statement and prospectus and in the other public filings that each of Verizon and MCI makes with the SEC. See “Where You Can Find More Information” beginning on page 188.

Structure of the Merger

Under the merger agreement, MCI will merge with and into Eli Acquisition, a Delaware limited liability company and direct, wholly owned subsidiary of Verizon, with Eli Acquisition continuing as the surviving entity. Following the merger, Eli Acquisition will be renamed MCI, LLC. Verizon and MCI have agreed that if their respective legal advisors are unable to deliver their opinions regarding the treatment of the transaction as a “reorganization” for tax purposes or if certain other conditions are not satisfied, the transaction will be completed by causing MCI to merge with and into a Delaware corporation wholly owned by Verizon, with MCI continuing as the surviving entity. See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132.

Closing of the Merger

The merger will become effective when Eli Acquisition files a certificate of merger with the Secretary of State of the State of Delaware, or at any later time as Verizon and MCI agree and specify in the certificate of merger.

Merger Consideration and Conversion of MCI Common Stock

Upon closing of the merger, each share of MCI common stock issued and outstanding immediately prior to the closing of the merger will be converted into the right to receive a number of shares of Verizon common stock equal to the greater of the following exchange ratios: (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. The merger agreement also provides for the distribution by MCI, after MCI stockholder approval of the merger and prior to the closing of the merger, of a special cash dividend to MCI stockholders in the amount of up to $5.60 per share less the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger (but excluding the $0.40 per share dividend paid by MCI on March 15, 2005). If MCI pays less than the full amount of the special cash dividend, the remainder, without interest, will be paid by Verizon as a per share cash amount MCI stockholders will receive in connection with the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. If the exchange ratio is greater than 0.5743, Verizon has the right to reduce the exchange ratio to an amount no less than 0.5743 and, instead, pay a per share cash amount equal to the product of (x) the amount by which Verizon has reduced the exchange ratio and (y) the Verizon average stock price. The consideration MCI stockholders will receive is subject to a potential downward purchase price adjustment for certain liabilities, which include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk.

No Issuance of Fractional Shares

Verizon will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of MCI common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Verizon will receive cash, without interest, in an amount equal to the product of the holder’s fractional part of a share of Verizon common stock multiplied by the closing price for a share of Verizon common stock on the NYSE Composite Transaction Tape on the day the merger is completed.

Potential Downward Purchase Price Adjustment for Specified Liabilities

Verizon and MCI have agreed in the merger agreement that at any time either MCI or Verizon reasonably believes the closing of the merger will occur within 120 days, either party may request by written notice to the other the commencement of a procedure to determine the best estimate of the amount of cash that will be required to satisfy in full all remaining specified liabilities following the closing of the merger. The merger agreement provides that specified liabilities include (i) all pre-petition claims filed in the bankruptcy cases against MCI or its predecessor company as of the closing of the merger, (ii) all administrative expense claims filed in the bankruptcy cases as of the closing of the merger, (iii) all tax claims, filed, asserted in writing or of which MCI has actual knowledge as of the closing of the merger that constitute or would constitute administrative expense claims in the bankruptcy cases and (iv) all liabilities in respect of any income tax imposed by any taxing authority of any jurisdiction other than the United States with respect to any period or portion thereof ending on or prior to April 20, 2004. Promptly after the delivery of the written notice, MCI will deliver a schedule of these claims to Verizon.

From the delivery of the written notice until the closing of the merger, Verizon and MCI will use their best efforts to reach an agreement on the amount of the remaining specified liabilities. If the parties agree on the amount, then the amount of the remaining specified liabilities will become final and binding on the parties. If the parties are unable to agree on the amount, the parties will submit their respective final proposals relating to bankruptcy claims, other than those relating to taxes, including proposals with respect to each disputed item, to an independent valuation firm and their respective final proposals relating to tax claims, including proposals with respect to each disputed claim, to a specified tax liabilities valuation firm. Each valuation firm will select either the submission of MCI or the submission of Verizon as being the more representative of the remaining specified liabilities related to the claims that each respective valuation firm is reviewing. The final amount of remaining specified liabilities reflecting the decisions of the valuation firms will be binding on MCI and Verizon. Additionally, five days prior to the anticipated closing of the merger, MCI will provide Verizon with a schedule of the amount of cash actually spent since January 1, 2005 through the closing of the merger to satisfy the specified liabilities, with reasonable supporting documentation. It is possible that Verizon could disagree with MCI’s determination of the sum of previously-paid specified liabilities used in calculating the potential downward purchase price adjustment, but the merger agreement does not provide for the arbitration of any disputes relating to MCI’s determination of previously-paid specified liabilities.

When the amount of the remaining specified liabilities has been determined, the merger consideration will be adjusted as follows: If the sum of (a) the previously-paid specified liabilities and (b) the final amount of the remaining specified liabilities is $1,775 million or less, no adjustment will be made to the merger consideration. If this sum is greater than $1,775 million, then any per share cash amount that the merger agreement contemplates MCI stockholders would have received at closing will be reduced by an amount equal to the quotient obtained by dividing (x) the difference between (i) the sum of (a) the previously-paid specified liabilities and (b) the final amount of the remaining specified liabilities and (ii) $1,775 million by (y) the sum of (i) the number of shares of MCI common stock issued and outstanding immediately prior to the closing of the merger and (ii) the number of shares reserved for issuance pursuant to MCI’s plan of reorganization that are unissued immediately prior to the closing of the merger.

If the resulting downward purchase price adjustment exceeds any per share cash amount, the cash payment will be eliminated and assuming the exchange ratio is 0.5743, the exchange ratio will be adjusted downward by multiplying it by a fraction, the numerator of which is the “aggregate base merger consideration” ($20.40 multiplied by the number of shares of MCI common stock outstanding immediately prior to the closing of the merger, including any unissued shares of MCI common stock reserved for issuance under the MCI plan of reorganization), minus the product of (i) the amount by which the resulting downward purchase price adjustment exceeds the per share cash amount and (ii) the number of shares of MCI common stock outstanding immediately prior to the closing of the merger, including any unissued shares of MCI common stock reserved for issuance under the MCI plan of reorganization, and the denominator of which is the aggregate base merger consideration. If there is no per share cash amount payable in connection with the merger, any downward purchase price adjustment will be effected through an adjustment of the exchange ratio as described above.

For more information on the procedure for determining the purchase price adjustment, MCI’s estimate of the potential downward purchase price adjustment and the factors that MCI believes could cause the actual purchase price adjustment to exceed the top of MCI’s estimate, see “The Merger—Potential Downward Purchase Price Adjustment “ on page 95.

Treatment of Restricted Shares and Other Equity-Based Awards

Restricted Shares. At the completion of the merger, subject to the potential downward purchase price adjustment, each outstanding MCI restricted share will be converted into (i) a number of Verizon restricted shares equal to the exchange ratio plus (ii) a cash payment in the per share cash amount payable in the merger, without interest, to the holder of the MCI restricted share. Each Verizon restricted share issued upon the conversion of MCI restricted shares will have and be subject to the same terms and conditions as in effect immediately prior to the closing with respect to the corresponding MCI restricted shares and shall bear a legend containing the same restrictions on transferability.

Other Equity-Based Awards. At the completion of the merger, subject to the potential downward purchase price adjustment, each outstanding equity-based award (other than MCI restricted shares or rights under the MCI Employee Stock Purchase Plan) providing for a cash or stock payment measured by the value of MCI common stock will be deemed to refer to (or be measured by) (i) the number of shares of Verizon common stock equal to the number of shares of MCI common stock covered by the outstanding equity-based award multiplied by the exchange ratio plus (ii) a cash payment equal to the number of shares of MCI common stock covered by the outstanding equity-based award multiplied by any per share cash amount payable in the merger, without interest. The rights of any person with respect to shares of Verizon common stock under each outstanding equity-based award will have and be subject to the same terms, conditions and restrictions as in effect immediately prior to the closing with respect to the outstanding equity-based award.

Treatment of MCI’s Employee Stock Purchase Plan

MCI will establish a date on or before December 31, 2005 as the final purchase date under the terms of its employee stock purchase plan, and will cause all accumulated cash balances on that date to be applied to purchase the number of shares of MCI common stock that could be purchased with these amounts on the final purchase date pursuant to the MCI Employee Stock Purchase Plan. MCI will take all actions necessary or appropriate to cause the MCI Employee Stock Purchase Plan to terminate on the final purchase date, after giving effect to this purchase of MCI common stock. MCI will not thereafter offer any plan, program or arrangement for the purchase of shares of MCI common stock.

Appraisal Rights

Under Section 262 of the DGCL, the stockholders of MCI will be entitled to appraisal rights if they are required under the terms of the Merger Agreement to accept cash (other than cash in lieu of fractional shares) for their shares. If MCI stockholders receive cash for their stock because less than the full amount of the special cash dividend is paid by MCI, or if Verizon exercises its right to reduce the exchange ratio to an amount no less than 0.5743 and pay a per share cash amount instead, then MCI stockholders will be entitled to appraisal rights under Section 262 of the DGCL. If MCI stockholders are entitled to appraisal rights under Section 262 of the DGCL, then if the merger is completed and they perfect their appraisal rights, their shares of MCI common stock outstanding immediately prior to the closing of the merger will not be converted into the right to receive the merger consideration, unless the holder withdraws his or her right to seek appraisal. If following the closing of the merger the holder fails to perfect, withdraws or loses the right to appraisal, or if it is determined that the holder does not have appraisal rights, then the holder’s shares of MCI common stock will be treated as if they had been converted at the closing of the merger into the right to receive the merger consideration paid to non-dissenting stockholders.

Exchange of Share Certificates

Prior to the closing of the merger, Verizon will engage an exchange agent to handle the exchange of MCI stock certificates for certificates representing shares of Verizon common stock and the payment of any cash consideration, cash for fractional shares and any cash dividends with a record date following the closing of the merger payable with respect to Verizon common stock. Promptly following the closing of the merger, the exchange agent will send a letter of transmittal and instructions to each former MCI stockholder explaining the procedure for surrendering MCI stock certificates for certificates representing shares of Verizon common stock and the applicable cash consideration. All shares of Verizon common stock to be issued in connection with the merger will be deemed issued and outstanding as of the closing of the merger.

Following the closing of the merger, each certificate that previously represented shares of MCI common stock will only represent the right to receive a certificate representing the shares of MCI common stock into which the shares of Verizon common stock have been converted, and a check in the amount of cash that the holder of the certificate shall be entitled to receive pursuant to the merger agreement, consisting of any cash consideration, any cash payments in lieu of fractional shares and any cash dividend payments with a record date following the closing of the merger payable with respect to Verizon common stock. In addition, following the closing of the merger, there will be no further registration of transfers of the shares of MCI common stock. No dividends or distributions declared in respect of the Verizon common stock will be paid to the holder of shares of MCI common stock until the holder’s shares are exchanged.

Stockholders no longer in possession of their share certificates because they have been lost, stolen or destroyed may, in exchange for the merger consideration, deliver an affidavit and, if required, place a bond against potential claims with respect to the missing certificates in a reasonable amount as MCI, LLC may direct.

Representations and Warranties

The merger agreement contains representations and warranties made by MCI relating to, among other topics, the following:

•	due incorporation, good standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval and recommendation to the stockholders of the merger agreement by MCI’s board of directors;

•	absence of conflicts with Section 203 of the DGCL;

•	MCI’s board of directors’ action to render the stockholder rights agreement inapplicable to the merger pursuant to the merger agreement;

•	absence of conflicts of the merger agreement with organizational documents, material contracts, permits or applicable law;

•	required governmental filings or consents;

•	filings with the SEC and internal controls;

•	financial statements;

•	absence of undisclosed liabilities;

•	information supplied for the preparation of this proxy statement and prospectus;

•	absence of certain changes or events since September 30, 2004 until February 14, 2005;

•	absence of material litigation;

•	compliance with applicable laws, including the Sarbanes-Oxley Act;

•	tax matters;

•	the MCI Employee Stock Purchase Plan;

•	sufficiency of MCI’s real property;

•	right-of-way agreements and network facilities;

•	brokers;

•	labor and other employment matters, including benefit plans;

•	intellectual property rights;

•	material contracts;

•	environmental laws and regulations;

•	insurance coverage;

•	material consent decrees;

•	compliance with Foreign Corrupt Practices Act and international trade sanctions;

•	compliance with the permanent injunction and related orders against MCI by the United States Federal Court for the Southern District of New York;

•	brokers’ fees due in connection with the merger; and

•	receipt of opinions from financial advisors.

The representations and warranties of Verizon and Eli Acquisition are more limited and relate to, among other topics, the following:

•	organization, good standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement and enforceability of the merger agreement;

•	absence of conflicts of the merger agreement with organizational documents, material contracts, permits or applicable law;

•	required governmental filings or consents;

•	filings with the SEC and internal controls;

•	financial statements;

•	absence of undisclosed liabilities;

•	information supplied for the preparation of this proxy statement and prospectus;

•	absence of certain changes or events since September 30, 2004 until February 14, 2005;

•	absence of material litigation;

•	compliance with laws; and

•	brokers’ fees due in connection with the merger.

Certain of the representations and warranties of both MCI and Verizon are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to MCI or Verizon, as the case may be, a material adverse effect on (i) the business, financial condition or results of operations of the party and its subsidiaries, taken as a whole, other than any such effect relating to or resulting from (x) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (y) general changes in the segments of the telecommunications industry in which the party or any of its subsidiaries operates or (z) the announcement or closing of the merger agreement or (ii) the ability of the party to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. Whether a material adverse effect has occurred will initially be determined by the party asserting that there has been a material adverse effect. If the parties cannot agree whether a material adverse effect has occurred, it will be determined by an appropriate court.

The representations and warranties in the merger agreement do not survive the closing of the merger.

Covenants Relating to Conduct of Business

Each of Verizon and MCI have undertaken certain covenants in the merger agreement that affect the conduct of their respective businesses between the date the merger agreement was signed and the closing of the merger.

Covenants of MCI. Prior to the closing of the merger, subject to certain exceptions, MCI and each of its subsidiaries is required to conduct its business in a commercially reasonable manner consistent with industry practice, and to use its commercially reasonable efforts to preserve its business dealings and relationships, and to maintain its current rights and franchises. In addition, absent the written consent of Verizon and subject to certain exceptions, MCI will not, and will not permit any of its subsidiaries to:

•	change MCI’s organizational documents;

•	declare any dividend, except for the special cash dividend and regular quarterly dividends (not to exceed $1,947,000,000 in the aggregate from the period beginning on February 1, 2005, and ending on the date of the closing of the merger), and dividends from wholly owned subsidiaries;

•	split, combine, reclassify any of its capital stock or authorize the issuance of any other securities in respect of its capital stock;

•	repurchase or otherwise acquire any shares of the capital stock of MCI or any rights to acquire any of these shares other than pursuant to the MCI stock plans and the redemption of company rights pursuant to the rights agreement, dated as of April 20, 2004, between MCI and The Bank of New York, as rights agent;

•	issue, sell or pledge shares of its capital stock or other securities, except under limited circumstances;

•	merge with another company (other than MCI or another wholly-owned MCI subsidiary) or acquire a material amount of the assets of another company except certain disclosed acquisitions and acquisitions where the fair market value does not exceed $50,000,000 for an individual acquisition, or $100,000,000 in the aggregate;

•	sell, lease or dispose of assets except (i) pursuant to existing contracts, (ii) sales of network capacity in the ordinary course consistent with past practice, (iii) sales of certain disclosed assets, or (iv) in an amount not in excess of $50,000,000 in the aggregate;

•	make loans, capital contributions to, or investments in a third party except pursuant to an existing contract, incur debt except in the ordinary course of business not to exceed $25,000,000 in the aggregate, or make a capital expenditure not in MCI’s capital budget;

•	modify benefits under or accelerate payments or the vesting of benefits under any company benefit plan, except in the ordinary course of business consistent with existing policies and practices or as disclosed;

•	increase compensation or benefits of directors, officers, employees or consultants, except salary increases in the ordinary course of business consistent with existing policies and practices, so long as these increases, in the aggregate, do not exceed 4% in any calendar year;

•	enter into or modify severance, consulting, retention or employment agreements, plans, programs or arrangements, except in the ordinary course of business consistent with existing policies and practices or as disclosed;

•	hire or terminate the employment or contractual relationship of any officer, employee or consultant, other than in the ordinary course of business consistent with existing policies and practices or as disclosed, and except for hirings that would not result in a material increase in the number of persons providing services to MCI in such capacities or in the aggregate payroll, and in the case of terminations, would not create a material liability in excess of the cost savings derived from any terminations;

•	settle legal claims, except those that relate to taxes, bankruptcy claims, those that are in the ordinary course or those that do not require payments by MCI in excess of $10,000,000, or enter into any consent, decree or similar restraints or forms of equitable relief except as are not material to MCI and its subsidiaries taken as a whole;

•	make or rescind material tax elections, settle any proceeding relating to taxes, make a request for a written tax ruling from a taxing authority, enter into a binding agreement with a taxing authority relating to material taxes, or change any income or deduction reporting methods for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

•	amend or modify certain material contracts other than in the ordinary course of business consistent with existing policies and practices;

•	enter into or extend any agreements that could limit or restrict MCI or its affiliates, or that could, after the closing of the merger, limit or restrict Verizon or its affiliates, from competing in any line of business or in any geographic area, which agreements would reasonably be expected to have a material adverse effect on Verizon after giving effect to the merger;

•	change accounting practices except as required by U.S. GAAP or a governmental entity;

•	terminate or modify in any material respect material insurance policies not replaced by comparable coverage;

•	adopt or implement a plan of complete or partial liquidation, restructuring or recapitalization or other reorganization of MCI or any of MCI’s non-U.S. subsidiaries; or

•	take or omit to take any actions that would result in any of the conditions to the merger not being satisfied or materially impairing the ability of the parties to consummate the merger or materially delay the closing of the merger.

Covenants of Verizon. Prior to the closing of the merger, subject to certain exceptions, Verizon and each of its subsidiaries is required to conduct its business in the ordinary course, consistent with past practice, and to use its commercially reasonable efforts to preserve its business dealings and relationships, and to keep its current rights and franchises. In addition, absent the consent of MCI, Verizon will not, and shall not permit any of its subsidiaries to:

•	change its organizational documents in a manner that would adversely affect the economic benefits of the merger to MCI’s stockholders;

•	declare, make or pay any dividends or other distributions, except for dividends by Verizon’s wholly owned subsidiaries, for the payment of regular dividends by Verizon or for distributions of stock or property for which adjustment is made to the merger consideration to be received by MCI’s stockholders pursuant to the merger agreement; or

•	take or omit to take any actions, including engaging in the merger of a business, that would be reasonably likely to prevent the closing of the merger by February 14, 2006, as this date may be extended as described in clause (i) of the second bullet point under “—Termination of the Merger Agreement.”

Regulatory Approvals

The merger agreement provides that Verizon and MCI will use commercially reasonable efforts to take all actions and do all things advisable, proper or necessary under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable. Without limitation, this includes taking the appropriate actions to obtain the required approvals from the FTC or DOJ under the HSR Act, from the FCC and from other domestic or foreign governmental entities. In addition, each of Verizon and MCI are required to cooperate and to take all lawful steps as are necessary or appropriate to secure regulatory approvals or to remove impediments to the merger relating to regulatory laws. However, except as described in the following paragraph, neither party will be required to take actions in connection with obtaining these regulatory approvals that would have a “specified material adverse effect”, which means a material adverse effect on either Verizon or MCI, provided that when measuring whether actions would have this effect on Verizon, Verizon and its subsidiaries will be deemed to be a consolidated entity equal in size to MCI and its subsidiaries. Whether a specified material adverse effect has occurred will initially be determined by the party asserting that there has been a specified material adverse effect. If the parties cannot agree whether a specified material adverse effect has occurred, it will be determined by an appropriate court.

If Verizon takes any action that is reasonably likely to materially delay the closing of the merger, including acquiring a business that makes it more difficult to obtain any regulatory approval, Verizon will take, or authorize MCI to take, all necessary efforts to obtain the required authorizations relating to any regulatory law, to effect the dissolution of any injunction or other order in any suit or proceeding relating to any regulatory law and to close the merger, regardless of whether it causes a specified material adverse effect. If this action delays closing of the merger, then, during the delay period, Verizon will not be entitled to terminate the merger agreement because of, or invoke the condition to its obligations to close relating to, an MCI material adverse change or failure of MCI’s representations to be true, except where the failure of the condition to be satisfied is caused by a breach of a representation caused by MCI during this period.

No Solicitations by MCI

Under the terms of the merger agreement, subject to certain exceptions described below, MCI has agreed that it will not, and will not permit its subsidiaries to, directly or indirectly:

•	initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a takeover proposal (as described below);

•	enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any takeover proposal; or

•	continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes any takeover proposal or requires MCI to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

A “takeover proposal” is any proposal or offer in respect of:

(i) a merger, consolidation, or similar transaction involving MCI or any of MCI’s subsidiaries which represent, individually or in the aggregate, 15% or more of MCI’s consolidated assets with any third party other than Verizon or a Verizon affiliate in which the third party or stockholders of the third party immediately prior to the closing of the transaction will own more than 15% of MCI’s outstanding capital stock immediately following the transaction, including the issuance by MCI of more than 15% of any class of its voting equity securities as consideration for assets or securities of a third party, or

(ii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any third party of 15% or more of any class of capital stock of MCI or of 15% or more of the consolidated assets of MCI and MCI’s subsidiaries, in a single transaction or a series of related transactions.

If, prior to approval of the merger by MCI’s stockholders, MCI’s board of directors receives an unsolicited takeover proposal and determines in good faith in consultation with outside legal and financial advisors that the takeover proposal could reasonably be expected to lead to a superior proposal (as described below) and the failure to furnish information or participate in discussions or negotiations in response to the takeover proposal could reasonably be expected to result in a breach of MCI’s board of directors’ fiduciary duties, then MCI may, in response to the takeover proposal:

(i) furnish information about MCI and its subsidiaries to the person making the takeover proposal pursuant to a confidentiality agreement containing terms and conditions no less restrictive than those contained in its confidentiality agreement with Verizon (the confidentiality agreement will not be required to contain standstill provisions, and any information provided to the third party must be provided to Verizon prior to or concurrently with the time it is provided to the third party if it has not been previously provided to Verizon); and

(ii) participate in discussions or negotiations with the person making the takeover proposal.

A “superior proposal” is a written proposal or offer made by a third party involving the purchase or acquisition of:

•	all or substantially all of the voting power of MCI’s capital stock; or

•	all or substantially all of the consolidated assets of MCI and MCI’s subsidiaries that MCI’s board of directors determines in good faith is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of the proposal, and would be, if consummated, more favorable to the MCI stockholders than the merger with Verizon, taking into account:

•	all of the terms and conditions of the proposal and of the merger agreement (including any proposal by Verizon to amend the terms of the merger agreement); and

•	any other factors deemed relevant by MCI’s board of directors.

Within 24 hours of receipt of any takeover proposal, MCI shall provide oral and written notice to Verizon of the takeover proposal including the material terms and conditions of the takeover proposal. Additionally, MCI is required to keep Verizon fully informed of the status of any takeover proposal, including any changes to the terms and conditions of the proposal. MCI is also required to provide Verizon with copies of all takeover proposals (and any modifications to these proposals) and related agreements, draft agreements and modifications thereof.

On March 31, 2005, Verizon and MCI entered into a letter agreement pursuant to which the parties agreed that, until the date of the special meeting of MCI stockholders, MCI may engage in discussions with Qwest regarding Qwest’s proposal to acquire MCI and that these discussions will not be deemed to violate the “no solicitation” provisions of the merger agreement. In order to engage in these discussions with parties other than

Qwest, the “no solicitation” provisions of the merger agreement would require a finding that the failure to engage in discussions could reasonably be expected to result in a breach of MCI’s board of directors’ fiduciary duties to the MCI stockholders and that the third party proposal could reasonably be expected to lead to a superior proposal that would be among other things, more favorable to the stockholders of MCI than the merger and the special cash dividend and is reasonably capable of being consummated.

Changes in MCI’s Recommendation

MCI’s board of directors may change its recommendation to its stockholders in favor of the adoption of the merger agreement and approval of the merger in response to a superior proposal or an intervening event (as described below) if MCI’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be reasonably expected to result in a breach of its fiduciary duties to the MCI stockholders.

An “intervening event” is an event that was not known to MCI’s board of directors as of February 14, 2005, which MCI’s board of directors becomes aware of prior to the adoption of the merger agreement and approval of the merger by a majority of the shares of MCI’s outstanding common stock and which causes MCI’s board of directors to conclude in good faith, after consultation with its outside legal and financial advisors, that its failure to effect a change in MCI’s recommendation would be reasonably likely to result in a breach of its fiduciary duties to the MCI stockholders under applicable law.

Additionally, MCI’s board of directors may not change its recommendation unless:

•	MCI’s board of directors has first provided prior written notice to Verizon of its intention to change its recommendation in response to a superior proposal or an intervening event. In the case of a superior proposal, the notice will include the most current version of any written agreement relating to the transaction that constitutes the superior proposal, and, in the case of an intervening event will include information describing the intervening event in reasonable detail; and

•	Within five business days after the receipt of the notice referred to above (or, if later, three business days after a material modification of a takeover proposal), Verizon does not make a proposal that MCI’s board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the MCI stockholders as the superior proposal or obviates the need for a change in its recommendation as a result of the intervening event.

The parties have agreed that during the five-day period prior to effecting a change in MCI’s board of directors’ recommendation, MCI will negotiate in good faith with Verizon regarding any revisions Verizon proposes to the terms of the merger contemplated by the merger agreement. Notwithstanding any change in MCI’s board of directors’ recommendation, MCI may not terminate the merger agreement for that reason except in the circumstance described below and Verizon will have the option to cause the MCI’s board of directors to submit the merger agreement to the MCI stockholders for the purpose of adopting the merger agreement and approving the merger. If Verizon exercises this option, Verizon will not be entitled to terminate the merger agreement as a result of the changed recommendation. If Verizon fails to exercise this option, MCI may terminate the merger agreement provided that MCI pays the $240 million termination fee to Verizon prior to termination and reimburses Verizon for up to $10 million of its expenses. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 134 for a more detailed discussion of the termination of the merger agreement.

Employee Benefits and Plans

Verizon and MCI have agreed in the merger agreement that for one year following the closing of the merger, Verizon will provide or will cause to be provided to employees of MCI and its subsidiaries who continue to be employed by Verizon, MCI or any of their subsidiaries following the closing of the merger:

•	a base salary and incentive compensation opportunity at a rate not less than the rate of the base salary and incentive compensation opportunity in effect at the time of the closing of the merger; and

•	medical benefits and other welfare benefit plans, programs and arrangements that are:

(i) substantially comparable to those provided under MCI’s benefit plans in effect at the time of closing of the merger;

(ii) substantially comparable to those provided to management employees of Verizon or its subsidiaries; or

(iii) any combination of the foregoing.

except that (x) with respect to continuing employees who are subject to collective bargaining or employment agreements, compensation, benefits and payments shall be provided in accordance with these agreements, and MCI, LLC assumes these collective bargaining or employment agreements (including change in control agreements) and (y) for one year following the closing of the merger, MCI, LLC will pay, subject to any terms and conditions as it shall establish, any of these continuing employees whose employment is involuntarily terminated by Verizon, MCI, LLC or any of their subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to the continuing employee under the terms of the severance plan maintained by MCI and its subsidiaries and applicable to the continuing employee immediately prior to the date of the merger agreement.

MCI will consult with Verizon prior to sending any written notices or other communication materials (including, without limitation, any postings to any Web site) to its employees or former employees regarding any of the matters described above in this Employee Benefits and Plans section. Prior to the closing of the merger, MCI will provide Verizon with reasonable access to employees or former employees for purposes of Verizon providing notices or other communication materials regarding Verizon’s compensation and benefit plans or the matters described above in this Employee Benefits and Plans section.

Verizon has agreed to register under the Securities Act any shares of Verizon common stock that become subject to certain equity-based awards upon the conversion of outstanding MCI equity-based awards.

Verizon and MCI have each agreed to take the necessary steps to cause any dispositions of MCI common stock or derivative securities and acquisitions of Verizon common stock or derivative securities that occur in connection with the merger by each individual subject to reporting requirements of Section 16(a) of the Exchange Act, to be exempt under the Exchange Act.

Indemnification and Insurance

In the merger agreement, Verizon and MCI agreed that from and following the closing of the merger, Verizon will cause MCI, LLC to indemnify and hold harmless all past and present directors, officers and employees of MCI and its subsidiaries against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim to the same extent these persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by MCI pursuant to its organizational documents and indemnification agreements in existence on February 14, 2005 and, to the fullest extent permitted by law, include and cause to be maintained in effect in MCI, LLC’s (or any successor’s) organizational documents, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

Verizon will cause the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance to be maintained for six years following the closing of the merger.

Special Cash Dividend

The merger agreement also provides for the distribution by MCI, after MCI stockholder approval of the merger and prior to the closing of the merger, of a special cash dividend to MCI stockholders in the amount of up to $5.60 per share less the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger (but excluding the $0.40 per share dividend paid by MCI on March 15, 2005). If less than the full amount of the special cash dividend is paid, the remainder, without interest, will be paid by Verizon as a per share cash amount MCI stockholders will receive in connection with the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. The consideration MCI stockholders will receive is subject to a potential downward purchase price adjustment for certain liabilities, which liabilities include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. Under the merger agreement, MCI has agreed not to pay regular quarterly dividends of $0.40 after the date on which the special cash dividend is paid. See “The Merger—Senior Notes” beginning on page 108 for a more detailed discussion of the restrictions affecting the Senior Notes and the ability of MCI to pay dividends. See “The Merger—Restrictions on Payments of Dividends under Applicable Law” beginning on page 108 for a more detailed discussion of the restrictions under the DGCL and applicable fraudulent transfer statutes affecting the ability of MCI to pay dividends.

Bankruptcy Court Order

MCI has agreed to use its reasonable efforts to obtain an order from the bankruptcy court providing that, following the closing of the merger, the surviving entity may settle general unsecured creditors’ claims under the MCI plan of reorganization in shares of Verizon common stock rather than in shares of MCI common stock.

Settlement of Bankruptcy Claims

MCI has agreed not to settle any bankruptcy claims or any matter directly arising out of the bankruptcy claims that would result in the payment to creditors under the MCI plan of reorganization of a plan-affected amount of cash in excess of $15,000,000 without providing written notice to Verizon and providing Verizon an opportunity to comment on the terms of the settlement, which comments MCI will consider in good faith.

Release from Permanent Injunction and Court Orders

Since November 2002, MCI has had, pursuant to a permanent injunction entered by the U.S. District Court for the Southern District of New York, the oversight of a court-appointed corporate monitor. As part of his oversight, the corporate monitor developed corporate governance principles entitled “Restoring Trust.” MCI has agreed that it will use its reasonable best efforts to obtain a court order:

•	confirming the successful conclusion of the efforts of the corporate monitor;

•	concluding that the corporate monitor is no longer necessary;

•	relieving MCI from the oversight of the corporate monitor prior to or upon the closing of the merger;

•	acknowledging that Verizon and its subsidiaries, including MCI, LLC, will not be subject to Restoring Trust or any related or similar governance restrictions; and

•	making any changes to the permanent injunctions entered by the court as are necessary to effect the foregoing.

In addition, MCI has agreed to use its reasonable best efforts to have the permanent injunction dissolved.

Network Facility Maintenance and Compliance

MCI has agreed to maintain owned and leased material network facilities and related material operating support systems, network operations centers, and land and buildings, taken as a whole, in good working order and condition and in compliance with standard industry practice through the closing of the merger.

Agreement to Vote Shares

Verizon has agreed to vote all shares of MCI common stock owned by it or its subsidiaries in favor of adoption of the merger agreement and approval of the merger, so long as this adoption and approval is then recommended by MCI’s board of directors.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants and agreements relating to cooperation between Verizon and MCI in the preparation of this proxy statement and prospectus, holding the special meeting of MCI stockholders to adopt the merger agreement and approve the merger and confidentiality.

Conditions to the Closing of the Merger

The obligations of Verizon and MCI to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of the holders of a majority of the shares of MCI common stock to adopt the merger agreement and approve the merger of Verizon and MCI;

•	the authorization for listing, on the NYSE, of the shares of Verizon common stock to be issued in connection with the merger;

•	the expiration or earlier termination of the applicable waiting periods, including any extension of the waiting period because of the issuance of a second request for additional information under the HSR Act and no institution of any action by the DOJ or the FTC seeking to enjoin the merger, receipt of authorization from the FCC for the closing of the merger and receipt of other approvals required to be obtained from state public utility commissions or from other regulatory bodies that have jurisdiction over the merger;

•	the absence of any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement and the absence of any temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other governmental entity of competent jurisdiction having the effect of making the merger illegal or otherwise prohibiting the closing of the merger, except by governmental entities outside the United States as would not, individually or in the aggregate, reasonably be expected to be material to Verizon and which do not provide a reasonable basis to conclude that Verizon, MCI or their respective directors or officers would be subject to the risk of criminal liability;

•	the declaration by the SEC that the registration statement of which this proxy statement and prospectus forms a part is effective and the absence of any stop order by the SEC suspending the effectiveness of the registration statement and no proceedings for that purpose have been initiated or threatened by the SEC; and

•	the determination of the downward purchase price adjustment for specified liabilities.

Verizon’s obligation to close is also conditioned on the satisfaction or waiver of the following conditions:

•	MCI’s representations and warranties being true and correct as of February 14, 2005 and as of the date of the closing of the merger (subject to customary exceptions);

•	MCI’s performance in all material respects of all agreements and covenants required to be performed by MCI under the merger agreement;

•

the absence of litigation by any U.S. governmental entity, that has a reasonable likelihood of success, (i) challenging the acquisition of MCI common stock by Verizon or Eli Acquisition, seeking to restrain or prohibit the closing of the merger or any other transaction, or seeking damages (in an amount material in relation to MCI and its subsidiaries taken together) from Verizon, MCI or Eli Acquisition, (ii) seeking to prohibit or limit the ownership or operation by Verizon or MCI or any of their subsidiaries of any material portion of the business or assets of Verizon, MCI or their respective subsidiaries or to compel Verizon, MCI or any of their subsidiaries to dispose of, or hold separate, any material portion of the business or assets of Verizon, MCI or any of their respective subsidiaries, (iii) seeking to limit Verizon’s ability to acquire or hold or exercise full rights of ownership of MCI common stock, or (iv) seeking to prohibit Verizon or any of its subsidiaries from effectively controlling in any material respect the business or operation of MCI and its subsidiaries;

•	the receipt of an order from the bankruptcy court providing that Verizon may issue shares of Verizon common stock in lieu of shares of MCI common stock to which certain general unsecured creditors would have been entitled in satisfaction of their claims pursuant to MCI’s plan of reorganization;

•	the receipt of an order from the United States District Court for the Southern District of New York providing that, among other things, the oversight of the corporate monitor is no longer required and that neither Verizon nor any of its subsidiaries, including MCI, LLC, will be subject to the corporate governance principles and processes developed by the corporate monitor, to which MCI and its predecessor company were subject;

•	the absence of any change or development since February 14, 2005, that has had or would have a material adverse effect on MCI; and

•	the receipt of the required regulatory approvals not causing or being reasonably expected to cause, individually or in the aggregate, a material adverse effect on Verizon or MCI (with Verizon measured for these purposes as if Verizon and its subsidiaries were a consolidated entity equal in size to MCI and its subsidiaries).

MCI’s obligation to close is also conditioned on the satisfaction or waiver of the following conditions:

•	Verizon’s representations and warranties being true and correct as of February 14, 2005 and as of the date of the closing of the merger (subject to customary exceptions);

•	Verizon’s performance in all material respects of all agreements and covenants required to be performed by Verizon under the merger agreement; and

•	the absence of any change or development since February 14, 2005 that has had or would have a material adverse effect on Verizon.

In addition, the parties’ obligations to close the merger pursuant to the original structure (a merger of MCI with and into Eli Acquisition) is also conditioned on the satisfaction or waiver of the following conditions:

•	with respect to the obligations of Verizon, that Verizon has received the opinion of Debevoise & Plimpton LLP, counsel to Verizon, that the original structure will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that Verizon and MCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

•	with respect to the obligations of MCI, that MCI has received the opinion of Davis Polk & Wardwell, counsel to MCI, that the original structure will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that Verizon and MCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

If the parties’ respective advisors are unable to deliver their opinions regarding the treatment of the original structure as a “reorganization” for tax purposes or if certain other conditions are not satisfied, the transaction will be completed as the alternative merger by causing a Delaware corporation wholly owned by Verizon to merge with and into MCI, with MCI continuing as the surviving corporation.

Before the closing of the merger, MCI or Verizon may each waive any of the other conditions to closing of the other party and complete the merger even though one of these conditions has not been met. However, under Delaware law, MCI stockholder approval is necessary to close the merger.

Verizon has determined that it will not waive the condition that it receive the opinion of its counsel that the original structure will qualify as a “reorganization” under Section 368(a) of the Code and that each of MCI and Verizon will be a party to this reorganization for U.S. federal income tax purposes.

Transaction Fees and Expenses

Verizon and MCI agreed that, whether or not the merger is closed, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses. MCI has agreed to reimburse Verizon for up to $10 million in expenses under certain circumstances.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing of the merger under the following circumstances:

•	by mutual written consent of Verizon and MCI;

•	by either Verizon or MCI, if:

(i) the merger is not closed by February 14, 2006 (which date may be extended by either party for up to 180 days if conditions as to regulatory approvals are not satisfied as of that date, or for up to 120 days if any disputes as to adjustments for all of MCI’s bankruptcy claims, including tax claims, as well as certain international tax liabilities (for a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95), are not resolved as of that date);

(ii) any governmental entity issues a final, non-appealable order, judgment, decision, opinion, decree or ruling which prevents the fulfillment of the closing conditions relating to the absence of an injunction prohibiting the closing; or

(iii) MCI stockholder approval is not obtained.

•	by Verizon, if:

(i) MCI has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement in any material respect (subject generally to inability or failure to cure where the breach would result in the failure of the closing conditions relating to accuracy of representations, warranties and performance of agreements and covenants as set forth in the merger agreement);

(ii) MCI breaches its obligations under the no solicitation provisions under the merger agreement; or

(iii) MCI’s board of directors fails to authorize or recommend the merger, or effects a change in its recommendation to stockholders, provided that Verizon shall not have the termination right set forth in this subparagraph (iii) if Verizon has exercised the right available to it under certain circumstances in the case of a change in MCI’s board of directors’ recommendation to force MCI’s board of directors to submit the merger agreement to the MCI stockholders for purposes of having the MCI stockholders consider the adoption of the merger agreement and approval of the merger.

•	by MCI, if:

(i) Verizon has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement in any material respect (subject generally to inability or failure to cure where the breach would result in the failure of the closing conditions relating to accuracy of representations, warranties and performance of agreements and covenants as set forth in the merger agreement); or

(ii) Verizon fails to exercise its option to require MCI to cause a special meeting of the MCI stockholders to be held to consider approval of the merger after a change in MCI’s board of directors’ recommendation, and MCI has paid Verizon the termination fee.

Termination Fee

MCI will pay Verizon a $240 million termination fee, and reimburse Verizon for up to $10 million in expenses, if the merger agreement is terminated under the following circumstances:

•	Verizon terminates because MCI or its representatives breach the no solicitation provisions of the merger agreement;

•	Verizon terminates because MCI’s board of directors fails to recommend the merger or changes its recommendation, or fails to recommend that the stockholders reject a competing tender offer;

•	MCI terminates because it decides to enter into an agreement whose terms constitute a superior proposal or as a result of an intervening event (provided that Verizon has not exercised its option to require MCI to cause a special meeting of the MCI stockholders to be held to consider approval of the merger);

•	the MCI stockholders fail to approve the merger, if, with respect to the termination fee (but not with respect to the expense reimbursement, which MCI is required to pay if the MCI stockholders fail to approve the merger), 12 months after the termination of the merger agreement, MCI enters into a definitive agreement to consummate the transactions contemplated by the takeover proposal; or

•	Verizon terminates because MCI breaches its obligations (i) to call a stockholders’ meeting of MCI’s stockholders as soon as reasonably practicable after the proxy statement and prospectus becomes effective and (ii) to solicit proxies in favor of the adoption of the merger agreement and approval of the merger, subject to MCI’s board of directors’ right to change its recommendation to MCI’s stockholders. See “The Merger Agreement—Changes in MCI’s Recommendation” beginning on page 129.

Governing Law

The merger agreement is governed by the laws of the State of New York, except to the extent Delaware law is mandatorily applicable to the merger.

Amendments, Extensions and Waivers of the Merger Agreement

Verizon and MCI have agreed that the merger agreement may be amended by the parties, as authorized by their respective boards of directors, at any time before or after the approval of the merger by the MCI stockholders. However, Section 251 of the DGCL provides that after MCI stockholder approval, amendments that (i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any shares of any class or series of MCI, (ii) alter or change the term of any certificate of incorporation of the surviving corporation to be effected by the merger or consolidation, or (iii) alter or change any terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any class or series of shares of MCI, may not be made without stockholder approval.

The parties have also agreed that, prior to the closing of the merger, with the authorization of their respective boards of directors, the parties will be allowed to extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or conditions contained in the merger agreement.

Letter Agreement, dated as of March 4, 2005, Amending the Merger Agreement and the Confidentiality Agreement Between Verizon and MCI

Pursuant to a letter agreement, dated as of March 4, 2005, the merger agreement was amended to provide that, among other things, each of Verizon and MCI may issue press releases or other public statements concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party and MCI waives compliance by Verizon with any obligation to ensure that Verizon consults with MCI before issuing any press release or other public statements or communication with respect to the merger agreement and the transactions contemplated by the merger agreement. Additionally, the letter agreement amends the Non-Disclosure Agreement between Verizon and MCI, dated as of September 10, 2004, to remove Section 3, the provision regarding Verizon and MCI’s obligations relating to public statements regarding the potential merger. Pursuant to the letter agreement, Verizon also agreed that the Non-Disclosure Agreement between MCI and Qwest satisfies the requirement relating to a confidentiality agreement set forth in the no solicitation covenant of the merger agreement.

Amendment to the Agreement and Plan of Merger, dated as of March 29, 2005

On March 29, 2005, Verizon, MCI and Eli Acquisition entered into an amendment of the merger agreement. Under the amendment, among other things, Verizon agreed to increase the consideration it would pay in connection with the merger to $23.10 per share, not including the $0.40 per share cash dividend paid by MCI on March 15, 2005. Under the amendment, MCI stockholders would receive total cash of $8.35 per share of MCI common stock. This represented up to $5.60 per share in special cash dividends, not including the $0.40 per share dividend declared by MCI’s board of directors on February 11, 2005 (less the amount of any dividends declared by MCI during the period from February 14, 2005 to the closing of the merger) and $2.75 per share in cash consideration. The amendment also provided that Verizon would issue at least 0.4062 shares of Verizon common stock for each share of MCI common stock. The exact exchange ratio would be the greater of (a) 0.4062 and (b) the quotient obtained by dividing $14.75 by the volume weighted average of the closing prices of Verizon common stock, as these prices are reported on the NYSE Composite Transactions Tape, for each of the 20 trading days ending on the third trading day immediately preceding the closing of the merger. The amendment permitted Verizon to increase the cash portion of the consideration, rather than issuing additional shares, if the exchange ratio is greater than 0.4062. The amendment increased to $1,775 million the threshold for specified liabilities. The amendment also increased to $240 million the termination fee that, under specified circumstances, MCI may be required to pay Verizon. The amendment obligates MCI to reimburse Verizon for up to $10 million in expenses under certain specified circumstances. In addition, under the amendment, in the event that MCI’s board of directors changes, withdraws, modifies or qualifies its recommendation of the merger to MCI stockholders, MCI does not have the right to terminate the merger agreement and Verizon has the option to require MCI to cause a stockholder meeting to be held to consider approval of the merger.

Amendment to the Agreement and Plan of Merger, dated as of May 1, 2005

On May 1, 2005, Verizon, MCI and Eli Acquisition entered into an additional amendment of the merger agreement. Under the amendment, among other things, Verizon agreed to increase the consideration it will pay in connection with the merger to $26.00 per share, not including the $0.40 per share cash dividend paid by MCI on March 15, 2005. Under the amendment, MCI stockholders will receive a number of shares of Verizon common stock equal to the greater of the following exchange ratios: (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. After MCI stockholder approval of the merger and prior to the closing of the merger, MCI will distribute a special cash dividend to MCI stockholders in the amount of up to $5.60 per share less the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger (but excluding the $0.40 per share dividend paid by MCI on March 15, 2005). If less than the full amount of the special cash dividend is paid, the remainder, without interest, will be paid by Verizon as a per share cash amount that MCI stockholders will receive in connection with the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. If the exchange ratio is greater than 0.5743, Verizon has the right to reduce the exchange ratio to an amount no less than 0.5743 and, instead, pay a per share cash amount equal to the product of (x) the amount by which Verizon has reduced the exchange ratio and (y) the Verizon average stock price. In addition, the amendment obligates Verizon to vote all shares of MCI common stock owned by it or its subsidiaries in favor of adoption of the merger agreement and approval of the merger, so long as this adoption and approval is then recommended by MCI’s board of directors.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited condensed consolidated pro forma financial data present the effect of the merger. The merger agreement provides that when the merger closes, MCI’s stockholders will receive consideration that will be worth $20.40 per MCI share if there are no upward or downward adjustments. The merger consideration may be increased by up to $5.60 per share to the extent MCI does not pay MCI stockholders a special cash dividend of $5.60 per share prior to the closing of the merger. However, the merger consideration may be decreased since it is subject to a potential downward purchase price adjustment based upon the amount of certain specified liabilities of MCI. These liabilities include MCI bankruptcy claims, including tax claims, as well as certain specified international tax liabilities. For a description of these bankruptcy claims and international tax liabilities, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

Verizon has not prepared its own estimate of the specified liabilities because it is not required to do so under the merger agreement. When either Verizon or MCI notifies the other party that it reasonably believes that closing of the merger will occur within 120 days, MCI is required to provide Verizon with a schedule describing all remaining specified liabilities and the status of those specified liabilities. The merger agreement provides that Verizon and MCI will use their best efforts to agree on an estimate of the amount of cash that will be required to satisfy in full all of the remaining specified liabilities following the closing of the merger. At that time, Verizon and MCI will review the then current information regarding the facts and circumstances relating to each unsettled claim expected to be outstanding at the closing of the merger. Verizon and MCI will need to reach agreement as to: (i) whether there are classes of liabilities not clearly included or excluded from the definitions in the merger agreement, (ii) the extent to which any potentially offsetting claims or correlative adjustments should be taken into account, (iii) the extent to which any potential unasserted claims should be taken into account, (iv) the extent, if any, to which net operating loss carrybacks and accelerated research and development deductions reduce estimated liabilities for taxes for purposes of the purchase price adjustment, (v) the best estimate of the likely amount required to settle each claim taken into account, (vi) the appropriate method for pro-ration of taxes in 2004 between pre- and post-emergence periods and (vii) the allocation of payments in settlements among claims and contingencies that are not claims. All of these issues are likely to be highly fact intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its range.

In order for Verizon to prepare an estimate of the amount of cash required to satisfy in full all remaining specified liabilities, it will need to perform detailed analyses of numerous complex bankruptcy claims and domestic and international tax matters. During the process of negotiating or seeking arbitration of the purchase price adjustment, Verizon may disagree with MCI’s determination or interpretation of factual issues, its estimates of likely future events or amounts due, its resolution of interpretive issues, including those described above, and the process used by MCI in preparing the estimates included in this proxy statement and prospectus. As a result of the numerous judgments and assumptions used to estimate any downward purchase price adjustment, the resulting estimate is subject to considerable variability. Verizon has not prepared an estimate of these adjustments but has prepared two separate unaudited condensed consolidated pro forma financial information presentations presenting the minimum purchase price adjustment of zero and the maximum purchase price adjustment of $20.40 per MCI share, assuming that MCI has paid the full amount of the special cash dividend prior to the closing of the merger. The first presentation does not reflect any potential downward purchase price adjustment and assumes merger consideration of $20.40 per MCI share. However, because under the terms of the merger agreement, the full amount of the merger consideration may be at risk due to the potential downward purchase price adjustment, Verizon’s second presentation reflects a downward adjustment to the purchase price equal to the assumed full merger consideration of $20.40 per MCI share. However, in order for an MCI stockholder to receive no merger consideration, other than the special cash dividend, the sum of the previously-paid specified and the remaining specified liabilities would have to exceed approximately $8.5 billion, as compared to MCI’s current estimate of between $1.615 billion and $1.845 billion.

In addition, the footnotes to the pro forma financial information presentation that reflects no downward purchase price adjustment also include summarized impacts on the pro forma financial information of MCI’s current estimate of the range of a potential downward purchase price adjustment. MCI has estimated that the sum of the amount of previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any downward adjustment to the purchase price and an amount that would result in a downward adjustment to the purchase price of $0.21 per MCI share. A separate presentation of pro forma financial information was not prepared for the maximum adjustment of $0.21 per MCI share in MCI’s estimated range of downward purchase price adjustments because MCI’s range and that maximum are only estimates and have not been verified by Verizon, and because the final determination of any downward purchase price adjustment is subject to many uncertainties. However, this additional information has been provided to give MCI stockholders an indication of MCI’s current estimate of the range of a potential downward purchase price adjustment. MCI has also indicated that the actual downward purchase price adjustment could be materially greater than the top of the estimated range. If, for example, the actual amount of specified liabilities were determined to be 10% or 20% greater than the maximum adjustment of MCI’s current estimated range, the downward purchase price adjustment would be approximately $0.77 or $1.33 per MCI share respectively. Consequently, sensitivity analyses have been provided to illustrate the potential effect on Verizon’s pro forma financial position and results of operations as of June 30, 2005, and for the six months then ended, if there were downward purchase price adjustments of either $0.77 or $1.33 per MCI share. See page 155 for a discussion of the factors that may cause the actual downward purchase price adjustment to exceed MCI’s estimated range and page 147 for additional discussion of MCI’s estimated downward purchase price adjustment range and the sensitivity analyses.

The following unaudited condensed consolidated pro forma statements of income data for the six months ended June 30, 2005 and the twelve months ended December 31, 2004 were extracted from the historical financial statements of Verizon and MCI included in their respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2005 and Annual Reports on Form 10-K for the year ended December 31, 2004, which are incorporated by reference into this proxy statement and prospectus, and consolidated as if the merger had occurred on January 1, 2004. The following unaudited condensed consolidated pro forma balance sheet data are extracted from the historical financial statements of Verizon and MCI included in their respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2005, which are incorporated by reference in this proxy statement and prospectus, and consolidated giving effect to the merger as if it had occurred on June 30, 2005.

The allocation of the purchase price as reflected in the pro forma condensed consolidated financial data has been based upon preliminary estimates of the fair values of assets acquired and liabilities assumed as of the closing of the merger. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price depends upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing the unaudited pro forma condensed consolidated financial data.

A final determination of the fair value of MCI’s assets and liabilities, which cannot be made prior to the closing of the merger, will be based on the actual net tangible and intangible assets of MCI that exist as of the date of the closing of the merger and these valuations could change significantly upon the completion of further analyses and asset valuations from those used in the condensed consolidated pro forma financial data presented below.

The unaudited condensed consolidated pro forma financial data do not include liabilities resulting from the planning related to the operation of MCI’s businesses in conjunction with those of Verizon’s following the merger and adjustments in respect of possible settlements of outstanding litigation (other than those already included in the historical financial statements of either company) as these are not presently estimable. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to identifiable intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the closing of the merger may differ materially from the information presented in the accompanying unaudited condensed consolidated pro forma financial data. In addition to the completion of the final valuation of acquired assets and liabilities, the impact of ongoing activities in connection with the operation of MCI’s businesses in conjunction with those of Verizon’s following the merger, the timing of the closing of the merger and other changes in MCI’s net tangible and intangible assets that occur prior to the closing of the merger could cause material differences in the information presented.

The unaudited condensed consolidated pro forma financial data are provided for illustrative purposes only and are not necessarily an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.

This unaudited condensed consolidated pro forma financial data should be read in conjunction with the historical consolidated financial statements and the related notes of Verizon and MCI that are incorporated by reference elsewhere in this proxy statement and prospectus.

The following tables present the consolidated pro forma financial information for the two presentations. See pages 143 to 170 for the unaudited pro forma consolidated financial statements and notes for each presentation.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF INCOME

	Pro Forma Consolidated No Downward Purchase Price Adjustment		Pro Forma Consolidated Downward Purchase Price Adjustment—No Merger Consideration
	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
	(dollars in millions, except per share amounts)
Operating Revenues	$45,192	$89,709	$45,192	$89,709

Operating Expenses
Cost of services and sales (exclusive of items shown below)	17,634	34,129	17,634	34,129
Selling, general & administrative expense	12,829	26,194	12,829	32,920
Depreciation and amortization expense	7,814	16,188	7,858	16,276
Impairment charges	—	3,626	—	3,626
Sales of businesses, net	(530)	—	(530)	—

Total Operating Expenses	37,747	80,137	37,791	86,951

Operating Income	7,445	9,572	7,401	2,758
Equity in earnings of unconsolidated businesses	371	1,652	371	1,652
Income from other unconsolidated businesses	56	84	56	84
Other income and (expense), net	272	96	272	96
Interest expense	(1,337)	(2,786)	(1,337)	(2,786)
Minority interest	(1,330)	(2,409)	(1,330)	(2,409)

Income (Loss) Before Provision for Income Taxes and Discontinued Operations	5,477	6,209	5,433	(605)
Income tax provision	(1,766)	(3,213)	(1,748)	(3,178)

Income (Loss) Before Discontinued Operations	$3,711	$2,996	$3,685	$(3,783)

Basic Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$1.27	$1.02	$1.33	$(1.37)

Weighted-average shares outstanding (in millions)	2,932	2,934	2,768	2,770

Diluted Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$1.25	$1.02	$1.32	$(1.37)

Weighted-average shares outstanding (in millions)	2,983	2,995	2,819	2,770

See unaudited pro forma condensed consolidated financial statements and notes on pages 143 to 170.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2005

	Pro Forma Consolidated No Downward Purchase Price Adjustment	Pro Forma Consolidated Downward Purchase Price Adjustment—No Merger Consideration
	(dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$3,891	$3,891
Short-term investments	2,840	2,840
Accounts receivable, net of allowances	11,936	11,936
Inventories	1,373	1,373
Prepaid expenses and other	2,821	2,821

Total current assets	22,861	22,861

Plant, property and equipment, net	81,252	81,252
Investments in unconsolidated businesses	4,507	4,507
Wireless licenses	47,568	47,568
Goodwill	4,827	5,449
Other intangible assets, net	7,284	7,727
Other assets	19,280	19,280

Total assets	$187,579	$188,644

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$14,677	$14,677
Accounts payable, accrued liabilities and other	23,542	30,268
Deferred income taxes	—	—

Total current liabilities	38,219	44,945

Long-term debt	33,298	33,298
Deferred income taxes	23,595	23,773
Employee benefit obligations and other liabilities	22,721	22,721

Minority interest	25,353	25,353

Shareowners’ investment
Series preferred stock	—	—
Common stock	293	277
Contributed capital	31,208	25,385
Reinvested earnings	14,615	14,615
Accumulated other comprehensive loss	(1,613)	(1,613)
Common stock in treasury, at cost	(298)	(298)
Deferred comp.-empl. stock ownership plans/other	188	188

Total shareowners’ investment	44,393	38,554

Total liabilities and shareowners’ investment	$187,579	$188,644

See unaudited pro forma condensed consolidated financial statements and notes on pages 143 to 170.

NO DOWNWARD PURCHASE PRICE ADJUSTMENT PRESENTATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME

For the Six Months Ended June 30, 2005

	Verizon	MCI	Pro Forma Adjustments		Pro Forma Consolidated
	(dollars in millions, except per share amounts)
Operating Revenues	$36,748	$9,472	$(1,028	)(a)	$45,192

Operating Expenses
Cost of services and sales (exclusive of items shown below)	12,381	6,281	(1,028	)(a)	17,634
Selling, general & administrative expense	10,467	2,362	—		12,829
Depreciation and amortization expense	6,956	653	205	(b)	7,814
Sales of businesses, net	(530)	—	—		(530)

Total Operating Expenses	29,274	9,296	(823)		37,747

Operating Income	7,474	176	(205)		7,445
Equity in earnings (loss) of unconsolidated businesses	372	(1)	—		371
Income from other unconsolidated businesses	56	—	—		56
Other income and (expense), net	160	132	(20	)(c)	272
Interest expense	(1,101)	(236)	—		(1,337)
Minority interest	(1,330)	—	—		(1,330)

Income Before Provision for Income Taxes and Discontinued Operations	5,631	71	(225)		5,477
Income tax provision	(1,761)	(95)	90	(d)	(1,766)

Income (Loss) Before Discontinued Operations	$3,870	$(24)	$(135)		$3,711

Basic Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$1.40	$(.07)			$1.27

Weighted-average shares outstanding (in millions)	2,768	321			2,932

Diluted Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$1.38	$(.07)			$1.25

Weighted-average shares outstanding (in millions)	2,819	321			2,983

See notes to unaudited pro forma condensed consolidated financial statements.

NO DOWNWARD PURCHASE PRICE ADJUSTMENT PRESENTATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2005

	Verizon	MCI	Pro Forma Adjustments		Pro Forma Consolidated
	(dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$1,405	$4,089	$(1,603	)(c)	$3,891
Short-term investments	1,596	1,244	—		2,840
Accounts receivable, net of allowances	9,566	2,586	(216	)(a)	11,936
Inventories	1,373	—	—		1,373
Prepaid expenses and other	2,729	690	(598	)(e)	2,821

Total current assets	16,669	8,609	(2,417)		22,861

Plant, property and equipment, net	75,133	6,119	—		81,252
Investments in unconsolidated businesses	5,609	19	(1,121	)(f)	4,507
Wireless licenses	47,568	—	—		47,568
Goodwill	837	—	3,990	(g)	4,827
Other intangible assets, net	4,433	982	1,869	(h)	7,284
Other assets	19,128	608	(456	)(e)	19,280

Total assets	$169,377	$16,337	$1,865		$187,579

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$8,687	$22	$5,968	(i)	$14,677
Accounts payable, accrued liabilities and other	18,755	4,943	(156	)(a)	23,542
Deferred income taxes	—	598	(598	)(e)	—

Total current liabilities	27,442	5,563	5,214		38,219

Long-term debt	33,070	5,893	(5,665	)(i)	33,298
Deferred income taxes	22,896	15	684	(j)	23,595
Employee benefit obligations and other liabilities	22,062	659	—		22,721

Minority interest	25,353	—	—		25,353

Shareowners’ investment
Series preferred stock	—	—	—		—
Common stock	277	3	13	(k)	293
Contributed capital	25,385	8,324	(2,501	)(l)	31,208
Reinvested earnings (accumulated deficit)	14,615	(3,940)	3,940	(m)	14,615
Accumulated other comprehensive loss	(1,613)	(28)	28	(n)	(1,613)
Common stock in treasury, at cost	(298)	—	—		(298)
Deferred comp.-empl. stock ownership plans/other	188	(152)	152	(o)	188

Total shareowners’ investment	38,554	4,207	1,632		44,393

Total liabilities and shareowners’ investment	$169,377	$16,337	$1,865		$187,579

See notes to unaudited pro forma condensed consolidated financial statements.

NO DOWNWARD PURCHASE PRICE ADJUSTMENT PRESENTATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME

For the Year Ended December 31, 2004

	Verizon	MCI	Pro Forma Adjustments		Pro Forma Consolidated
	(dollars in millions, except per share amounts)
Operating Revenues	$71,283	$20,690	$(2,264	)(a)	$89,709

Operating Expenses
Cost of services and sales (exclusive of items shown below)	23,168	13,225	(2,264	)(a)	34,129
Selling, general & administrative expense	20,975	5,219	—		26,194
Depreciation and amortization expense	13,910	1,924	354	(b)	16,188
Impairment charges	113	3,513	—		3,626

Total Operating Expenses	58,166	23,881	(1,910)		80,137

Operating Income (Loss)	13,117	(3,191)	(354)		9,572
Equity in earnings (loss) of unconsolidated businesses	1,691	(39)	—		1,652
Income from other unconsolidated businesses	75	9	—		84
Other income and (expense), net	22	115	(41	)(c)	96
Interest expense	(2,384)	(402)	—		(2,786)
Minority interest	(2,409)	—	—		(2,409)

Income (Loss) Before Provision for Income Taxes and Discontinued Operations	10,112	(3,508)	(395)		6,209
Income tax provision	(2,851)	(520)	158	(d)	(3,213)

Income (Loss) Before Discontinued Operations	$7,261	$(4,028)	$(237)		$2,996

Basic Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$2.62	$(12.56)			$1.02

Weighted-average shares outstanding (in millions)	2,770	321			2,934

Diluted Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$2.59	$(12.56)			$1.02

Weighted-average shares outstanding (in millions)	2,831	321			2,995

See notes to unaudited pro forma condensed consolidated financial statements.

NO DOWNWARD PURCHASE PRICE ADJUSTMENT PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Merger and Basis of Presentation

At the effective time of the closing of the merger, each outstanding share of MCI common stock issued and outstanding immediately prior to that date, other than the 43.4 million shares purchased by Verizon pursuant to the stock purchase agreement with eight entities affiliated with Mr. Slim (see below), will be converted into the right to receive a number of shares of Verizon common stock equal to the greater of the following exchange ratios: (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. The merger agreement also provides for the distribution by MCI, after MCI stockholder approval of the merger and prior to the closing of the merger, of a special cash dividend to MCI stockholders in the amount of up to $5.60 per share. If less than the full amount of the special cash dividend is paid, the remainder, without interest, will be paid by Verizon as a per share cash amount MCI stockholders will receive in connection with the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. If the exchange ratio is greater than 0.5743, Verizon has the right to reduce the exchange ratio to an amount no less than 0.5743 and, instead, pay a per share cash amount equal to the product of (x) the amount by which Verizon has reduced the exchange ratio and (y) the Verizon average stock price. The consideration MCI stockholders will receive is subject to a potential downward purchase price adjustment for certain liabilities, which include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95.

On April 9, 2005, Verizon announced that it had entered into an agreement with eight entities affiliated with Mr. Slim to purchase 43.4 million shares of MCI common stock for $25.72 per share in cash plus an additional cash amount of 3% per annum from April 9, 2005 until the closing of the purchase of those shares. The transaction closed on May 17, 2005 and the additional cash payment was made through May 13, 2005. The total cash payment was $1,121 million. Under the agreement, Verizon will also pay the Slim entities an adjustment at the end of one year in an amount per MCI share calculated by multiplying (i) 0.7241 by (ii) the amount, if any, by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period), subject to a maximum excess amount per Verizon share of $26.98. Since the amount of this adjustment is dependent on a future price of Verizon’s common stock, the pro forma condensed consolidated financial statements do not reflect an amount for this adjustment. However, each $1.00 increase in Verizon’s common stock price above $35.52 would increase the payment to Mr. Slim and the eight affiliated entities by $31 million.

Verizon will account for the merger as a purchase under U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of MCI will be recorded as of the merger date at their respective fair values and consolidated with those of Verizon. The reported consolidated financial condition and results of operations of Verizon after completion of the merger will reflect these fair values.

The merger is subject to customary closing conditions, including the approval of MCI stockholders and regulatory approvals. Subject to these conditions, our target is to close the merger in late 2005 or early 2006.

NO DOWNWARD PURCHASE PRICE ADJUSTMENT PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

2. Purchase Price

The following is a preliminary estimate of the purchase price for MCI:

		(dollars and shares in millions)
Number of shares of MCI common stock estimated to be outstanding (1)	286.3
Exchange ratio	.5743

Number of shares of Verizon common stock issued to holders of MCI common stock	164.4
Multiplied by assumed price per share of Verizon common stock (2)	$35.52	$5,839
Estimated transaction costs		60

Estimated purchase price		$5,899

For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired. As described on page 138, because of the numerous judgments and assumptions used by MCI in estimating any downward purchase price adjustment, there has been no downward adjustment assumed for the specified liabilities in excess of $1,775 million, as described in the merger agreement. This downward adjustment, if any, would be based on the excess of the sum of previously-paid specified liabilities and estimated remaining specified liabilities over $1,775 million.

However, as more fully described on pages 149 to 157, MCI has estimated that the sum of the amount of previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in a downward adjustment to the purchase price of $0.21 per MCI share. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range and has not verified MCI’s estimate. Ultimately, the occurrence of a downward purchase price adjustment, if any, will be determined by mutual agreement between MCI and Verizon or, if the parties are unable to agree on the estimate of remaining specified liabilities, through arbitration. This downward purchase price adjustment, recorded as additional expense and accrued liabilities in the tables below (although it ultimately may be accounted for in existing accrued liabilities as of the closing of the merger), would reduce the merger consideration by $0.21 per MCI share. In addition, the deferred income tax benefit would be reduced by a valuation allowance of $28 million, calculated as $70 million (the excess of liabilities over $1,775 million that would yield a $0.21 per share downward purchase price adjustment) multiplied by 40%, because the realization of this deferred income tax benefit is not assured. The impacts on the pro forma financial statements of a $0.21 per MCI share purchase price adjustment as of June 30, 2005 and for the six months then ended, assuming the special cash dividend was paid by MCI prior to the closing of the merger, are summarized as follows:

Amount of Adjustment Per MCI Share	Adjusted Purchase Price Per MCI Share	Adjusted Stock Purchase Price	Effect on Accrued Liabilities	Effect on Shareowners’ Investment	Net Income Effect	Basic Per Share Effect	Per Diluted Share Effect
(dollars in millions, except per share amounts)
$.21	$20.19	$5,839	$70	$(60)	$(71)	$(.03)	$(.02)

Also as more fully described on pages 149 to 157, the actual downward purchase price adjustment could be materially greater than the maximum adjustment of MCI’s estimated range. If, for example, the actual amount of specified liabilities were determined to be 10% or 20% greater than the top of MCI’s current estimated range, the downward purchase price adjustment would be approximately $0.77 or $1.33 per MCI share, respectively. The following sensitivity analyses have been provided to illustrate the potential effect on Verizon’s pro forma

NO DOWNWARD PURCHASE PRICE ADJUSTMENT PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

financial position and results of operations as of June 30, 2005, and for the six months then ended, if there were downward purchase price adjustments of either $0.77 or $1.33 per MCI share, applying similar assumptions as the impacts resulting from a $0.21 per MCI share downward purchase price adjustment.

Adjustment to Special Cash Dividend

Amount of Adjustment Per MCI Share	Adjusted Special Cash Dividend	Effect on Accrued Liabilities	Effect on Shareowners’ Investment	Net Income Effect	Basic Per Share Effect	Per Diluted Share Effect
(dollars in millions, except per share amounts)
$ .77	$1,383	$254	$—	$(255)	$(.09)	$(.08)
1.33	1,223	439	—	(441)	(.15)	(.14)

For the information in the preceding table, since the unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2005 was prepared as if the merger had occurred on January 1, 2004 and the unaudited pro forma condensed consolidated balance sheet was prepared as if the merger had occurred on June 30, 2005, and since the special cash dividend had not been paid by MCI as of those dates, the unaudited condensed consolidated pro forma financial information assumes the amount of the special cash dividend is paid as cash merger consideration.

Adjustment to Stock Purchase Price

Amount of Adjustment Per MCI Share	Adjusted Purchase Price Per MCI Share	Adjusted Stock Purchase Price	Effect on Accrued Liabilities	Effect on Shareowners’ Investment	Net Income Effect	Basic Per Share Effect	Per Diluted Share Effect
(dollars in millions, except per share amounts)
$ .77	$19.63	$5,679	$254	$(220)	$(255)	$(.09)	$(.08)
1.33	19.07	5,519	439	(380)	(441)	(.15)	(.14)

For the information in the preceding table, the adjusted purchase price assumes that the special cash dividend was paid by MCI prior to the closing of the merger.

(dollars in millions)
Estimated Purchase Price
Net book value of net assets acquired as of June 30, 2005	$4,207
Less: MCI’s existing intangible assets	(982)
Reclassification of 43.4 million shares of MCI common stock from investments in unconsolidated businesses (see Note 1)	(1,121)
Less: Special cash dividend to MCI stockholders (3)	(1,603)

Adjusted book value of net assets acquired	501
Remaining allocation:
Identifiable intangible assets at fair value (4)	2,851
Deferred taxes on MCI’s identifiable intangible assets (4)	(1,140)
Goodwill (4)	3,990
Increase in long-term debt to fair value (5)	(303)
Restructuring costs (6)	—

Estimated purchase price	$5,899

(1)	Assumes issuance of shares of MCI common stock contingently issuable to unsecured creditors and unvested restricted stock. In addition, since the amount of any potential downward purchase price adjustment for specified liabilities (see Note 1) will not be determined until shortly before the closing of the merger, and actual payment experience compared to MCI’s estimates nearer to the closing of the merger will determine any adjustment, the pro forma condensed consolidated financial statements do not reflect an amount for this adjustment.

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(2)	Represents the price per share of Verizon common stock used in determining the exchange ratio in the merger agreement.

(3)	Represents a special cash dividend to be paid by MCI in a maximum amount of $5.60 per share of MCI common stock as soon as practicable following the date the MCI stockholder approval for the merger is obtained. This special cash dividend is a part of the total consideration MCI stockholders will receive as described in the merger agreement, and is payable by Verizon in the event it is not fully paid as a special cash dividend (see Note 1).

(4)	Given the high volume of customer contracts, the relatively short contract terms, as well as where customers are in the current terms, and uncertainty about customer contract terms and other identifiable intangible assets at the time the closing is targeted to occur (see Note 1), sufficient information is not available at this time to provide specifics with regard to intangible assets, valuations and appraisal methodologies. However, for purposes of estimating the impact of amortization of identifiable intangible assets, including customer contracts and relationships, patents and trademarks, we have assumed 50% of the total of all acquired intangible assets, before related deferred taxes, will be attributed to amortizable intangible assets and 50% will be attributed to goodwill. Amortizable intangible assets are assumed to be amortized on a straight-line basis over a remaining life of five years.

In connection with the preparation of the unaudited pro forma condensed consolidated financial statements, sample information about current MCI customer contract terms was correlated with Verizon and other comparison company transactions to determine if an accurate estimate of the allocation of the resulting intangible assets could be made, given the circumstances discussed in the preceding paragraph. We determined that while an accurate estimate of the intangible asset allocation was not feasible without performing an extensive valuation similar to the valuation that will be performed once the merger is closed, an allocation of 50% to amortizable intangible assets was a reasonable and, in our view, conservative assumption and any range of estimates would not provide any significantly different results from the pro forma information presented. After calculating deferred taxes on the amortizable intangible asset, using Verizon’s statutory income tax rate of 40%, the remaining intangible asset was allocated to goodwill.

For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within the following general categories:

•	Customer contracts and relationships.

•	Rights of way contracts, patents and other intangible assets.

These estimates will be adjusted if the final identifiable intangible asset valuation, which is expected to be complete within 12 months from the completion of the merger, generates amounts that differ from the $2,851 million estimate, which is amortizable over five years.

In accordance with the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets,” any goodwill and any acquired indefinite-lived intangibles associated with the merger will not be amortized.

(5)	The fair value of the long-term debt was determined based on quoted market prices of MCI’s Senior Notes as of June 30, 2005.

(6)	Certain restructuring and other charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price of MCI. These costs are not currently estimable or factually supportable and as such have not been reflected in the unaudited pro forma condensed consolidated financial statements.

The merger agreement provides that if the estimated amount of cash that will be required after the closing of the merger to fully satisfy specified MCI bankruptcy claims and international tax liabilities, together with the amount of cash actually spent by MCI from and after January 1, 2005 through closing of the merger to satisfy

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these specified liabilities, exceeds $1,775 million, the consideration that MCI stockholders will receive in connection with the merger will be reduced by an amount equal to the per share equivalent of the amount by which the sum of the previously-paid specified liabilities and the remaining specified liabilities exceeds $1,775 million. Under the merger agreement, the per share amount of the downward purchase price adjustment is calculated based on the total number of outstanding shares of MCI common stock, including the 43.4 million shares of MCI common stock beneficially owned by Verizon. However, because, under the merger agreement, MCI shares beneficially owned by Verizon will not be converted into the right to receive merger consideration and, instead, will be canceled at the closing of the merger, any downward purchase price adjustment will not be applied to those shares. Consequently, the determination of the downward purchase price adjustment per MCI share would be based on 329.7 million shares of MCI common stock estimated to be outstanding at the closing of the merger, but the adjustment to the purchase price per MCI share would only be applied to 286.3 million shares of MCI common stock estimated to be outstanding at the closing of the merger, which excludes shares beneficially owned by Verizon.

MCI currently estimates that the sum of the amount of previously-paid specified liabilities and remaining specified liabilities could range between an amount that would not result in any adjustment to the purchase price and an amount that would result in a downward adjustment to the purchase price of $0.21 per MCI share. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range and has not verified MCI’s estimate. Verizon is not required to prepare, and has not prepared, its own estimate of the specified liabilities amount. Before the closing of the merger, Verizon and MCI will use their best efforts to agree on the amount of an estimate of the remaining specified liabilities. If they are unable to agree, they will submit their respective estimates to arbitrators. The calculation of the specified liabilities is a complex process which is subject to interpretation. Accordingly, Verizon and MCI could have substantially different views as to how the specified liabilities should be calculated. Under the purchase price adjustment mechanism, the full amount of the merger consideration is at risk. However, in order for an MCI stockholder to receive no merger consideration, other than the special cash dividend, the sum of the previously-paid specified and the remaining specified liabilities would have to exceed approximately $8.5 billion, as compared to MCI’s current estimate of between $1.615 billion and $1.845 billion. The $8.5 billion of specified liabilities that would reduce merger consideration, which excludes for this purpose, the special cash dividend, to zero is based on the sum of (i) $6,726 million—determined by multiplying the assumed merger consideration of $20.40 per MCI share times 329.7 million shares of outstanding MCI common stock (including MCI shares beneficially owned by Verizon)—plus (ii) the amount of $1,775 million in specified liabilities for which there would be no downward purchase price adjustment.

MCI has provided in the table below (x) a breakdown of the estimate among various categories of specified liabilities and the corresponding amounts of recorded liabilities on MCI’s balance sheet as of December 31, 2004, March 31, 2005 and June 30, 2005 and (y) the corresponding claim amounts, if applicable. The definition of the specified liabilities amount in the merger agreement is the sum of previously-paid specified liabilities and the amount of cash required to satisfy the specified liabilities remaining at closing. If MCI and Verizon are unable to agree on the amount of cash required to satisfy the specified liabilities remaining at closing, the matter will be referred to arbitrators who will choose either MCI’s or Verizon’s estimate. The definition of specified liabilities differs in several important respects from the U.S. GAAP standards used by MCI to determine amounts shown as recorded liability amounts as of December 31, 2004, March 31, 2005 and June 30, 2005, in the category of items that MCI believes could be included in the determination of specified liabilities. Because the U.S. GAAP standards differ from the methodology used to calculate specified liabilities, the historical financial information and the recorded liability amounts do not govern the determination, and should not be used by MCI stockholders as a prediction, of the final specified liabilities amount that will determine whether there will be a downward purchase price adjustment.

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MCI PRESENTATION OF RECORDED LIABILITIES AND SPECIFIED

LIABILITIES AMOUNTS

(in millions except per share impact)

	Face Value of Bankruptcy Claims at 6/30/05(1)(12)		Recorded Liabilities at 12/31/04(2)	Recorded Liabilities at 3/31/05(2)(3)	Recorded Liabilities at 6/30/05(2)(3)		Current Estimate of Range of Specified Liabilities Amount
							High		Low
Bankruptcy Claims, including pre-petition and administrative expense claims but not including tax claims(4)(13)	$5,783		$301	$241	$181		$128	(7)	$71	(7)
Domestic Tax Claims, including administrative expense claims(14)	1,370		786	876	773		752	(8)	585	(8)
International Income Tax Liabilities	N.A.	(5)	810	783	712	(6)	685	(9)	685
Previously-Paid Specified Liabilities	N.A.	(15)	N.A.	56	224	(10)	239	(10)	239	(10)
Estimated Interest to Closing	N.A.	(16)	N.A.	N.A.	N.A.		41		35

Total	$7,153		$1,897	$1,956	$1,890		$1,845		$1,615
Per share impact(11)							$0.21		$—

(1)	Does not include the following claims subject to procedural objections: certain duplicate claims filed against multiple MCI group entities to avoid double counting of the same substantive matter; claims that relate to the purchase of securities because they are subject to subordination under Section 510(b) of the U.S. Bankruptcy Code; and claims filed after the bar date. These include approximately 174 claims with a total face amount of approximately $78.2 billion subject to procedural objections. MCI expects that these claims will be withdrawn, expunged or subordinated (so that they will not be entitled to any distribution and will not constitute specified liabilities).
(2)	Includes reserves and liabilities in the category of items that MCI believes could be included in the determination of specified liabilities. Excludes claims and contingencies that, in MCI’s judgment, are not part of the definition of specified liabilities, including accruals for $163 million of 2004 income taxes allocable to the post-emergence period. Takes into account certain offsetting amounts, including approximately $230 million of reduction in federal income taxes related to net operating loss carrybacks and accelerated research and development deductions that MCI believes are consistent with the terms of the merger agreement. There can be no assurance that these items will be realized in full. No amounts have been recorded with respect to claims subject to procedural objections.
(3)	Changes from December 31, 2004 to March 31, 2005, and from March 31, 2005 to June 30, 2005, are ordinary course changes in accordance with MCI’s accounting practices, including new accruals and accounting for payments. The changes from December 31, 2004 to March 31, 2005, and from March 31, 2005 to June 30, 2005, are not made for purposes of determining the specified liabilities amount, although common factors may ultimately affect the computation of the specified liabilities amount.
(4)	Administrative expense claims have been taken into account in the bankruptcy claims and domestic tax claims, including both administrative expense claims that are separately stated, and administrative expense claims that are part of a larger bankruptcy claim and not separately stated or quantified. MCI does not have the information to state separately the amount of all administrative expense claims.
(5)	International tax liabilities relate to subsidiaries that were not debtors in the bankruptcy proceeding. These amounts are not claims but are included in the calculation of specified liabilities under the merger agreement.
(6)

The international tax liabilities are comprised of underlying liabilities denominated in multiple foreign currencies, predominantly euros. As of December 31, 2004, March 31, 2005, and June 30, 2005, the amount of euro-denominated liabilities included above were approximately $663 million, $629 million, and $571 million, respectively. These amounts were converted to U.S. dollars using exchange rates of .73779

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euro/U.S. dollar, .77286 euro/U.S. dollar, and .83063 euro/U.S. dollar, as of December 31, 2004, March 31, 2005, and June 30, 2005, respectively. With the exception of one matter for which there is a settlement agreement in the amount of $10 million, there are no assertions or assessments of international tax liabilities that have not been paid. Thus, the international tax liability shown is MCI’s estimate of potential international tax liabilities, plus the $10 million settlement amount.
(7)	MCI’s estimated range for the amount of specified liabilities in this category differs from the recorded liability at June 30, 2005 primarily due to recent payments, court ordered resolutions, progress in settlement negotiations, and its assessment of claims. The difference between the high end of the range and the low end of the range is due to an additional reduction for the liabilities under “first day” bankruptcy orders that MCI believes will be paid in the ordinary course outside of the bankruptcy process and excluded from the low range of specified liabilities ($15 million), as well as the potential of future favorable settlements on bankruptcy claims ($42 million). “First day” orders entered by the bankruptcy court permitted certain liabilities incurred by MCI prior to the bankruptcy filing to be satisfied outside of the bankruptcy process. MCI recorded these liabilities as current liabilities under U.S. GAAP and paid them in the ordinary course of business, rather than pursuant to MCI’s plan of reorganization. MCI believes that these liabilities are not specified liabilities because they are not “bankruptcy claims” as MCI interprets that term in the merger agreement.
(8)	MCI’s estimated range for the amount of specified liabilities in this category differs from the recorded liability at June 30, 2005 due to reductions for items that, under MCI’s interpretation of the merger agreement, MCI does not expect to become claims by the closing of the merger ($18 million), taxes that MCI believes are not attributable to the pre-emergence period ($5 million), refund claims ($7 million), increased by estimates of cash potentially required to satisfy claims in excess of amounts reserved ($10 million). The difference between the high end of the range and the low end of the range is due to an additional reduction for items that MCI believes may not become claims by the closing of the merger ($57 million), additional refund claims ($69 million), MCI’s estimates of cash required to satisfy claims at amounts less than reserves ($36 million), and tax matters to be resolved with property rather than for cash ($5 million).
(9)	The estimate of specified liabilities reflects MCI’s expectation of settlement of a tax contingency at an amount that is $26 million lower than the reserve maintained for financial statement purposes. As of June 30, 2005, MCI did not meet the requirements of SFAS 5, “Accounting for Contingencies,” to reduce its reserve. MCI continues to evaluate this contingency and preliminary estimates have led management to believe that the best estimate of cash required to settle the contingency will be lower than the accrued amount.
(10)	The previously-paid specified liabilities amount takes into account the $118 million cash already paid as part of the $124 million settlement with the State of Mississippi on May 9, 2005, related to taxes assessed against MCI’s predecessor.
(11)	Calculated as the difference between the high estimate and $1,775 million divided by 329.7 million shares, which is the assumed number of shares issued and outstanding and reserved for issuance under MCI’s plan of reorganization immediately prior to the closing of the merger, as described in section 1.10(g) of the merger agreement. This share number includes 43.4 million shares of MCI common stock beneficially owned by Verizon. Elsewhere in the pro forma financial information in this proxy statement and prospectus, 286.3 million shares of MCI common stock are used in purchase price calculations, which exclude the 43.4 million shares beneficially owned by Verizon since including them in the calculations would result in intercompany transactions that would then need to be eliminated.
(12)	In MCI’s experience, its bankruptcy claims are typically settled at less than face value because (i) the claims are often overstated and therefore resolved for less than face value, (ii) pursuant to MCI’s plan of reorganization, valid non-tax claims generally receive less than full value (for example, Worldcom general unsecured claims, which constitute the substantial majority of claims, receive $0.1785 in cash plus an equivalent value in MCI stock for each dollar of valid claims) and (iii) certain claims assert alternative theories of liability. As a result, MCI’s accruals for those claims, as well as its best estimate of cash needed to satisfy those claims, are substantially lower than the face value of the claims.

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(13)	Through July 31, 2005, MCI’s actual net cash resolution of bankruptcy claims, including pre-petition and administrative expense claims, but not including tax claims, resulted in approximately a 97% reduction in the face value of the claims. Since the announcement of the merger, MCI’s actual net cash resolution of bankruptcy claims, including pre-petition and administrative expense claims, other than tax claims, has been similar to this average, resulting in approximately a 94% reduction in the face value of the claims.
(14)	Through July 31, 2005, MCI’s actual net cash resolution of domestic tax claims, including administrative expense claims, resulted in approximately a 96% reduction in the face value of the claims. Since the announcement of the merger, MCI’s actual net cash resolution of domestic tax claims, including administrative expense claims, has also resulted in approximately a 96% reduction in the face value of the claims. Of those remaining domestic tax claims, MCI does not expect to achieve the same level of reduction because of a combination of the bankruptcy court’s dismissal of most of the duplicate claims and the status of settlement discussions with respect to remaining claims.
(15)	Previously-paid specified liabilities are liabilities that have been paid; therefore there are no corresponding “bankruptcy claims” as of June 30, 2005.
(16)	Interest prior to June 30, 2005 is included in the above line-items. This line item provides estimates of interest subsequent to June 30, 2005.

Verizon and MCI have agreed in the merger agreement that at any time either MCI or Verizon reasonably believes the closing of the merger will occur within 120 days, either party may request by written notice to the other the commencement of a procedure to determine the best estimate of the amount of cash that will be required to satisfy in full all remaining specified liabilities following the closing of the merger. The merger agreement provides that specified liabilities include (i) all pre-petition claims filed in the bankruptcy cases against MCI or its predecessor company as of the closing of the merger, (ii) all administrative expense claims filed in the bankruptcy cases as of the closing of the merger, (iii) all tax claims, filed, asserted in writing or of which MCI has actual knowledge as of the closing of the merger that constitute or would constitute administrative expense claims in the bankruptcy cases and (iv) all liabilities in respect of any income tax imposed by any taxing authority of any jurisdiction other than the United States with respect to any period or portion thereof ending on or prior to April 20, 2004. Promptly after the delivery of the written notice, MCI will deliver a schedule of these claims to Verizon.

From the delivery of the written notice until the closing of the merger, Verizon and MCI will use their best efforts to reach an agreement on the amount of the remaining specified liabilities. If the parties agree on the amount, then the amount of the remaining specified liabilities will become final and binding on the parties. If the parties are unable to agree on the amount, the parties will submit their respective final proposals relating to bankruptcy claims, other than those relating to taxes, including proposals with respect to each disputed item, to an independent valuation firm and their respective final proposals relating to tax claims, including proposals with respect to each disputed claim, to a specified tax liabilities valuation firm. Each valuation firm will select either the submission of MCI or the submission of Verizon as being the more representative of the remaining specified liabilities related to the claims that each respective valuation firm is reviewing. The final amount of remaining specified liabilities reflecting the decisions of the valuation firms will be binding on MCI and Verizon. Additionally, five days prior to the anticipated closing of the merger, MCI will provide Verizon with a schedule of the amount of cash actually spent since January 1, 2005 through the closing of the merger to satisfy the specified liabilities, with reasonable supporting documentation.

When the amount of the remaining specified liabilities has been determined, the merger consideration will be adjusted as follows: If the sum of (a) the previously-paid specified liabilities and (b) the final amount of the remaining specified liabilities is $1,775 million or less, no adjustment will be made to the merger consideration. If this sum is greater than $1,775 million, then any per share cash amount that the merger agreement contemplates MCI stockholders would have received at closing will be reduced by an amount equal to the

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quotient obtained by dividing (x) the difference between (i) the sum of (a) the previously-paid specified liabilities and (b) the final amount of the remaining specified liabilities and (ii) $1,775 million by (y) the sum of (i) the number of shares of MCI common stock issued and outstanding immediately prior to the closing of the merger and (ii) the number of shares reserved for issuance pursuant to MCI’s plan of reorganization that are unissued immediately prior to the closing of the merger.

If the resulting downward purchase price adjustment exceeds any per share cash amount, the cash payment will be eliminated and assuming the exchange ratio is 0.5743, the exchange ratio will be adjusted downward by multiplying it by a fraction, the numerator of which is the “aggregate base merger consideration” ($20.40 multiplied by the number of shares of MCI common stock outstanding immediately prior to the closing of the merger, including any unissued shares of MCI common stock reserved for issuance under the MCI plan of reorganization), minus the product of (i) the amount by which the resulting downward purchase price adjustment exceeds the per share cash amount and (ii) the number of shares of MCI common stock outstanding immediately prior to the closing of the merger, including any unissued shares of MCI common stock reserved for issuance under the MCI plan of reorganization, and the denominator of which is the aggregate base merger consideration. If there is no per share cash amount payable in connection with the merger, any downward purchase price adjustment will be effected through an adjustment of the exchange ratio as described above.

In order to determine the estimated downward purchase price adjustment range described above, MCI conducted a review to update its ongoing evaluation of specified liabilities. This review involved the relevant MCI internal legal, bankruptcy and tax experts and business personnel, as well as consultation with MCI’s outside counsel and other professional advisors (who act in the ordinary course of business on behalf of MCI to defend litigation and evaluate claims) on financial accounting, legal, tax and bankruptcy matters. MCI also consulted outside counsel on tax, contract and bankruptcy law matters relevant to MCI’s analysis of items that it believes do or could constitute specified liabilities under the merger agreement. This review was conducted under the supervision of MCI’s senior management and the results were reviewed by senior management and with MCI’s board of directors.

For purposes of this analysis, MCI identified the relevant categories of specified liabilities as (i) liabilities for non-tax related bankruptcy claims, including pre-petition and administrative expense claims, (ii) liabilities for domestic taxes reflected in pre-petition and administrative expense claims, including liabilities for potential claims that, if filed or of which MCI has actual knowledge, would be administrative expense claims and (iii) liabilities for international income taxes for periods prior to MCI’s emergence from bankruptcy. In determining the specified liabilities, MCI reviewed its recorded liabilities and excluded claims and contingencies in recorded liabilities that, in MCI’s judgment, are not part of the definition of specified liabilities.

In doing so, MCI excluded accruals for $163 million of income taxes with respect to the portion of 2004 after MCI emerged from bankruptcy because taxes related to the post-emergence period are not “administrative expense claims” under the definition of specified liabilities in the merger agreement. MCI based its pro-ration of 2004 income taxes on the number of days that MCI was in bankruptcy during 2004. MCI also took into account the fact that the standard used in the merger agreement (the “best estimate of the amount of cash required to satisfy” a claim) is different than the U.S. GAAP standard for accounting for contingencies.

The merger agreement requires that specified liabilities be calculated by reference to the amount of “cash in U.S. dollars that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities.” MCI believes that this standard contemplates that pre bankruptcy offsetting claims that MCI has routinely used in the bankruptcy process to reduce the amount of a claim or settlement, such

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as claims in respect of doubtful accounts receivable or claims arising out of the same or generally similar activities or relationships among the parties, should be taken into account in the computation. As a result, in determining both the amount of previously-paid specified liabilities and the amount that will be required to satisfy these liabilities in the future, MCI has taken into account these offsetting amounts in a manner it believes is commercially reasonable and consistent with enhancing the value of MCI. MCI also included as an offset approximately $230 million of anticipated reduction in federal income taxes related to net operating loss carrybacks and accelerated research and development deductions.

In determining the high and low range of estimated specified liabilities, MCI assessed the availability of additional amounts of offsets and refund claims that would, in MCI’s judgment, affect the net amount of cash required to satisfy a claim. As reflected in the table above under “—MCI’s Current Estimate of the Downward Purchase Price Adjustment,” tax refund claims represent $7 million of the difference between the recorded liabilities and the high end of the range of MCI’s estimate of the specified liabilities amount. Additional amounts of tax refund claims and offsetting tax claims represent approximately $69 million of the difference between the high and low range of MCI’s estimate of the specified liabilities amount.

MCI’s estimate also takes into account a range of its expectations regarding whether certain recorded liabilities will in fact be asserted as “claims” within the definition of specified liabilities in the merger agreement. This range of expectations is based on MCI’s experience with respect to the type of “claim” involved. At the high end of the range, MCI estimates that approximately $18 million of items reflected in recorded liabilities will not be “claims” by the closing of the merger under MCI’s interpretation of the merger agreement. At the low end of the range, MCI estimates that approximately $75 million of items reflected in reserves will not be “claims” by the closing of the merger under MCI’s interpretation of the merger agreement. MCI further considered whether $15 million of liabilities under “first day” bankruptcy orders that are to be paid in the ordinary course outside of the bankruptcy process are “claims” within the definition of specified liabilities in the merger agreement. The low range excludes these amounts from specified liabilities. Finally, MCI’s low estimate also excludes $5 million of liabilities that are to be satisfied by the delivery of property (not cash) and are therefore, in MCI’s judgment, not considered specified liabilities because they will not be satisfied by payment of an amount of “cash in U.S. dollars” as required by the merger agreement.

In summary, MCI’s range of estimated specified liabilities takes into account its own evaluation of the strength of its position and MCI’s experience with similar claims and contingencies, the situations where the claimant may have offered a settlement in an amount less than the face amount of the claim, the possibility that Verizon could take a different view, MCI’s view as to the strength of arguments supporting an opposing view, the positions each party would likely take in an arbitration proceeding in which the arbitrator is required to choose either MCI’s position or Verizon’s position rather than dictate a compromise, and MCI’s estimate of the range of outcomes based on these estimates if a reasonable arbitrator resolves any dispute. MCI does not believe that the merger and Verizon’s assumption of MCI’s liabilities as a result of the merger will have a material impact on the amount of cash actually required to satisfy the remaining specified liabilities.

The above estimate also includes a variety of MCI’s assumptions, for example, as to exchange rates (as described in the second bullet point below) and as to the timing of settlements for purposes of determining the amount of interest included in the specified liabilities amount (as described in the third bullet point below). While MCI has made diligent efforts to estimate the range described above, it is possible that MCI’s assumptions could prove incorrect or be disputed in whole or in part by Verizon, circumstances could change or intervening events could affect the amount of specified liabilities, including factors outside MCI’s control.

The following is a list of material factors that MCI believes could cause the adjustment for specified liabilities actually paid prior to the closing of the merger, as well as the estimate of all remaining specified

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liabilities to be satisfied subsequent to the closing of the merger, to be greater than the range set forth above. This list may not include all of the factors that could cause the amount to be above the estimated top of MCI’s range described above.

•	MCI’s evaluation of a matter that is included in the specified liabilities could change over time, based on facts that develop or are discovered or due to litigation developments. In addition, MCI could settle a matter for an amount different than MCI had anticipated. For example, MCI has in the past settled certain matters for amounts that were lower or higher than originally anticipated. In addition, new matters could arise that would constitute specified liabilities which had not previously been asserted or known.

•	The specified liabilities relating to international tax claims are denominated in currencies other than the U.S. dollar, principally the euro. The range that MCI has presented is based on exchange rates as of June 30, 2005. The estimate of the specified liabilities will fluctuate based upon changes in the relative strength of the U.S. dollar.

•	Some of the specified liabilities relate to tax claims that will accrue interest until they are settled. In its calculation of the range described above, MCI assumes that these matters will not be settled prior to closing of the merger and that interest will accrue through the anticipated closing of the merger. If any of these matters are settled prior to the closing of the merger or the closing of the merger occurs earlier than expected, the interest amount will be reduced; conversely, if the closing of the merger occurs at a later time, then the amount of interest would increase. In addition, the range described above does not reflect an accrual of interest after the closing of the merger. The merger agreement provides in section 1.10 that the purchase price adjustment is to reflect “cash in U.S. dollars that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities.” If a claim will not be settled until a period of time after the closing of the merger, MCI believes that the merger agreement contemplates a determination of the amount of cash that would be required, at the closing of the merger, to settle the claim at the likely future date. This amount would be an amount that, when invested appropriately at the closing of the merger, would generate interest sufficient to produce an aggregate amount sufficient to pay the claim. The hypothetical interest rate on this investment is the “discount rate” in MCI’s calculations. MCI has assumed that the applicable discount rate would not be materially different from the interest that accrues on each claim. If the discount rate were different from the interest that is charged on these claims by the relevant governmental agencies, the estimate would change. Other than as described in this paragraph, MCI has not discounted the claims.

•	The specified liabilities amount to be used in determining the purchase price adjustment will be based on the actual amount of cash paid to satisfy the specified liabilities from January 1, 2005 through the closing of the merger plus a best estimate of the amount of cash that will be required to satisfy these claims from and after the closing of the merger, determined in accordance with the procedures in the merger agreement. MCI’s estimated range described above was prepared based principally on MCI’s interpretation of the merger agreement, in particular the definition of specified liabilities, governing law (in particular bankruptcy laws, because the definition of specified liabilities includes bankruptcy claims), MCI’s experience with similar claims and contingencies and its best estimate of how a reasonable arbitrator would make a decision. It is possible that Verizon or an arbitrator could take a different view of various interpretive questions, of the amounts likely to be due in respect of various liabilities, or of the precise group of liabilities that should be included in the calculation, resulting in a higher amount of specified liabilities and a greater, and perhaps materially greater, downward purchase price adjustment.

The specified liabilities include a large number of claims that are expected to be resolved over time. Changes in estimates or settlement experience with respect to any particular claim could be offset by changes in

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CONSOLIDATED FINANCIAL STATEMENTS—Continued

estimates or settlement experience with respect to other claims. MCI does not intend to publicly update its estimate of the purchase price adjustment. Prior to the closing of the merger, Verizon and MCI will review the then current information regarding the facts and circumstances relating to each unsettled claim expected to be outstanding at the closing of the merger. Verizon and MCI will need to reach agreement as to (i) whether there are classes of liabilities not clearly included or excluded from the definitions in the merger agreement, (ii) the extent to which any potentially offsetting claims or correlative adjustments should be taken into account, (iii) the extent to which any potential unasserted claims should be taken into account, (iv) the extent, if any, to which net operating loss carrybacks and accelerated research and development deductions reduce estimated liabilities for taxes for purposes of the purchase price adjustment, (v) the best estimate of the likely amount required to settle each claim taken into account, (vi) the appropriate method for pro-ration of taxes in 2004 between pre- and post-emergence periods and (vii) the allocation of payments in settlements among claims and contingencies that are not claims. All of these issues are likely to be highly fact intensive. Verizon has not reviewed or concurred with the interpretation or methodology MCI used in preparing its estimated range. During the process of negotiating or seeking arbitration of the purchase price adjustment, Verizon may disagree with MCI’s determination or interpretation of factual issues, its estimates of likely future events or amounts due, its resolution of interpretive issues, including those described above, and the process used by MCI in preparing the estimates included in this proxy statement and prospectus.

For the foregoing reasons, the actual downward purchase price adjustment could be materially greater than the top of the estimated range. If, for example, for any of the foregoing reasons, the actual amount of specified liabilities were determined to be 10% or 20% greater than the top of MCI’s current estimated range, the downward purchase price adjustment would be approximately $0.77 or $1.33 per MCI share respectively. Ultimately, the occurrence of a downward purchase price adjustment, if any, will be determined by mutual agreement between MCI and Verizon or, if the parties are unable to agree on the estimate of remaining specified liabilities, through arbitration.

As of December 31, 2004 and June 30, 2005, MCI’s disclosure controls were ineffective as a result of a material weakness in internal control over accounting for income tax relating to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures. MCI has conducted, and will continue to conduct, significant remediation activity including: (i) the hiring, in March 2005, of a new Vice President of Tax, (ii) the reorganization of the MCI tax department which began in March 2005 and is continuing, (iii) increased use of third party tax service providers for the more complex areas of MCI’s income tax accounting during 2004, which usage has continued during the first and second quarters of 2005 and will continue for the duration of 2005 and (iv) increased formality and rigor of controls and procedures over accounting for income taxes by updating process documentation to include more procedures and levels of review. MCI does not believe that this material weakness had an impact on its ability to estimate the remaining specified liabilities. With the remediation actions described above, MCI believes that it is capable of evaluating and assessing tax claims and tax contingencies for purposes of determining the tax components of the remaining specified liabilities.

3. Accounting Policies and Financial Statement Classifications

For purposes of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to MCI’s financial statements to conform to those classifications used by Verizon. Reclassifications primarily relate to the following:

•	Equity in loss of unconsolidated businesses in miscellaneous income, net to equity in earnings (loss) of unconsolidated businesses

•	Dividends and gains from sales of cost method investments in miscellaneous income, net to income (loss) from other unconsolidated businesses

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CONSOLIDATED FINANCIAL STATEMENTS—Continued

•	Accounts payable, accrued access costs, accrued interest and other current liabilities to accounts payable, accrued liabilities and other

Upon completion of the merger, Verizon will perform a detailed analysis of MCI’s accounting policies and financial statement classifications. As a result of that analysis, it may become necessary to make additional reclassifications to the consolidated financial statements.

The expected useful lives of MCI’s property, plant and equipment are as follows:

Transmission equipment (including conduit)	4 to 30 years
Telecommunications equipment	5 to 9 years
Furniture, fixtures, buildings and other	4 to 39 years
Software	3 to 6 years

4. Intercompany Transactions

Transactions between Verizon and MCI are primarily limited to local, access and other telecommunications services provided by Verizon to MCI and long distance services provided by MCI to Verizon as well as reciprocal compensation paid by Verizon to MCI.

Upon completion of the merger, transactions that occurred in connection with these services would be considered intercompany transactions. All significant intercompany balances and transactions related to these arrangements have been eliminated from the unaudited pro forma condensed consolidated financial statements.

5. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

(a) To eliminate balances and transactions between Verizon and MCI, which upon completion of the merger, would be considered intercompany balances and transactions. These transactions would result in the elimination of certain service revenues and cost of services, accounts receivable and accounts payable and accrued liabilities balances, based on inquiries of Verizon and MCI financial systems. In addition, the accounts payable and accrued liabilities adjustment includes estimated transaction costs of $60 million, based on inquiries of service providers and internal estimates of other merger-related incremental costs.

(b) To record amortization of the portion of the purchase price allocated to amortizable intangible assets:

	Six months ended June 30, 2005	Year ended December 31, 2004
	(dollars in millions)
Amortization of acquired intangible assets	$285	$570
Amortization on intangible assets recorded by MCI	(80)	(216)

Total pro forma adjustment	$205	$354

Amortization of acquired intangible assets is based on a five-year life (see Note 2).

(c) To record the payment of the special cash dividend of $5.60 per MCI share times 286.3 million MCI shares (see Note 2) totaling $1,603 million. Also, to record the impact on interest income of the purchase of 43.4 million shares of MCI common stock of $1,121 million and the special cash dividend of $1,603 million totaling $2,724 million, based on an interest rate of 1.5% per annum. There is no impact on

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NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

the pro forma financial information related to the payment of the special cash dividend on the 43.4 million shares of MCI common stock beneficially owned by Verizon since it would be an intercompany transaction (see Note 4) that would then be eliminated.

(d) To reflect the impact of income taxes on the pro forma adjustments, utilizing Verizon’s statutory tax rate of 40%.

(e) To reclassify MCI’s non-current deferred income tax assets to non-current deferred tax liabilities, see (j) below, and current deferred income tax liability to prepaid expenses and other in order to reflect the net current and net non-current deferred taxes in the appropriate consolidated balance sheet accounts.

(f) To reclassify the unconsolidated interest in MCI that resulted from the purchase of 43.4 million shares of MCI common stock on May 17, 2005 (see Note 1) to a consolidated investment.

(g) To record the estimated amount of goodwill, based on the assumption that identifiable intangible assets, including customer contracts and relationships, patents and trademarks, were allocated 50% of the total of all acquired intangible assets and 50% was attributed to goodwill (see Note 2 for a more complete discussion of the intangible asset allocation methodology).

(h) To record the following identifiable intangible asset adjustments:

As of June 30, 2005
(dollars in millions)
Elimination of MCI’s existing identifiable intangible assets	$(982)
Acquired identifiable amortizable intangible assets (see Note 2)	2,851

Total pro forma adjustment	$1,869

(i) To record the reclassification of $5,665 million of MCI’s Senior Notes to debt maturing within one year, reflecting the Senior Notes’ change in control provisions, and an increase in long-term debt to reflect the difference between the book value and fair value of long-term debt of $303 million. The fair value of the long-term debt was determined based on quoted market prices of MCI’s Senior Notes as of June 30, 2005. If the Senior Notes are not redeemed by MCI prior to the merger and are redeemed by Verizon in connection with the change of control provisions of the Senior Notes at 101% of the principal amount plus accrued interest, Verizon expects to fund the repayment of the Senior Notes through bank or capital markets transactions. No determination has been made regarding whether the Senior Notes will be redeemed prior to or repurchased following the closing of the merger. However, given Verizon’s and MCI’s average borrowing rates of approximately 6.3% and 8%, respectively, in the six months ended June 30, 2005, bank or capital markets transactions in connection with Verizon’s repurchase of the Senior Notes would likely have a favorable impact on the unaudited pro forma condensed consolidated statements of income.

(j) To record a deferred tax liability for the acquired identifiable amortizable intangible assets, net of the reclassification of MCI’s non-current deferred tax asset:

As of June 30, 2005
(dollars in millions)
Reclassification of MCI’s non-current deferred tax asset	$(456)
Deferred tax liability on acquired identifiable amortizable intangible assets (see Note 2)	1,140

Total pro forma adjustment	$684

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CONSOLIDATED FINANCIAL STATEMENTS—Continued

(k) To record the following common stock adjustments:

As of June 30, 2005
(dollars in millions)
Elimination of MCI common stock ($.01 par value)	$(3)
Issuance of Verizon common stock ($.10 par value times 164.4 million shares—see Note 2)	16

Total pro forma adjustment	$13

(l) To record the following contributed capital balances:

As of June 30, 2005
(dollars in millions)
Elimination of MCI’s contributed capital	$(8,324)
Verizon contributed capital from the issuance of common stock	5,823

Total pro forma adjustment	$(2,501)

(m) To eliminate MCI’s accumulated deficit.

(n) To eliminate MCI’s accumulated other comprehensive loss balance.

(o) To eliminate MCI’s deferred stock-based compensation balance.

The unaudited pro forma consolidated basic and diluted earnings per share for the six months ended June 30, 2005 and the year ended December 31, 2004 are based on the consolidated basic and diluted weighted average shares of Verizon and MCI. The historical basic and diluted weighted average shares of MCI were converted at an assumed exchange ratio of 0.5743.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, any related restructuring costs or the impact of a change in control and other similar provisions included in MCI agreements (see the following paragraph for additional information). Certain cost savings may result from the merger; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, including employee levels and the elimination of duplicate facilities and capital expenditures. The unaudited pro forma balance sheet reflects the merger as if it had been effective on June 30, 2005. The unaudited pro forma condensed consolidated statements of income reflect the merger as if it had been effective on January 1, 2004.

The closing of the merger will constitute a “change of control” under MCI’s outstanding Senior Notes. Unless these Senior Notes are redeemed by MCI in accordance with their terms prior to the closing of the merger, MCI, LLC will be obligated to make an offer to purchase these notes within 30 days following the closing of the merger at a purchase price equal to 101% of the principal amount plus accrued interest. In addition, under the MCI Severance Plan for Vice Presidents and Above, eligible employees who are terminated by MCI without “cause” or terminate their employment for “good reason” within 24 months of a “change in control” are entitled to a severance payment in the amount of 12 months of base salary (for vice presidents) or 12 months of base salary plus target bonus (for senior vice presidents and above). Also, MCI’s management restricted stock plan provides for immediate vesting of and lapse of all restrictions on all outstanding stock awards if a participant is terminated without “cause” within two years after a “change in control” (as these terms are defined in the plan). On April 15, 2005, MCI’s board of directors approved the adoption of a broad-based retention program to help ensure the retention of key employees. All employees, other than Mr. Capellas and members of MCI’s executive leadership team (which includes MCI’s named executive officers), are eligible to participate in the retention program.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME

For the Six Months Ended June 30, 2005

	Verizon	MCI	Pro Forma Adjustments		Pro Forma Consolidated
	(dollars in millions, except per share amounts)
Operating Revenues	$36,748	$9,472	$(1,028	)(a)	$45,192

Operating Expenses
Cost of services and sales (exclusive of items shown below)	12,381	6,281	(1,028	)(a)	17,634
Selling, general & administrative expense	10,467	2,362	—		12,829
Depreciation and amortization expense	6,956	653	249	(c)	7,858
Sales of businesses, net	(530)	—	—		(530)

Total Operating Expenses	29,274	9,296	(779)		37,791

Operating Income	7,474	176	(249)		7,401
Equity in earnings (loss) of unconsolidated businesses	372	(1)	—		371
Income from other unconsolidated businesses	56	—	—		56
Other income and (expense), net	160	132	(20	)(d)	272
Interest expense	(1,101)	(236)	—		(1,337)
Minority interest	(1,330)	—	—		(1,330)

Income Before Provision for Income Taxes and Discontinued Operations	5,631	71	(269)		5,433
Income tax provision	(1,761)	(95)	108	(e)	(1,748)

Income (Loss) Before Discontinued Operations	$3,870	$(24)	$(161)		$3,685

Basic Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$1.40	$(.07)			$1.33

Weighted-average shares outstanding (in millions)	2,768	321			2,768

Diluted Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$1.38	$(.07)			$1.32

Weighted-average shares outstanding (in millions)	2,819	321			2,819

See notes to unaudited pro forma condensed consolidated financial statements.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2005

	Verizon	MCI	Pro Forma Adjustments		Pro Forma Consolidated
	(dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$1,405	$4,089	$(1,603	)(d)	$3,891
Short-term investments	1,596	1,244	—		2,840
Accounts receivable, net of allowances	9,566	2,586	(216	)(a)	11,936
Inventories	1,373	—	—		1,373
Prepaid expenses and other	2,729	690	(598	)(f)	2,821

Total current assets	16,669	8,609	(2,417)		22,861

Plant, property and equipment, net	75,133	6,119	—		81,252
Investments in unconsolidated businesses	5,609	19	(1,121	)(g)	4,507
Wireless licenses	47,568	—	—		47,568
Goodwill	837	—	4,612	(h)	5,449
Other intangible assets, net	4,433	982	2,312	(i)	7,727
Other assets	19,128	608	(456	)(f)	19,280

Total assets	$169,377	$16,337	$2,930		$188,644

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$8,687	$22	$5,968	(j)	$14,677
Accounts payable, accrued liabilities and other	18,755	4,943	6,570	(a)	30,268
Deferred income taxes	—	598	(598	)(f)	—

Total current liabilities	27,442	5,563	11,940		44,945

Long-term debt	33,070	5,893	(5,665	)(j)	33,298
Deferred income taxes	22,896	15	862	(k)	23,773
Employee benefit obligations and other liabilities	22,062	659	—		22,721

Minority interest	25,353	—	—		25,353

Shareowners’ investment
Series preferred stock	—	—	—		—
Common stock	277	3	(3	)(l)	277
Contributed capital	25,385	8,324	(8,324	)(m)	25,385
Reinvested earnings (accumulated deficit)	14,615	(3,940)	3,940	(n)	14,615
Accumulated other comprehensive loss	(1,613)	(28)	28	(o)	(1,613)
Common stock in treasury, at cost	(298)	—	—		(298)
Deferred comp.-empl. stock ownership plans/other	188	(152)	152	(p)	188

Total shareowners’ investment	38,554	4,207	(4,207)		38,554

Total liabilities and shareowners’ investment	$169,377	$16,337	$2,930		$188,644

See notes to unaudited pro forma condensed consolidated financial statements.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME

For the Year Ended December 31, 2004

	Verizon	MCI	Pro Forma Adjustments		Pro Forma Consolidated
	(dollars in millions, except per share amounts)
Operating Revenues	$71,283	$20,690	$(2,264	)(a)	$89,709

Operating Expenses
Cost of services and sales (exclusive of items shown below)	23,168	13,225	(2,264	)(a)	34,129
Selling, general & administrative expense	20,975	5,219	6,726	(b)	32,920
Depreciation and amortization expense	13,910	1,924	442	(c)	16,276
Impairment charges	113	3,513	—		3,626

Total Operating Expenses	58,166	23,881	4,904		86,951

Operating Income (Loss)	13,117	(3,191)	(7,168)		2,758
Equity in earnings (loss) of unconsolidated businesses	1,691	(39)	—		1,652
Income from other unconsolidated businesses	75	9	—		84
Other income and (expense), net	22	115	(41	)(d)	96
Interest expense	(2,384)	(402)	—		(2,786)
Minority interest	(2,409)	—	—		(2,409)

Income (Loss) Before Provision for Income Taxes and Discontinued Operations	10,112	(3,508)	(7,209)		(605)
Income tax provision	(2,851)	(520)	193	(e)	(3,178)

Income (Loss) Before Discontinued Operations	$7,261	$(4,028)	$(7,016)		$(3,783)

Basic Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$2.62	$(12.56)			$(1.37)

Weighted-average shares outstanding (in millions)	2,770	321			2,770

Diluted Earnings (Loss) Per Common Share
Income (loss) before discontinued operations	$2.59	$(12.56)			$(1.37)

Weighted-average shares outstanding (in millions)	2,831	321			2,770

See notes to unaudited pro forma condensed consolidated financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Merger and Basis of Presentation

At the effective time of the closing of the merger, each outstanding share of MCI common stock issued and outstanding immediately prior to that date, other than the 43.4 million shares purchased by Verizon pursuant to the stock purchase agreement with eight entities affiliated with Mr. Slim (see below), will be converted into the right to receive a number of shares of Verizon common stock equal to the greater of the following exchange ratios: (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. The merger agreement also provides for the distribution by MCI, after MCI stockholder approval of the merger and prior to the closing of the merger, of a special cash dividend to MCI stockholders in the amount of up to $5.60 per share. If less than the full amount of the special cash dividend is paid, the remainder, without interest, will be paid by Verizon as a per share cash amount MCI stockholders will receive in connection with the merger. If Verizon pays any shortfall in the special cash dividend, stockholders will receive that amount later than if MCI paid the special cash dividend in full. If the exchange ratio is greater than 0.5743, Verizon has the right to reduce the exchange ratio to an amount no less than 0.5743 and, instead, pay a per share cash amount equal to the product of (x) the amount by which Verizon has reduced the exchange ratio and (y) the Verizon average stock price. The consideration MCI stockholders will receive is subject to a potential downward purchase price adjustment for certain liabilities, which include certain MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims, see “The Merger—Potential Downward Purchase Price Adjustment” on page 95. Since the full amount of the merger consideration is at risk under the purchase price adjustment mechanism, this presentation reflects a downward adjustment to the purchase price for $20.40 and assumes the special cash dividend of $5.60 is paid by MCI prior to the closing of the merger.

On April 9, 2005, Verizon announced that it had entered into an agreement with eight entities affiliated with Mr. Slim to purchase 43.4 million shares of MCI common stock for $25.72 per share in cash plus an additional cash amount of 3% per annum from April 9, 2005 until the closing of the purchase of those shares. The transaction closed on May 17, 2005 and the additional cash payment was made through May 13, 2005. The total cash payment was $1,121 million. Under the agreement, Verizon will also pay the Slim entities an adjustment at the end of one year in an amount per MCI share calculated by multiplying (i) 0.7241 by (ii) the amount, if any, by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period), subject to a maximum excess amount per Verizon share of $26.98. Since the amount of this adjustment is dependent on a future price of Verizon’s common stock, the pro forma condensed consolidated financial statements do not reflect an amount for this adjustment. However, each $1.00 increase in Verizon’s common stock price above $35.52 would increase the payment to Mr. Slim and the eight affiliated entities by $31 million.

Verizon will account for the merger as a purchase under U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of MCI will be recorded as of the merger date at their respective fair values and consolidated with those of Verizon. The reported consolidated financial condition and results of operations of Verizon after completion of the merger will reflect these fair values.

The merger is subject to customary closing conditions, including the approval of MCI stockholders and regulatory approvals. Subject to these conditions, our target is to close the merger in late 2005 or early 2006.

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NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

2. Purchase Price

The following is a preliminary estimate of the purchase price for MCI:

		(dollars and shares in millions)
Number of shares of MCI common stock estimated to be outstanding (1)	286.3
Exchange ratio (2)	—

Number of shares of Verizon common stock issued to holders of MCI common stock	—
Multiplied by assumed price per share of Verizon common stock (3)	$35.52	$—
Estimated transaction costs		60

Estimated purchase price		$60

For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired. The downward purchase price adjustment assumed for the specified liabilities in excess of $1,775 million, as described in the merger agreement, and recorded as expense, fully eliminates the merger consideration of $20.40 per MCI share.

(dollars in millions)
Estimated Purchase Price
Net book value of net assets acquired as of June 30, 2005	$4,207
Less: MCI’s existing intangible assets	(982)
Reclassification of 43.4 million shares of MCI common stock from investments in unconsolidated businesses (see Note 1)	(1,121)
Less: Downward adjustment for specified liabilities (2)	(6,726)
Less: Special cash dividend to MCI stockholders (4)	(1,603)

Adjusted book value of net assets acquired	(6,225)
Remaining allocation:
Identifiable intangible assets at fair value (5)	3,294
Deferred taxes on MCI’s identifiable intangible assets (5)	(1,318)
Goodwill (5)	4,612
Increase in long-term debt to fair value (6)	(303)
Restructuring costs (7)	—

Estimated purchase price	$60

(1)	Assumes issuance of shares of MCI common stock contingently issuable to unsecured creditors and unvested restricted stock.

(2)

Since the full amount of the merger consideration may be at risk under the downward purchase price adjustment mechanism, this adjustment reflects a downward purchase price adjustment of $20.40 per MCI share and reduces the exchange ratio to zero. This adjustment has been calculated assuming 329.7 million shares of MCI common stock are outstanding, the number of MCI shares that would be exchanged by stockholders including those affiliated with Verizon (see Note 1). In addition, since the financial statements of MCI as of June 30, 2005 and for the six month period then ended as well as for the 12 month period ended December 31, 2004 did not include expenses and accrued liabilities in an amount equal to $20.40 per MCI share, a pro forma adjustment was necessary to reflect this effect on MCI’s shareholders’ equity. Furthermore, since the adjustment represents an impact on MCI’s shareholders’ equity for pro forma

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NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

financial statement purposes, a full valuation allowance related to any deferred income tax benefit was also assumed because realization of this deferred income tax benefit is not assured.

(3)	Represents the price per share of Verizon common stock used in determining the exchange ratio in the merger agreement.

(4)	Represents a special cash dividend to be paid by MCI in a maximum amount of $5.60 per share of MCI common stock as soon as practicable following the date the MCI stockholder approval for the merger is obtained. This special cash dividend is a part of the total consideration MCI stockholders will receive as described in the merger agreement, and is payable by Verizon in the event it is not fully paid as a special cash dividend (see Note 1).

(5)	Given the high volume of customer contracts, the relatively short contract terms, as well as where customers are in the current terms, and uncertainty about customer contract terms and other identifiable intangible assets at the time the closing is targeted to occur (see Note 1), sufficient information is not available at this time to provide specifics with regard to intangible assets, valuations and appraisal methodologies. However, for purposes of estimating the impact of amortization of identifiable intangible assets, including customer contracts and relationships, patents and trademarks, we have assumed 50% of the total of all acquired intangible assets, before related deferred taxes, will be attributed to amortizable intangible assets and 50% will be attributed to goodwill. Amortizable intangible assets are assumed to be amortized on a straight-line basis over a remaining life of five years.

In connection with the preparation of the unaudited pro forma condensed consolidated financial statements, sample information about current MCI customer contract terms was correlated with Verizon and other comparison company transactions to determine if an accurate estimate of the allocation of the resulting intangible assets could be made, given the circumstances discussed in the preceding paragraph. We determined that while an accurate estimate of the intangible asset allocation was not feasible without performing an extensive valuation similar to the valuation that will be performed once the merger is closed, an allocation of 50% to amortizable intangible assets was a reasonable and, in our view, conservative assumption and any range of estimates would not provide any significantly different results from the pro forma information presented. After calculating deferred taxes on the amortizable intangible asset, using Verizon’s statutory income tax rate of 40%, the remaining intangible asset was allocated to goodwill.

For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within the following general categories:

•	Customer contracts and relationships.

•	Rights of way contracts, patents and other intangible assets.

These estimates will be adjusted if the final identifiable intangible asset valuation, which is expected to be complete within 12 months from the completion of the merger, generates amounts that differ from the $3,294 million estimate, which is amortizable over five years.

In accordance with the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets,” any goodwill and any acquired indefinite-lived intangibles associated with the merger will not be amortized.

(6)	The fair value of the long-term debt was determined based on quoted market prices of MCI’s Senior Notes as of June 30, 2005.

(7)	Certain restructuring and other charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price of MCI. These costs are not currently estimable or factually supportable and as such have not been reflected in the unaudited pro forma condensed consolidated financial statements.

DOWNWARD PURCHASE PRICE ADJUSTMENT—NO MERGER CONSIDERATION PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

3. Accounting Policies and Financial Statement Classifications

For purposes of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to MCI’s financial statements to conform to those classifications used by Verizon. Reclassifications primarily relate to the following:

•	Equity in loss of unconsolidated businesses in miscellaneous income, net to equity in earnings (loss) of unconsolidated businesses

•	Dividends and gains from sales of cost method investments in miscellaneous income, net to income (loss) from other unconsolidated businesses

•	Accounts payable, accrued access costs, accrued interest and other current liabilities to accounts payable, accrued liabilities and other

Upon completion of the merger, Verizon will perform a detailed analysis of MCI’s accounting policies and financial statement classifications. As a result of that analysis, it may become necessary to make additional reclassifications to the consolidated financial statements.

The expected useful lives of MCI’s property, plant and equipment are as follows:

Transmission equipment (including conduit)	4 to 30 years
Telecommunications equipment	5 to 9 years
Furniture, fixtures, buildings and other	4 to 39 years
Software	3 to 6 years

4. Intercompany Transactions

Transactions between Verizon and MCI are primarily limited to local, access and other telecommunications services provided by Verizon to MCI and long distance services provided by MCI to Verizon as well as reciprocal compensation paid by Verizon to MCI.

Upon completion of the merger, transactions that occurred in connection with these services would be considered intercompany transactions. All significant intercompany balances and transactions related to these arrangements have been eliminated from the unaudited pro forma condensed consolidated financial statements.

5. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

(a) To eliminate balances and transactions between Verizon and MCI, which upon completion of the merger, would be considered intercompany balances and transactions. These transactions would result in the elimination of certain service revenues and cost of services, accounts receivable and accounts payable and accrued liabilities balances, based on inquiries of Verizon and MCI financial systems. In addition, the accounts payable and accrued liabilities adjustment includes estimated transaction costs of $60 million, based on inquiries of service providers and internal estimates of other merger-related incremental costs. Also, the adjustment to accrued liabilities includes the $20.40 per MCI share downward purchase price

DOWNWARD PURCHASE PRICE ADJUSTMENT—NO MERGER CONSIDERATION PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

adjustment, or $6,726 million, as described in (b) below for a total adjustment to accrued liabilities as follows:

As of June 30, 2005
(dollars in millions)
Intercompany accounts payable	$(216)
Accrued transaction costs	60
Accrued liabilities of $20.40 per MCI common share	6,726

Total pro forma adjustment	$6,570

(b) Reflects an adjustment equal to $20.40 per MCI share, calculated assuming 329.7 million shares of MCI common stock outstanding that would be exchanged by stockholders including those affiliated with Verizon (see Note 1). Since the adjustment represents an impact on MCI’s stockholders’ equity for pro forma financial statement purposes, a full valuation allowance related to any deferred income tax benefit was also assumed because realization of this deferred income tax benefit is not assured (see (e) below).

(c) To record amortization of the portion of the purchase price allocated to amortizable intangible assets:

	Six months ended June 30, 2005	Year ended December 31, 2004
	(dollars in millions)
Amortization of acquired intangible assets	$329	$658
Amortization on intangible assets recorded by MCI	(80)	(216)

Total pro forma adjustment	$249	$442

Amortization of acquired intangible assets is based on a five-year life (see Note 2).

(d) To record the payment of the special cash dividend of $5.60 per MCI share times 286.3 million MCI shares (see Note 2) totaling $1,603 million. Also, to record the impact on interest income of the purchase of 43.4 million shares of MCI common stock of $1,121 million and the special cash dividend of $1,603 million totaling $2,724 million, based on an interest rate of 1.5% per annum. There is no impact on the pro forma financial information related to the payment of the special cash dividend on the 43.4 million shares of MCI common stock beneficially owned by Verizon since it would be an intercompany transaction (see Note 4) that would then be eliminated.

(e) To reflect the impact of income taxes on the pro forma adjustments, excluding the downward purchase price adjustment of $6,726 million (see Note 2), utilizing Verizon’s statutory tax rate of 40%. The deferred income tax benefit of $2,690 million (calculated as $6,726 million times 40%) is reduced by a valuation allowance of $2,690 million because the realization of this deferred income tax benefit is not assured.

(f) To reclassify MCI’s non-current deferred income tax assets to non-current deferred tax liabilities, see (k) below, and current deferred income tax liability to prepaid expenses and other in order to reflect the net current and net non-current deferred taxes in the appropriate consolidated balance sheet accounts.

(g) To reclassify the unconsolidated interest in MCI that resulted from the purchase of 43.4 million shares of MCI common stock on May 17, 2005 (see Note 1) to a consolidated investment.

(h) To record the estimated amount of goodwill, based on the assumption that identifiable intangible assets, including customer contracts and relationships, patents and trademarks, were allocated 50% of the

DOWNWARD PURCHASE PRICE ADJUSTMENT—NO MERGER CONSIDERATION PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

total of all acquired intangible assets and 50% was attributed to goodwill (see Note 2 for a more complete discussion of the intangible asset allocation methodology).

(i) To record the following identifiable intangible asset adjustments:

As of June 30, 2005
(dollars in millions)
Elimination of MCI’s existing identifiable intangible assets	$(982)
Acquired identifiable amortizable intangible assets (see Note 2)	3,294

Total pro forma adjustment	$2,312

(j) To record the reclassification of $5,665 million of MCI’s Senior Notes to debt maturing within one year, reflecting the Senior Notes’ change in control provisions, and an increase in long-term debt to reflect the difference between the book value and fair value of long-term debt of $303 million. The fair value of the long-term debt was determined based on quoted market prices of MCI’s Senior Notes as of June 30, 2005. If the Senior Notes are not redeemed by MCI prior to the merger and are redeemed by Verizon in connection with the change of control provisions of the Senior Notes at 101% of the principal amount plus accrued interest, Verizon expects to fund the repayment of the Senior Notes through bank or capital markets transactions. No determination has been made regarding whether the Senior Notes will be redeemed prior to or repurchased following the closing of the merger. However, given Verizon’s and MCI’s average borrowing rates of approximately 6.3% and 8%, respectively, in the six months ended June 30, 2005, bank or capital markets transactions in connection with Verizon’s repurchase of the Senior Notes would likely have a favorable impact on the unaudited pro forma condensed consolidated statements of income.

(k) To record a deferred tax liability for the acquired identifiable amortizable intangible assets, net of the reclassification of MCI’s non-current deferred tax asset:

As of June 30, 2005
(dollars in millions)
Reclassification of MCI’s non-current deferred tax asset	$(456)
Deferred tax liability on acquired identifiable amortizable intangible assets (see Note 2)	1,318

Total pro forma adjustment	$862

(l) To eliminate MCI’s common stock.

(m) To eliminate MCI’s contributed capital balance.

(n) To eliminate MCI’s accumulated deficit.

(o) To eliminate MCI’s accumulated other comprehensive loss balance.

(p) To eliminate MCI’s deferred stock-based compensation balance.

The unaudited pro forma consolidated basic and diluted earnings per share for the six months ended June 30, 2005 and the year ended December 31, 2004 are based on the consolidated basic and diluted weighted average shares of Verizon.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, any related restructuring costs or the impact of a

DOWNWARD PURCHASE PRICE ADJUSTMENT—NO MERGER CONSIDERATION PRESENTATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—Continued

change in control and other similar provisions included in MCI agreements (see the following paragraph for additional information). Certain cost savings may result from the merger; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, including employee levels and the elimination of duplicate facilities and capital expenditures. The unaudited pro forma balance sheet reflects the merger as if it had been effective on June 30, 2005. The unaudited pro forma condensed consolidated statements of income reflect the merger as if it had been effective on January 1, 2004.

The closing of the merger will constitute a “change of control” under MCI’s outstanding Senior Notes. Unless these Senior Notes are redeemed by MCI in accordance with their terms prior to the closing of the merger, MCI, LLC will be obligated to make an offer to purchase these notes within 30 days following the closing of the merger at a purchase price equal to 101% of the principal amount plus accrued interest. In addition, under the MCI Severance Plan for Vice Presidents and Above, eligible employees who are terminated by MCI without “cause” or terminate their employment for “good reason” within 24 months of a “change in control” are entitled to a severance payment in the amount of 12 months of base salary (for vice presidents) or 12 months of base salary plus target bonus (for senior vice presidents and above). Also, MCI’s management restricted stock plan provides for immediate vesting of and lapse of all restrictions on all outstanding stock awards if a participant is terminated without “cause” within two years after a “change in control” (as these terms are defined in the plan). On April 15, 2005, MCI’s board of directors approved the adoption of a broad-based retention program to help ensure the retention of key employees. All employees, other than Mr. Capellas and members of MCI’s executive leadership team (which includes MCI’s named executive officers), are eligible to participate in the retention program.

VERIZON

Verizon is one of the world’s leading providers of communications services, employing approximately 214,000 people. Verizon is the largest provider of wireline communications in the United States, with approximately 51 million access lines. Verizon’s domestic wireline telecommunications business provides local telephone services in 28 states and Washington, D.C. and nationwide long-distance and other communications products and services. These services include voice and data transport, enhanced and custom calling features, network access, directory assistance, private lines and public telephones, long distance services, customer premises equipment distribution, data solutions and systems integration, billing and collections, Internet access services and inventory management services.

Verizon Wireless is the most profitable wireless communications provider in the U.S. in terms of operating income. Verizon Wireless has the second largest customer base of any U.S. wireless provider, with 47.4 million wireless subscribers as of June 30, 2005, and provides wireless voice and data services across the United States. Approximately 276 million people reside in areas of the U.S. in which Verizon Wireless has FCC licenses to offer its services and approximately 247 million people reside in areas covered by its service. This coverage includes approximately 90% of the population in its licensed areas and 49 of the 50 and 97 of the 100 most populated U.S. metropolitan areas. Verizon Wireless was formed in April 2000 in connection with the combination of the U.S. wireless operations and interests of Verizon and Vodafone Group Plc. Verizon owns a controlling 55% interest in Verizon Wireless and Vodafone owns the remaining 45% interest.

Verizon is a world leader in print and online directory publishing and a content provider for electronic communications products and services. Its multi-platform directory business comprises print yellow pages directories, online directory and local search services through SuperPages.com, and directory and information services on wireless telephones through SuperPages On The Go. Verizon’s information services business operations are principally in the United States. The information services business provides sales, publishing and other related services for more than 1,750 directory titles in 44 states, Washington, D.C, four countries and a Commonwealth outside the United States. This includes approximately 1,200 Verizon directory titles with a circulation of approximately 121 million copies in the U.S. and approximately nine million copies internationally.

Verizon’s international presence includes wireline and wireless communications operations and investments, primarily to the Americas. Verizon also maintains investments in Europe. Verizon’s international segment manages approximately five million access lines and provides wireless services to approximately 28 million customers.

Verizon was formerly known as Bell Atlantic Corporation, which was incorporated in 1983 under the laws of the State of Delaware. Verizon began doing business as Verizon Communications on June 30, 2000, when a Bell Atlantic Corporation subsidiary merged with GTE Corporation, and changed its legal name to Verizon Communications Inc. on September 22, 2000.

In 2004, Verizon’s operating revenues were $71.3 billion, up 5.7 percent from 2003. Reported net income for 2004 was $7.8 billion. In the six months ended June 30, 2005, Verizon’s operating revenues were $36.7 billion, up 5.6% from the similar period of 2004. Reported net income for the six months ended June 30, 2005 was $3.9 billion.

This proxy statement and prospectus incorporates important business and financial information about Verizon from other documents that are not included in or delivered with this proxy statement and prospectus. For a listing of the documents incorporated by reference in this proxy statement and prospectus, see “Where You Can Find More Information” beginning on page 188.

MCI

MCI, Inc., a Delaware corporation (formerly known at WorldCom, Inc., a public corporation organized in 1983 under the laws of Georgia), serves as a holding company for its direct and indirect domestic subsidiaries and foreign affiliates (collectively referred to as MCI). Prior to and including December 31, 2003, all operations of the business resulted from the operations of WorldCom.

MCI is one of the world’s leading global communication companies, providing a broad range of services in over 200 countries on six continents. MCI provides Internet, data and voice communication services for thousands of businesses and government entities throughout the world and millions of consumers in the United States. MCI owns and operates one of the most extensive communications networks in the world, comprising approximately 100,000 route miles of network connections linking metropolitan centers and various regions across North America, Europe, Asia, Latin America, the Middle East, Africa and Australia. In addition to transporting customer traffic over its network, MCI provides value-added services that make communications more secure, reliable and efficient and MCI provides managed network services for customers that outsource all or portions of their communications and information processing operations. As of December 31, 2004, MCI employed approximately 40,000 full and part-time employees.

In March 2004, MCI realigned its operations into three new business segments and began operating under these segments in the second quarter of 2004. Effective with the realignment, MCI’s business segments are as follows:

•	Enterprise Markets serves Global Accounts, Government Markets, and System Integrators. Global Accounts provides communications and network solutions to large multinational corporations requiring complex international network services. Government Markets provides similar services to various government agencies. System Integrators serves customers through partnerships with third-party network solutions providers. In all cases, these services include local-to-global business data, Internet, voice services and managed network services.

•	U.S. Sales & Service serves MCI’s Mass Markets business, which includes subscription-based residential and certain small business accounts, and transactional products including 10-10-987, 10-10-220, 1-800-COLLECT, MCI Prepaid card, and MCI’s Commercial Accounts business, which serves small to large business accounts. Commercial Accounts also includes MCI’s SkyTel business, which provides wireless email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging to customers throughout the U.S.

•	International & Wholesale Markets serves MCI’s domestic and international wholesale accounts, as well as retail and government customers in Europe, the Middle East and Africa, the Asia Pacific region, Latin America and Canada. The segment provides telecommunications services, which include voice, data, Internet and managed network services.

MCI is the successor to Worldcom, Inc. following Worldcom’s emergence from bankruptcy on April 20, 2004. For the six months ended June 30, 2005, MCI had revenue of $9.5 billion and net income of $62 million. For the year ended December 31, 2004, MCI had revenue of $20.7 billion and net loss of $4.0 billion (including an impairment charge of $3.5 billion).

THE SPECIAL MEETING OF MCI STOCKHOLDERS

This section contains information from MCI for MCI stockholders about the special meeting of MCI stockholders MCI has called to consider the adoption of the merger agreement and approval of the merger. Together with this proxy statement and prospectus, MCI is also sending you a notice of the special meeting of MCI stockholders and a form of proxy that is being solicited by MCI’s board of directors for use at the special meeting of MCI stockholders. The information and instructions contained in this section are addressed to MCI stockholders and all references to “you” in this section should be understood to be addressed to MCI stockholders.

Date, Time and Place of the Special Meeting of MCI Stockholders

This proxy statement and prospectus is being furnished by MCI’s board of directors in connection with the solicitation of proxies from holders of MCI common stock for use at the special meeting of MCI stockholders to be held at MCI, Inc. Corporate Headquarters, 22001 Loudoun County Parkway, Ashburn, Virginia 20147 on October 6, 2005, beginning at 10:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the special meeting of MCI stockholders.

Purpose of the Special Meeting of MCI Stockholders

The special meeting of MCI stockholders will be held to consider and vote upon a proposal to adopt the merger agreement and approve the merger and a proposal to authorize MCI’s board of directors to act in its discretion with respect to any adjournments or postponements at the special meeting to permit further solicitation of proxies for the merger.

Record Date and Outstanding Shares

MCI’s board of directors has fixed the close of business on August 30, 2005, as the record date. Only stockholders of record of MCI common stock on the books of MCI as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of MCI stockholders and any postponements or adjournments of the special meeting of MCI stockholders. On August 30, 2005, there were 326,430,593 shares of MCI common stock issued and outstanding held by 1,037 stockholders of record. The number of record stockholders does not include persons whose stock is held in nominee or “street name” accounts through brokers.

Quorum Requirement

A majority of all shares of MCI common stock outstanding on the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting of MCI stockholders. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote in person at the special meeting of MCI stockholders. Abstentions and shares of MCI common stock voted by a bank or broker holding shares of MCI common stock for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum.

If a quorum is not present at the special meeting of MCI stockholders, MCI intends to adjourn or postpone the meeting to solicit additional proxies.

Vote Required

Each holder of MCI common stock will be entitled to one vote, in person or by proxy, for each share of MCI common stock registered in the holder’s name on the books of MCI as of the record date on any matter submitted for the vote of MCI’s stockholders. The proposal for the adoption of the merger agreement and approval of the merger will be approved if a majority of the outstanding shares of MCI common stock entitled to vote at the special meeting of MCI stockholders are voted in favor of the adoption of the merger agreement and approval of the merger.

With respect to the proposal to adopt the merger agreement and approve the merger, failure to vote, abstentions and broker non-votes will not be considered to have been voted in favor of the proposal and will have the same effect as a vote against the proposal.

A “broker non-vote” occurs on a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given by the beneficial owner. A broker is not permitted to vote on the proposal to adopt the merger agreement and approve the merger without instruction from the beneficial owner of the shares of MCI common stock held by the broker. Therefore, if your shares of MCI common stock are held in an account at a brokerage firm or bank, and you do not provide the broker or bank with instructions on how to vote the shares of MCI common stock which you beneficially own in accordance with the instructions received from the brokerage firm or bank, a broker non-vote will occur with respect to those shares of MCI common stock.

Shares Beneficially Owned as of the Record Date

To our knowledge, none of MCI’s stockholders have entered into voting agreements with Verizon. Consistent with the terms of the arrangement under which 43.4 million shares of MCI common stock are held in trust for the benefit of Verizon, the trustee will vote these shares of MCI common stock acquired by Verizon on May 17, 2005 as directed by Verizon on the approval of the merger, the election of MCI directors and other matters that could be expected to further or hinder the approval of the merger. With respect to other matters, the trustee has agreed to grant MCI a proxy to vote the shares of MCI common stock held by the trustee in the same proportion as the remaining shares of MCI are voted. Based on the number of shares of MCI common stock outstanding as of August 30, 2005, the record date for the special meeting of MCI stockholders, MCI’s directors and executive officers and their affiliates, as a group, beneficially owned or had the right to vote an aggregate of 2,643,384 shares of MCI common stock, which would represent approximately 0.8 percent of all outstanding shares of MCI common stock entitled to vote at the special meeting of MCI stockholders. MCI’s officers and directors have informed MCI that they intend to vote their shares of MCI common stock in favor of the proposal to adopt the merger agreement and approve the merger. As of the record date, Verizon’s directors and executive officers and their affiliates, including Verizon, beneficially owned 43.4 million shares of MCI common stock or approximately 13.3 percent of the outstanding shares of MCI common stock entitled to vote at the special meeting of the MCI stockholders. Verizon has agreed to vote the 43.4 million shares referred to above (and any other shares of MCI common stock that it acquires) in favor of the proposal to adopt the merger agreement and approve the merger so long as this adoption and approval is then recommended by MCI’s board of directors.

Voting at the Special Meeting of MCI Stockholders

If you are an MCI stockholder of record on the record date and you attend the special meeting of MCI stockholders, you may vote in person by completing a ballot at the special meeting of MCI stockholders even if you already have signed, dated and returned a proxy card. If your shares of MCI common stock are held in the name of a broker or nominee, you may not vote your shares of MCI common stock in person at the special meeting of MCI stockholders unless you obtain a signed proxy from the record holder giving you the right to vote the shares of MCI common stock.

Proxies

MCI stockholders may grant their proxies by mail by completing the enclosed proxy card, and signing, dating and returning it in the enclosed envelope. We recommend you do so promptly to help ensure timely delivery. We have arranged for MCI stockholders who are stockholders of record to have the option to submit their proxies by using the telephone or the Internet. The laws of Delaware, under which MCI is incorporated, specifically permit electronically transmitted proxies, provided that each proxy contains or is submitted with information that enables the inspectors of election to determine that the proxy was authorized by the stockholder.

Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote via the Internet, please have your proxy card available so you can input the required information from the card. The proxy card shows the Internet website address. When you log on to the Internet website address, you will receive instructions on how to proceed with voting your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow MCI stockholders to appoint a proxy to vote their shares of MCI common stock, and to confirm that their instructions have been properly recorded.

An MCI stockholder whose shares of MCI common stock are held in the name of a broker or nominee should follow the instructions provided by that broker or nominee on how to direct the voting of the stockholder’s shares of MCI common stock.

How Proxies will be Voted. All shares of MCI common stock represented by proxies properly executed and received by MCI before or at the special meeting of MCI stockholders will be voted in accordance with the instructions indicated on the proxies. If the proxy is properly completed, signed and returned but no instructions are indicated, the shares of MCI common stock will be voted FOR the adoption of the merger agreement and approval of the merger and FOR authorizing MCI’s board of directors to act in its discretion with respect to any adjournments or postponements of the special meeting to permit further solicitation of proxies for the merger.

Revoking Your Proxy. If you grant a proxy in respect of your shares of MCI common stock and then attend the special meeting of MCI stockholders, your attendance at the special meeting of MCI stockholders, or at any adjournment or postponement of the special meeting of MCI stockholders, will not automatically revoke your proxy. You can, however, revoke a proxy at any time prior to its exercise by:

•	delivering to MCI’s corporate secretary a written notice of revocation before the special meeting of MCI stockholders (or, if the special meeting of MCI stockholders, is adjourned or postponed, before the adjourned or postponed meeting is actually held);

•	delivering to MCI’s corporate secretary a later-dated, duly executed proxy (including a proxy by telephone or the Internet) before the special meeting of MCI stockholders (or, if the special meeting of MCI stockholders is adjourned or postponed, before the adjourned or postponed meeting is actually held);

•	revoking the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card; or

•	attending the special meeting of MCI stockholders and voting in person at the special meeting of MCI stockholders.

If your shares of MCI common stock are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee.

Solicitation of Proxies

Proxies may be solicited by mail, personal interview, telephone, facsimile and electronic mail by MCI’s directors, officers and employees on a part-time basis and for no additional compensation. MCI will bear the costs it incurs in the solicitation of proxies under this proxy statement and prospectus, including amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their expenses in forwarding soliciting material to the beneficial owners of MCI common stock.

MCI has retained MacKenzie Partners, Inc. to assist it with the solicitation of proxies and to verify certain records related to the solicitations. MCI has agreed to pay MacKenzie Partners, Inc. a fee of $1,250,000 in

addition to its out-of-pocket expenses for services rendered and to indemnify MacKenzie Partners, Inc. against certain liabilities arising out of MacKenzie Partners, Inc.’s engagement (except for those resulting from MacKenzie Partners, Inc.’s gross negligence or intentional misconduct).

Verizon has retained Innisfree M&A Incorporated to assist it with the solicitation of proxies. Verizon has agreed to pay Innisfree M&A Incorporated a fee of $450,000 in addition to its out-of-pocket expenses for services rendered and to indemnify Innisfree M&A Incorporated against certain liabilities arising out of Innisfree M&A Incorporated’s engagement (except for those resulting from Innisfree M&A Incorporated’s gross negligence or intentional misconduct).

Other Business

MCI’s board of directors currently is not aware of any business to be acted upon at the special meeting of MCI stockholders other than as described in this proxy statement and prospectus. A specific proposal has been included on the proxy card to authorize MCI’s board of directors to act in its discretion with respect to any adjournments or postponements to permit further solicitation of proxies for the merger.

Communications by MCI’s Stockholders with MCI

Any written revocation of a proxy or other communications in connection with this proxy statement and prospectus and requests for additional copies of this proxy statement and prospectus or the proxy card should be addressed to MCI Investor Relations, 22001 Loudoun County Parkway, Ashburn, Virginia 20147. If you have any questions or need further assistance in voting your shares of MCI common stock, please call MCI Investor Relations at (866) 642-0211.

Appraisal Rights

MCI stockholders who do not vote to adopt the merger agreement and approve the merger and who otherwise comply with the applicable requirements of the DGCL may have the right to receive an appraisal of the value of their shares of MCI common stock in connection with the merger rather than receive the merger consideration. See “The Merger—Appraisal Rights” beginning on page 110. In addition, the text of the DGCL Section 262 is included as Appendix E to this proxy statement and prospectus.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

MCI common stock has traded on NASDAQ under the symbol “MCIP” since July 14, 2004. Verizon common stock is listed on the NYSE under the symbol “VZ,” as well as on the Philadelphia, Boston, Chicago, Pacific, London, Swiss, Amsterdam and Frankfurt exchanges.

In July 2001, WorldCom created a two class common stock structure (WorldCom group common stock and MCI group common stock). Prior to MCI’s predecessor company’s bankruptcy proceedings and continuing through July 29, 2002, shares of WorldCom group common stock and MCI group common stock traded on NASDAQ under the symbols “WCOM” and “MCIT,” respectively. On July 29, 2002, WorldCom issued a press release announcing NASDAQ’s decision to delist the shares of the WorldCom group common stock and MCI group common stock due to WorldCom’s July 21, 2002, bankruptcy filing and the pending restatement of WorldCom’s financial statements. On July 30, 2002, the shares of WorldCom group common stock and MCI group common stock commenced trading on the OTC market under the symbols “WCOEQ” and “MCWEQ.” Pursuant to MCI’s plan of reorganization, all shares of WorldCom group common stock and MCI group common stock were cancelled and rendered null and void on April 20, 2004, the date MCI emerged from bankruptcy. Prior to its listing date on July 14, 2004, the MCI common stock was trading on a “when issued” basis through April 19, 2004 and after issuance, from April 20, 2004 to July 13, 2004, in the OTC market under the symbols “MCIAV” and “MCIA,” respectively.

The following table sets forth the high and low trade quotations per share of Verizon common stock on the NYSE, WorldCom group common stock and MCI group common stock as reported on the OTC market from January 1, 2003 through April 19, 2004 and the MCI common stock from November 3, 2003 through December 31, 2004 as reported on the OTC market and NASDAQ. The stock price information is based on published financial sources. OTC market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Verizon Common Stock		WorldCom Group Common Stock (Ticker: WCOEQ)(1)		MCI Group Common Stock (Ticker: MCWEQ)(1)		MCI Common Stock(2) (Ticker: MCIP)(3)
	High	Low	High	Low	High	Low	High	Low
2003
Quarter ended March 31	$44.31	$32.06	$0.20	$0.11	$0.35	$0.02	$—	$—
Quarter ended June 30	41.35	32.80	0.15	0.03	0.29	0.02	—	—
Quarter ended September 30	40.25	32.05	0.12	0.03	0.53	0.11	—	—
Quarter ended December 31	35.25	31.10	0.20	0.01	0.26	0.00	27.00	22.30

2004
Quarter ended March 31	$39.54	$35.08	$0.20	$0.00	$0.75	$0.02	$26.45	$19.00
Quarter ended June 30	38.20	34.25	0.06	0.00	0.08	0.01	22.70	12.50
Quarter ended September 30	41.01	34.13	—	—	—	—	17.75	13.69
Quarter ended December 31	42.27	38.26	—	—	—	—	20.34	15.84

2005
Quarter ended March 31	$41.06	$34.38	—	—	—	—	$25.60	$17.85
Quarter ended June 30	36.25	33.71	—	—	—	—	27.74	24.80

(1)	Commenced trading on the OTC market on July 30, 2002, and ceased trading on April 20, 2004 when the stock was cancelled for no consideration.
(2)	Share quotations include high and low trades for the “when issued” stock through April 19, 2004 and after issuance, from April 20, 2004 to July 13, 2004 on the OTC market. Thereafter, share quotations are for MCI common stock on NASDAQ.
(3)	Commenced trading on November 3, 2003 on a “when issued” basis under the symbol “MCIAV,” traded under the symbol “MCIA” from April 20, 2004 through July 13, 2004, and commenced trading under the symbol “MCIP” on July 14, 2004.

The information above shows only historical comparisons. No assurances can be given as to the market prices of Verizon common stock or MCI common stock at any time before the closing of the merger or as to the market price of Verizon common stock at any time following the closing of the merger.

Recent Closing Prices

The following table sets forth the closing prices per share of Verizon common stock as reported on the NYSE Composite Transaction Tape on January 26, 2005, the last full trading day prior to the first news reports reporting on the probability of the acquisition of AT&T by SBC; on February 2, 2005, the first full trading day prior to the first news reports reporting on discussions between MCI and Qwest relating to a potential business combination; on February 11, 2005, the last full trading day prior to the announcement of the merger; on April 29, 2005, the last full trading day prior to the announcement of the most recent amendment of the merger agreement; and on August 30, 2005, the most recent practicable date prior to the date of this proxy statement and prospectus.

For illustrative purposes, this table also sets forth the equivalent price per share of MCI common stock on those dates. The table assumes an exchange ratio of 0.5743, and that there has been no downward purchase price adjustment. Therefore, the equivalent price per share is equal to the product of the closing price of a share of Verizon common stock on that date and the exchange ratio in connection with the merger. The exchange ratio will be equal to the greater of (a) 0.5743 and (b) the quotient obtained by dividing $20.40 by the Verizon average stock price. The table also sets forth the equivalent price per share of MCI common stock after giving effect to the special cash dividend. The equivalent price per share after giving effect to the special cash dividend is equal to the sum of the equivalent price per share, plus $5.60, the maximum amount of the special cash dividend scheduled to be paid as soon as practicable after the MCI stockholders adopt the merger agreement and approve the merger but prior to the closing of the merger. Although the special cash dividend is subject to reduction for the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger, for the purposes of illustrating the per share equivalent after giving effect to the special cash dividend, we have assumed the maximum special cash dividend of $5.60.

These prices will fluctuate prior to the special meeting of MCI stockholders and the merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

	Verizon Common Stock	MCI Common Stock	MCI Common Stock Per Share Equivalent(1)	MCI Common Stock Per Share Equivalent Giving Effect to the Special Cash Dividend(1)
January 26, 2005	$36.52	$18.66	$20.97	$26.57
February 2, 2005	$35.88	$19.68	$20.61	$26.21
February 11, 2005	$36.31	$20.75	$20.85	$26.45
April 29, 2005	$35.80	$26.53	$20.56	$26.16
August 30, 2005	$32.35	$25.62	$20.40	$26.00

(1)	Where Verizon’s common stock price is below $35.52 per share, the MCI common stock per share equivalent and MCI common stock per share equivalent giving effect to the special cash dividend will be $20.40 per share and $26.00 per share, respectively, since the exchange ratio cannot be less than 0.5743 (assuming that there has been no downward purchase price adjustment).

Dividend Information

From 1997 until February 1, 2005, Verizon paid regular quarterly dividends on its common stock of $0.385. On March 4, 2005, Verizon’s board of directors approved a 5.2% increase in its quarterly dividend to $0.405 per share. MCI currently does not plan to pay any further quarterly dividends on its common stock (other than the special cash dividend as permitted by the merger agreement).

After adoption of the merger agreement and approval of the merger by the MCI stockholders and prior to the closing of the merger, and upon approval by MCI’s board of directors, MCI will declare and pay a special cash dividend constituting all its remaining excess cash in an amount up to $5.60 per share less the per share amount of any dividend declared by MCI between February 14, 2005 and the closing of the merger (but excluding the $0.40 per share dividend paid by MCI on March 15, 2005). The merger agreement provides that MCI will not pay regular quarterly dividends after the date on which the special cash dividend is paid.

COMPARISON OF RIGHTS OF VERIZON STOCKHOLDERS AND MCI STOCKHOLDERS

Following the closing of the merger, the stockholders of MCI will become stockholders of Verizon, and the Verizon certificate of incorporation and the Verizon bylaws will govern the rights of former MCI stockholders. The rights of Verizon stockholders are currently governed by Delaware law, Verizon’s restated certificate of incorporation and Verizon’s bylaws. The rights of MCI stockholders are currently governed by Delaware law, MCI’s certificate of incorporation and MCI’s bylaws. Both companies are Delaware corporations; therefore, many of the rights of MCI stockholders will be similar to their rights as Verizon stockholders.

MCI has, since November, 2002, had the oversight of a corporate monitor, pursuant to a permanent injunction entered by the United States District Court for the Southern District of New York against MCI’s predecessor company on November 26, 2002. As part of the corporate monitor’s oversight, the corporate monitor developed corporate governance principles and processes entitled “Restoring Trust,” to which MCI’s predecessor company and MCI were subject. MCI’s certificate of incorporation was adopted to put into effect the provisions of the Restoring Trust and carry out aspects of MCI’s plan of reorganization. As a result, MCI’s certificate of incorporation contains certain provisions implementing Restoring Trust that are not, and will not be, reflected in Verizon’s restated certificate of incorporation.

The following is a summary of material differences between the rights of MCI stockholders and the rights of Verizon stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of MCI stockholders and Verizon stockholders. The summary is qualified in its entirety by reference to Delaware law, Verizon’s restated certificate of incorporation, Verizon’s bylaws, MCI’s certificate of incorporation and MCI’s bylaws.

	Rights of Verizon Stockholders	Rights of MCI Stockholders

Authorized Capital Stock

The authorized capital stock of Verizon consists of 4,250,000,000 shares of Verizon common stock, par value $0.10 per share, and 250,000,000 shares of Verizon preferred stock, par value $0.10 per share.

Verizon’s restated certificate of incorporation authorizes Verizon to issue “blank check” preferred stock, the rights, preferences and limitations of which may be fixed by Verizon’s board of directors.

The authorized capital stock of MCI consists of 3,000,000,000 shares of MCI common stock, par value $0.01 per share.

Under MCI’s certificate of incorporation, MCI is not permitted to issue non-voting equity securities.

Size of the Board of Directors

Under the restated certificate of incorporation, the number of directors on Verizon’s board of directors is set at twenty-two but is subject to the right of the board of directors to increase or decrease that number.

Verizon’s board of directors currently consists of eleven directors.

The number of directors on MCI’s board of directors is set by the certificate of incorporation as not less than eight nor more than twelve. The bylaws further specify that the exact number shall be determined by MCI’s board of directors.

MCI’s board of directors currently consists of nine directors.

	Rights of Verizon Stockholders	Rights of MCI Stockholders
Nomination of Directors for Election	Verizon’s bylaws allow stockholders to nominate candidates for election to Verizon’s board of directors at the annual stockholders’ meeting. Stockholder nominations, other than those made by or at the direction of Verizon’s board of directors, must be made pursuant to timely notice in writing to the secretary of the corporation.

MCI’s bylaws provide that nominations of persons for election to MCI’s board of directors may be made at any meeting of stockholders only (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of MCI’s board of directors or (c) by any of MCI stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws.

Each calendar year, at least one independent director who has not served as a director of MCI or any subsidiary for the last five years shall be elected or appointed as a director. The Nominating and Corporate Governance Committee reviews potential nominees and solicits nominations for vacancies from MCI’s ten largest stockholders (or any greater number as may be necessary to represent at least 15% of the outstanding shares of MCI) pursuant to the procedures set forth in a Corporate Policy.

In the absence of an agreement between those stockholders and the Nominating and Corporate Governance Committee on the nominees for vacancies, the procedure for nomination of a director by those stockholders shall be set forth in a Corporate Policy to be adopted by the Nominating and Corporate Governance Committee.

MCI solicited nominations for director from all its stockholders via 8-K and its Web site in 2004-2005 and received no nominations.

	Rights of Verizon Stockholders	Rights of MCI Stockholders
Director Independence and Qualifications	Verizon’s restated certificate of incorporation and bylaws do not provide for director independence or set forth specific board qualification requirements.

MCI’s certificate of incorporation and bylaws provide for the independence of all directors (other than the CEO) and require the CEO and other directors to meet a number of qualifications and requirements relating to skills, experiences and expertise.

Note: the chief executive officer cannot serve as the chairman of MCI’s board of directors.

Board Committees	Verizon’s restated certificate of incorporation and bylaws provide that Verizon’s board of directors may establish committees that shall have and may exercise the power and authority of the board of directors (with certain exceptions).	MCI’s certificate of incorporation and bylaws establish and delegate certain authority to an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee.
Stockholder Action Without a Meeting	Verizon’s restated certificate of incorporation requires that unanimous stockholder consent is required for any action by written consent.	MCI’s bylaws allow stockholder action by written consent of holders of shares with the minimum number of votes that would be necessary to authorize or take the same action at a meeting at which all shares entitled to vote thereon were present and voted.
Calling Special Meetings of Stockholders	Verizon’s bylaws provide that a special meeting of stockholders may be called at any time by the chairman of the board or a majority of the board of directors. Verizon’s stockholders do not have the ability to call a special meeting of the stockholders.	MCI’s bylaws provide that special meetings of the stockholders may be called at any time by the board of directors at either its own initiative or at the written request of holders of a majority of all MCI shares entitled to vote at the meeting.
Indemnification	Verizon’s restated certificate of incorporation provides that Verizon shall indemnify any person who was or is an authorized representative of Verizon, and who was or is a party, or is threatened to be made a party to any corporate or third party proceeding, by reason of the fact that the person was or is an authorized representative of Verizon, against expenses, judgments, fines and amounts paid in settlement actually	MCI’s certificate of incorporation provides that MCI shall indemnify any director of MCI, and shall have the power to indemnify any officer or employee of MCI who is not a director, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that the

Rights of Verizon Stockholders	Rights of MCI Stockholders

and reasonably incurred by the person in connection with the proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of Verizon.

Additionally, expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by Verizon in advance of the final disposition of the proceeding and within 30 days of receipt by the secretary of (i) an application from the authorized representative setting forth the basis for indemnification, and (ii) if required by law at the time an application is made, an undertaking by or on behalf of the authorized representative to repay any amount if it shall ultimately be determined that the authorized representative is not entitled to be indemnified. The financial ability of any authorized representative to make a repayment contemplated by the certificate of incorporation shall not be a prerequisite to the making of an advance.

Expenses incurred by other employees and agents may be so paid upon the terms and conditions, if any, as Verizon’s board of directors deems appropriate.

person is or was a director, officer or employee of MCI, or is or was serving at the request of MCI as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of MCI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, to the full extent permitted by law, and MCI may adopt bylaws or enter into agreements with any of these persons for the purpose of providing for this indemnification.

To the extent that an officer or employee of MCI who is not a director has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Expenses incurred by an officer, director or employee in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of a director of MCI) and may (in the case of an officer or employee of MCI who is not a director of MCI) be paid by MCI in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer, director or employee to repay the amount if it shall ultimately be determined that the officer, director

	Rights of Verizon Stockholders	Rights of MCI Stockholders

or employee is not entitled to be indemnified by MCI against the expenses as authorized by the certificate of incorporation and MCI may adopt bylaws or enter into agreements with these persons for the purpose of providing for these advances.

Amendment of Bylaws	Verizon’s bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted either (1) by vote of the stockholders at a duly organized annual or special meeting of stockholders in accordance with the certificate of incorporation, or (2) by vote of a majority of the entire board of directors at any regular or special meeting of directors if this power is conferred upon the board of directors by the certificate of incorporation.

MCI’s certificate of incorporation and bylaws provide that the board of directors shall have power to adopt, amend or repeal bylaws, but any bylaws adopted by the board of directors may be amended and repealed by the stockholders.

The stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the board of directors.

Stockholder Rights Plan	Verizon does not have a stockholder rights plan.

Under the MCI rights plan, each stockholder receives one right for each share of MCI common stock held. Ten days after public announcement that a bidder had acquired beneficial ownership of 15% or more of MCI’s stock, or ten business days after the announcement of an offer that would result in a 15% holder, each right entitles the holder (other than the 15% holder, whose rights automatically become void) to buy common stock at half price—that is to pay the exercise price of the rights ($75) and to receive a number of shares of MCI common stock with a market price (determined as provided in the rights agreement) of twice that amount.

Redemption. MCI’s board of directors has the power, until ten days after someone becomes a 15% holder, to remove this potential dilution of the 15% holder by redeeming the rights (at $0.001 per right), or amending the rights plan.

	Rights of Verizon Stockholders	Rights of MCI Stockholders

Sunset. The rights plan is set to expire on the date of MCI’s 2007 annual meeting. If stockholders approve a resolution for the continuation of the rights plan at the 2007 meeting, the rights plan will instead expire on the fifth anniversary of the adoption of the agreement, or April 20, 2009. MCI’s board of directors may amend the rights plan without stockholder approval, but the board of directors may not amend this final expiration date without stockholder approval.

Qualifying Offer Exception. The MCI rights plan contains a qualifying offer exception, which means that if a bidder makes an offer that meet certain fair price and other conditions, the rights will not be triggered and the bidder will not be diluted.

The merger with Verizon will not trigger the rights plan or cause the dilution described above because, pursuant to an exception in the rights plan, Verizon is not deemed to be an “Acquiring Person” under the rights plan since the merger with Verizon was approved by MCI’s board of directors prior to (i) the announcement of the transaction and (ii) the point at which Verizon will cross the 15% ownership threshold.

Supermajority for Stock Splits	Verizon’s organizational documents contain no supermajority voting requirement for stock splits.	Subsequent to April 20, 2005, MCI’s organizational documents contain no supermajority voting requirement for stock splits.

Compensation	Verizon’s organizational documents do not contain compensation limitations.	MCI’s certificate of incorporation contains limits on annual executive compensation, severance payments and perquisites.

	Rights of Verizon Stockholders	Rights of MCI Stockholders

The certificate of incorporation prohibits MCI from granting stock options to employees prior to April 20, 2009. Any stock options granted and all other forms of equity-based compensation must be expensed on MCI’s profit and loss statement.

The certificate of incorporation requires director compensation to be paid exclusively in cash, and directors are required to make purchases of common stock of MCI representing 25% of the annual cash compensation actually received by directors for board service.

Auditor Requirements	Verizon’s organizational documents do not contain auditor requirements.	MCI’s certificate of incorporation requires MCI to change its Independent Auditor not less than once every ten years and solicit audit proposals from independent registered public accounting firms not less than once every five years.

LEGAL MATTERS

The validity of the shares of Verizon common stock offered by this proxy statement and prospectus will be passed upon for Verizon by William P. Barr, its Executive Vice President and General Counsel. As of July 31, 2005, Mr. Barr was the beneficial owner of approximately 13,164 shares of Verizon common stock and had options to purchase an aggregate of 1,336,900 shares of Verizon common stock which are exercisable currently or within the next 60 days. Debevoise & Plimpton LLP will pass upon certain federal income tax considerations of the merger for Verizon.

Davis Polk & Wardwell will pass upon certain federal income tax considerations of the merger for MCI.

EXPERTS

The consolidated financial statements of Verizon incorporated by reference in Verizon’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and Verizon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports therein, included and incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MCI and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Deloitte Touche Tohmatsu Auditores Independentes, independent registered accounting firm of Embratel Participações S.A., whose financial statements are consolidated with those of MCI as of December 31, 2003 and for each of the two years in the period then ended as stated in their report thereon, incorporated by reference in this proxy statement and prospectus, and upon the authority of said firms as experts in accounting and auditing.

The financial statements of Embratel Participações S.A. (consolidated with those of MCI) as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 which are not presented separately in MCI’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered accounting firm of Embratel Participações S.A., as stated in its report therein, and incorporated by reference in this proxy statement and prospectus.

The report of KPMG LLP dated March 15, 2005, except for paragraph 8 of Note 22, as to which the date is May 23, 2005 and paragraphs 8 and 11 of Note 17 as to which the date is June 21, 2005, with respect to the consolidated financial statements discussed above, is qualified due to the omission of earnings per share disclosures as required by SFAS, No. 128, “Earnings Per Share,” for the years ended December 31, 2003 and 2002. The report also contains explanatory paragraphs that describe: MCI’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code discussed in Note 5 to the consolidated financial statements and MCI’s adoption of fresh-start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” as of December 31, 2003 as further described in Note 4 to the consolidated financial statements. As a result, the consolidated financial statements of the successor company are presented on a different basis than those of the predecessor company and, therefore, are not comparable in all respects. In addition, the report indicates that MCI adopted new accounting pronouncements as discussed in Note 2 to the consolidated financial statements as follows: in 2003, SFAS No. 143, “Accounting for Asset Retirement Obligations”; in 2002, SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The report of KPMG LLP dated March 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses the opinion that MCI did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management’s assessment related to its internal control over accounting for income taxes due to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures. Because of these deficiencies, there is more than a remote likelihood that a material misstatement in MCI’s annual or interim financial statements due to errors in accounting for income taxes could occur and not be prevented or detected by its internal control over financial reporting. This audit report contains an emphasis of matter paragraph that states that KPMG LLP did not express an opinion or any other form of assurance on Management’s Discussion on Income Tax Material Weakness at Item 9A.2, or other matters included at Items 9A.3., 4., and 5.

OTHER MATTERS

As of the date of this proxy statement and prospectus, MCI’s board of directors does not know of any other matters that will be presented for consideration at the special meeting of MCI stockholders other than as described in this proxy statement and prospectus. A specific proposal has been included on the proxy card to authorize MCI’s board of directors to act in its discretion with respect to any adjournments or postponements to permit further solicitation of proxies for the merger.

WHERE YOU CAN FIND MORE INFORMATION

Verizon and MCI file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet Web site that contains reports, proxy and information statements, and other information regarding issuers, including Verizon and MCI, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s Web site is expressly not incorporated by reference in this proxy statement and prospectus.

Verizon has filed with the SEC a registration statement of which this proxy statement and prospectus forms a part. The registration statement registers the shares of Verizon common stock to be issued to MCI stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Verizon common stock. The rules and regulations of the SEC allow Verizon and MCI to omit certain information included in the registration statement from this proxy statement and prospectus.

In addition, the SEC allows Verizon and MCI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement and prospectus, except for any information that is superseded by information included directly in this proxy statement and prospectus.

This proxy statement and prospectus incorporates by reference the documents listed below that Verizon has previously filed or will file with the SEC. They contain important information about Verizon, its financial condition and other matters.

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	Current Reports on Form 8-K, filed on January 12, 2005, January 21, 2005, January 28, 2005, February 17, 2005, February 22, 2005, March 2, 2005, March 4, 2005, March 7, 2005, March 9, 2005, March 24, 2005, March 29, 2005, April 1, 2005, April 4, 2005, April 11, 2005, April 28, 2005, May 2, 2005 and August 18, 2005;

•	Definitive Proxy Statement on Schedule 14A, filed on March 21, 2005; and

•	the description of Verizon’s common stock contained in Verizon’s S-3 filed on September 23, 2003, File No. 333-109028 and any amendment or report filed with the SEC for the purpose of updating this description.

In addition, Verizon incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prospectus and prior to the date of the special meeting of MCI stockholders. These documents are considered to be a part of this proxy statement and prospectus, effective as of the date each of the documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s Web site at the address described above or Verizon will provide you with copies of these documents without charge upon oral or written request to:

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

Telephone: (212) 395-2121

Telecopier: (212) 597-2518

Attention: Investor Relations

These documents are available from Verizon without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement and prospectus forms a part.

This proxy statement and prospectus also incorporates by reference the documents listed below that MCI has previously filed or will file with the SEC. They contain important information about MCI, its financial condition and other matters.

•	Annual Report on Form 10-K for the year ended December 31, 2004 (including those portions of MCI, Inc.’s definitive proxy statement for the annual meeting of stockholders filed on April 20, 2005 incorporated by reference therein), as amended by Annual Report on Form 10-K/A;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as amended by Quarterly Report on Form 10-Q/A, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Current Reports on Form 8-K, filed on February 16, 2005, February 17, 2005, March 2, 2005, March 4, 2005, March 10, 2005, March 16, 2005, March 24, 2005, March 29, 2005, April 1, 2005, May 2, 2005, May 17, 2005, May 26, 2005, July 1, 2005, July 20, 2005 and August 30, 2005;

•	the description of MCI’s common stock contained in MCI’s Form 8-A filed on April 21, 2004 and any amendment or report filed with the SEC for the purpose of updating this description; and

•	the description of MCI’s common stock purchase rights in MCI’s registration statement on Form 8-A, filed on April 21, 2004.

In addition, MCI incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prospectus and prior to the date of the special meeting of MCI stockholders. These documents are considered to be a part of this proxy statement and prospectus, effective as of the date each of the documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s Web site at the address described above or MCI will provide you with copies of these documents without charge upon oral or written request to:

MCI, Inc.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

Telephone: (703) 886-5111

Telecopier: (703) 886-0866

Attention: Corporate Secretary

These documents are available from MCI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement and prospectus forms a part.

If you are a stockholder of MCI and would like to request documents, please do so by September 29, 2005 to receive them before the special meeting of MCI stockholders. If you request any documents from Verizon or MCI, Verizon or MCI will mail them to you by first class mail, or another equally prompt means, within one business day after Verizon or MCI receives your request.

This proxy statement and prospectus is a prospectus of Verizon and is a proxy statement of MCI for the special meeting of MCI stockholders. Neither Verizon nor MCI has authorized anyone to give any information or make any representation about the merger or about Verizon or MCI which is different from, or in addition to, that contained in this proxy statement and prospectus and in the materials that Verizon or MCI has incorporated by reference in this proxy statement and prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement and prospectus speaks only as of the date of this proxy statement and prospectus unless the information specifically indicates that another date applies.

Annex A

Agreement and Plan of Merger, dated as of February 14, 2005, as amended as of March 4, 2005, March 29, 2005 and May 1, 2005, among Verizon, Eli Acquisition and MCI (composite copy incorporating the Agreement and Plan of Merger, dated as of February 14, 2005, the Letter Agreement, dated as of March 4, 2005, the Amendment to the Agreement and Plan of Merger, dated as of March 29, 2005, and the Amendment to the Agreement and Plan of Merger, dated as of May 1, 2005).

The following copy of the merger agreement includes all exhibits and schedules except for the disclosure letters that Verizon delivered to MCI and MCI delivered to Verizon concurrently with entering into the merger agreement. Verizon and MCI agree to furnish supplementally to the SEC, upon request, a copy of each disclosure letter. Verizon and MCI do not believe that the disclosure letters contain any information that is material to the investment decision presented by the merger, other than information that has already been publicly disclosed, including elsewhere in this document. For further discussion of the disclosure letters, see “The Merger Agreement.”

The following is a list of the contents of the Verizon and MCI disclosure letters:

MCI DISCLOSURE LETTER
Section	Title
3.2	Subsidiaries

3.3	Capitalization

3.7	Consents and Approvals; No Violations

3.8	SEC Reports; Company Financial Statements

3.9	Absence of Undisclosed Liabilities

3.11	Absence of Certain Charges

3.12	Litigation

3.14	Taxes

3.17	Right-of-Way Agreements and Network Facilities

3.19	Employee Benefit Plans and Related Matters; ERISA

3.20	Employees, Labor Matters

3.21	Intellectual Property Rights

3.22(a)	Contracts

3.25	Consent Decrees

5.1	Covenants

6.4	Access to Information; Confidentiality

7.1(c)	Regulatory Approval

9.12	Sale of Assets

VERIZON DISCLOSURE LETTER
Section	Title
4.2	Capitalization

4.4	Consents and Approvals; No Violations

4.8	Absence of Certain Changes

4.9	Litigation

5.3	Covenants of Parent

2

Annex A

Composite Copy

AGREEMENT AND PLAN OF MERGER,

DATED AS OF FEBRUARY 14, 2005,

AS AMENDED AS OF MARCH 4, 2005, MARCH 29, 2005 AND MAY 1, 2005,

AMONG

VERIZON COMMUNICATIONS INC.,

ELI ACQUISITION, LLC

AND

MCI, INC.

ARTICLE II

EXCHANGE OF CERTIFICATES

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

A-i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

ARTICLE VI

ADDITIONAL AGREEMENTS

A-ii

ARTICLE VII

CONDITIONS PRECEDENT

ARTICLE VIII

TERMINATION AND AMENDMENT

ARTICLE IX

GENERAL PROVISIONS

A-iii

Index

Page
Affiliate	A-44
Affiliate Agreement	A-36
Aggregate Base Merger Consideration	A-4
Aggregate Incremental Amount	A-44
Agreement	A-1
Alternative Merger	A-3
Average Parent Stock Price	A-2
Bankruptcy Cases	A-44
Bankruptcy Claims	A-45
Bankruptcy Claims Proposals	A-4
Bankruptcy Claims Valuation Firm	A-3
Bankruptcy Code	A-45
Bankruptcy Court Order	A-36
Base Merger Consideration	A-2
beneficial ownership	A-45
beneficially own	A-45
Benefits Continuation Period	A-32
Board of Directors	A-45
Business	A-45
Business Combination Transaction	A-31
Business Day	A-45
By-Laws	A-2
Certificate of Formation	A-2
Certificate of Merger	A-2
Certificates	A-2
Change	A-28
Change in the Company Recommendation	A-28
Chapter 11 Plan	A-45
Closing	A-1
Closing Date	A-1
Code	A-45
Company	A-1
Company Benefit Plans	A-45
Company Common Stock	A-45
Company Contracts	A-19
Company Disclosure Letter	A-9
Company Financial Advisors	A-16
Company Financial Statements	A-45
Company Intellectual Property	A-45
Company Material Adverse Effect	A-45
Company Recommendation	A-28
Company Restricted Share	A-46
Company Rights	A-46
Company SEC Documents	A-12
Company Stock Plans	A-10
Company Stockholder Approval	A-10
Company Stockholders Meeting	A-28
Company Subsidiaries	A-9
Company Subsidiary	A-9

A-iv

Page
Confidentiality Agreement	A-28
Constituent Documents	A-46
Continuing Employees	A-32
Corporate Monitor Order	A-36
Customer Requirements	A-15
D & O Insurance	A-34
Debtors	A-46
DGCL	A-1
Dissenting Shares	A-46
Dissenting Stockholder	A-6
DOJ	A-29
Effective Time	A-1
Environmental Law	A-46
Environmental Permit	A-46
ERISA	A-46
ESPP	A-5
Exchange Act	A-46
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
Excluded Shares	A-46
Expenses	A-33
FCC	A-11
Final Remaining Specified Included Liabilities Amount	A-46
Form S-4	A-12
FTC	A-29
GAAP	A-12
Good Condition	A-15
Governmental Entity	A-46
Greenhill	A-16
Hazardous Substances	A-46
HSR Act	A-11
Improvements	A-15
Incremental Amount	A-4
Indebtedness	A-47
Industry Standards	A-15
Intellectual Property	A-47
Intellectual Property Licenses	A-47
Intervening Event	A-31
IRS	A-47
IRUs	A-47
JPMorgan	A-16
knowledge	A-47
known	A-47
Law	A-47
Lazard	A-16
Leased Network Facilities	A-47
Leased Real Property	A-47
Leases	A-48
Liens	A-48
LLC Act	A-1

A-v

Page
material weakness	A-14
Maximum Annual Premium	A-34
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Nasdaq	A-48
Network Facilities	A-48
Network Facility Agreement	A-48
Neutral Valuation Firms	A-3
NYSE	A-7
Order	A-48
Other Company Equity-Based Award	A-5
other party	A-48
Outside Date	A-40
Owned Intellectual Property	A-17
Owned Network Facilities	A-16, A-48
Owned Real Property	A-48
Paid Specified Included Liabilities Amount	A-48
Parent	A-1
Parent Common Stock	A-48
Parent Disclosure Letter	A-20
Parent Financial Advisor	A-23
Parent Material Adverse Effect	A-48
Parent Preferred Stock	A-21
Parent Restricted Shares	A-5
Parent SEC Documents	A-22
parties	A-1
Per Share Cash Amount	A-2
Permitted Liens	A-48
Person	A-49
Proceeding	A-25
Proxy Statement/Prospectus	A-27
Real Property	A-15
Regulatory Law	A-29
Release	A-49
Remaining Specified Included Liabilities Amount	A-3
Representatives	A-28
Restoring Trust	A-49
Right-of-Way Agreement	A-15
Rights Agreement	A-49
Sarbanes-Oxley Act	A-13
SEC	A-11
Securities Act	A-49
significant deficiency	A-14
Software	A-49
Special Cash Dividend	A-35
Specified Efforts	A-29
Specified Included Liabilities	A-49
Specified International Tax Liabilities	A-49
Specified Material Adverse Effect	A-30
Specified Tax Liabilities Proposals	A-4

A-vi

Page
Specified Tax Liabilities Valuation Firm	A-3
State Commissions	A-11
Stock Consideration	A-2
Subsidiary	A-49
Superior Proposal	A-32
Surviving Entity	A-1
Takeover Proposal	A-31
Tax	A-49
Tax Return	A-50
Taxes	A-49
Taxing Authority	A-50
Third Party	A-31
Trade Secrets	A-50
Trigger Notice	A-3

A-vii

LIST OF EXHIBITS

Exhibit	Title
A	Form of Affiliate Agreement

A-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2005, as amended as of March 4, 2005, March 29, 2005 and May 1, 2005 (this “Agreement”), is among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Parent”), ELI ACQUISITION, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and MCI, INC., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “parties”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have deemed it advisable and in the best interests of their respective companies and stockholders that the Company and Parent engage in a business combination;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and the Delaware Limited Liability Company Act (the “LLC Act”) and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger (to the extent effected as a merger of the Company with and into Merger Sub and not pursuant to the alternative merger structure set forth in Section 1.9) shall qualify as a reorganization under Section 368(a) of the Code;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving entity in the Merger (with respect to all post-Closing periods, the “Surviving Entity”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall, subject to the fulfillment or waiver of the conditions set forth in Article VII, take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 9:00 a.m., New York City time, on the third Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger as contemplated by the DGCL and the LLC Act

(the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL and the LLC Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.4 Certificate of Formation. The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein or by the LLC Act or applicable Law (the “Certificate of Formation”), except that the Certificate of Formation shall be amended to provide that the name of the Surviving Entity shall become MCI, LLC.

Section 1.5 By-Laws. The by-laws (if any) of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Entity (the “By-Laws”) until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.8 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Restricted Shares and Excluded Shares) shall be converted into the right to receive (i) a number (the “Exchange Ratio”) of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the greater of (A) 0.5743 and (B) the quotient obtained by dividing $20.40 by the Average Parent Stock Price (the “Stock Consideration”) and (ii) an amount in cash equal to $5.60 minus the per share amount of any dividends declared by the Company during the period beginning on the date of this Agreement and ending on the Closing Date (the “Per Share Cash Amount”), without interest, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.5 (such shares and cash, the “Base Merger Consideration”). Notwithstanding the foregoing, if the Exchange Ratio is greater than 0.5743, then Parent shall have the right, in its absolute discretion, to reduce the Exchange Ratio to an amount no less than 0.5743 and, in such case, the Per Share Cash Amount shall be increased by an amount (rounded to the nearest hundredth of a cent) equal to the product of (x) the amount by which Parent has reduced the Exchange Ratio and (y) the Average Parent Stock Price. The Exchange Ratio and the Per Share Cash Amount determined above shall be subject to adjustment pursuant to Section 1.10 (as so adjusted, the “Merger Consideration”). For purposes of this Agreement, “Average Parent Stock Price” shall mean the average of the volume weighted averages of the trading prices of Parent Common Stock, as such prices are reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 20 trading days ending on the third trading day immediately preceding the Effective Time.

(b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than Company Restricted Shares and Excluded Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock (other than Company Restricted Shares and Excluded Shares) formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

(c) Each Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall constitute the only issued and outstanding interests of the Surviving Entity.

Section 1.9 Alternative Merger Structure. Notwithstanding any other provision of this Agreement, if (i) either of the conditions specified in Section 7.4 fails to be duly satisfied or waived or (ii) at any time prior to the Effective Time, Parent reasonably determines in good faith that effecting the Merger as a merger of the Company into Merger Sub with Merger Sub surviving would result in a material risk of materially adverse regulatory or other materially adverse consequences, the transactions contemplated herein shall be effected (subject to other conditions contained herein) by merging the Company with a Delaware corporation wholly owned by Parent, with the Company as the surviving corporation (the “Alternative Merger”). In such event, the conversion of the outstanding Company securities will occur as provided in this Article, and following the Effective Time all outstanding stock of the surviving corporation will be owned by Parent. The other provisions of this Agreement will continue to apply in the event of the Alternative Merger, mutatis mutandis.

Section 1.10 Adjustment for Specified Included Liabilities at Closing.

(a) Determination of Remaining Specified Included Liabilities Amount. At such time as either Company or Parent reasonably believes in good faith that the Closing Date will occur within 120 days, such party may deliver notice (a “Trigger Notice”) to the other party requesting commencement of the procedure set forth in this Section 1.10 to determine the best estimate of the amount of cash in U.S. dollars (the “Remaining Specified Included Liabilities Amount”) that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities. Promptly after delivery of the Trigger Notice, (i) the Company shall deliver to Parent a schedule setting forth all Specified Included Liabilities and the status thereof and (ii) the parties will agree on and jointly engage an independent valuation firm reasonably satisfactory to Parent and the Company to act as arbitrator with respect to the Bankruptcy Claims (other than any claims relating to Taxes) (the “Bankruptcy Claims Valuation Firm”), and PricewaterhouseCoopers LLP to act as arbitrator with respect to any claims related to Taxes (the “Specified Tax Liabilities Valuation Firm” and, together with the Bankruptcy Claims Valuation Firm, the “Neutral Valuation Firms”), pursuant to Section 1.10(c) and 1.10(d) in the event the parties are unable to agree on the Remaining Specified Included Liabilities Amount; provided that if the parties are unable to agree on a Bankruptcy Claims Valuation Firm within 30 days of delivery of the Trigger Notice, then either party may request that the American Arbitration Association select an independent valuation firm to act as arbitrator and the firm so selected shall be the Bankruptcy Claims Valuation Firm. If PricewaterhouseCoopers LLP is unavailable or declines to serve as the Specified Tax Liabilities Valuation Firm, then either party may request the American Arbitration Association to select an independent accounting firm to serve as the Specified Tax Liabilities Valuation Firm, and the firm so selected shall be the Specified Tax Liabilities Valuation Firm.

(b) Best Efforts. Parent and the Company shall, during the period following the delivery of the Trigger Notice until such date as all conditions to Closing under Article VII (other than Section 7.1(f)) are satisfied or waived, use their best efforts to reach agreement on the Remaining Specified Included Liabilities Amount, including giving full access to all relevant information, with due consideration being given to privilege issues and techniques for resolving them. If Parent and the Company agree on the calculation of the Remaining Specified Included Liabilities Amount, then such Remaining Specified Included Liabilities Amount shall become final and binding on the parties.

(c) Submission to Neutral Valuation Firms. If Parent and the Company are unable to agree on the calculation of the Remaining Specified Included Liabilities Amount within 60 days of the date of the Trigger Notice, the parties will refer the matter to the Neutral Valuation Firms and will make submissions to the Neutral Valuation Firms so that the Neutral Valuation Firms are in a position to make a final determination of the Remaining Specified Included Liabilities Amount within the period set forth in Section 1.10(d). Parent and Company shall cooperate and assist the Neutral Valuation Firms in their review of the Remaining Specified Included Liabilities and the calculation of the Remaining Specified Included Liabilities Amount, including giving full access to all relevant information, with due consideration being given to privilege issues and techniques for resolving them.

(d) Determination by Neutral Valuation Firms. If Parent and the Company are unable to agree on the calculation of the Remaining Specified Included Liabilities Amount by such date as all conditions to Closing under Article VII (other than Section 7.1(f)) are satisfied or waived, each of Parent and the Company will, at a mutually agreed time within three Business Days following such date, simultaneously submit to the Neutral Valuation Firms its final proposal (which proposal shall specify the items as to which the parties have been able to agree pursuant to Section 1.10(b) and such party’s proposal as to the items in dispute) as to (i) the Remaining Specified Included Liabilities Amount (to the extent relating to non-Tax Bankruptcy Claims) (the “Bankruptcy Claims Proposals”) and (ii) the Remaining Specified Included Liabilities Amount (to the extent relating to Tax claims) (the “Specified Tax Liabilities Proposals”), provided, however, that the Specified Tax Liabilities Proposals shall not be translated into U.S. dollars. Within 10 Business Days of such final submissions, (x) the Bankruptcy Claims Valuation Firm will select one of the two Bankruptcy Claims Proposals as being most representative of the Remaining Specified Included Liabilities Amount (to the extent relating to Bankruptcy Claims) and (y) the Specified Tax Liabilities Valuation Firm will select one of the two Specified Tax Liabilities Proposals as being most representative of the Remaining Specified Included Liabilities Amount (to the extent relating to Tax claims), and the amounts so selected shall be final and binding on the parties. In making such determination, the Neutral Valuation Firms shall consider only those items or amounts as to which the parties have been unable to agree pursuant to Section 1.10(b).

(e) Paid Specified Included Liabilities Amount. Five days prior to the anticipated Closing Date, the Company shall provide to Parent a schedule of the Paid Specified Included Liabilities Amount and detailing each item comprising the Paid Specified Included Liabilities Amount, together with reasonable supporting documentation.

(f) Postponement of Closing. If applicable, the Closing Date shall be postponed to the Business Day following the final determination of the Remaining Specified Included Liabilities Amount pursuant to the procedures set forth in Section 1.10(d). In addition, if the Closing Date does not occur within a period of 90 days from the date on which the Final Remaining Specified Included Liabilities Amount was determined, the Specified Included Liabilities Amount shall be redetermined pursuant to the procedures set forth in this Section 1.10.

(g) Adjustments to the Merger Consideration. Upon determination of the Specified Included Liabilities Amount, the Base Merger Consideration shall be adjusted as follows: If the Specified Included Liabilities Amount is greater than $1,775,000,000, then the Per Share Cash Amount shall be reduced by an amount equal to the quotient obtained by dividing (x) the difference between the Specified Included Liabilities Amount and $1,775,000,000 by (y) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (B) the number of shares reserved for issuance pursuant to the Chapter 11 Plan that are unissued immediately prior to the Effective Time (which number shall not exceed 5,375,000 minus the number of shares so issued after the date hereof); provided that if, pursuant to the foregoing adjustment, the Per Share Cash Amount would otherwise be less than zero (the amount by which the Per Share Cash Amount would otherwise be less than zero, the “Incremental Amount”), the Per Share Cash Amount shall be reduced to zero, and there shall be a further adjustment made to the Exchange Ratio such that the Exchange Ratio following such adjustment shall be equal to the product of (x) the Exchange Ratio prior to such adjustment and (y) the quotient obtained by dividing (1) the Aggregate Base Merger Consideration minus the Aggregate Incremental Amount by (2) the Aggregate Base Merger Consideration. For the avoidance of doubt, if the

Specified Included Liabilities Amount is $1,775,000,000 or less, there shall be no adjustment made to the Base Merger Consideration.

For the purposes hereof, the “Aggregate Base Merger Consideration” shall equal $20.40 multiplied by the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares reserved for issuance pursuant to the Chapter 11 Plan that are unissued immediately prior to the Effective Time (which number shall not exceed 5,375,000 minus the number of shares so issued after the date hereof).

Section 1.11 Treatment of Company Restricted Shares and Other Equity-Based Awards.

(a) Restricted Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding Company Restricted Share shall be converted into (i) that number of restricted shares of Parent Common Stock (“Parent Restricted Shares”) equal to the Exchange Ratio, as adjusted pursuant to Section 1.10(g), plus (ii) a cash payment to the holder of any Company Restricted Share of an amount equal to the Per Share Cash Amount. Notwithstanding the fact that part of each holder’s Company Restricted Shares will be settled in cash as provided in the immediately preceding sentence, each Parent Restricted Share issued pursuant to this Section 1.11(a) will have, and be subject to, the same terms and conditions as in effect immediately prior to the Effective Time with respect to the corresponding Company Restricted Shares (and shall bear a legend containing the same restrictions on transferability).

(b) Other Equity-Based Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding equity-based award (other than Company Restricted Shares or rights under the ESPP) providing for a cash or stock payment measured by the value of Company Common Stock (an “Other Company Equity-Based Award”) shall be deemed to refer to (or be measured by) (i) the number of shares of Parent Common Stock equal to the result determined by multiplying such number of shares of Company Common Stock covered by the Other Company Equity-Based Award by the Exchange Ratio as adjusted pursuant to Section 1.10(g), plus (ii) a cash payment to the holder of any Other Company Equity-Based Award in an amount equal to the product of the Per Share Cash Amount and the number of shares of Company Common Stock covered by such Other Company Equity-Based Award. Notwithstanding the fact that part of each holder’s Other Company Equity-Based Award will be settled in cash as provided in the immediately preceding sentence, the rights of any person with respect to Parent Common Stock under each Other Company Equity-Based Award shall be on the same terms, conditions and restrictions, if any, as were applicable to such Other Company Equity-Based Award immediately prior to the Effective Time.

(c) ESPP. The Company shall establish a date on or before December 31, 2005 as the final purchase date under the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”), and shall cause all accumulated cash balances standing to the credit of each participant under the ESPP on such final purchase date to be applied to purchase the number of shares of Company Common Stock that could be purchased with such amounts on such date pursuant to the ESPP. The Company shall take any and all actions necessary or appropriate to cause the ESPP to terminate on such final purchase date, after giving effect to the purchases of Company Common Stock contemplated by this Section 1.11(c), and shall not thereafter offer any plan, program or arrangement for the purchase of shares of Company Common Stock. Each participant who would otherwise have been entitled to receive a fractional share of Company Common Stock, after giving effect to the purchase of Company Common Stock contemplated by this Section 1.11(c), shall receive, in lieu thereof, a cash disbursement (without interest) of such participant’s contributions credited to his or her account and not applied to such purchase.

Section 1.12 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio and the Per Share Cash Amount shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.13 Appraisal Rights. No holder of Dissenting Shares (a “Dissenting Stockholder”) shall be entitled to any Merger Consideration or dividends or other distributions pursuant to Section 2.3 in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.8. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.14 Associated Rights. References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock and an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.8. Parent agrees to make available, or to cause the Surviving Entity to make available, to the Exchange Agent from time to time as needed, cash sufficient to make cash payments for the cash consideration pursuant to Section 1.8, in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and have such other provisions as Parent may reasonably specify and which letter shall be reasonably acceptable to the Company prior to the Effective Time and (b) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to the provisions of Section 1.8 and this Article II, consisting of the cash consideration pursuant to Section 1.8, cash in lieu of any fractional shares of Parent Common Stock, as the case may be, pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and a check in the proper amount of any cash consideration pursuant to Section 1.8, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3 Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger (which shall exclude shares issued pursuant to the Bankruptcy Court Order) shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of surrender the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with the cash consideration payable pursuant to Section 1.8, cash in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.4 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates.

Section 2.5 No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.

(b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the New York Stock Exchange, Inc. (“NYSE”) Composite Transactions Tape on the Closing Date.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.3, cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3, the cash consideration to which such holders are entitled pursuant to Section 1.8. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends and distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

Section 2.10 Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Restricted Shares or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law and shall further be entitled to sell Parent Common Stock otherwise payable pursuant to this Agreement to satisfy any such withholding requirement. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled to pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3).

Section 2.13 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by Law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an “affiliate” of the Company in accordance with Section 6.13 hereof for purposes of Rule 145 under the Securities Act, until such Person has executed and delivered an Affiliate Agreement to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in a letter (the “Company Disclosure Letter”) delivered to it by the Company on May 1, 2005 (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, subject to Section 9.3(b)) or as set forth in the Company SEC Documents filed prior to the date hereof or in the Company’s Form 10-K for the year ended December 31, 2004 (excluding any disclosures included in any such Company SEC Document or such Form 10-K that are predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company delivered or has made available to Parent and Merger Sub true, correct and complete copies of its certificate of incorporation and by-laws, as amended and in effect on the date of this Agreement.

Section 3.2 Subsidiaries.

(a) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 includes all the Subsidiaries of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), which as of the date thereof were “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC). Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, the by-laws, and all other organizational documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter or in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

Section 3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 3,000,000,000 shares of Company Common Stock.

(b) At the close of business on February 11, 2005, (i) 321,422,248 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Common Stock were held in treasury by the Company.

(c) The Company has delivered or made available to Parent a complete and correct copy of the Rights Agreement as in effect on the date hereof.

(d) Section 3.3(d) of the Company Disclosure Letter contains a schedule as of February 9, 2005 setting forth the aggregate number of shares of Company Common Stock relating to outstanding awards of Company Restricted Shares and Other Company Equity-Based Awards. As soon as practicable (but not later than 20 Business Days) after the date hereof, the Company shall provide Parent with a copy of the form of agreement related to each such award. Each of the Company’s equity compensation plans (the “Company Stock Plans”), are set forth in Section 3.3(d) of the Company Disclosure Letter. As of February 11, 2005, 5,005,144 shares of Company Common Stock were reserved for issuance pursuant to the Chapter 11 Plan. Except as set forth above, at the close of business on February 11, 2005 no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.

(e) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Sections 3.3(d) or 3.3(e) of the Company Disclosure Letter and other than the rights to purchase Company Common Stock outstanding under the terms of the ESPP, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of capital stock of the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company.

Section 3.4 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of approval by the holders of a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except for the adoption of this Agreement and the transactions contemplated hereby by Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

Section 3.5 Takeover Statute, No Restrictions on the Merger.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

(b) The Board of Directors has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL hereby inapplicable to this Agreement and the transactions contemplated by this Agreement.

Section 3.6 Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Company Rights to become exercisable by the holders thereof.

Section 3.7 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provisions of the Company’s Constituent Documents or, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the certificate of incorporation or by-laws or any other organizational documents of any Company Subsidiary; (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 3.7(b)); (iii) result in any violation or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted, except, in the case of clauses (ii), (iii) (iv) and (v), as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect and as would not reasonably be expected to materially delay or impair the consummation of the Merger.

(b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and such foreign antitrust and competition law requirements described in Section 3.7(b)(i) of the Company Disclosure Letter; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filings with the Securities and Exchange Commission (“SEC”) of (A) the Proxy Statement and Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the registration statement on Form S-4 promulgated under the Securities Act and (C) such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) with or to the Federal Communications Commission (the “FCC”), (v) with or to those State public service or public utility commissions or similar State regulatory bodies set forth in Section 3.7(b)(v) of the Company Disclosure Letter (“State Commissions”); (vi) with or to those foreign Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment set forth in Section 3.7(b)(vi) of the Company Disclosure

Letter; (vii) with or to those State agencies or departments or local governments that have issued competitive access provider or other telecommunications franchises or any other similar authorizations; and (viii) any consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (i) through (vii) above), the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The representations contained in Section 3.7(a) and 3.7(b) are true without taking into account the possibility of effecting the transactions under this Agreement in the form of the Alternative Merger.

(d) Effecting the transactions contemplated hereby in the form of the Merger will not be materially more burdensome to Parent and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole as compared to effecting such transactions in the form of the Alternative Merger.

Section 3.8 SEC Reports; Company Financial Statements.

(a) The Company and each Company Subsidiary has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since April 20, 2004 (the “Company SEC Documents”). As of its respective date, each of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, complied when filed or furnished and as amended in all material respects with the requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not, and any Company SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to the absence of notes. The consolidated balance sheets (including the related notes) included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, in each case subject to normal year-end adjustments that have not been and are not expected to be material in amount.

Section 3.9 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) Specified Included Liabilities, (b) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements (or readily apparent in the notes thereto), (c) liabilities and obligations incurred in a commercially reasonable manner consistent with industry practice since the date of such balance sheet, and (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Form S-4; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting to be held in connection with the Merger, contain any untrue statement of a fact or omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.11 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, for the period beginning September 30, 2004 until the date hereof, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in a commercially reasonable manner consistent with industry practice; (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company’s capital stock, other than regular quarterly dividends and the $0.40 per share dividend declared on February 11, 2005; (iii) there has not been any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Section 5.1; and (iv) except as required by GAAP, there has not been any change by the Company in its accounting principles, practices or methods. Since September 30, 2004 until the date hereof, there have not been any changes, circumstances or events that, individually and in the aggregate, have had or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending, affecting or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries, or their respective properties or rights that, individually and in the aggregate for any such matters premised on common legal theories and similar facts, would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.13 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries is, and since April 20, 2004, has been in compliance in all material respects with applicable Laws and, to the knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any material violation of any Law, in each case except for such failures to be in compliance, such investigations or such violations as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Since December 31, 2003 (or such later date, if the Company only became subject to the applicable provisions, rules and regulations subsequent to December 31, 2003), the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Document filed by the Company. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

(c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) The Company has prepared a plan to comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the date by which they must comply with such requirements. The Company is not aware of any reason it will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date.

(e) The Company has delivered to Parent copies of any written notifications it has received to date since December 31, 2003 of a (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

Section 3.14 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns, and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1991, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid.

(d) Neither the Company nor any Company Subsidiary has any material liability as a result of being a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the most recent Company Financial Statements.

(e) None of the Company or any of the Company Subsidiaries has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by the Company or any of the Company Subsidiaries as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g) There are no Liens on any of the assets or properties of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any material Tax.

(h) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations §1.6011-4(b)(2) that has not been properly disclosed pursuant to such Regulation on a Tax Return previously made available to Parent.

Section 3.15 ESPP. No officer, employee, director, consultant, or other service provider to the Company or any of the Company Subsidiaries has any outstanding options to purchase any capital stock of the Company or any of the Company Subsidiaries, other than the rights to purchase Company Common Stock outstanding under the terms of the Company’s ESPP.

Section 3.16 Sufficiency of Real Property, etc. The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all the fee and leasehold interests in real property required for the conduct of the Business as currently conducted. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all buildings, structures, fixtures and improvements included within the Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

Section 3.17 Right-of-Way Agreements and Network Facilities.

(a) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each right-of-way agreement, license agreement or other agreement permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground (each, a “Right-of-Way Agreement”) is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder and (iii) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(b) To the knowledge of the Company, the Company is not in violation of any Laws which, individually or in combination with any others, would materially and adversely affect the ability of the Company or any of its Subsidiaries to use any of the rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

(c) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) All Owned Network Facilities and Leased Network Facilities: (x) are in good working order and condition (“Good Condition”) individually and in combination; (y) are, individually and in combination, operated, installed, and maintained by the Company, the Company Subsidiaries, or their contractors in a manner that is in compliance with (a) generally accepted industry standards for the United States telecommunications and foreign telecommunications industries (the latter with respect to Owned Network Facilities and Leased Network Facilities outside the United States) (together “Industry Standards”), (b) performance requirements in service agreements with customers of Company and its Subsidiaries (“Customer Requirements”), and (c) all Laws, and (z) comply, individually and in combination, with applicable performance standards. The Company and the Company Subsidiaries will maintain or cause Owned Network Facilities and Leased Network Facilities, individually and in combination, to be maintained in Good Condition and in compliance with Performance Standards, Industry Standards, Customer Requirements, and all Laws through the Closing Date.

(ii) The Company owns, free of liens and other encumbrances, other than Permitted Liens, all right, title, and interest in Owned Network Facilities and will maintain the same through the Closing Date. No third Person can revoke or otherwise encumber or interfere with such right, title, and interest.

(iii) (x) Each Network Facility Agreement is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of the Company Subsidiaries is in breach of or default under any Network Facility Agreement, (y) no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or the Company Subsidiaries or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Network Facility Agreement, and (z) no third Person has repudiated, revoked, terminated, or otherwise interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise interfere with the performance of any Network Facility Agreement.

Section 3.18 Brokers. No Persons other than Greenhill & Co., LLC (“Greenhill”), Lazard Frères & Co. LLC (“Lazard”) and J. P. Morgan Securities Inc. (“JPMorgan,” and collectively with Greenhill and Lazard, the “Company Financial Advisors”) are entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has furnished to Parent and Merger Sub a true, correct and complete copy of each agreement between the Company, any Company Subsidiary and each Company Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.19 Employee Benefit Plans and Related Matters; ERISA.

(a) As soon as practicable (but not later than 20 Business Days) after the date hereof, the Company shall provide Parent with a schedule that sets forth a complete and correct list of the Company Benefit Plans. With respect to each such Company Benefit Plan, on or before the date such schedule is provided, the Company shall provide to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust report for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, (vii) the most recent actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all current employee handbooks and manuals, (ix) statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any), (x) all amendments and modifications to any such Company Benefit Plan or related document and (xi) in the case of any such Company Benefit Plan that is maintained primarily for the benefit of employees whose employment is principally outside the United States, information that is substantially comparable (taking into account differences arising from differences in applicable law and practices) to the information required to be provided in the foregoing subclauses of this Section 3.19(a).

(b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS, and no event has occurred or circumstance exists since the date of such determination that would adversely affect such qualification. To the knowledge of the Company, each Company Benefit Plan that is maintained outside of the United States meets the conditions to qualify for tax exempt status, if applicable, or for such other favorable classification available in respect of such Company Benefit Plan under applicable Law. All amendments and actions required to bring each Company Benefit Plan into material conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by Law to be made or taken until after the Closing Date. Each Company Benefit Plan has been operated in all material respects in accordance with applicable Law.

(c) Liability. There has been no event or circumstance that has resulted in any material liability to the Company or any of the Company Subsidiaries under or pursuant to Title I or IV of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans or any applicable provision of Law in any jurisdiction outside of the United States. There has not been any event or circumstance that could reasonably be expected to result in any material liability (other than for the payment of benefits in a commercially reasonable manner consistent with industry practice) in respect of the Company Benefit Plans. Except as is otherwise reflected in the Financial Statements, there are no “unfunded benefits liabilities” in respect of any Company Benefit Plan that is a defined benefit or similar type plan.

(d) Acceleration or Increases in Compensation. There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of the Company Subsidiaries, which, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Section 280G of the Code or would otherwise result in the acceleration of payment of any benefits or a material increase in the amount of benefits (including, without limitation, any indemnity or redundancy pay) payable, whether pursuant to the terms of any such Company Benefit Plan, at Law, by contract or otherwise, the entering into, or the consummation of the transactions contemplated by, this Agreement.

(e) Independent Contractors. The Company and each of the Company Subsidiaries has properly classified all individuals (including but not limited to independent contractors and leased employees) under applicable Law, except where failure to properly classify such person would not result in material employment or benefit liability to the Company or the Company Subsidiaries. Any person (other than the non-employee members of the Company’s board of directors) providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any such Company Benefit Plan in respect of such non-employee service.

Section 3.20 Employees, Labor Matters. As soon as practicable (but not later than 20 Business Days) after the date hereof, the Company shall provide Parent with a schedule that sets forth a complete and correct list of each collective bargaining agreement to which any of the Company or any of the Company Subsidiaries is party or by which any such entity may be bound. Since April 20, 2004, there has not occurred nor, to the knowledge of the Company has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries.

Section 3.21 Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries are the exclusive owners of all Owned Intellectual Property that is issued as a patent, the subject of a patent application, registered or subject to an application for registration, free and clear of any Liens other than Permitted Liens. The Owned Intellectual Property, together with the Intellectual Property used pursuant to the Intellectual Property Licenses, constitutes all of the Intellectual Property necessary to the conduct of the Business as currently conducted. Immediately after the Effective Time, the Company and the Company Subsidiaries shall own or have licensed to them all the Company Intellectual Property, in each case free from Liens other than Permitted Liens, on the same terms and conditions as in effect prior to the Effective Time. “Owned Intellectual Property” means all material Intellectual Property owned by the Company or any of the Company Subsidiaries.

(b) To the knowledge of the Company, the conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property. To the knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company. None of the Company Intellectual Property is subject to any outstanding Order by or with any court, tribunal, arbitrator or other Governmental Entity.

(c) The Company or one of the Company Subsidiaries has taken all actions reasonably necessary to ensure full ownership (including by assignment from employees and from other Persons performing services for the Company or any Company Subsidiary), protection and enforceability of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each of the Company and each Company Subsidiary has taken all actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property, including Trade Secrets, used in the Business (including requiring the execution of valid and enforceable confidentiality agreements by employees or any other Person to whom such non-public Intellectual Property is made available). To the knowledge of the Company, none of the Company or any Company Subsidiary is using or enforcing any Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property or Trade Secret.

Section 3.22 Contracts.

(a) Except as listed in Section 3.22(a) of the Company Disclosure Letter, and except for Company Benefit Plans, neither the Company nor any Company Subsidiary is a party to or bound by, as of the date hereof:

(i) any agreement relating to Indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10,000,000;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries in which the Company or any Company Subsidiary owns any interest valued at more than $10,000,000 without regard to percentage voting or economic interest (unless pursuant to such agreement or arrangement the Company and/or the Company Subsidiaries, as the case may be, do not have a future funding obligation likely to require funding of more than $10,000,000 in the aggregate);

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any material agreement other than an agreement with respect to compensation or similar arrangements not involving a director of the Company or one of the officers of the Company for purposes of Section 16 of the Exchange Act and any agreement entered into in a commercially reasonable manner consistent with industry practice with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any Company Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by the Company or any Company Subsidiary or (C) any current or former director or officer of the Company or any Company Subsidiary;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or the Company Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of the Company or the Company Subsidiaries;

(vi) any sales, distribution, agency or other similar agreement providing for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets that are material to the Company and the Company Subsidiaries taken as a whole and involving payments to the Company in excess of $17,500,000 annually;

(vii) any agreement relating to any material interest rate, currency or commodity derivatives or hedging transaction;

(viii) any agreement (including keepwell agreement) under which (A) any Person (other than the Company or a Company Subsidiary) has directly or indirectly guaranteed any liabilities or obligations of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed liabilities or obligations of any other Person (other than the Company or a Company Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor obligation is less than $10,000,000;

(ix) any material “take-or-pay” agreements; or

(x) any agreement the termination or breach of which or the failure to obtain consent in respect of is likely to have a Company Material Adverse Effect.

(b) The agreements, commitments, arrangements and plans listed or required to be listed in Section 3.22(a) of the Company Disclosure Letter are referred to herein as the “Company Contracts.” Each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract. True, correct and complete copies of (i) each such Company Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all form contracts, agreements or instruments used in and material to the Business have been made available to Parent.

Section 3.23 Environmental Laws and Regulations. Except as disclosed in Section 3.23 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits.

(b) No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law.

(c) No Hazardous Substances are or were located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or, to the knowledge of the Company at the time of the cessation of such ownership, lease, operation or use, formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

(d) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability or obligation relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(e) The Company has provided to Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any Company Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary has been in businesses other than those related to the provision of telecommunication services that would reasonably be expected to present environmental issues of a materially different scope or magnitude than those presented in the provision of telecommunication services. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has operated or currently operates: (i) any manufacturing facilities; (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act; or (iii) any business that manages the hazardous wastes of any unrelated party. The representations contained in this Section 3.23(f) shall not deemed to be breached unless the operation or ownership of such other business or businesses has resulted in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

Section 3.24 Insurance Coverage. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industries in which the Company and the Company Subsidiaries operate. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

Section 3.25 Consent Decrees. Section 3.25 of the Company Disclosure Letter sets forth a list of all material consent decrees to which the Company and the Company Subsidiaries are subject and any material voluntary agreements with any state or federal agency that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.

Section 3.26 Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any Company Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Section 3.27 Compliance with Governance Requirements. The Company is in compliance in all material respects with the permanent injunction entered by the United States District Court for the Southern District of New York against the Company’s predecessor company on November 26, 2002 and such court’s related June 11, 2003 and December 17, 2003 orders.

Section 3.28 Opinions of Financial Advisors. The Company has received opinions from Greenhill, Lazard and JPMorgan, dated as of May 1, 2005, to the effect that, as of the date of such opinions and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration (without giving effect to any adjustment pursuant to Section 1.10) and the Special Cash Dividend, taken together, are fair, from a financial point of view to the holders of shares of Company Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in a letter (the “Parent Disclosure Letter”) delivered to it by Parent and Merger Sub prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates) or as set forth in the Parent SEC

Documents filed prior to the date hereof or in Parent’s Form 10-K for the year ended December 31, 2004 (excluding any disclosures included in any such Parent SEC Document or such Form 10-K that are predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

Section 4.2 Capitalization.

(a) Parent owns all right, title and interest in and to all the outstanding membership interests of Merger Sub free and clear of any Liens.

(b) As of the date of this Agreement, the authorized capital stock of Parent consists of 4,250,000,000 shares of Parent Common Stock and 250,000,000 shares of preferred stock, par value $ 0.10 per share (“Parent Preferred Stock”). At the close of business on February 11, 2005, (i) 2,774,865,381 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 5,623,033 shares of Parent Common Stock were held in treasury by Parent, and (iv) 200,000,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s stock option plans. Except as set forth above, as of February 11, 2005, no shares of capital stock of Parent were issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

(c) There are no preemptive or similar rights on the part of any holder of any class of securities of the Parent or any of its Significant Subsidiaries. Neither the Parent nor any of its Significant Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent or any such Significant Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Parent or any of the Significant Subsidiaries is a party or by which any of them is bound (i) obligating the Parent or any of the Significant Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Parent or any Significant Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Parent or any Significant Subsidiary, (ii) obligating the Parent or any Significant Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Parent or any Significant Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent or any of the Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Parent or any of the Significant Subsidiaries.

Section 4.3 Authorization. Parent and Merger Sub have all requisite corporate and limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary actions of Parent and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as the case may be, are necessary for Parent or Merger Sub to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) conflict with any provision of the certificate of incorporation or by-laws or any other organizational documents of Parent or Merger Sub, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.4(b)); (iii) result in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license or result in the creation or imposition of any Lien upon any properties or assets of the Parent or any Parent Subsidiary; or (iv) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for each of Parent and Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii) or (iii), for such violations that, in the aggregate, have not had and would not reasonably be expected to result in a Parent Material Adverse Effect and as would not reasonably be expected to materially delay or impair the consummation of the Merger.

(b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent of Merger Sub of the transactions contemplated hereby, except for (i) compliance by Parent and Merger Sub with the HSR Act and such foreign antitrust and competition law requirements set forth in Section 4.4(b)(i) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of (A) the Proxy Statement and Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the registration statement on Form S-4 promulgated under the Securities Act and (C) such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to the FCC, (v) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to the State Commissions set forth in Section 4.4(b)(v) of the Parent Disclosure Letter; and (vi) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to those foreign Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment set forth in Section 4.4(b)(vi) of the Parent Disclosure Letter.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since December 31, 2003 (the “Parent SEC Documents”). As of its respective date, each of the Parent SEC Documents, complied when filed or furnished and as amended in all material respects with the requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not, and any Parent SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents have been derived from the accounting books and records of Parent and its consolidated Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The consolidated balance sheets included in such consolidated financial statements present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated statements of income and consolidated statements of cash flows included in such consolidated financial statements present fairly in all material respects the results of operations and cash flows of Parent and its consolidated Subsidiaries for the respective periods indicated.

Section 4.6 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Parent and its Subsidiaries included in the Parent Financial Statements (or readily apparent in the notes thereto), (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of such balance sheet, and (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Form S-4; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information contained or incorporated by reference in the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time the Form S-4 becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made in the Form S-4 based on information supplied by the Company in writing for inclusion in the Form S-4. The Form S-4 will comply as to form in all material respects with all Laws.

Section 4.8 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as set forth in Schedule 4.8 of the Parent Disclosure Letter, for the period beginning September 30, 2004 until the date hereof, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2003, there have not been any changes, circumstances or events that, individually and in the aggregate, have had or would reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.9 Litigation. Except as set forth in Section 4.9 of the Parent Disclosure Letter, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending, affecting or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or their respective properties or rights that, individually and in the aggregate for any such matters premised on common legal theories and similar facts, would reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth in Section 4.9 of the Parent Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.10 Compliance with Laws. Each of the Parent and its Subsidiaries is, and since December 31, 2003, has been in compliance with all applicable Laws and, to the knowledge of the Parent, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any violation of any Law, in each case except for such failures to be in compliance, such investigations or such violations as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.11 Brokers. No Person other than Bear, Stearns & Co. Inc. (the “Parent Financial Advisor”) is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Covenants of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in a commercially reasonable manner consistent with industry practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in the Company’s certificate of incorporation or by-laws;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, other than (x) pursuant to Section 6.16 of this Agreement, (y) regular quarterly cash dividends consistent with past practice (which in no event shall exceed $1,947,000,000 in the aggregate since February 1, 2005) which are paid prior to the Special Cash Dividend or (z) dividends or distributions by wholly owned Company Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than pursuant to the Company Stock Plans and the redemption of Company Rights;

(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) (other than (i) issuances of Company Common Stock (and the associated Company Rights) in connection with the ESPP, Company Restricted Shares or Other Equity-Based Awards, in each case, in accordance with their terms (it being understood that grants of Company Restricted Shares and Other Equity-Based Awards after the date hereof shall be in accordance with Schedule 5.1(g) of the Disclosure Letter), (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly owned Company Subsidiary, (iii) issuances in accordance with the Rights Agreement; and (iv) issuances pursuant to the Chapter 11 Plan;

(d) merge or consolidate with any Person (other than the Company or a wholly owned Company Subsidiary) or acquire a material amount of the assets or equity of any other Person (other than the Company or a Company Subsidiary), other than (i) acquisitions disclosed on the Section 5.1(d) of the Company Disclosure Letter and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $50,000,000 for any individual acquisition, or $100,000,000 in the aggregate;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to Parent prior to the date hereof), (ii) sales of network capacity in the ordinary course consistent with past practice, (iii) sales of assets listed on Schedule 9.12 or (iv) in an amount not in excess of $50,000,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or (y) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth on Section 5.1(f)

of the Company Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, Indebtedness in replacement of existing Indebtedness on customary commercial terms, and guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of Indebtedness of the Company, or (iii) other than in the ordinary course of business consistent with past practice or as set forth in the Company’s capital budget, a copy of which was delivered to Parent prior to the date hereof, make or commit to make any capital expenditure;

(g) amend or otherwise modify benefits under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, except (i) as reasonably appropriate to reflect changes in applicable Law or generally accepted accounting principles, (ii) in the ordinary course of business, consistent with existing policies and practices, or (iii) as identified on Schedule 5.1(g) of the Disclosure Letter;

(h) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary, provided, however, that the Company or any of its Subsidiaries may grant increases in base salaries in the ordinary course of business consistent with existing policies and practices (including pursuant to the Company’s “focal point review” and the Company’s salary administration program outlined on Schedule 5.1(g) of the Disclosure Letter), so long as such increases, in the aggregate, do not exceed 4% in any calendar year;

(i) enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, (i) other than in the ordinary course of business, consistent with existing policies and practices or (ii) except as identified on Schedule 5.1(i) of the Disclosure Letter;

(j) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations (i) in the ordinary course, consistent with existing policies and practices, (ii) identified on Schedule 5.1(i) of the Disclosure Letter or (iii) that, individually and in the aggregate, would not result in (x) in the case of hirings, a material increase in the number of persons providing services to the Company and its Subsidiaries in all such capacities, (y) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary (such increase to be determined, in the case of a hiring to replace an employee or other service provider in a pre-existing position based solely on the costs in excess of the costs associated with the replaced service provider), and (z) in the case of terminations, material liability to the Company or any of its Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

(k) settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than (i) such settlements and compromises that (A) relate to Taxes (which are the subject of Section 5.1(l)), (B) relate to Bankruptcy Claims (which are the subject of Section 6.18), (C) are in the ordinary course consistent with past practice or (D) do not require payments by the Company in excess of $10,000,000 and (ii) such consents, decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole;

(l) (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes (other than Taxes that relate to Bankruptcy Claims (which are the subject of Section 6.18)), (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, or (v) except as required by Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

(m) other than in the ordinary course of business consistent with past practice or the indenture amendments disclosed in Section 3.7 of the Company Disclosure Letter, (i) modify or amend in any material respect or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Entity) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, after giving effect to the Merger;

(o) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP or by a Governmental Entity;

(p) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(q) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries organized in jurisdictions other than the United States or any political subdivision thereof;

(r) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VII not being satisfied or (ii) materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(s) agree or commit to do any of the foregoing.

Section 5.2 Covenants of Parent. From the date of this Agreement until the Effective Time, unless the Company shall otherwise consent in writing, or except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and shall use all commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and maintain its current rights and franchises, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, Parent shall not, and shall not permit any Subsidiary of Parent to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents in a manner that would adversely affect the economic benefits of the Merger to the Company’s stockholders;

(b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by wholly owned Subsidiaries of Parent for the declaration and payment of regular quarterly cash dividends or for any distribution of stock or property for which adjustment is made pursuant to Section 1.12;

(c) take or omit to take any action, including engaging in an acquisition of a business, that would be reasonably likely to prevent the consummation of the Merger by the Outside Date; or

(d) agree or commit to do any of the foregoing.

Section 5.3 Certain Actions. If, in conformity with Section 5.2(c), Parent or any Subsidiary of Parent takes any action that is reasonably likely to materially delay the consummation of the Merger, including engaging in an acquisition of a business which is reasonably likely to result in its being materially more difficult to obtain any approval or authorization required in connection with the Merger under Laws, Parent or such Subsidiary shall, or shall authorize the Company or its Subsidiaries to, take all necessary Specified Efforts to consummate the Merger, notwithstanding anything to the contrary in Section 6.4(e). If such action results in a delay of the consummation of the Merger, then, during the period after which the Merger would otherwise have been consummated, Parent shall not be entitled to invoke the condition set forth in Section 7.2(f) or the condition set forth in Section 7.2(a), except to the extent the failure of such conditions to be satisfied is caused by a breach of a representation or warranty caused by the Company during such period.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and Parent shall prepare and file the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent’s prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) Each of Parent and the Company shall use commercially reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.

(c) Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC, and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

(d) The Company will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(e) If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

Section 6.2 Stockholders Meeting; Company Recommendation. The Company shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the S-4 Registration Statement is declared effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful and commercially reasonable action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.4(b) (the “Company Recommendation”), and shall not withdraw, modify or qualify (a “Change”) in any manner adverse to Parent such recommendation or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation including, without limitation, approving or recommending a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a “Change in the Company Recommendation”); provided that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.5(c).

Section 6.3 Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity, and (b) all other information as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Law and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. In addition, the Company shall use best efforts to furnish, within twelve weeks of the date hereof, to Parent the items listed on Section 6.3 of the Company Disclosure Letter. The Company shall (i) keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding with respect to Taxes and (ii) provide to Parent, when available and prior to filing, drafts of any U.S. federal, U.K., French and German income Tax Returns relating to the Company or any Company Subsidiary. All information furnished pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of September 10, 2004, between the Company and Parent (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.3 shall affect the representations, warranties or conditions to the obligations of the parties contained herein.

Section 6.4 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement in the most expeditious manner practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Communications Act of 1934, as amended, and the rules and regulations thereunder, the laws, rules, regulations and orders of the state public service or public utility commissions, or similar state regulatory bodies regulating telecommunications businesses or the use of radio spectrum, Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above, obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement and will use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment and State agencies or departments or local governments that have issued competitive access provider or other telecommunications franchises or any other similar authorizations.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and the Parent shall use its commercially reasonable efforts (which for these purposes shall include taking Specified Efforts (as defined below)) to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

(e) If necessary to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger or the transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of Parent and the Company shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end (“Specified Efforts”); provided that neither Parent nor the Company shall be required to take any Specified Efforts to the extent that such Specified Efforts, individually or in the aggregate, would reasonably be expected to have a Specified Material Adverse Effect.

“Specified Material Adverse Effect” means a Company Material Adverse Effect or a Parent Material Adverse Effect following the Effective Time (provided, however, that for purposes of determining whether any adverse effect upon Parent constitutes a Parent Material Adverse Effect for purposes of this definition of Specified Material Adverse Effect, Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and its Subsidiaries, taken as a whole).

Section 6.5 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, and the Company shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal (as defined in Section 6.5(e)), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval, the Company may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.5(a), and subject to compliance with Section 6.5(c):

(x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.5(b), and provided further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations could be reasonably expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law and (ii) such Takeover Proposal could reasonably be expected to lead to a Superior Proposal (as defined in Section 6.5(e)). The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith, and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.5. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5 by the Company.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the terms and conditions thereof, and promptly provide Parent with copies of all Takeover Proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.

(c) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect a Change in the Company Recommendation, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such a Change in the Company Recommendation unless (i) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five Business Days after the receipt of such notice (or, in the event of a Takeover Proposal that has been materially revised or modified, within three Business Days of such modification, if later), a proposal that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of the Company as such Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of an Intervening Event, as the case may be. The Company agrees that, during the five Business Day period prior to its effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Company Recommendation, Parent shall have the option, exercisable within five Business Days after such Change in the Company Recommendation, to cause the Board of Directors to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement and approving the Merger. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii). If Parent fails to exercise such option, the Company may terminate this Agreement pursuant to and in accordance with Section 8.1(d)(ii).

(d) Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure could be reasonably expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 6.5(c), effect a Change in Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(e) For purposes of this Agreement:

“Intervening Event” shall mean an event, unknown to the Board of Directors of the Company as of the date hereof, which becomes known prior to the Company Stockholder Approval and which causes the Board of Directors to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect a Change in the Company Recommendation would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

“Takeover Proposal” means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving (x) the Company or (y) any of the Company Subsidiaries which represent, individually or in the aggregate, 15% or more of the Company’s consolidated assets (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent, Merger Sub or any Affiliate thereof (a “Third Party”) in which such Third Party or the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 15% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 15% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (ii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 15% or more of any class of capital stock of the Company or of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any transaction involving the purchase or acquisition of, (i) all or substantially all of the voting power of the Company’s capital stock or (ii) all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, which transaction the Board of Directors determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, (x) would be, if consummated, more favorable to the stockholders of the Company than the Merger and the Special Cash Dividend, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 6.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Entity shall pay or cause to be paid to each employee of the Company and the Company Subsidiaries who continues as an employee of the Company, the Company Subsidiaries or the Surviving Entity during the Benefits Continuation Period (the “Continuing Employees”) a base salary at a rate not less than the rate of such base salary in effect at the Effective Time. During the Benefits Continuation Period, the Surviving Entity shall provide or cause to be provided an incentive compensation opportunity not less than the incentive compensation opportunity in effect at the Effective Time. The Surviving Entity shall also provide or cause to be provided to any Continuing Employee during the Benefits Continuation Period medical benefits and other welfare benefit plans, programs and arrangements (i) that are substantially comparable to those provided under the Company Benefit Plans as in effect at the Effective Time; (ii) which are substantially comparable to those provided to management employees of the Parent or its Subsidiaries; or (iii) any combination of the foregoing; provided that (x) with respect to Continuing Employees who are subject to collective bargaining or employment agreements (including change in control agreements), compensation, benefits and payments shall be provided in accordance with such agreements, and the Surviving Entity expressly assumes such collective bargaining or employment agreements (including change in control agreements) and (y) during the Benefits Continuation Period, the Surviving Entity shall pay, subject to such terms and conditions as it shall establish, any such Continuing Employee whose employment is involuntarily terminated by the Parent, the Surviving Entity or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance plan maintained by the Company and its Subsidiaries and applicable to such Continuing Employee immediately prior to the date of this Agreement. The foregoing provisions of this Section 6.6 shall not be construed or interpreted to restrict in any way the Surviving Entity’s or Parent’s ability to amend, modify or terminate any Company Benefit Plan (including, without limitation, to change the entities who administer such Company Benefit Plans, or the manner in which such Company Benefits Plans are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or to terminate any person’s employment at any time or for any reason.

(b) The Surviving Entity shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Entity that an employee of the Company or any of the Company Subsidiaries is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of the Parent, the Surviving Entity or any of their Subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) With respect to matters described in this Section 6.6, the Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any written notices or other communication materials (including, without limitation, any postings to any website) to its employees or former employees of the Company or any Company Subsidiary. Prior to the Effective Time, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6; provided that such notices or other communication materials are approved in advance by the Company, which approval shall not be unreasonably withheld.

(d) The Company and each of its Subsidiaries shall (i) provide any and all notices to, (ii) make any and all filings or registrations with, and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the transactions contemplated hereby.

(e) The Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to any Other Company Equity-Based Award and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Other Company Equity-Based Award (and to maintain the current status of the prospectus contained therein) for so long as such Other Company Equity-Based Award remains outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16 of the Exchange Act, where applicable, the Parent shall use all reasonable efforts to administer any applicable Company Stock Plan in a manner that complies with Rule 16b-3 under the Exchange Act to the extent such Company Stock Plan complied with such rule prior to the Effective Time.

Section 6.7 Fees and Expenses. Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus and the Form S-4 and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the transactions contemplated hereby.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and the Company Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and the Company Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by Law, (ii) include and cause to be maintained in effect in the Surviving Entity’s (or any successor’s) certificate of incorporation and bylaws, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company’s Constituent Documents and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company (provided that the Surviving Entity (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that in no event shall the Surviving Entity be required to expend in any one year more than 200% of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 200% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the insured than the existing D & O Insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such “tail” prepaid policy has been obtained by the Company prior to the Closing, (i) the Surviving Entity shall not be obligated to maintain D & O Insurance as described above, and (ii) the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain such “tail” policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder. The obligations of the Surviving Entity under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(b) If the Surviving Entity or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume all of the obligations set forth in this Section 6.8.

Section 6.9 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.

Section 6.10 Notification of Certain Matters. The Company shall use its commercially reasonable efforts to give prompt notice to Parent, and Parent shall use its commercially reasonable efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (ii) any failure of Parent, Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.11 Accountant’s Letters.

(a) Parent shall use its commercially reasonable efforts to cause to be delivered to the Company two letters from Parent’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) The Company shall use its commercially reasonable efforts to cause to be delivered to Parent two letters from the Company’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 6.12 Listing of Shares of Parent Common Stock. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.13 Affiliates. Not later than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted to the stockholders of the Company for the Company Stockholder Approval, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use commercially reasonable efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto (an “Affiliate Agreement”). Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such transfer is exempt from registration under the Securities Act.

Section 6.14 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, Parent, the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

Section 6.16 Special Cash Dividend. Following the date of adoption of this Agreement by the holders of Company Common Stock constituting the Company Stockholder Approval and prior to the Effective Time, the Company will, to the extent not prohibited by applicable law or covenants in instruments of Indebtedness existing as of the date hereof, declare and pay a special cash dividend per share of Company Common Stock equal to (i) $5.60 minus (ii) the per share amount of any dividend declared by the Company during the period beginning on the date of this Agreement and ending on the Closing Date, excluding, for the avoidance of doubt, the $0.40 per share cash dividend approved by the Board on February 11, 2005 (the “Special Cash Dividend”). It is the expectation of the parties that such Special Cash Dividend will be paid as soon as practicable following the date the Company Stockholder Approval is obtained.

Section 6.17 Bankruptcy Court Order. The Company will use its reasonable efforts to obtain an order in form and in substance satisfactory to Parent, issued by the United States Bankruptcy Court for the Southern District of New York providing that following the Effective Time of the Merger, the Surviving Entity may issue shares of Parent Common Stock in lieu of shares of Company Common Stock to which certain general unsecured creditors would have been entitled prior to the Effective Time in satisfaction of their claims pursuant to the Debtors’ Modified Second Amended Joint Plan of Reorganization dated October 21, 2003 (the “Bankruptcy Court Order”). In addition, the parties will cooperate with regard to the possibility of seeking an order to the effect that such shares of Parent Common Stock will be exempt from registration under the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code.

Section 6.18 Settlement of Bankruptcy Claims. The Company will not settle any Bankruptcy Claims or any matter directly arising out of the Bankruptcy Claims for a plan-affected amount of cash in excess of $15,000,000 without first providing Parent with written notification setting forth the terms of such settlement. Such notification shall be delivered to Parent no less than three Business Days prior to the settlement date. Parent shall have an opportunity to comment on the terms of such settlement and the Company will consider Parent’s comments in good faith. The Company shall provide Parent regular updates about the status of the Bankruptcy Claims in the format produced by Huron (or any replacement system used by the Company after the date hereof), which updates shall be provided no less often than monthly.

Section 6.19 No Amendment of Plan of Reorganization. Unless required by Law, the Company shall not take any action to amend or modify the Plan of Reorganization of WorldCom, Inc. and certain of its Subsidiaries under Chapter 11 of the Bankruptcy Code, confirmed by the United States Bankruptcy Court for the Southern District of New York on October 31, 2003 and consummated on April 20, 2004.

Section 6.20 Restoring Trust. The Company has, since November, 2002, had the oversight of a Corporate Monitor, pursuant to a permanent injunction entered by the United States District Court for the Southern District of New York against the Company’s predecessor company on November 26, 2002. As part of his oversight, the Corporate Monitor developed corporate governance principles and processes entitled Restoring Trust, which guided the Company’s predecessor company and the Company through the present, and the Company has fully complied with Restoring Trust. The Company will use its reasonable best efforts to obtain an Order, satisfactory to Parent, from the United States District Court for the Southern District of New York (the “Corporate Monitor Order”), (i) confirming the successful conclusion of the efforts of the Corporate Monitor, (ii) concluding that the function of the Corporate Monitor is no longer necessary, (iii) relieving the Company from the oversight of the Corporate Monitor, prior to or upon the Effective Time, (iv) acknowledging that Parent and its Subsidiaries, including the Surviving Entity, will not be subject to Restoring Trust or any related or similar governance restrictions and (v) making such changes to the permanent injunctions entered by such Court as shall be necessary to effectuate the foregoing. In addition, the Company will use its reasonable best efforts to have such permanent injunctions dissolved.

Section 6.21 Network Facility Maintenance and Compliance. The Company and the Company Subsidiaries will maintain or cause Owned Network Facilities and Leased Network Facilities, taken as a whole, to be maintained in Good Condition and in compliance with standard industry practice through the Closing Date.

Section 6.22 Section 16 of the Exchange Act. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.

Section 6.23 Tax Treatment. Subject to Section 1.9, Parent and the Company and each of their respective Affiliates shall use their commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinions of Debevoise & Plimpton LLP and Davis Polk & Wardwell referred to in Sections 7.4(a) and 7.4(b) of this Agreement, including by providing such customary representations as counsel may reasonably request in connection with such opinions. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit Parent in providing cash consideration where permitted or required by this Agreement, even if doing so would jeopardize qualification of the Merger as a reorganization.

Section 6.24 Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to the adoption of this Agreement and approval of the Merger, and at every adjournment and postponement thereof, Parent shall vote or cause to be voted any shares of Company Common Stock owned by it or its Subsidiaries in favor of the adoption of this Agreement and approval of the Merger, so long as such adoption and approval is then recommended by the Board of Directors of the Company.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated, (ii) the authorization required to be obtained from the FCC for the consummation of the Merger shall have been obtained, (iii) all approvals, if any, required to be obtained (A) with or from any state public service or public utility commissions or similar state regulatory bodies listed in Section 7.1(c) of the Company Disclosure Letter or (B) under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained (except, in the case of clause (B), for any failures to obtain such approvals that would not, individually or in the aggregate, reasonably be expected to result in a Specified Material Adverse Effect) and (iv) all other notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that the Company or the Parent or their respective directors or officers would be subject to the risk of criminal liability, shall have been made or obtained.

(d) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, except by Governmental Entities outside the United States as would not, individually or in the aggregate, reasonably be expected to be material to Parent and which do not provide a reasonable basis to conclude that the Company, Parent or their respective directors or officers would be subject to the risk of criminal liability.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Determination of Specified Included Liabilities Amount. The Specified Included Liabilities Amount shall have been determined pursuant to Section 1.10.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.3(a), (b), (d), and (e) (with respect to the Company only, and not the Company Subsidiaries) and 3.4 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Litigation. There shall be no pending suit, action or proceeding by any U.S. Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.

(d) Receipt of Bankruptcy Court Order. The United States Bankruptcy Court for the Southern District of New York shall have issued the Bankruptcy Court Order in form and substance reasonably satisfactory to Parent.

(e) Corporate Monitor. The United States District Court for the Southern District of New York shall have issued the Corporate Monitor Order in form and substance reasonably satisfactory to Parent; and there shall have been no amendment after the date hereof to the permanent injunctions issued by such court adverse to Parent or its Subsidiaries.

(f) No Material Change. From the period beginning on the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(g) Regulatory Approval. The condition set forth in Section 7.1(c) shall have been satisfied on terms that, individually or in the aggregate, would not reasonably be expected to have a Specified Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Parent Material Adverse Effect, provided that the representations and warranties of Parent and Merger Sub in Sections 4.2 (with respect to Parent only, and not the Subsidiaries of Parent) and 4.3 shall be true in all material respects. and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(c) No Material Change. From the period beginning on the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 7.4 Additional Conditions. The obligations of Parent and the Company to effect the Merger as a merger of the Company with and into Merger Sub are subject to the satisfaction of, or waiver by the appropriate party, on or prior to the Closing Date of the following additional conditions:

(a) with respect to the obligations of Parent, that Parent shall have received the opinion of Debevoise & Plimpton LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that each of the Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code;

(b) with respect to the obligations of the Company, that the Company shall have received the opinion of Davis Polk & Wardwell, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that each of the Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

In the event either of the above conditions fails to be satisfied or waived by the appropriate party, the transactions contemplated hereby shall be effected in the form of the Alternative Merger as provided in Section 1.9.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by February 14, 2006, whether such date is before or after the date of the Company Stockholder Approval referred to in Section 7.1(a), (A) provided, that in the event that, as of February 14, 2006, the conditions set forth in Section 7.1(c) or 7.2(g) have not been satisfied, the termination date may be extended from time to time by Parent or the Company by up to an aggregate of 180 days and (B) provided, further, that in the event that as of February 14, 2006 (as such date may be extended pursuant to clause (A)), an agreement or resolution of any dispute regarding the adjustment for Specified Included Liabilities at the Closing pursuant to Section 1.10 has not been reached, the termination date may be extended from time to time by Parent or the Company by up to an aggregate of 120 days (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Merger to be consummated by such time;

(ii) any Governmental Entity of competent jurisdiction issues a final, non-appealable order, judgment, decision, opinion, decree or ruling, which prevents the fulfillment of the condition set forth in Section 7.1(d); or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if it has not complied with its obligations under Section 6.5.

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Outside Date or is not cured by the earlier of (x) 30 Business Days following written notice to the Company by Parent of such breach or (y) the Outside Date, and (B) would result in a failure of any condition set forth in Sections 7.2(a) or (b);

(ii) the Company or any of the Company Subsidiaries or their respective Representatives shall have breached in any respect their respective obligations under Section 6.5; or

(iii) subject to the penultimate sentence of Section 6.5(c), the Board of Directors shall (A) fail to authorize, approve or recommend the Merger, or (B) effect a Change in the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act;

(d) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent prior to the Outside Date or is not cured by the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b); or

(ii) pursuant to the last sentence of Section 6.5(c), if the Company, prior to the termination of this Agreement, pays the Termination Fee (as defined in Section 8.3(a)) to Parent.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.3 and the provisions of this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect; provided, however, that no party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement.

Section 8.3 Termination Fee.

(a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $240,000,000 (the “Termination Fee”), which Termination Fee, together with the reimbursement of Expenses pursuant to Section 8.3(b), shall be Parent’s sole remedy in respect of termination of this Agreement except in the case of any willful breach of this Agreement by the Company:

(i) Sections 8.1(c)(ii) or (iii);

(ii) Section 8.1(d)(ii);

(iii) Section 8.1(b)(iii), provided that within twelve months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal; and provided, further, that, solely for purposes of this Section 8.3(a)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.5(e), except that all references to 15% shall be changed to 40%; or

(iv) Section 8.1(c)(i), provided, that such termination is based on a material breach of Section 6.2.

(b) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable immediately prior to termination of this Agreement in the event of termination by the Company, and not later than one Business Day after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to an account designated by Parent (except that, in the case of termination pursuant to Section 8.1(b)(iii), such payment shall be made on the date of the first to occur of either of the events referred to in the first proviso to Section 8.3(a)(iii)). If the Company is required to pay Parent a Termination Fee, or this Agreement is terminated pursuant to Section 8.1(b)(iii), the Company shall, in addition to any Termination Fee that may be payable, reimburse Parent and Merger Sub for all of their Expenses, up to a maximum amount of $10,000,000, within one Business Day of receipt of written notice from Parent requesting payment thereof.

(c) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

Telecopier: (212) 597-2518

Attention: Corporate Secretary

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Telecopier: (212) 909-6836

Attention:    Jeffrey J. Rosen, Esq.

 William D. Regner, Esq.

If to the Company, to:

MCI, Inc.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

Telecopier:    (703) 886-0860

Attention:      Anastasia D. Kelly, Esq.

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Telecopier: (212) 450-3800

Attention:         Phillip R. Mills, Esq.

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Items disclosed on one particular party’s disclosure letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on such party’s disclosure letter relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of such disclosure letter that such disclosure is applicable to such other sections.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This

Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and the parties’ disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Parent agrees to cause Merger Sub to fulfill all of its obligations hereunder.

Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE

EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the State of Delaware and the Federal courts of the United States of America located in the County and State of New York or the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions. As used in this agreement:

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Aggregate Incremental Amount” equals the product of (i) the Incremental Amount multiplied by (ii) the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares of shares reserved for issuance pursuant to the Chapter 11 Plan that are unissued immediately prior to the Effective Time (which number shall not exceed 5,375,000 minus the number of shares so issued after the date hereof).

“Bankruptcy Cases” means the Debtors’ cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, jointly administered under Chapter 11 Case No. 02-13533 (AJG).

“Bankruptcy Claims” means (i) all pre-petition claims filed in the Bankruptcy Cases as of the Closing Date, (ii) all administrative expense claims filed in the Bankruptcy Cases as of the Closing Date and (iii) all Tax claims filed, asserted in writing or of which Debtors have actual knowledge as of the Closing Date that constitute or would constitute administrative expense claims in the Bankruptcy Cases.

“Bankruptcy Code” means title 11 of the United States Code.

“beneficial ownership” or “beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Chapter 11 Plan” means the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (as thereafter modified through October 31, 2003) filed in the Bankruptcy Cases by WorldCom, Inc. and certain of its direct and indirect Subsidiaries, as debtors and debtors in possession.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company or any Company Subsidiary that is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law.

“Company Common Stock” means the common stock, $.01 par value, of the Company.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Intellectual Property” means all Intellectual Property owned by or used by the Company or any of the Company Subsidiaries in the Business.

“Company Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect relating to or resulting from (x) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (y) general changes in the segments of the telecommunications industry in which the Company or any of its Subsidiaries operates or (z) the announcement or consummation of this Agreement or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Company Restricted Share” shall mean each share of restricted Company Common Stock granted and awarded pursuant to a Company Benefit Plan.

“Company Rights” means the rights distributed to the holders of Company Common Stock pursuant to the Rights Agreement.

“Constituent Documents” means with respect to any entity, the Certificate or Articles of Incorporation, the Bylaws of such entity, the minute books, or any similar charter or other organizational documents of such entity.

“Debtors” has the meaning given in the Chapter 11 Plan.

“Dissenting Shares” means shares of Company Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means any shares of Company Common Stock (a) held by or in trust for the benefit of the Company, Parent, Merger Sub, any other wholly owned Subsidiary of Parent or any wholly owned Subsidiary of the Company, in each case except for any such shares held on behalf of third parties, or (b) as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Final Remaining Specified Included Liabilities Amount” means the amount determined pursuant to Section 1.10(b) or Section 1.10(d), as the case may be, to be the final Remaining Specified Included Liabilities Amount, with Specified International Tax Liabilities translated into U.S. dollars using the most recent closing spot exchange rate as of the date of determination.

“Governmental Entity” means any nation or government or multinational body, any state, agency, commission (including, without limitation, the FCC), or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law or (iii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iv) is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices, or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, moral rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all other intellectual property rights.

“Intellectual Property Licenses” means all agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is otherwise bound that relate to Intellectual Property, including: (i) licenses of Intellectual Property to the Company or any of the Company Subsidiaries by any other Person; (ii) licenses of Intellectual Property to any other Person by the Company or any of the Company Subsidiaries; (iii) agreements otherwise granting or restricting the right to use any Intellectual Property; and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business.

“IRS” means the Internal Revenue Service.

“IRUs” means Indefeasible Rights to Use.

“known” or “knowledge” means, with respect to any party, the knowledge of such party’s executive officers and senior management.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Leased Network Facilities” means all of the Company’s and the Company Subsidiaries’ Network Facilities that are not owned by the Company or the Company Subsidiaries but are provided under lease, license, IRUs or other agreements, including Right-of-Way Agreements between the Company or the Company Subsidiaries and third persons or entities.

“Leased Real Property” means all interests leased pursuant to the Leases.

“Leases” means leases, subleases, licenses and occupancy agreements.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Nasdaq” means The NASDAQ National Market.

“Network Facilities” means all of the Company’s and the Company Subsidiaries’ material network facilities (including, cable, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings. For purposes of this definition “material” shall mean any network facility the absence of which would materially and adversely affect the ability of the Company or any of its Subsidiaries to use the Company’s domestic or international networks, respectively, taken as a whole, in the manner and scope in which such respective network is currently being used.

“Network Facility Agreement” means agreements under which third Persons provide Network Facilities to the Company and the Company Subsidiaries, including leases, licenses, IRUs and Right-of-Way-Agreements.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“other party” means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.

“Owned Network Facilities” means Network Facilities that are owned by the Company or the Company Subsidiaries.

“Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any of the Company Subsidiaries, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Paid Specified Included Liabilities Amount” means the amount of cash in U.S. dollars that has actually been spent from and after January 1, 2005 through the Closing Date to satisfy Specified Included Liabilities. If any such cash has been spent in a currency other than the U.S. dollar, such amount shall be translated into U.S. dollars using the closing spot exchange rate on the date of payment.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, other than any such effect relating to or resulting from (x) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (y) changes in the segments of the telecommunications industry in which the Parent or any of its Subsidiaries operates or (z) the announcement or consummation of this Agreement or (ii) the ability of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice, which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Restoring Trust” means the August 26, 2003 report entitled “Restoring Trust” issued by the Corporate Monitor of the Company appointed by the U.S. District Court for the Southern District of New York.

“Rights Agreement” means the rights agreement, dated as of April 20, 2004 between the Company and The Bank of New York, as rights agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Specified Included Liabilities” means, without duplication, all Bankruptcy Claims and Specified International Tax Liabilities.

“Specified Included Liabilities Amount” means, without duplication, the sum of (x) the Paid Specified Included Liabilities Amount and (y) the Final Remaining Specified Included Liabilities Amount.

“Specified International Tax Liabilities” means all liabilities (whether accrued, contingent, asserted or unasserted) in respect of any Tax imposed on or measured by income (including interest and penalties thereon) imposed by any Taxing Authority of any jurisdiction other than the United States or any political subdivision thereof with respect to any period or portion thereof ending on or prior to April 20, 2004.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) shall mean (A) all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes or similar charges, fees, levies, imposts, customs, duties, licenses and other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law, and

(C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

ELI ACQUISITION, LLC

By:
Name:
Title:

MCI, INC.

By:
Name:
Title:

EXHIBIT A

FORM OF AFFILIATE AGREEMENT FOR AFFILIATES OF

MCI, INC.

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

The undersigned is a holder of shares of common stock, par value $0.01 per share, of MCI, Inc., a Delaware corporation (the “Company”), and is entitled to receive in connection with the Agreement and Plan of Merger, dated as of February 14, 2005 (the “Merger Agreement”), among Verizon Communications Inc., a Delaware corporation (“Parent”), MCI Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, and the transactions contemplated thereby (the “Merger Transactions”), common stock, par value $0.10 per share, of Parent (“Parent Common Stock”).

The undersigned has been advised and understands that as of the date of this letter the undersigned may be deemed to be an “affiliate” of the Company, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The undersigned is entering into this Agreement as an inducement and consideration to Parent to enter into the Merger Agreement and to consummate the Merger Transactions.

1.     The undersigned hereby represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Common Stock as a result of the Merger Transactions:

a. The undersigned shall not make any offer, sale, pledge, transfer or other disposition of shares of Parent Common Stock in violation of the Act or the Rules and Regulations.

b. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for the Company.

c. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the Merger Transactions will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger Transactions are submitted for a vote of the stockholders of the Company, (i) the undersigned may be deemed to be an affiliate of the Company and (ii) the distribution by the undersigned of Parent Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the shares of Parent Common Stock issued to the undersigned in the Merger Transactions unless (A) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (B) such sale, transfer or other disposition has been registered under the Act or (C) in the written opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

A-A-1

d. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e. The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agent with respect to Parent Common Stock issued to the undersigned in the Merger Transactions, and there will be placed on the respective certificates for such Parent Common Stock a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT 1933, AS AMENDED (THE “ACT”), APPLIES, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE WITH THE LIMITATIONS OF SUCH RULE 145, OR UPON RECEIPT BY VERIZON COMMUNICATIONS INC. OF AND IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT IN FORM AND SUBSTANCE THAT SUCH SALE, TRANSFER OR OTHER DISPOSITION IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE ACT, PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT OR IN A MANNER IN CONFORMITY WITH AND AFTER RECEIPT OF A ‘NO-ACTION’ LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

f. The undersigned also understands that Parent reserves the right to place, as applicable, on the certificates issued to the undersigned’s transferee with respect to Parent Common Stock a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

g. It is understood and agreed that certificates with the legends set forth in paragraphs 1(e) and (f) above will, after surrender of such certificates, be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock, received in the Merger Transactions and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock, received in the Merger Transactions and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

h. Execution of this letter shall not be considered an admission on the undersigned’s part that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate.

3. This letter shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflicts of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

A-A-2

Very truly yours,

Name:

Agreed and Accepted this              day

of February, 2005, by

VERIZON COMMUNICATIONS INC.

By:
Name: Title:

A-A-3

Annex B

Opinion of Greenhill & Co., LLC

Annex B

May 1, 2005

The Board of Directors

MCI, Inc.

22001 Loudoun County Parkway,

Ashburn, Virginia 20147

Members of the Board of Directors:

We understand that MCI, Inc. (the “Company”) proposes to enter into an Amendment to Agreement and Plan of Merger (the “Amendment”) that amends certain terms of the Agreement and Plan of Merger dated as of February 14, 2005, and as amended as of March 4, 2005 and March 29, 2005 (the “Original Amended Agreement” and, as amended by the Amendment, the “Agreement”), with Verizon Communications Inc. (“Parent”), and Eli Acquisition LLC, a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, among other things, the Company will be merged with and into Merger Sub (or another wholly owned subsidiary of Parent would be merged with and into the Company, on the terms set forth in the Agreement) and become a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive (A) a number of shares of common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”) equal to the greater of (i) 0.5743 of a share of Parent Common Stock and (ii) the quotient obtained by dividing $20.40 by the Average Parent Stock Price (such ratio under (i) or (ii), as applicable, the “Exchange Ratio”) and (B) $5.60, in cash, without interest (all or a portion of which may be paid in the form of a dividend (the “Dividend Payment”) by MCI prior to the effective time of the Merger) (such cash amount, whether paid pursuant to the Merger or in the Dividend Payment, the “Per Share Cash Amount”). Pursuant to the Agreement, (i) the “Average Parent Stock Price” is defined as the average of the volume weighted averages of the trading prices of Parent Common Stock, as such prices are reported on the NYSE Composite Transactions Tape, for the 20 trading days ending on the third trading day immediately preceding the effective time of the Merger and (ii) if the Exchange Ratio is greater than 0.5743, then Parent shall have the right, in its absolute discretion, to reduce the Exchange Ratio to an amount no less than 0.5743 and, in such case, the Per Share Cash Amount shall be increased by an amount (rounded to the nearest hundredth of a cent) equal to the product of (x) the amount by which Parent has reduced the Exchange Ratio and (y) the Average Parent Stock Price. The Exchange Ratio, as it may be reduced pursuant to the preceding sentence, and the Per Share Cash Amount, as it may be increased pursuant to the preceding sentence, are collectively referred to herein as the “Transaction Consideration.” We also understand that the Transaction Consideration will be subject to adjustment as provided in the Agreement based on the amount of certain specified liabilities of the Company (the “Specified Included Liabilities”) as set forth in the Agreement (the “Purchase Price Adjustment”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Transaction Consideration to be issued and paid to such holders in connection with the Agreement.

In connection with this opinion, we have reviewed, among other things, (i) the Original Amended Agreement, (ii) the Amendment, (iii) certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate, (iv) certain internal financial analyses, estimates and forecasts relating to the Company’s business and assets and liabilities prepared by the management of the Company, including an estimate of the amount of the Specified Included Liabilities provided to us by management of the Company on March 29, 2005 (the “Estimated Specified Included Liabilities”) and assumptions as to tax rates applicable to the Company (collectively, the “Company Forecasts”), and the estimated amount and timing of certain cost savings and operating synergies projected by the managements of the Company and Parent to result from the Merger (the “Synergies”), (v) certain internal financial information

The Board of Directors

MCI, Inc.

May 1, 2005

and other data relating to Parent’s business provided to us by the managements of the Company and Parent, (vi) certain publicly available financial forecasts relating to the business and financial prospects of the Company prepared by certain research analysts (the “Company Street Forecasts”), and (vii) certain publicly available financial forecasts relating to the business and financial prospects of Parent prepared by certain research analysts (the “Parent Street Forecasts”). We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger, the Dividend Payment and the other transactions contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of the Company and Parent. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and proposed business combinations we deemed relevant and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for us, and have further relied upon the assurances of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not made any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities or the Specified Included Liabilities) of the Company, Parent or any of their respective subsidiaries or affiliates, nor have any such valuations or appraisals been provided to us. We have not independently evaluated the solvency of the Company or Parent or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed for purposes of our opinion that the Company stockholders who acquire their shares of Company Common Stock after any part or all of the Dividend Payment is made, will have paid a price for such shares which has the same economic effect as if they had held such shares before such part or all of the Dividend Payment was made and received such payment. In relying on the financial analyses, estimates and forecasts provided to us, including the Synergies and the Company Forecasts, with your consent, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of the operations and financial condition of the Company and Parent (in the case of the Synergies) to which such analyses, estimates and forecasts relate and, with your consent, we have assumed that the Specified Included Liabilities will not exceed the Estimated Specified Included Liabilities. Parent has not provided internally prepared forecasts, analyses or estimates and has not commented on the Parent Street Forecasts or any other publicly available forecasts relating to the business and financial prospects of Parent. With your consent, we have assumed that the Parent Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Parent and used the Parent Street Forecasts for purposes of our analyses and this opinion. We express no view as to any such analyses, estimates or forecasts, including the Synergies, the Company Forecasts, the Company Street Forecasts, the Parent Street Forecasts and the Estimated Specified Included Liabilities, or the assumptions on which they were based. You have advised us, and we have assumed, that the transactions contemplated by the Agreement will be consummated in compliance with all applicable laws. We have relied as to all legal, including regulatory, bankruptcy and tax, matters relevant to rendering our opinion upon advice of counsel for the Company. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated without waiver of any material terms or conditions set forth in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and the other transactions contemplated by the Agreement will be obtained without any effect on the Company or Parent or on the contemplated benefits of the transactions contemplated by the Agreement in any way materially

The Board of Directors

MCI, Inc.

May 1, 2005

adverse to our analysis. You have also advised us, and we have assumed, that any third party contractual rights will not have any effect on Parent pro forma or on the contemplated benefits of the transactions contemplated by the Agreement in any way materially adverse to our analysis. We have also assumed, with your consent, that the Purchase Price Adjustment terms of the Agreement will not result in any adjustment to the Transaction Consideration in an amount greater than that described to us by management of the Company based on the Estimated Specified Included Liabilities.

Our opinion is necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments (including changes to the Transaction Consideration due to the Purchase Price Adjustment) may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Our opinion is directed only to the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock of the Transaction Consideration to be issued and paid to such holders in connection with the Agreement, and does not address the underlying decision by the Company to engage in the Merger or any of the transactions related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock. We are expressing no opinion herein as to the prices at which the shares of Company Common Stock or Parent Common Stock will trade at any future time. We understand that the Company has engaged in strategic discussions with, and has received proposals for strategic transactions from, third parties. We are not expressing any opinion herein as to any transaction other than those contemplated by the Agreement, nor are we expressing any opinion as to the relative merits of or consideration offered in any such other transaction as compared to the transactions contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the transactions contemplated by the Agreement.

We have acted as financial advisor to the Company in connection with the transactions contemplated by the Agreement and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be issued and paid to the holders of Company Common Stock in connection with the Agreement is fair from a financial point of view to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger and the Dividend Payment. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement / Prospectus relating to the Merger.

Very truly yours,

GREENHILL & CO., LLC

By:	/s/ Robert F. Greenhill
Robert F. Greenhill Chairman and Chief Executive Officer

Annex C

Opinion of J.P. Morgan Securities Inc.

Annex C

May 1, 2005

The Board of Directors

MCI, Inc.

22001 Loudoun County Parkway,

Ashburn, Virginia 20147

Members of the Board of Directors:

We understand that MCI, Inc. (the “Company”) proposes to enter into an Amendment to Agreement and Plan of Merger (the “Amendment”) that amends certain terms of the Agreement and Plan of Merger dated as of February 14, 2005, and as amended as of March 4, 2005 and March 29, 2005 (the “Original Amended Agreement” and, as amended by the Amendment, the “Agreement”), with Verizon Communications Inc. (“Parent”), and Eli Acquisition LLC, a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, among other things, the Company will be merged with and into Merger Sub (or another wholly owned subsidiary of Parent would be merged with and into the Company, on the terms set forth in the Agreement) and become a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive (A) a number of shares of common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”) equal to the greater of (i) 0.5743 of a share of Parent Common Stock and (ii) the quotient obtained by dividing $20.40 by the Average Parent Stock Price (such ratio under (i) or (ii), as applicable, the “Exchange Ratio”) and (B) $5.60, in cash, without interest (all or a portion of which may be paid in the form of a dividend (the “Dividend Payment”) by MCI prior to the effective time of the Merger) (such cash amount, whether paid pursuant to the Merger or in the Dividend Payment, the “Per Share Cash Amount”). Pursuant to the Agreement, (i) the “Average Parent Stock Price” is defined as the average of the volume weighted averages of the trading prices of Parent Common Stock, as such prices are reported on the NYSE Composite Transactions Tape, for the 20 trading days ending on the third trading day immediately preceding the effective time of the Merger and (ii) if the Exchange Ratio is greater than 0.5743, then Parent shall have the right, in its absolute discretion, to reduce the Exchange Ratio to an amount no less than 0.5743 and, in such case, the Per Share Cash Amount shall be increased by an amount (rounded to the nearest hundredth of a cent) equal to the product of (x) the amount by which Parent has reduced the Exchange Ratio and (y) the Average Parent Stock Price. The Exchange Ratio, as it may be reduced pursuant to the preceding sentence, and the Per Share Cash Amount, as it may be increased pursuant to the preceding sentence, are collectively referred to herein as the “Transaction Consideration.” We also understand that the Transaction Consideration will be subject to adjustment as provided in the Agreement based on the amount of certain specified liabilities of the Company (the “Specified Included Liabilities”) as set forth in the Agreement (the “Purchase Price Adjustment”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Transaction Consideration to be issued and paid to such holders in connection with the Agreement.

In connection with this opinion, we have reviewed, among other things, (i) the Original Amended Agreement, (ii) the Amendment, (iii) certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate, (iv) certain internal financial analyses, estimates and forecasts relating to the Company’s business and assets and liabilities prepared by the management of the Company, including an estimate of the amount of the Specified Included Liabilities provided to us by management of the Company on March 29, 2005 (the “Estimated Specified Included Liabilities”) and assumptions as to tax rates applicable to the Company (collectively, the “Company Forecasts”), and the estimated amount and timing of certain cost savings and operating synergies projected by the managements of the Company and Parent to result from the Merger (the “Synergies”), (v) certain internal financial information

The Board of Directors

MCI, Inc.

May 1, 2005

and other data relating to Parent’s business provided to us by the managements of the Company and Parent, (vi) certain publicly available financial forecasts relating to the business and financial prospects of the Company prepared by certain research analysts (the “Company Street Forecasts”), and (vii) certain publicly available financial forecasts relating to the business and financial prospects of Parent prepared by certain research analysts (the “Parent Street Forecasts”). We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger, the Dividend Payment and the other transactions contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of the Company and Parent. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and proposed business combinations we deemed relevant and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for us, and have further relied upon the assurances of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not made any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities or the Specified Included Liabilities) of the Company, Parent or any of their respective subsidiaries or affiliates, nor have any such valuations or appraisals been provided to us. We have not independently evaluated the solvency of the Company or Parent or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed for purposes of our opinion that the Company stockholders who acquire their shares of Company Common Stock after any part or all of the Dividend Payment is made, will have paid a price for such shares which has the same economic effect as if they had held such shares before such part or all of the Dividend Payment was made and received such payment. In relying on the financial analyses, estimates and forecasts provided to us, including the Synergies and the Company Forecasts, with your consent, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of the operations and financial condition of the Company and Parent (in the case of the Synergies) to which such analyses, estimates and forecasts relate and, with your consent, we have assumed that the Specified Included Liabilities will not exceed the Estimated Specified Included Liabilities. Parent has not provided internally prepared forecasts, analyses or estimates and has not commented on the Parent Street Forecasts or any other publicly available forecasts relating to the business and financial prospects of Parent. With your consent, we have assumed that the Parent Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Parent and used the Parent Street Forecasts for purposes of our analyses and this opinion. We express no view as to any such analyses, estimates or forecasts, including the Synergies, the Company Forecasts, the Company Street Forecasts, the Parent Street Forecasts and the Estimated Specified Included Liabilities, or the assumptions on which they were based. You have advised us, and we have assumed, that the transactions contemplated by the Agreement will be consummated in compliance with all applicable laws. We have relied as to all legal, including regulatory, bankruptcy and tax, matters relevant to rendering our opinion upon advice of counsel for the Company. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated without waiver of any material terms or conditions set forth in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and the other transactions contemplated by the Agreement will be obtained without any effect on the Company or

The Board of Directors

MCI, Inc.

May 1, 2005

Parent or on the contemplated benefits of the transactions contemplated by the Agreement in any way materially adverse to our analysis. You have also advised us, and we have assumed, that any third party contractual rights will not have any effect on Parent pro forma or on the contemplated benefits of the transactions contemplated by the Agreement in any way materially adverse to our analysis. We have also assumed, with your consent, that the Purchase Price Adjustment terms of the Agreement will not result in any adjustment to the Transaction Consideration in an amount greater than that described to us by management of the Company based on the Estimated Specified Included Liabilities.

Our opinion is necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments (including changes to the Transaction Consideration due to the Purchase Price Adjustment) may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Our opinion is directed only to the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock of the Transaction Consideration to be issued and paid to such holders in connection with the Agreement, and does not address the underlying decision by the Company to engage in the Merger or any of the transactions related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock. We are expressing no opinion herein as to the prices at which the shares of Company Common Stock or Parent Common Stock will trade at any future time. We understand that the Company has engaged in strategic discussions with, and has received proposals for strategic transactions from, third parties. We are not expressing any opinion herein as to any transaction other than those contemplated by the Agreement, nor are we expressing any opinion as to the relative merits of or consideration offered in any such other transaction as compared to the transactions contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the transactions contemplated by the Agreement.

We have acted as financial advisor to the Company with respect to the transactions contemplated by the Agreement and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may perform in the future, a variety of investment banking and commercial banking services for each of the Company and Parent for which we have, and may, receive customary fees. Such services for the Company have included providing financial advisory services to the Company and acting as joint lead-arranger for the Company’s debtor-in-possession credit facility and as lead managing underwriter for the offering by the Company’s predecessor of preferred shares of News Corp. Such services for Parent have included providing financial advisory services to Parent, including in connection with its sale of its Canadian directories business, and acting as lead managing underwriter for certain offerings by Parent and its affiliates of their public debt securities, as agent for the Parent’s refinancing and reduction of credit facilities and as a managing underwriter for the secondary offering by Parent of its shares in Telus Corp. In addition, our commercial bank affiliate is an agent bank and a significant lender under certain credit facilities of each of the Company and Parent. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

The Board of Directors

MCI, Inc.

May 1, 2005

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be issued and paid to the holders of Company Common Stock in connection with the Agreement is fair from a financial point of view to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger and the Dividend Payment. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement / Prospectus relating to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

Annex D

Opinion of Lazard Frères & Co. LLC

Annex D

May 1, 2005

The Board of Directors

MCI, Inc.

22001 Loudoun County Parkway,

Ashburn, Virginia 20147

Members of the Board of Directors:

We understand that MCI, Inc. (the “Company”) proposes to enter into an Amendment to Agreement and Plan of Merger (the “Amendment”) that amends certain terms of the Agreement and Plan of Merger dated as of February 14, 2005, and as amended as of March 4, 2005 and March 29, 2005 (the “Original Amended Agreement” and, as amended by the Amendment, the “Agreement”), with Verizon Communications Inc. (“Parent”), and Eli Acquisition LLC, a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, among other things, the Company will be merged with and into Merger Sub (or another wholly owned subsidiary of Parent would be merged with and into the Company, on the terms set forth in the Agreement) and become a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive (A) a number of shares of common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”) equal to the greater of (i) 0.5743 of a share of Parent Common Stock and (ii) the quotient obtained by dividing $20.40 by the Average Parent Stock Price (such ratio under (i) or (ii), as applicable, the “Exchange Ratio”) and (B) $5.60, in cash, without interest (all or a portion of which may be paid in the form of a dividend (the “Dividend Payment”) by MCI prior to the effective time of the Merger) (such cash amount, whether paid pursuant to the Merger or in the Dividend Payment, the “Per Share Cash Amount”). Pursuant to the Agreement, (i) the “Average Parent Stock Price” is defined as the average of the volume weighted averages of the trading prices of Parent Common Stock, as such prices are reported on the NYSE Composite Transactions Tape, for the 20 trading days ending on the third trading day immediately preceding the effective time of the Merger and (ii) if the Exchange Ratio is greater than 0.5743, then Parent shall have the right, in its absolute discretion, to reduce the Exchange Ratio to an amount no less than 0.5743 and, in such case, the Per Share Cash Amount shall be increased by an amount (rounded to the nearest hundredth of a cent) equal to the product of (x) the amount by which Parent has reduced the Exchange Ratio and (y) the Average Parent Stock Price. The Exchange Ratio, as it may be reduced pursuant to the preceding sentence, and the Per Share Cash Amount, as it may be increased pursuant to the preceding sentence, are collectively referred to herein as the “Transaction Consideration.” We also understand that the Transaction Consideration will be subject to adjustment as provided in the Agreement based on the amount of certain specified liabilities of the Company (the “Specified Included Liabilities”) as set forth in the Agreement (the “Purchase Price Adjustment”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Transaction Consideration to be issued and paid to such holders in connection with the Agreement.

In connection with this opinion, we have reviewed, among other things, (i) the Original Amended Agreement, (ii) the Amendment, (iii) certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate, (iv) certain internal financial analyses, estimates and forecasts relating to the Company’s business and assets and liabilities prepared by the management of the Company, including an estimate of the amount of the Specified Included Liabilities provided to us by management of the Company on March 29, 2005 (the “Estimated Specified Included Liabilities”) and assumptions as to tax rates applicable to the Company (collectively, the “Company Forecasts”), and the estimated amount and timing of certain cost savings and operating synergies projected by the managements of

The Board of Directors

MCI, Inc.

May 1, 2005

the Company and Parent to result from the Merger (the “Synergies”), (v) certain internal financial information and other data relating to Parent’s business provided to us by the managements of the Company and Parent, (vi) certain publicly available financial forecasts relating to the business and financial prospects of the Company prepared by certain research analysts (the “Company Street Forecasts”), and (vii) certain publicly available financial forecasts relating to the business and financial prospects of Parent prepared by certain research analysts (the “Parent Street Forecasts”). We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger, the Dividend Payment and the other transactions contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of the Company and Parent. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and proposed business combinations we deemed relevant and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for us, and have further relied upon the assurances of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not made any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities or the Specified Included Liabilities) of the Company, Parent or any of their respective subsidiaries or affiliates, nor have any such valuations or appraisals been provided to us. We have not independently evaluated the solvency of the Company or Parent or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed for purposes of our opinion that the Company stockholders who acquire their shares of Company Common Stock after any part or all of the Dividend Payment is made, will have paid a price for such shares which has the same economic effect as if they had held such shares before such part or all of the Dividend Payment was made and received such payment. In relying on the financial analyses, estimates and forecasts provided to us, including the Synergies and the Company Forecasts, with your consent, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of the operations and financial condition of the Company and Parent (in the case of the Synergies) to which such analyses, estimates and forecasts relate and, with your consent, we have assumed that the Specified Included Liabilities will not exceed the Estimated Specified Included Liabilities. Parent has not provided internally prepared forecasts, analyses or estimates and has not commented on the Parent Street Forecasts or any other publicly available forecasts relating to the business and financial prospects of Parent. With your consent, we have assumed that the Parent Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Parent and used the Parent Street Forecasts for purposes of our analyses and this opinion. We express no view as to any such analyses, estimates or forecasts, including the Synergies, the Company Forecasts, the Company Street Forecasts, the Parent Street Forecasts and the Estimated Specified Included Liabilities, or the assumptions on which they were based. You have advised us, and we have assumed, that the transactions contemplated by the Agreement will be consummated in compliance with all applicable laws. We have relied as to all legal, including regulatory, bankruptcy and tax, matters relevant to rendering our opinion upon advice of counsel for the Company. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated without waiver of any material terms or conditions set forth in the Agreement. We have further assumed that all

The Board of Directors

MCI, Inc.

May 1, 2005

material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and the other transactions contemplated by the Agreement will be obtained without any effect on the Company or Parent or on the contemplated benefits of the transactions contemplated by the Agreement in any way materially adverse to our analysis. You have also advised us, and we have assumed, that any third party contractual rights will not have any effect on Parent pro forma or on the contemplated benefits of the transactions contemplated by the Agreement in any way materially adverse to our analysis. We have also assumed, with your consent, that the Purchase Price Adjustment terms of the Agreement will not result in any adjustment to the Transaction Consideration in an amount greater than that described to us by management of the Company based on the Estimated Specified Included Liabilities.

Our opinion is necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments (including changes to the Transaction Consideration due to the Purchase Price Adjustment) may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Our opinion is directed only to the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock of the Transaction Consideration to be issued and paid to such holders in connection with the Agreement, and does not address the underlying decision by the Company to engage in the Merger or any of the transactions related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock. We are expressing no opinion herein as to the prices at which the shares of Company Common Stock or Parent Common Stock will trade at any future time. We understand that the Company has engaged in strategic discussions with, and has received proposals for strategic transactions from, third parties. We are not expressing any opinion herein as to any transaction other than those contemplated by the Agreement, nor are we expressing any opinion as to the relative merits of or consideration offered in any such other transaction as compared to the transactions contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the transactions contemplated by the Agreement.

Lazard Frères & Co. LLC is acting as investment banker to the Company in connection with the transactions contemplated by the Agreement and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided, and may in the future provide, investment banking services to the Company and Parent for which we have received and may receive customary fees. Lazard Frères & Co. LLC provides a full range of financial advisory and other services and, in the course of our business, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for our own account and for the accounts of clients and customers, and, accordingly, may hold a long or short position in such securities and may provide advisory and other services in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be issued and paid to the holders of Company Common Stock in connection with the Agreement is fair from a financial point of view to such holders.

The Board of Directors

MCI, Inc.

May 1, 2005

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger and the Dividend Payment. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement / Prospectus relating to the Merger.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Laurence Grafstein
Laurence Grafstein Managing Director

Annex E

Delaware General Corporation Law, Section 262,

Appraisal Rights

Annex E

DELAWARE GENERAL CORPORATION LAW

TITLE 8

CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit 99.1

VOTING INSTRUCTIONS:

Internet

www.cesvote.com

–	Go to the website address listed above.
–	Have your proxy card ready.
–	Follow the simple instructions that appear on your computer screen.

Telephone

Toll free: 1-888-693-8683

–	Use any touch tone telephone.
–	Have your proxy card ready.
–	Follow the simple recorded instructions.

Mail

–	Mark, sign and date your proxy card.
–	Detach your proxy card.
–	Return your proxy card in the postage paid envelope provided.

PLEASE VOTE PROMPTLY

DETACH CARD

THIS LOGO IS FOR PROOF PURPOSE ONLY	PROXY SPECIAL MEETING OF STOCKHOLDERS OCTOBER 6, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby with respect to all shares of common stock of MCI, Inc. (the “Company”) which the undersigned may be entitled to vote, revokes all prior proxies and constitutes and appoints Anastasia D. Kelly and Jennifer C. McGarey, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to vote at the Special Meeting of Stockholders of the Company, to be held on October 6, 2005, commencing at 10:00 AM local time, at MCI, Inc., Corporate Headquarters, 22001 Loudoun County Parkway Ashburn, Virginia, 20147 and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of (a) considering and taking action upon the matters listed below, as more fully set forth in the Proxy Statement and Prospectus of the Company dated August 31, 2005, receipt of which is hereby acknowledged and (b) in their discretion, on all other matters incident to the conduct of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

SEE REVERSE SIDE

THIS LOGO IS

FOR PROOF

PURPOSE ONLY

2005 Special Meeting of Stockholders

Admission Ticket

October 6, 2005 at 10:00 AM Local Time

MCI, Inc.

Corporate Headquarters

22001 Loudoun County Parkway

Ashburn, Virginia, 20147

Your vote is important.

Please vote today.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Adopt and approve the Agreement and Plan of Merger, dated as of February 14, 2005, among Verizon Communications Inc., Eli Acquisition, LLC and MCI, Inc., as amended as of March 4, 2005, March 29, 2005, and May 1, 2005 and as may be amended from time to time and approve the merger contemplated by the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. In their discretion with respect to a postponement or adjournment to permit further solicitation of proxies for the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign exactly as name(s) appear on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign by an authorized officer, with title and full corporate name. If a partnership, please sign in partnership name by authorized person.

DATED	2005

Signature of Stockholder

Signature (if held jointly)

Title/Authority